Exhibit 4.1

Execution Version

PUBLISHED CUSIP NUMBER: G4124RAA4

CUSIP (REVOLVER): G4124RAB2

CUSIP (USD TERM B): G4124RAC0

CUSIP (EUR TERM B): G4124RAD8

CREDIT AGREEMENT

among

GRIFOLS INTERNATIONAL SERVICES DESIGNATED ACTIVITY COMPANY,

AND GRIFOLS INTERNATIONAL SERVICES USA INC.,

as Borrowers

GRIFOLS, S.A.

AND CERTAIN SUBSIDIARIES OF GRIFOLS, S.A.,

as Guarantors,

VARIOUS LENDERS,

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY, BANK OF AMERICA, N.A., J.P. MORGAN SECURITIES PLC, BANCO SANTANDER, S.A., DNB BANK ASA, SWEDEN BRANCH, CITIBANK, N.A., LONDON BRANCH, COMMERZBANK AKTIENGESELLSCHAFT, DEUTSCHE BANK AKTIENGESELLSCHAFT, GOLDMAN SACHS BANK EUROPE SE, HSBC CONTINENTAL EUROPE, LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE, UBS AG LONDON BRANCH AND ING BANK N.V., SUCURSAL EN ESPAÑA

as Joint Bookrunners,

and

NOMURA SECURITIES INTERNATIONAL, INC.

as Co-Manager

Senior Secured Credit Facilities

Dated as of April 14, 2026

- i -

- ii -

- iii -

- iv -

SCHEDULES

1.01A	Commitments
1.01C	Existing Letters of Credit
1.01D	Agreed Security Principles
5.08	Environmental Matters
5.21	Subsidiaries
6.13(b)	Post-Closing Matters
6.17	Affiliate Transactions
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Committed Loan Notice
A-2	Swing Line Loan Notice
B	Compliance Certificate
C-1	Term Note
C-2	Revolving Credit Note
C-3	Swing Line Note
D	Solvency Certificate
E-1	Acceptance and Prepayment Notice
E-2	Discount Range Prepayment Notice
E-3	Discount Range Prepayment Offer
E-4	Solicited Discounted Prepayment Notice
E-5	Solicited Discounted Prepayment Offer
E-6	Specified Discount Prepayment Notice
E-7	Specified Discount Prepayment Response
F	[Reserved]
G	[Reserved]
H-1 to H-4	Tax Certificates
I	[Reserved]
J	Assignment and Assumption

- v -

CREDIT AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of April 14, 2026, is entered into by and among GRIFOLS INTERNATIONAL SERVICES DESIGNATED ACTIVITY COMPANY, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), GRIFOLS INTERNATIONAL SERVICES USA INC., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), and CERTAIN SUBSIDIARIES OF THE PARENT, as Guarantors, the Lenders party hereto from time to time, and BANK OF AMERICA, N.A., as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrowers on the Closing Date consisting of $2,000,000,000 aggregate principal amount of Dollar Tranche B Term Loans, €1,250,000,000 aggregate principal amount of Euro Tranche B Term Loans and $2,065,000,000 aggregate principal amount of Revolving Credit Commitments, the proceeds of which will be used to (i) consummate the Refinancing and (ii) pay Transaction Expenses;

WHEREAS, the Borrowers have agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on certain of their assets;

WHEREAS, subject to the terms hereof and the limitations described herein, the Guarantors have agreed to guarantee the Obligations of the Borrowers hereunder;

WHEREAS, subject to the terms hereof and the limitations described herein, each of the Loan Parties domiciled in the “United States” has agreed to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of certain of their respective Subsidiaries; and

WHEREAS, subject to the terms hereof and the limitations described herein, the Parent and each of the Irish Loan Parties, Spanish Loan Parties and German Loan Parties have agreed to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority Lien on certain of their respective assets, including a pledge of all of the Equity Interests of certain of their respective Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Article I

Definitions and Accounting Terms

Section 1.01	Defined Terms As used in this Agreement (including in the preamble and preliminary statements hereto), the following terms shall have the meanings set forth below:

“2.250% Senior Secured Notes” shall mean the Parent’s 2.250% senior secured notes due 2027 issued pursuant to the 2.250% Senior Secured Notes Indenture.

“2.250% Senior Secured Notes Documents” means the 2.250% Senior Secured Notes Indenture and the other transaction documents referred to therein (including the related guarantee, the notes and the notes purchase agreement).

“2.250% Senior Secured Notes Indenture” means the indenture dated November 15, 2019 among the Parent, as issuer, the guarantors listed therein and the trustee referred to therein pursuant to which the 2.250% Senior Secured Notes due 2027 are issued, as such indenture may be amended from time to time.

“3.875% Senior Unsecured Notes” shall have the meaning set forth in the definition of Existing Senior Unsecured Notes.

“4.750% Senior Unsecured Notes” shall have the meaning set forth in the definition of Existing Senior Unsecured Notes.

“7.125% Senior Secured Notes” shall have the meaning set forth in the definition of Existing Senior Secured Notes.

“7.125% Senior Secured Notes Documents” means the 7.125% Senior Secured Notes Indenture and the other transaction documents referred to therein (including the related guarantee, the notes and the notes purchase agreement).

“7.125% Senior Secured Notes Indenture” means the indenture dated December 19, 2024 among the Parent, as issuer, the guarantors listed therein and the trustee referred to therein pursuant to which the 7.125% Senior Secured Notes due 2030 are issued, as such indenture may be amended from time to time.

“7.500% Senior Secured Notes” shall have the meaning set forth in the definition of Existing Senior Secured Notes.

“7.500% Senior Secured Notes Documents” means the 7.500% Senior Secured Notes Indenture and the other transaction documents referred to therein (including the related guarantee, the notes and the notes purchase agreement).

“7.500% Senior Secured Notes Indenture” means the indenture dated April 30, 2024 among the Parent, as issuer, the guarantors listed therein and the trustee referred to therein pursuant to which the 7.500% Senior Secured Notes due 2030 are issued, as such indenture may be amended from time to time.

“Acceptable Discount” has the meaning set forth in Section 2.05(a)(vi)(D)(2).

“Acceptable Prepayment Amount” has the meaning set forth in Section 2.05(a)(vi)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower Representative’s acceptance of the Acceptable Discount in substantially the form of Exhibit E-1.

“Acceptance Date” has the meaning set forth in Section 2.05(a)(vi)(D)(2).

“Additional Lender” has the meaning set forth in Section 2.14(c).

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15; provided that each Additional Refinancing Lender shall be subject to the approval of (i) the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, to the extent that each such Additional Refinancing Lender is not an Affiliate of a then-existing Lender or an Approved Fund, (ii) the Borrowers, such approval not to be unreasonably withheld, conditioned or delayed to the extent that each such Additional Refinancing Lender is not an Affiliate of a then-existing

Lender or an Approved Fund and (iii) in the case of a Refinancing Amendment in respect of the Revolving Credit Loans, each L/C Issuer and the Swing Line Lender, such approval not to be unreasonably withheld, conditioned or delayed to the extent that each such Additional Refinancing Lender is not an Affiliate of a then-existing Revolving Credit Lender or an Approved Fund thereof.

“Adjusted Term CORRA Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars for any Interest Period, an interest rate per annum equal to Term CORRA for such Interest Period; provided that, if the Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that, if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means Bank of America, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify Parent and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Adverse Proceedings” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Group Member) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of any Group Member, threatened against or affecting any Group Member or any property of any Group Member.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is controlled by or is under common Control with the Person specified. “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “controlling” and “controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents and their respective Affiliates and the respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Security Principles” means the security principles applicable to Foreign Subsidiaries which are Guarantors as set forth on Schedule 1.01D.

“Agreement” means this Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within any time there is a Revolving Credit Commitment outstanding.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum applicable amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorized as such under Section 2.18, to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by any Ancillary Lender in accordance with Section 2.18.

“Ancillary Lender” means each Lender (or Affiliate of a Lender) that makes available an Ancillary Facility in accordance with Section 2.18.

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force, the aggregate of the Dollar Equivalent, Euro Equivalent or Sterling Equivalent, as applicable, of the following amounts outstanding under such Ancillary Facility: (a) the principal amount under each overdraft facility and on-demand short term loan facility (net of any credit balances on any account of the applicable Borrower with the Ancillary Lender making available such Ancillary Facility to the extent that the credit balances are freely available to be set off by such Ancillary Lender against liabilities owed to it by such Borrower under such Ancillary Facility); (b) the face amount of each guaranty, bond and letter of credit under such Ancillary Facility and (c) the amount fairly representing the aggregate exposure (excluding interest and similar charges) of such Ancillary Lender under each other type of accommodation provided under such Ancillary Facility, in each of clauses (a) through (c), as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Anti-Corruption Laws” has the meaning set forth in Section 5.17(a).

“Anti-Money Laundering Laws” has the meaning set forth in Section 5.17(a).

“Applicable Asset Sale Percentage” means, (a) 100% if the Consolidated Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available is greater than 4.50:1.00, (b) 50.0% if the Consolidated Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available) is less than or equal to 4.50:1.00 and greater than 3.75:1.00 and (c) 0.0% if the Consolidated Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available) is less than or equal to 3.75:1.00.

“Applicable Discount” has the meaning set forth in Section 2.05(a)(vi)(C)(2).

“Applicable ECF Percentage” means, for any fiscal year, (a) 50%, if the Consolidated Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) as of the last day of such fiscal year is greater than 4.50:1.00, (b) 25%, if the Consolidated Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) as of the last day of such fiscal year is less than or equal to 4.50:1.00 and greater than 3.75:1.00 and (c) 0%, if the

Consolidated Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) as of the last day of such fiscal year is less than or equal to 3.75:1.00.

“Applicable Rate” means a percentage per annum equal to:

(a)	with respect to Dollar Term Loans,

(i)until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01, (i) for Term SOFR Rate Loans, 2.50% and for Base Rate Loans, 1.50%;

(ii)thereafter, the following percentages per annum, based upon the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate (determined on a Pro Forma Basis in accordance with Section 1.09) received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Consolidated Total Leverage Ratio	Term SOFR Rate Loans	Base Rate Loans
1	> 3.95:1.00	2.50%	1.50%
2	≤ 3.95:1.00	2.25%	1.25%

(b)	with respect to the Euro Term Loans;

(i)until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01, 3.00%;

(ii)thereafter, the following percentages per annum, based upon the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate (determined on a Pro Forma Basis in accordance with Section 1.09) received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Total Net Leverage Ratio	Euro Term Loans
1	> 3.95:1.00	3.00%
2	≤ 3.95:1.00 and > 3.70:1.00	2.75%
3	≤ 3.70:1.00	2.50%

(c)	with respect to Revolving Credit Loans and Swing Line Loans,

(i)until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01, 2.00%;

(ii)thereafter, the following percentages per annum, based upon the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate (determined on a Pro Forma Basis in accordance with Section 1.09) received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Consolidated Total Net Leverage Ratio	Term SOFR Rate Loans, EURIBOR Rate Loans, Term CORRA Rate Loans, SONIA Rate Loans and Letter of Credit Fees	Base Rate for Revolving Credit Loans
1	> 3.95:1.00	2.00%	1.00%
2	≤ 3.95:1.00 and > 3.70:1.00	1.75%	0.75%
3	≤ 3.70:1.00 and > 3.45:1.00	1.50%	0.50%
4	≤ 3.45:1.00	1.25%	0.25%

(d)

with respect to the commitment fee for the unused Revolving Credit Commitments: at any time at which the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate (determined on a Pro Forma Basis in accordance with Section 1.09) received by the Administrative Agent pursuant to Section 6.02(a) is (w) greater than 3.95:1.00, a percentage per annum equal to 0.60%, (x) less than or equal to 3.95:1.00 but greater than 3.70:1.00, a percentage per annum equal to 0.525%, (y) less than or equal to 3.70:1.00 but greater than 3.45:1.00, a percentage per annum equal to 0.30% and (z) less than or equal to 3.45:1.00, a percentage per annum equal to 0.25%;

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that at the option of the Administrative Agent or (i) the Required Term Lenders with respect to the Term Loans and (ii) the Required Revolving Lenders with respect to the Revolving Credit Loans, the highest pricing level (e.g., Pricing Level 1) in the case of the Applicable Rate shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

Notwithstanding the foregoing, (v) the Applicable Rate in respect of any Class of Extended Revolving Credit Commitments or any Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (w) the Applicable Rate in respect of any Revolving Commitment Increase, any Class of New Revolving Credit Commitments, any Class of Incremental Term Loans or any Class of Incremental Revolving Loans shall be the applicable percentages per annum set forth in the relevant Incremental Amendment, (x) the Applicable Rate in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement, (y) the Applicable Rate in respect of any Class of Refinancing Revolving Credit Commitments, any Class of Refinancing Revolving Credit Loans or any Class of Refinancing Term Loans shall be the applicable percentages per annum set forth in the applicable Refinancing Amendment and (z) in the case of the Initial Term Loans, the Applicable Rate for the applicable currency tranche of Initial Term Loans shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.

“Applicable Requirements” shall mean, in respect of any Indebtedness, that such Indebtedness satisfies the following requirements:

(a)

subject to the Earlier Maturity Indebtedness Exception, such Indebtedness shall not mature earlier than the Maturity Date of the Initial Term Loans; provided that if such Indebtedness is unsecured or secured on a junior lien basis to the Secured Obligations, such Indebtedness shall not mature earlier than the date that is 91 days after the Maturity Date of the Initial Term Loans outstanding at the time of incurrence of such Indebtedness; provided, further, that the requirements set forth in this clause (a) shall not apply to any Indebtedness consisting of a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies the requirements set forth in this clause (a);

(b)

(i) in respect of any Indebtedness that is not revolving in nature, such Indebtedness does not have greater amortization or mandatory prepayments than the Initial Term Loans and (ii) in respect of any Indebtedness that is revolving in nature, such Indebtedness shall not mature earlier than the Maturity Date of the Revolving Credit Facility or have amortization or scheduled mandatory commitment reductions (other than at maturity); provided that the requirements set forth in clause (b)(i) shall not apply to any Indebtedness consisting of a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies the requirements set forth in this clause (b);

(c)

subject to the Earlier Maturity Indebtedness Exception, such Indebtedness shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans outstanding at the time of incurrence of such Indebtedness; provided, that the requirements set forth in this clause (c) shall not apply to any Indebtedness consisting of a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies the requirement set forth in this clause (c);

(d)

if such Indebtedness is secured by the Collateral, subject to the Intercreditor Threshold, a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Borrower Representative and the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral on a pari passu basis or a junior lien basis to the Secured Obligations, as applicable);

(e)

the holders of such Indebtedness may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans then outstanding;

(f)

to the extent such Indebtedness is secured, it is not secured by any property or assets of Parent or any Subsidiary other than the Collateral (it being agreed that such Indebtedness shall not be required to be secured by all of the Collateral);

(g)	[Reserved];
(h)	other terms and conditions of such Indebtedness shall be as agreed between the Borrowers and the lenders providing such Indebtedness; and

Notwithstanding anything to contrary herein, Indebtedness incurred under Section 7.03(v)(ii) shall not be subject to the requirements of clause (f) above.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Revolving Credit Lenders, (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders and (d) with respect to an Ancillary Facility, the providers of the Ancillary Facility.

“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash Equivalents”.

“Approved Currency” means each of (i) Dollars, (ii) Euros, (iii) Sterling, (iv) Canadian Dollars and (v) any Other Foreign Currencies.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignee” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit J hereto.

“Associate” means (i) any person engaged in a Similar Business of which Parent or any Restricted Subsidiary are the legal and beneficial owners of between 20% and 50% of all outstanding voting stock and (ii) any joint venture entered into by Parent or any Restricted Subsidiary.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Financing Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS applying IAS 17 in lieu of IFRS 16 (Leases).

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by a Discounted Purchaser (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(vi); provided that the Administrative Agent shall not be designated as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Available Excluded Contribution Amount” means the cash or Cash Equivalents, but excluding any Cure Amount, received by the Parent after the Closing Date from:

(a)	contributions in respect of Qualified Equity Interests, and
(b)

the sale (other than to the Parent, to any Subsidiary of Parent or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan) of Qualified Equity Interests of the Parent, in each case, designated as Available Excluded Contribution Amounts pursuant to a certificate of a Responsible Officer of the Borrower Representative on or promptly after the date such capital contributions are made or proceeds are received, as the case may be, and which are excluded from the calculation of the Cumulative Credit.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the NYFRB Rate plus 0.50%, (b) the Prime Rate in effect on such day, (c) the Adjusted Term SOFR Rate for an Interest Period of one (1) month as published two U.S. Government Securities Business Days prior to such day plus 1.00% (or, if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) and (d) 1.00%. Any change in the Base Rate due to a change in the NYFRB Rate, the Prime Rate or the Adjusted Term SOFR Rate shall, respectively, be effective from and including the effective date of such change in the NYFRB Rate, the Prime Rate or the Adjusted Term SOFR Rate, respectively.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Benchmark” means, initially, with respect to any (i) Term Benchmark Loan in any Approved Currency, the Relevant Rate for such Approved Currency or (ii) SONIA Rate Loan, the SONIA Rate; provided that, if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate, or the then-current applicable Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b).

“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Approved Currency and (b) the related Benchmark Replacement Adjustment; provided that such adjustment shall not be in the form of an increase of the Applicable Rate.

If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.04, and other technical, administrative or operational matters) that the Administrative Agent and the Borrower Representative decide may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculated thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Approved Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark solely to the extent that a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b) and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation and, in any event, substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Biomat” means Biomat USA, Inc., a Delaware corporation.

“Biomat Class B Equity Governing Documents” means the Certificate of Incorporation of Biomat, the bylaws of Biomat, the Certificate of Incorporation of Biomat Newco, the bylaws of Biomat Newco and each share certificate representing the shares of the Biomat Class B Equity Interests.

“Biomat Class B Equity Interests” means the Class B Common Stock issued by each of Biomat and Biomat Newco on December 1, 2021.

“Biomat Newco” means Biomat Newco Corp., a Delaware corporation.

“Bona Fide Debt Fund” means any bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any Disqualified Lender or (b) any Affiliate of such Disqualified Lender, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person directly or indirectly makes, has the right to make or participates with others in making any investment decisions, or otherwise causing the direction of the investment policies, with respect to such debt fund, investment vehicle, regulated bank entity or unregulated entity.

“Borrower” and “Borrowers” have the meanings set forth in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning set forth in Section 6.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by any Discounted Purchaser to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.05(a)(vi)(B).

“Borrower Representative” means the Irish Borrower.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Discounted Purchaser of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(vi)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Loan Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05 (a)(vi)(D).

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing of a particular Class, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York, London, the Kingdom of Spain, Ireland, Frankfurt am Main, Germany or the state where the Administrative Agent’s Office is located; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to SONIA Rate Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such SONIA Rate Loan, or any other dealings in Sterling, any day on which banks are open for general business in London, (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day, and (c) in relation to Loans referencing the Adjusted Term CORRA Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term CORRA Rate or any other dealings of such Loans referencing the Adjusted Term CORRA Rate, any day on which banks are open for general business in Toronto, Canada.

“Canadian Dollars” and “CAD” means the lawful currency of Canada.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (including with respect to internally developed software) (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Financing Lease Obligations) by Parent and its Restricted Subsidiaries during such period that, in conformity with IFRS (applying IAS

17 in lieu of IFRS 16 (Leases), to the extent applicable), are or are required to be included as capital expenditures on the consolidated statement of cash flows of Parent and its Restricted Subsidiaries.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Parent and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with IFRS, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Parent and its Restricted Subsidiaries.

“Carry Back Amount” has the meaning set forth in Section 1.12(c)(i)(B).

“Carry Forward Amount” has the meaning set forth in Section 1.12(c)(i)(A).

“Cash Collateral” has the meaning set forth in Section 2.03(g).

“Cash Collateral Account” means a blocked account at a commercial bank selected by the Administrative Agent, in the name of the relevant Loan Party and under the sole dominion and “control” (within the meaning of the UCC) of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning set forth in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Parent or any Restricted Subsidiary:

(a)	Dollars;
(b)

readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States or any country that is a member state of the European Union having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of such government is pledged in support thereof;

(c)

time deposits or Eurodollar time deposits with, insured certificates of deposit, bankers’ acceptances or overnight bank deposits of any commercial bank that (i) is a Lender or (ii)(A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 or $100,000,000 in the case of any non-U.S. bank (any such bank in the foregoing clause (i) or (ii) being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(d)

commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) and in each case rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e)	marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower Representative);

(f)	repurchase obligations for underlying securities of the types described in clauses (b), (d) and (e) above entered into with any Approved Bank;
(g)

securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)

Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with average maturities of 36 months or less from the date of acquisition;

(i)

Investments (other than in structured investment vehicles and structured financing transactions) with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(j)	securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;
(k)

(i) instruments equivalent to those referred to in clauses (a) through (j) above denominated in Euros, Canadian Dollars or Sterling, or any other foreign currency comparable in credit quality and tenor to the foregoing and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction and (ii) in the case of any Foreign Subsidiary, such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business;

(l)

Investments, classified in accordance with IFRS as Current Assets of Parent or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (k) above; and

(m)	investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (l) in above.

In the case of any Investment by Parent or a Foreign Subsidiary, “Cash Equivalents” shall also include: (A) direct obligations of the sovereign nation (or any agency thereof) in which Parent or such Foreign Subsidiary, as applicable, is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within 12 months after such date, (B) investments of the type and maturity described in clauses (a) through (m) above of Parent and any Foreign Subsidiaries, which Investments have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (C) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso) and (D) notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (k) above;

provided that such amounts are converted into any currency listed in clause (a) or (k) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under IFRS.

“Cash Management Obligations” means obligations owed by Parent or any Restricted Subsidiary to any Hedge Bank in respect of any overdraft and related liabilities arising from treasury, depository, credit card, debit card, purchase card and other cash management services or any electronic funds transfer (including automated clearing house transfers of funds), in each case, pursuant to a Treasury Services Agreement, in each case, to the extent designated by the Borrower Representative and such Hedge Bank as “Cash Management Obligations” in writing to the Administrative Agent; provided that, with respect to any such Hedge Bank that constitutes an Agent or an Affiliate thereof, such designation shall be deemed to have been made automatically and without any action by the Borrower Representative or such Hedge Bank. The designation of any Cash Management Obligations shall not create in favour of such Hedge Bank any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents.

“Casualty Event” means any event that gives rise to the receipt by Parent or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means any Subsidiary of a U.S. Loan Party (owned by such U.S. Loan Party within the meaning of Section 958(a) of the Code) that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall be deemed to occur if:

(a)

any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), but excluding (x) any employee benefit plan of such person or “group” and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) any combination of Permitted Holders, shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 35% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of Parent and the Permitted Holders shall own, directly or indirectly, less than such “person” or “group” of the aggregate voting power represented by the issued and outstanding Equity Interests of Parent unless the Permitted Holders have, at such time, the right or the ability by voting power, contract, or otherwise to elect or designate for election, directly or indirectly, at least a majority of the board of directors of Parent; or

(b)	Parent shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrowers.

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act (or any successor provision) and without prejudice to clause (iii) of the definition of “Permitted Holder” set forth herein, (i) a Person or group shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding voting Equity Interests of Parent beneficially owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of the Equity Interests or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

For the avoidance of doubt, the terms “Parent” and “Borrower” as used in this definition include any successors to the Parent and Borrowers that assume the obligations of Parent or the Borrowers, as applicable, pursuant to Section 7.04.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, New Revolving Credit Commitments, Extended Revolving Credit Commitments of a given Extension Series, Refinancing Revolving Credit Commitments of a given Refinancing Series, Refinancing Term Commitments of a given Refinancing Series or Commitments in respect of Replacement Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Revolving Credit Loans under Extended Revolving Credit Commitments of a given Extension Series, Incremental Revolving Loans, Revolving Credit Loans under Refinancing Revolving Credit Commitments of a given Refinancing Series, Extended Term Loans of a given Extension Series, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Replacement Term Loans. Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means April 14, 2026.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the “Collateral” as defined in the U.S. Pledge and Security Agreement and all the “Collateral”, “Secured Assets” or “Pledged Assets” (or similar term) as defined in any other Collateral Document and any other assets pledged or in which a Lien is granted pursuant to any Collateral Document (but in any event excluding the Excluded Assets).

“Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, subject to the Agreed Security Principles, the requirement that:

(a)

the Administrative Agent shall have received each Collateral Document required to be delivered (i) on the Closing Date, pursuant to Section 4.01(a)(iii) and (iv) and (ii) at such time as may be designated therein, pursuant to the Collateral Documents, or Section 6.11 or Section 6.13, subject, in each case, to the limitations and exceptions of this Agreement (including the Agreed Security Principles), duly executed by each Loan Party thereto;

(b)

all Secured Obligations shall have been guaranteed by Parent and each existing and subsequently acquired or organized Restricted Subsidiary of Parent that is a direct or indirect wholly-owned Subsidiary solely to the extent to ensure compliance with Section 6.18 (other than any Excluded Subsidiary, in respect of a Foreign Subsidiary, the Agreed Security Principles or any Subsidiary that is not required to become a Loan Party to provide compliance with Section 6.18) (together with the Borrowers, each, a “Guarantor”);

(c)

the Secured Obligations and the Guaranty shall have been secured by a first-priority security interest (subject to Liens permitted by Section 7.01, the Guarantor Coverage Test set forth in Section 6.18 and with respect to any Loan Party which is a Foreign Subsidiary, the Agreed Security Principles) in (i) all of the Equity Interests of Borrowers and each Subsidiary Guarantor, (ii) all of the Equity Interests of each wholly-owned Restricted Subsidiary that is a Domestic Subsidiary directly owned by Parent, any Borrower or any Subsidiary Guarantor and with respect to any Foreign Subsidiary as set forth in the Agreed Security Principles; provided that with respect to the Obligations of the U.S. Borrower and any Subsidiary Guarantor that is a Domestic Subsidiary (collectively, the “U.S. Loan Parties”), no more than 65% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding non-voting Equity Interests of each Restricted Subsidiary that is a FSHCO or CFC, that is owned by the Parent, the Borrowers or any Subsidiary Guarantor shall be Collateral, in each case other than any Excluded Assets;

(d)

except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, under any Collateral Document or the Agreed Security Principles, the Secured Obligations and the Guaranty shall have been secured by a perfected first-priority security interest in substantially all of the Loan Parties’ tangible and intangible assets and Material Real Property other than Excluded Assets, in each case, (i) with the priority required by the Collateral Documents and (ii) subject to exceptions and limitations otherwise set forth in this Agreement (for the avoidance of doubt, including the limitations and exceptions set forth in Section 4.01 and the Agreed Security Principles) and the Collateral Documents; and

(e)

the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Section 6.11 or Section 6.13 (the “Mortgaged Properties”) duly executed and delivered by the applicable Loan Party, (ii) a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property, (iii) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in the amount equal to not less than 100.0% of the fair market value of such Mortgaged Property, as reasonably determined by the applicable Borrower in good faith, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements, coinsurance and reinsurance to the extent available in the applicable jurisdiction at commercially reasonable rates,

(iv) such affidavits, instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the title insurance company to induce the title company to issue the title policies and endorsements contemplated above, (v) evidence of payment by a Loan Party of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (vi) a survey of each Mortgaged Property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer) and (vii) such legal opinions as are customarily delivered with respect to any such Mortgage, including (x) opinions as to the due authorization, execution and delivery of the Mortgages by the relevant Loan Party and (y) customary opinions of local counsel for such Loan Party in the state in which such Material Real Property is located, with respect to the enforceability of the Mortgage;

provided, however, that (i) the foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, (A) the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets, (B) the perfection of pledges of or security interests in motor vehicles, airplanes and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a Uniform Commercial Code financing statement (or the equivalent) or (C) the obtaining of any landlord waivers, estoppels or collateral access letters, and (ii) the Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement (including the Agreed Security Principles) and the Collateral Documents.

The Administrative Agent may grant extensions of time for the perfection of security interests in, or the delivery of the Mortgages with respect to, particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Borrower Representative, that perfection or compliance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement, the Collateral Documents or any other Loan Documents.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. (including Intellectual Property registered or applied for in any non-U.S. jurisdiction) or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction) other than as set forth in the Agreed Security Principles.

The foregoing definition shall not require control agreements, perfection by “control” pursuant to the UCC or perfection by possession or delivery pursuant to the UCC with respect to any Collateral other than instruments described in the Collateral Documents.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in the event that a Foreign Subsidiary, which is not required to be a Guarantor, becomes a Guarantor, such Loan Party shall grant a perfected lien pursuant to arrangements reasonably agreed between the Administrative Agent and the Borrower Representative, subject to customary limitations in such jurisdiction as may be reasonably agreed between the Administrative Agent and the Borrower Representative and the Agreed Security Principles, and nothing in the definition of “Excluded Asset” or other limitation in this Agreement shall in any way limit or restrict the pledge of assets and property by any such Foreign Subsidiary that is a Guarantor or the pledge of the Equity Interests of such Foreign Subsidiary by any other Loan Party that holds such Equity Interests.

“Collateral Documents” means, collectively, the U.S. Pledge and Security Agreement, each Intercreditor Agreement, the Intellectual Property Security Agreements, the Foreign Law Security Documents, the Mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 4.01(a)(v) and (vi), Section 6.11 or Section 6.13, any collateral allocation mechanism and each of the other agreements, instruments or documents that creates or purports to create a Lien in favour of the Collateral Agent for the benefit of the Secured Parties or, when applicable, in favour of the Secured Parties directly.

“Commitment” means a Revolving Credit Commitment, Extended Revolving Credit Commitment of a given Extension Series, Revolving Commitment Increase, New Revolving Credit Commitment, Refinancing Revolving Credit Commitment of a given Refinancing Series, Incremental Term Commitment, Refinancing Term Commitment of a given Refinancing Series or a Commitment in respect of Replacement Term Loans, as the context may require.

“Committed Loan Notice” means a written notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Term Benchmark Loans or SONIA Rate Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1 hereto or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit B hereto.

“Compliance Date” means the last day of any fiscal quarter on which the aggregate principal amount of all Revolving Credit Loans and Letters of Credit (excluding (i) any Letters of Credit issued and outstanding or outstanding usage under any Ancillary Facility, (ii) any drawings of Revolving Credit Loans used to pay original offer discount in connection with the Transactions and (iii) any drawings of Revolving Credit Loans to pay fees and expenses in connection with the implementation of the Transactions) exceeds 40% of the aggregate amount of the Revolving Credit Commitments at such time.

“Consolidated Adjusted EBITDA” means, with respect to Parent and its Restricted Subsidiaries, for any period, the Consolidated Net Income of the Parent for such period, plus:

(a)	without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)Consolidated Interest Expense of the Parent for such period and, to the extent not reflected in Consolidated Interest Expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a)(A) through (F) thereof, plus

(ii)provision for taxes based on income, profits, revenue or capital, including, federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital and foreign withholding taxes of such Person paid or accrued during such period (including in respect of repatriated funds, including any penalties and interest relating to such taxes or arising from any tax examinations, and (without duplication) any payments to Parent or, if applicable, any Controlling Entity, pursuant to Section 7.02(h)), plus

(iii)the total amount of depreciation and amortization expense (including amortization of deferred financing fees or costs, internal labor costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, conversion costs and contract acquisition costs) of Parent and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with IFRS, plus

(iv)any other non-cash charges (other than any accrual in respect of bonuses), including any write-offs, write-downs, expenses, losses or items (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower Representative may elect not to add back such non-cash charges in the current period and (B) to the extent the Borrower Representative elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(v)the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, excluding cash distributions in respect thereof, plus

(vi)(A) the amount of payments made to option, phantom equity or profits interests holders of any Loan Party or any of their parent entities in connection with, or as a result of, any distribution being made to shareholders of such Loan Party or its parent entities, which payments are being made to compensate such option, phantom equity or profits interests holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity and (B) the amount of fees, expenses and indemnities paid to directors of Parent or, if applicable, any Controlling Entity, plus

(vii)losses or discounts on sales of receivables and related assets in connection with any Qualified Securitization Facility, plus

(viii)cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c) below for any previous period and not added back, plus

(ix)any costs or expenses incurred by such Person or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or phantom equity or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of such Person or Net Proceeds of an issuance of Equity Interests of such Person (other than Disqualified Equity Interest), plus

(x)any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of IAS 19 (Employee Benefits) or FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, as applicable, and any other items of a similar nature, plus

(xi)with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (b) and (c) below relating to such joint venture corresponding to such Person and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(xii)any foreign currency translation, transaction and exchange losses (including losses related to currency remeasurements of Indebtedness and any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging currency exchange risk, net of income and gains on such hedging obligations or such derivative instruments),

(xiii)any loss of any equity accounted investee in which the Parent or any of its Subsidiaries has a joint or minority interest,

(xiv)fees and expenses incurred in connection with the Transactions or, to the extent permitted hereunder, any Permitted Acquisition, Investment, Disposition, or incurrence of Indebtedness, in each case, whether or not consummated,

(xv)extraordinary, unusual, or non-recurring charges and expenses including transition, restructuring and “carveout” expenses,

(xvi)legal, accounting, consulting, and other costs and expenses relating to the Parent’s potential or actual issuance of Equity Interests, including without limitation a public offering of common stock, plus

(b)

without duplication, the amount of “run rate” cost savings, adjustments, operating expense reductions, operating improvements and synergies related to any Specified Event (as defined below) projected by such Person in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of such Person it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken), including any cost savings, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of the Parent or any of its Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or such Person) with respect to any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, restructuring, cost saving initiative, business optimization project or other operational change or initiative (collectively, a “Specified Event”), whether initiated, before, on or after the Closing Date, within 24 months after such Specified Event (which adjustment shall be added to Consolidated Adjusted EBITDA until fully realized and calculated on a pro forma basis as though such adjustment had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that such cost savings are reasonably quantifiable and factually supportable; provided, further, that the aggregate amount of any adjustments made pursuant to this clause (b) for all Specified Events shall not exceed in the aggregate 20% of Consolidated Adjusted EBITDA for such period (determined on a Pro Forma Basis, though before giving effect to any such adjustments); provided, further, that addbacks permitted by or otherwise made in accordance with Regulation S-X under the Securities Act shall not be included in the foregoing cap of 20% of Consolidated Adjusted EBITDA, less

(c)	without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated Adjusted EBITDA in any prior period), and

(ii)the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-Wholly-Owned subsidiary added (and not deducted) in such period from Consolidated Net Income, in each case, as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with IFRS (applying IAS 17 in lieu of IFRS 16 (Leases) to the extent applicable, for avoidance of doubt).

“Consolidated Interest Coverage Ratio” means, with respect to any four-quarter period, the ratio of (a) Consolidated Adjusted EBITDA of Parent and its Restricted Subsidiaries for such period to (b) Consolidated Interest Expense for Parent and its Restricted Subsidiaries for such period.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of:

(a)

consolidated interest expense of the Parent and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of OID resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Obligations or other derivative instruments pursuant to IFRS), (iv) the interest component of Financing Lease Obligations calculated in accordance with IFRS applying IAS 17 in lieu of IFRS 16 (Leases), and (v) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Obligations with respect to Indebtedness, and excluding (A) annual agency fees paid to the administrative agents and collateral agents under this Agreement or other credit facilities, (B) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to the Existing Senior Unsecured Notes, Existing Senior Secured Notes or other securities, (C) costs associated with obtaining Swap Obligations, (D) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (E) penalties and interest relating to taxes, (F) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (G) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest, (H) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date, (I) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility, (J) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty, (K) interest expense attributable to a parent entity resulting from push-down accounting, and (L) any lease, rental or other expense in connection with a Non-Financing Lease Obligation); plus

(b)

consolidated capitalized interest of Parent and its Restricted Subsidiaries for such period, whether paid or accrued (which, for the avoidance of doubt, shall not include capitalized interest on Non-Financing Lease Obligations); less

(c)	interest income of Parent and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower Representative to be the rate of interest implicit in such Financing Lease Obligation in accordance with IFRS applying IAS 17 in lieu of IFRS 16 (Leases) (or, if not implicit, as otherwise determined in accordance with IFRS applying IAS 17 in lieu of IFRS 16 (Leases)).

“Consolidated Net Income” means, for any period, the net income (loss) of the Parent and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with IFRS; provided, however, that, without duplication:

(a)

for all purposes other than the calculation of Excess Cash Flow, any after-tax effect of extraordinary, unusual or non-recurring items (including gains or losses and all fees and expenses relating thereto) for such period shall be excluded,

(b)	the cumulative effect of a change in accounting principles during such period to the extent included in net income (loss) of Parent and its Restricted Subsidiaries shall be excluded,
(c)

accruals and reserves that are established or adjusted within 12 months after the closing of any acquisition constituting an Investment that are so required to be established or adjusted as a result of such acquisition in accordance with IFRS or changes as a result of adoption or modification of accounting policies in accordance with IFRS shall be excluded,

(d)

any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Borrower Representative, shall be excluded,

(e)

the net income (loss) for such period of any Person that is not a Subsidiary of Parent, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Parent shall be increased by the amount of dividends or distributions that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to Parent or a Restricted Subsidiary thereof in respect of such period,

(f)	any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including, without limitation, goodwill), long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to IFRS, and the amortization of intangibles arising pursuant to IFRS shall be excluded,

(g)

any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of Parent or any of their direct or indirect parents in connection with the Transactions, shall be excluded,

(h)

any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrowers have made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount (i) is not denied by the applicable carrier or indemnitor in writing within 180 days of the occurrence of such event and (ii) is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365-day period), shall be excluded,

(i)

for all purposes other than the calculation of Excess Cash Flow, to the extent covered by insurance and actually reimbursed, or, so long as the Borrowers have made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount (i) is not denied by the applicable carrier or indemnitor in writing within 180 days of the occurrence of such event and (ii) is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,

(j)

the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of any Loan Party or is merged into or consolidated with any Loan Party or any of its Subsidiaries or such Person’s assets are acquired by any Loan Party or any of their Restricted Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated Adjusted EBITDA on a Pro Forma Basis),

(k)

solely for the purpose of determining the Cumulative Credit pursuant to clause (b) of the definition thereof, the income of any Restricted Subsidiary of Parent that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (which has not been waived) shall be excluded, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid to Parent or any of its Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations,

(l)

solely for purposes of pro forma calculations to give effect to any acquisition permitted under this agreement, the purchase accounting effects of adjustments in component amounts required or permitted by IFRS (including in the inventory, property and equipment, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to Parent and its Restricted

Subsidiaries), as a result of any acquisition constituting an Investment permitted under this Agreement consummated prior to or after the Closing Date, or the amortization or write-off of any amounts thereof shall be excluded,

(m)

for all purposes other than the calculation of Excess Cash Flow, changes to accrual of revenue so long as consistent with past practices of Parent and its Subsidiaries (regardless of treatment under IFRS) shall be excluded,

(n)

(i) any non-cash profits interest or non-cash compensation expense realized from employee benefit plans or other post-employment benefit plans or recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors, managers or employees and management compensation plans or equity incentive programs or the treatment of such options under variable plan accounting and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded, and

(o)

any amounts paid that are used to fund payments to any equity holder to pay taxes related to such equity holder’s ownership of Parent and that, if paid by Parent would have reduced Consolidated Net Income, shall be included to reduce Consolidated Net Income.

For the avoidance of doubt, (other than for purposes of calculating Excess Cash Flow) Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with Section 1.09.

“Consolidated Secured Debt” means, as of any date of determination, the aggregate amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral.

“Consolidated Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Debt as of the last day of such Test Period, minus an amount equal to the Unrestricted Cash Amount as of such date to (b) Consolidated Adjusted EBITDA for such Test Period.

“Consolidated Total Debt” means, as of any date of determination, the aggregate amount of third party Indebtedness of the Parent and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with IFRS, consisting only of third party Indebtedness for borrowed money, drawn but unreimbursed obligations under letters of credit, obligations in respect of Financing Lease Obligations and debt obligations evidenced by promissory notes or similar instruments; provided, however, that Consolidated Total Debt shall exclude all obligations relating to Non-Financing Lease Obligations. For the avoidance of doubt, it is understood that (i) obligations under Swap Contracts, (ii) obligations owed by Unrestricted Subsidiaries, and (iii) the Biomat Class B Equity Interests shall not be considered Indebtedness included in determining Consolidated Total Debt.

“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period, minus an amount equal to the Unrestricted Cash Amount as of such date to (b) Consolidated Adjusted EBITDA for such Test Period.

“Consolidated Working Capital” means, with respect to the Parent and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be (a) calculated without regard to any changes in Current Assets or Current Liabilities as a result of (i) any reclassification in accordance with IFRS of assets or liabilities, as applicable, between current and noncurrent, (ii) the effects of purchase accounting, (iii) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Swap Contracts or (iv) any impact of foreign exchange translations and (b) adjusted to eliminate any distortion resulting from mergers, acquisitions and dispositions occurring during the applicable period.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Financing Lease Obligation, dividend, or other obligation that, in each case, does not constitute Indebtedness (“primary obligation”) of any other Person (the “primary obligor”), including any obligations of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, (ii) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate”.

“Controlling Entity” means any Person (other than a natural person) which directly or indirectly holds more than 50% of the aggregate voting power represented by the issued and outstanding Equity Interests of Parent.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Party” has the meaning set forth in Section 10.24.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans or existing Revolving Credit Loans (or unused Revolving Credit Commitments), or any then-existing Credit Agreement Refinancing Indebtedness (the “Refinanced Debt”); provided that (i) such Credit Agreement Refinancing Indebtedness shall not mature (or require commitment reductions) prior to the maturity date of the Refinanced Debt, and, in the case of any refinancing of Term Loans, such Credit Agreement Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt (provided that the requirements set forth in this clause (i) shall not apply to any Credit Agreement Refinancing Indebtedness consisting of a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies the requirements set forth in this clause (i)), (ii) such Credit Agreement Refinancing Indebtedness shall not have an aggregate principal amount (including any unutilized commitments) greater than the aggregate principal amount (including any unutilized commitments) of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with the refinancing, (iii) any payments and borrowings shall be made pro rata as between the Revolving Credit Facility and any Credit Agreement Refinancing Indebtedness in the form of revolving loans or revolving credit commitments in accordance with the aggregate principal amounts thereof, respectively, (iv) the terms and conditions of such Credit Agreement Refinancing Indebtedness (except as otherwise provided in this definition) shall be as agreed between the Borrower Representative and the financing sources providing such Credit Agreement Refinancing Indebtedness, (v) [reserved], (vi) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (vii) such Credit Agreement Refinancing Indebtedness shall not be guaranteed by any Person other than any Loan Party and shall not have any obligors other than any Loan Party, (viii) [reserved], (ix) if such Credit Agreement Refinancing Indebtedness is secured by the Collateral, subject to the Intercreditor Threshold, a Senior Representative acting on behalf of the holders of such Credit Agreement Refinancing Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Borrower Representative and the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral on a pari passu basis or a junior lien basis to the Secured Obligations, as applicable), (x) if the Refinanced Debt is subordinated in right of payment to, or to the Liens securing, the Obligations, then any Credit Agreement Refinancing Indebtedness shall be subordinated in right of payment to, or to the Liens securing, the Obligations, as applicable, pursuant to a customary subordination agreement or provisions reasonably satisfactory to the Administrative Agent, (xi) any Credit Agreement Refinancing Indebtedness shall be pari passu or junior in right of payment and, if secured, secured on a pari passu or junior basis with the Revolving Credit Facility and the Term Facility (provided that if such Credit Agreement Refinancing Indebtedness (other than any such Credit Agreement Refinancing Indebtedness that is revolving in nature) is pari passu in right of payment and with respect to security with the Initial Term Loans denominated in the same currency as such Credit Agreement Refinancing Indebtedness, the Initial Term Loans shall be subject to the “most favored nation” pricing adjustment (if applicable) set forth in the proviso to Section 2.14(e)(iii) as if such Credit Agreement Refinancing Indebtedness were an Incremental Term Loan incurred under Section 2.14) and (xii) any Credit Agreement Refinancing Indebtedness secured on a pari passu basis with Initial Term Loans may participate on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) and any other Credit Agreement Refinancing Indebtedness may participate on a less than pro rata basis (but not greater than pro rata basis) in any voluntary or mandatory prepayments hereunder and shall not require any mandatory prepayments in addition to those hereunder.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Credit” means, at any date of determination, an amount determined on a cumulative basis equal to, without duplication:

(a)	the greater of $546,340,000 and 25.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09) plus
(b)

50% of Consolidated Net Income for the period (taken as one accounting period) beginning with the fiscal quarter starting January 1, 2019 to the end of the most recently completed Test Period, provided that the amount taken into account pursuant to this sub-clause (b) shall not be less than zero, plus

(c)

the cumulative amount of cash and Cash Equivalent proceeds from (i) the sale of Qualified Equity Interests of Parent or, if applicable, any Controlling Entity, after the Closing Date and on or prior to such time (including upon exercise of warrants or options) (other than any amount designated as a Cure Amount, an Available Excluded Contribution Amount or used for Equity Funded Employee Plan Costs) which proceeds have been contributed as common equity to the capital of Parent and (ii) the Qualified Equity Interests of Parent or, if applicable, any Controlling Entity, (other than any amount designated as a Cure Amount, an Available Excluded Contribution Amount or used for Equity Funded Employee Plan Costs) issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of any

Loan Party or any Restricted Subsidiary of any Loan Party owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party, plus

(d)

100% of the aggregate amount of contributions to the common capital of Parent or the net proceeds of the issuance of Qualified Equity Interests of Parent or, if applicable, any Controlling Entity, contributed to Parent, received in cash and Cash Equivalents after the Closing Date (other than any amount designated as a Cure Amount or an Available Excluded Contribution Amount or used for Equity Funded Employee Plan Costs), plus

(e)	100% of the aggregate amount received by Parent or any Restricted Subsidiary of Parent in cash and Cash Equivalents from:

(i)the sale, transfer or other disposition (other than to any Loan Party or any such Restricted Subsidiary) of the Equity Interests or any assets of an Unrestricted Subsidiary or any minority Investments or other joint venture (that is not a Restricted Subsidiary), or

(ii)any dividend or other distribution by an Unrestricted Subsidiary or received in respect of minority Investments or other joint venture (that is not a Restricted Subsidiary), or

(iii)any Returns received in respect of such Unrestricted Subsidiary or any minority Investments;

in each case, solely to the extent such Investments described in clauses (i) through (iii) in this clause (e) were originally made using the Cumulative Credit and solely to the extent of such original Investments; plus

(f)

in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, any Loan Party or a Restricted Subsidiary, an amount equal to the lesser of (i) the fair market value of the Investments of such Loan Party and their Restricted Subsidiaries made using the Cumulative Credit in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (ii) the amount originally invested from the Cumulative Credit by such Loan Party and their Restricted Subsidiaries in such Unrestricted Subsidiary, plus

(g)	an amount equal to any Returns in cash and Cash Equivalents actually received by any Loan Party or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.02(w)(i), plus
(h)	[reserved], plus
(i)	an amount equal to Declined Proceeds,
(j)	minus any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(w) after the Closing Date, minus
(k)	any amount of the Cumulative Credit used to incur Indebtedness pursuant to Section 7.03(bb) after the Closing Date, minus
(l)	any amount of the Cumulative Credit used to pay dividends or make distributions or other Restricted Payments pursuant to Section 7.06(m) after the Closing Date, minus

(m)	any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings pursuant to Section 7.11 after the Closing Date, minus
(n)

the sum of amounts utilized since November 15, 2019 (i) to make Restricted Payments (as defined in the Existing Credit Facility) pursuant to Sections 6.04(c)(A) and 6.04(d) under the Existing Credit Facility, in each case limited to amounts derived from clause (b) of Available Amount, and  (ii) to make Restricted Payments under Section 6.04(e) under the Existing Credit Facility to the extent such Restricted Payments (a) reduced the aggregate amount under clause (b) of Available Amount in accordance with the terms of the Existing Credit Facility and (b) excluding any such amounts that would have caused the aggregate amount under clause (b) of Available Amount to be less than zero; provided that with respect to each of clauses (i) and (ii), any such amounts are limited to Restricted Payments made when the Leverage Ratio (as defined in the Existing Credit Facility) was greater than 3.75:1.00.

“Cure Amount” has the meaning set forth in Section 8.04(a).

“Cure Expiration Date” has the meaning set forth in Section 8.04(a).

“Current Assets” means, with respect to the Parent and its Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with IFRS, be classified on a consolidated balance sheet of the Parent and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” means, with respect to the Parent and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with IFRS, be classified on a consolidated balance sheet of Parent and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals for Capital Expenditures, (c) accruals for Restricted Payments (other than Restricted Payments under Section 7.06(h)), (d) accruals for current or deferred taxes based on income or profits, (e) accruals of any costs or expenses related to restructuring reserves, (f) any Revolving Credit Exposure or Revolving Credit Loans, (g) any earn-out obligations or deferred purchase price obligations and (h) the current portion of pension liabilities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, examinership, administrative rescue process, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(viii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, without cure or waiver hereunder, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to any Term Benchmark Loan or SONIA Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations, within one Business Day of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, (d) has failed, within two Business Days after request by the Administrative Agent, to pay any amounts owing to the Administrative Agent or the other Lenders or (e) has, or has a direct or indirect parent company that has, after the Closing Date and other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrowers, each L/C Issuer and each Lender. For purposes of this definition, “Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of a receiver, conservator, trustee, administrator, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Designated Gross Amount” has the meaning set forth in Section 2.18(b)(ii).

“Designated Net Amount” has the meaning set forth in Section 2.18(b)(ii).

“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.05(a)(vi)(B)(2).

“Discount Range” has the meaning set forth in Section 2.05(a)(vi)(C).

“Discount Range Prepayment Amount” has the meaning set forth in Section 2.05(a)(vi)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(vi)(C) substantially in the form of Exhibit E-2.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit E-3, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.05(a)(vi)(C).

“Discount Range Proration” has the meaning set forth in Section 2.05(a)(vi)(C)(3).

“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.05(a)(vi)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(vi)(B), Section 2.05(a)(vi)(C) or Section 2.05(a)(vi)(D), respectively, unless a shorter period is agreed to between the applicable Discounted Purchaser and the Auction Agent.

“Discounted Purchaser” has the meaning set forth in Section 2.05(a)(vi).

“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.05(a)(vi)(A).

“Disposition” or “Dispose” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any of the Parent’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the sale or issuance of Equity Interests of any of the Parent’s Subsidiaries, other than (a) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (b) worn out, obsolete, scrap or surplus assets in the ordinary course of business and (c) sales, leases or licenses of other assets for aggregate consideration of less than the greater of $546,340,000 and 25.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09) in any 12 month period; provided that under clause (c) of this definition the sale or disposition of (i) any Equity Interest of Grifols Shared Services North America Inc. or (ii) material assets of Grifols Shared Services North America Inc. or any of its Subsidiaries (measured in the aggregate) to an entity which is not a Loan Party (or which shall not promptly become a Loan Party) shall not be permitted.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash

Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued (x) pursuant to a plan for the benefit of employees of the any Loan Party (or any direct or indirect parent thereof) or any of the Restricted Subsidiaries or (y) by any such plan to any such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Loan Party or any Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender” means (i) any Person identified in writing by the Borrower Representative to the Administrative Agent on or prior to April 14, 2026, (ii) any other Person identified by name in writing to the Administrative Agent after April 14, 2026 to the extent such Person is or becomes a competitor of Parent or its Subsidiaries and (iii) any Affiliate of any Person referred to in clause (i) or (ii) above that is clearly identifiable on the basis of its name; provided that a “competitor” or an Affiliate of any Person referred to in clauses (i) or (ii) above shall not include any Bona Fide Debt Fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such competitor or Affiliate, as applicable, and for which no personnel involved with the investment of such competitor or Affiliate thereof, as applicable, (i) makes any investment decisions or (ii) has access to any information (other than information that is publicly available) relating to the Loan Parties or any entity that forms a part of the Loan Parties’ business (including their subsidiaries); provided, further, that (x) no Affiliate of an Initial Lender shall be designated a Disqualified Lender, (y) the Administrative Agent shall not have any responsibility for monitoring compliance with any provisions of this Agreement with respect to Disqualified Lenders and (z) updates to the Disqualified Lender list shall not retroactively invalidate or otherwise affect any (A) assignments or participations made to, (B) any trades entered into with or (C) information provided to, any Person before it was designated as a Disqualified Lender. It is acknowledged and agreed by the Borrowers that the Administrative Agent shall disclose such Disqualified Lender list to any Lender upon such Lender’s request.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, with respect to an amount of an Approved Currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such Approved Currency.

“Dollar Tranche B Term Loan” means a Tranche B Term Loan denominated in Dollars and made by a Lender to the Borrowers, pursuant to Section 2.01(a).

“Dollar Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Dollar Tranche B Term Loan, and “Dollar Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Dollar Tranche B Term Loan Commitment, if any, is set forth on Schedule 1.01A hereto or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof; provided, that the Administrative Agent shall retain sole discretion to update such Schedule to accurately reflect the amount of such Lender’s Dollar Tranche B Term Loan Commitment as of the Closing Date. The aggregate amount of the Dollar Tranche B Term Loan Commitments as of the Closing Date is $2,000,000,000.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Earlier Maturity Indebtedness Exception” means, with respect to any Incremental Term Loans, Credit Agreement Refinancing Indebtedness, and any Indebtedness incurred under Section 7.03(v) or (z) permitted to be incurred hereunder, that up to the greater of $2,185,360,000 and 100.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09), in each case determined at the time of incurrence of such Indebtedness, (the “Specified Debt”) may have a maturity date that is earlier than and a Weighted Average Life to Maturity that is shorter than, the Indebtedness with respect to which the Specified Debt is otherwise required to have a later maturity date.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness as of any date of determination, the sum of (i) (A) for Indebtedness denominated in Dollars, the greater of (x) the Term SOFR Rate for a deposit in Dollars with a maturity of one month as of such date and (y) the Floor, if any, applicable thereto as of such date, or (B) for Indebtedness denominated in Euros, the greater of (x) the EURIBOR Rate for a deposit in Euros with a maturity of one month as of such date and (y) the Floor, if any, with respect thereto as of such date, (ii) the applicable interest rate margin for such Indebtedness as of such date, (with such interest rate margin to be determined by reference to the Term SOFR Rate or the EURIBOR Rate, as applicable) and (iii) the amount of OID and upfront fees (which shall be deemed to constitute like amounts of OID) paid or payable by the Borrowers to the lenders with respect to such Indebtedness (with OID and upfront or similar fees being equated to interest rate based on an assumed four-year average life to maturity on a straight-line basis and without any present value discount) (it being understood that “Effective Yield” shall not include amendment fees, arrangement fees, structuring fees, commitment fees, underwriting fees and any similar fees payable to any lead arranger or bookrunner (or its Affiliates) in connection with the commitment or syndication of such indebtedness, consent fees paid or payable to consenting lenders, ticking fees on undrawn commitments or any other fees not paid or payable generally to all lenders in the primary syndication or placement of such Indebtedness).

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“Enforcement Qualifications” has the meaning set forth in Section 5.04.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata or sediment, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to the prevention of pollution. or the protection of the Environment, and the protection of worker health and safety as it relates to exposure to Hazardous Materials, including any applicable provisions of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. as it relates to Hazardous Materials, and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto. For the avoidance of doubt, Environmental Laws shall not include Health Care Laws.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Subsidiary directly or indirectly resulting from or based upon (a) an actual or alleged noncompliance with any Environmental Law including any failure to obtain, maintain or comply with any Environmental Permit, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract or agreement to the extent pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Funded Employee Plan Costs” means cash costs or expenses, incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of Parent or net cash proceeds of an issuance of Qualified Equity Interests of Parent, which cash proceeds have been contributed as common equity to the capital of Parent (other than any amount designated as a Cure Amount, an Available Excluded Contribution Amount or any amount used in the Cumulative Credit).

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided, that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary or is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “endangered,” “critical” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or

Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that could reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, whether or not waived, or the filing, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for the waiver of the minimum funding standard with respect to any Pension Plan; (h) a failure by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate to make a required contribution to a Multiemployer Plan; (i) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Loan Party or any Restricted Subsidiary; (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate; or (k) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, the EURIBOR Screen Rate on the day that is two Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that, if the EURIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“EURIBOR Rate Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBOR Rate.

“EURIBOR Screen Rate” means, for any day and time and for any Interest Period, the rate per annum equal to the Euro Interbank Offered Rate, as published by Reuters (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for such Interest Period.

“Euro Equivalent” means, with respect to an amount of an Approved Currency other than Euros, the equivalent amount thereof in Euros as determined by the Administrative Agent or the applicable L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Euros with such Approved Currency.

“Euro Tranche B Term Loan” means a Tranche B Term Loan denominated in Euros and made by a Lender to the Borrowers pursuant to Section 2.01(a).

“Euro Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Euro Tranche B Term Loan, and “Euro Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Euro Tranche B Term Loan Commitment, if any, is set forth on Schedule 1.01A hereto or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof; provided, that the Administrative Agent shall retain sole discretion to update such Schedule to accurately reflect the amount of such Lender’s Euro Tranche B Term Loan Commitment as of the Closing Date. The aggregate amount of the Euro Tranche B Term Loan Commitments as of the Closing Date is €1,250,000,000.

“Euros” means lawful currency of the European Union.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, for any fiscal year, an amount equal to:

(a)	the sum, without duplication, of:

(i)Consolidated Net Income for such period,

(ii)an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income,

(iii)decreases in Consolidated Working Capital for such period and long-term accounts receivable of Parent and its Restricted Subsidiaries for such period (other than any such decreases arising from acquisitions or dispositions by Parent and its Restricted Subsidiaries completed during such period or the application of purchase accounting),

(iv)an amount equal to the aggregate net non-cash loss on Dispositions by the Parent and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(v)expenses deducted from Consolidated Net Income during such period in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such period pursuant to clause (b)(vii), (b)(viii), (b)(x) or (b)(xi) below, and

(vi)cash income or gain (actually received in cash) excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof, minus

(b)	the sum, without duplication, of:

(i)an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, and cash charges included in clauses (a) through (o) of the definition of “Consolidated Net Income,”

(ii)to the extent financed with Internally Generated Cash, the aggregate amount of all principal payments of Indebtedness of Parent or its Restricted Subsidiaries (including (A) the principal component of payments in respect of Financing Lease Obligations and (B) the amount of any scheduled repayment of Initial Term Loans, Extended Term Loans, Refinancing Term Loans, Incremental Term Loans or Replacement Term Loans and any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (X) all other prepayments of Term Loans and (Y) all prepayments or repayments in respect of any revolving credit facility),

(iii)an amount equal to the aggregate net non-cash gain on Dispositions by the Parent and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(iv)increases in Consolidated Working Capital and long-term accounts receivable of Parent and its Restricted Subsidiaries for such period (other than any such increases arising from acquisitions or dispositions by Parent and its Restricted Subsidiaries during such period or the application of purchase accounting) for such period,

(v)cash payments by Parent and its Restricted Subsidiaries during such period in respect of long-term liabilities or long-term assets of Parent and its Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and to the extent financed with Internally Generated Cash,

(vi)to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and to the extent financed with Internally Generated Cash, cash payments made in respect of earn-outs and deferred purchase price obligations;

(vii)without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Parent and its Restricted Subsidiaries pursuant to binding contracts or executed letters of intent (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Investments or Capital Expenditures to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments then due and payable that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during the four consecutive fiscal quarters of Parent following the end of such period; provided that to the extent the aggregate amount actually utilized to finance such acquisitions, Investments or Capital Expenditures during such period is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for the next fiscal year,

(viii)cash expenditures in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income,

(ix)any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset,

(x)reimbursable or insured expenses incurred during such fiscal year to the extent that such reimbursement has not yet been received and to the extent not deducted in arriving at such Consolidated Net Income, and

(xi)cash expenditures for costs and expenses in connection with acquisitions or Investments, dispositions and the issuance of equity interests or Indebtedness (including with respect to the Transactions) to the extent not deducted in arriving at such Consolidated Net Income.

Notwithstanding anything in the definition of any term used in the definition of “Excess Cash Flow” to the contrary, all components of Excess Cash Flow shall be computed for Parent and its Restricted Subsidiaries on a consolidated basis.

“Excess Cash Flow Period” means each fiscal year of the Borrowers commencing with and including the fiscal year ending December 31, 2027.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means with respect to assets of U.S. Loan Parties, the following and otherwise subject to the Agreed Security Principles, (i) any fee owned real property (other than Material Real Properties), any leasehold rights and interests in real property (it being understood that there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters) and any fee owned real property located in a Flood Zone, (ii) motor vehicles and other assets subject to certificates of title to the extent perfection of the security interest in such assets cannot be accomplished by the filing of a UCC financing statement (or equivalent), (iii) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than Parent or any of its Subsidiaries), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law, but excluding the proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable Law notwithstanding such prohibition, (iv) those assets to the extent that a grant of a security interest in such assets (A) is prohibited by contract (including leases and licenses) binding on such assets at the time of acquisition thereof and not entered into in contemplation of such acquisition, applicable Law, or any governmental licenses or state or local franchises, charters and authorizations, or (B) requires governmental consents required pursuant to applicable Law that have not been obtained (after the exercise of commercially reasonable efforts to obtain such consent) in each case of clauses (A) and (B), after giving effect to the applicable anti-assignment provisions of the UCC and other applicable Law, but excluding the proceeds thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition, (v) margin stock, and to the extent not permitted by the terms of such Person’s organizational or joint venture documents after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law, Equity Interests in any Person other than wholly-owned Subsidiaries, but excluding the proceeds thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition, (vi) [reserved], (vii) any property subject to a Lien permitted by Section 7.01(u) or (aa) (to the extent relating to a Lien originally incurred pursuant to Section 7.01(u)) to the extent that the granting of a security interest in such property would be prohibited under the terms of the Indebtedness secured thereby so long as such prohibition is not incurred in contemplation of, the acquisition of such property after giving effect to the applicable anti-assignment provisions of the UCC, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition or restriction, (viii) any intent-to-use trademark application prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application, solely to the extent that, and during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of, or void, such intent-to-use trademark application or any registration that may issue therefrom under applicable federal law, (ix) assets where, reasonably agreed by the Administrative Agent and the Borrower Representative in writing, that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys, abstracts or appraisals in respect of such assets are excessive in relation to the practical benefits to be obtained by the Lenders therefrom, (x) Equity Interests of captive insurance subsidiaries, (xi) Equity Interests and assets of Unrestricted Subsidiaries, (xii) [reserved], (xiii) with respect to the Obligations of the U.S. Loan Parties only, Equity Interests in excess of 65% of the outstanding voting Equity Interests of each Subsidiary that is (A) a CFC or (B) a FSHCO, (xiv) Equity Interests of Immaterial Subsidiaries that are not Guarantors, not-for-profit Subsidiaries, any Securitization Subsidiary, (xv) with respect to the Obligations of the U.S. Loan Parties only, Equity Interests of any direct or indirect Subsidiary of a direct or indirect Subsidiary of Parent that is (A) a CFC or (B) a FSHCO and (xvi) letter-of-credit rights and commercial tort claims, in each case with a value of less than $50,000,000 individually or $100,000,000 in the aggregate, except to the extent a security interest therein can be perfected by the filing of a Uniform Commercial Code financing statement and (xvii) to the extent segregated and used exclusively to hold funds in trust for the benefit of unaffiliated third parties, (A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts and (D) fiduciary or trust accounts and, in the case of clauses (A) through (D), the funds or other property held in or maintained in any such account; provided, however, that Excluded Assets shall not include any Proceeds, substitutions replacements of any Excluded Assets referred to in clauses (i) through (xvii) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (xvii)).

“Excluded Information” has the meaning set forth in Section 2.05(a)(vi)(F).

“Excluded Subsidiary” means (i) with respect to a Domestic Subsidiary (a) any Subsidiary that is not a wholly-owned direct or indirect Subsidiary of Parent, (b) any Subsidiary that is prohibited or restricted by applicable Law or by Contractual Obligations permitted by this Agreement in existence at the time of acquisition of such Subsidiary but not entered into in contemplation thereof, from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization, unless such consent, approval, license or authorization has been received, or for which the provision of a Guarantee would result in material adverse tax consequences to Parent or one of their subsidiaries as reasonably determined by the Borrowers and agreed in writing by the Administrative Agent, (c) any other Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the burden or cost of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (d) any not-for-profit Subsidiaries, (e) any Unrestricted Subsidiaries, (f) any Securitization Subsidiary, (g) with respect to the Obligations of the U.S. Loan Parties only, any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary of Parent that is a CFC, (h) with respect to the Obligations of the U.S. Loan Parties only, any direct or indirect Domestic Subsidiary of Parent that is a FSHCO, (i) captive insurance Subsidiaries, (j) any Subsidiary that is not a Material Subsidiary, (k) any Subsidiary that is not required to be a Loan Party in order for the Borrowers to be in compliance with Section 6.18 and (l) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other Investment that has assumed secured Indebtedness permitted under Section 7.03(g)(i) and not incurred in contemplation of such Permitted Acquisition or other Investment, in each case to the extent such secured Indebtedness prohibits such Subsidiary from becoming a Guarantor (so long as such prohibition is not incurred in contemplation of such Permitted Acquisition or other Investment) and (ii) any Foreign Subsidiary that is not required to be a Loan Party in order for the Borrowers to be in compliance with Section 6.18. For the avoidance of doubt, the Borrowers shall not constitute an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap Obligation”), if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” means (a) any Tax imposed on the overall net income or net profits of a Person (including any branch profits or franchise Tax or minimum Tax imposed in lieu thereof) (i) by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (including, in the case of a Lender, its applicable lending office) is located or (ii) that is an Other Connection Tax, (b) with respect to any Lender of a Loan to the U.S. Borrower, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in such Loan or Commitment pursuant to a law in effect on the date which (i) Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment requested under Section 3.07) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 3.01(d), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any deduction or withholding for or on account of any Taxes imposed under the laws of Ireland on a payment by the

Borrowers which, on the date on which the payment falls due, could have been made to the Lender, participant or other recipient without any deduction or withholding for or on account of Tax if the Lender on whose account the payment was made had been an Irish Qualifying Lender but, on that date, the Lender, participant or other recipient (or as the case may be) is not or has ceased to be an Irish Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of), any law or Irish Treaty, or any published practice or concession of any relevant tax authority.

“Existing Credit Facility” means that certain Credit and Guaranty Agreement, dated as of November 15, 2019, among the Grifols Worldwide Operations Limited, Grifols Worldwide Operations USA Inc. and the Parent, as borrowers, and certain subsidiaries of the Parent, as guarantors thereto, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent and collateral agent thereunder.

“Existing Intercreditor Agreement” means the Pari Passu Intercreditor Agreement, dated as of November 15, 2019, between the Collateral Agent, the European Investment Bank and the collateral agent with respect to each of the Existing Senior Secured Notes Documents and acknowledged by the Loan Parties, as amended by that certain First Amendment to Intercreditor Agreement, dated as of May 18, 2022, and that certain Second Amendment to Intercreditor Agreement, dated as of April 30, 2024 and as further amended, restated, amended and restated, supplemented or otherwise modified.

“Existing Revolver Tranche” has the meaning set forth in Section 2.16(b).

“Existing Senior Secured Notes” means (i) the €739,609,000 in aggregate principal amount of the 2.250% Senior Secured Notes, which shall no longer be considered Existing Senior Secured Notes once the Refinancing with respect thereto has occurred; (ii) the €1,300,000,000 in aggregate principal amount of the Parent’s 7.500% senior secured notes due 2030 issued pursuant to the 7.500% Senior Secured Notes Indenture (the “7.500% Senior Secured Notes”) and (iii) €1,300,000,000 in aggregate principal amount of the Parent’s 7.125% senior secured notes due 2030 issued pursuant to the 7.125% Senior Secured Notes Indenture (the “7.125% Senior Secured Notes”).

“Existing Senior Secured Notes Documents” means the Existing Senior Secured Notes Indentures and the other transaction documents referred to therein.

“Existing Senior Secured Notes Indentures” means the (i) the 2.250% Senior Secured Notes Indenture, (ii) 7.500% Senior Secured Notes Indenture, and (iii) 7.125% Senior Secured Notes Indenture, in each case as may be amended and supplemented from time to time.

“Existing Senior Unsecured Notes” means (i) €1,400,000,000 in aggregate principal amount of the Parent’s 3.875% senior notes due 2028 issued pursuant to the Existing Senior Unsecured Notes Indenture (the “3.875% Senior Unsecured Notes”) and (ii) $705,000,000 in aggregate principal amount of the Parent’s 4.750% senior notes due 2028 issued pursuant to the 4.750% Senior Unsecured Notes Indenture (the “4.750% Senior Unsecured Notes”).

“Existing Senior Unsecured Notes Documents” means the Existing Senior Unsecured Notes Indenture and the other transaction documents referred to therein (including the related guarantee, the notes and the notes purchase agreement).

“Existing Senior Unsecured Notes Indenture” means the indenture among the Parent, as issuer, the guarantors listed therein and the trustee referred to therein pursuant to which the (i) 3.875% Senior Unsecured Notes and (ii) 4.750% Senior Unsecured Notes were issued, as such indenture may be amended and supplemented from time to time.

“Existing Term Loan Tranche” has the meaning set forth in Section 2.16(a).

“Extended Revolving Credit Commitments” has the meaning set forth in Section 2.16(b).

“Extended Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from an Extension Amendment.

“Extended Term Loans” has the meaning set forth in Section 2.16(a).

“Extending Revolving Credit Lender” has the meaning set forth in Section 2.16(c).

“Extending Term Lender” has the meaning set forth in Section 2.16(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to the terms of Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.16(d).

“Extension Election” has the meaning set forth in Section 2.16(c).

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Facility” means the Revolving Credit Facility, any series of New Revolving Credit Commitments, a given Extension Series of Extended Revolving Credit Commitments, a given Refinancing Series of Refinancing Revolving Credit Loans, any Term Facility, a given Extension Series of Extended Term Loans, a given Class of Incremental Term Loans or a given Refinancing Series of Refinancing Term Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or other official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above) and any agreements or arrangements between the United States or the United States Treasury Department and a foreign government or one or more agencies thereof to implement the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to such published intergovernmental agreement, any intergovernmental agreements implementing the foregoing and any laws, fiscal or regulatory legislation, rules, guidance notes and practices adopted by a non-U.S. jurisdiction to implement the foregoing or any similar provisions of non-U.S. law.

“FCPA” has the meaning set forth in Section 5.17(a).

“FDA” has the meaning set forth in Section 5.20(e).

“Federal Funds Rate” means, for any day, the rate per annum calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the Federal Funds Effective Rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letters” means each Fee Letter with respect to the Transactions, , among the Parent on the one hand and the Arrangers, Administrative Agent or Revolving Lenders on the other hand.

“Financial Covenant Event of Default” has the meaning set forth in Section 8.02(e).

“Financing Lease Obligation” means, an obligation that is required to be classified and accounted for as a financing or capital lease on both the balance sheet and income statement for financial reporting purposes in accordance with IFRS, provided that a lease that would have been classified and accounted for as an operating lease pursuant to IAS 17 shall not be a Financing Lease Obligation. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with IFRS applying IAS 17 in lieu of IFRS 16 (Leases).

“Fitch” means Fitch Ratings Inc. and any successor thereto.

“Flood Hazard Property” means any real property or portion of any real property that is (a) in an area designated by the Federal Emergency Management Agency (or any successor agency) as being located in a special flood hazard area, and (b) contains “improved real estate” or a “mobile home” (as defined by the Flood Insurance Laws) within such special flood hazard area.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Floor” means 0.00% per annum.

“Foreign Law Security Documents” means each of the Spanish Security Documents, the Irish Security Documents and the German Security Documents.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of Parent which is not a Domestic Subsidiary.

“Foreign Subsidiary Excess Cash Flow” has the meaning set forth in Section 2.05(b)(v).

“Free and Clear Incremental Amount” has the meaning set forth in Section 2.14(d)(v).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuers, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any Domestic Subsidiary of a U.S. Loan Party (owned by such U.S. Loan Party within the meaning of Section 958(a) of the Code) that has no material assets other than Equity Interests of one or more direct or indirect Subsidiaries that are CFCs.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“German Loan Party” means any Loan Party (i) organized under the laws of Germany or (ii) organized in a jurisdiction other than Germany whose centre of main interest (as that term is used in article 3(1) of Regulation (EU) No. 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended) is in Germany.

“German Security Documents” means the German law governed security documents to be entered into by any Loan Party (and notarized if required under German law) creating or expressed to create a security over all or any part of the assets or Equity Interests of any German Restricted Subsidiary in respect of the Obligations of each Loan Party under the Loan Documents.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational body exercising such powers or functions, such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, certification, registration, approval, clearance, plan, directive, marking, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning set forth in Section 10.07(h).

“Group” means, collectively, the Parent and its Restricted Subsidiaries and Unrestricted Subsidiaries.

“Group Member” means the Parent or any of its Restricted Subsidiaries or Unrestricted Subsidiaries.

“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness by another Person (the primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” has the meaning set forth in the definition of “Collateral and Guarantee Requirement” and shall include Parent, the Borrowers and each Restricted Subsidiary that shall have become a Guarantor pursuant to Section 6.11. For the avoidance of doubt, the Borrowers in their sole discretion may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be a Guarantor, Loan Party and Subsidiary Guarantor hereunder for all purposes; provided that, (a) if such Restricted Subsidiary is not organized in the United States, Canada, Spain, Ireland or Germany, the jurisdiction of organization of such Restricted Subsidiary, such jurisdiction of organization is reasonably satisfactory to the Administrative Agent and Collateral Agent, (b) the Borrowers shall provide all documentation and other information reasonably requested in connection with applicable “know your customer” rules, and (c) such Restricted Subsidiary shall have complied with the Collateral and Guarantee Requirement.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all hazardous or toxic materials, substances or wastes, and all pollutants or contaminants, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold that are regulated pursuant to, or which could give rise to liability under, Environmental Law.

“Health Care Laws” has the meaning set forth in Section 5.20(a).

“Hedge Bank” means any Person that is a Lender, an Agent or any other third party, or an Affiliate of any of the foregoing, at the time it enters into a Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto and (other than any Person that is an Agent or an Affiliate of an Agent at the time it enters into such Secured Hedge Agreement) that has been specifically designated a “Hedge Bank” with respect to such Secured Hedge Agreement or Treasury Services Agreement, as applicable, in a writing from the Borrower Representative to the Administrative Agent, and (other than a Person already party hereto as a Lender or Agent or any Person that is an Affiliate of an Agent at the time it enters into such Secured Hedge Agreement) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Administrative Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Section 10.05, Section 10.15 and Section 10.16 and Article IX as if it were a Lender.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Identified Participating Lenders” has the meaning set forth in Section 2.05(a)(vi)(C)(3).

“Identified Qualifying Lenders” has the meaning set forth in Section 2.05(a)(vi)(D)(3).

“IFRS” means International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the European Union or any variation thereof with which the Parent, the Borrowers or the Restricted Subsidiaries are, or may be, required to comply; provided that:

(a)	except as otherwise set forth herein, all ratios and calculations based on IFRS shall be computed in accordance with IFRS as in effect on the Closing Date;
(b)

at any time after the Closing Date, the Parent may elect to establish that IFRS shall mean IFRS as in effect on or prior to the date of such election; provided, further, that any such election, once made, shall be irrevocable;

(c)	at any time after the Closing Date, the Parent may elect to apply other generally accepted accounting principles in lieu of IFRS and, upon any such election, references herein to IFRS shall thereafter be construed to mean such other generally accepted accounting principles (other than as set forth herein), including as to the ability of the Parent to make an election pursuant to clause (b) above; provided, further, that any calculation or determination herein that require the application of IFRS for periods that include financial quarters ended prior to the Parent’s election to apply such other generally accepted accounting principles shall remain as previously calculated or determined in accordance with IFRS;

(d)

notwithstanding (a) and (b) above, for purposes of the financial statements references in Section 6.01, IFRS shall mean IFRS as endorsed by the European Union from time to time or any variation thereof or such other generally accepted accounting principles as have been selected in accordance with (c) above as then in effect; and

(e)

if there occurs a change in IFRS and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used herein (an “Accounting Change”) then the Borrowers may elect that such standards, terms or measures shall be calculated as if such Accounting Change had not occurred.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of Parent that is not a Material Subsidiary.

“Incremental Amendment” has the meaning set forth in Section 2.14(f).

“Incremental Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Equivalent Debt” has the meaning set forth in Section 7.03(z).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(d).

“Incremental Lenders” has the meaning set forth in Section 2.14(c).

“Incremental Loan” has the meaning set forth in Section 2.14(b).

“Incremental Request” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Lender” has the meaning set forth in Section 2.14(c).

“Incremental Revolving Loan” has the meaning set forth in Section 2.14(b).

“Incremental Revolving Loan Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Term Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Term Lender” has the meaning set forth in Section 2.14(c).

“Incremental Term Loan” has the meaning set forth in Section 2.14(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)

all obligations of such Person for borrowed money to the extent such indebtedness would be considered indebtedness for borrowed money in accordance with IFRS and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)

the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)	net obligations of such Person under any Swap Contract;
(d)

all obligations of such Person to pay the deferred purchase price of property or services, which purchase price is (i) due more than twelve (12) months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument;

(e)

indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)	all Attributable Indebtedness;
(g)

all obligations of such Person in respect of Disqualified Equity Interests if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with IFRS; provided that Indebtedness of any direct or indirect parent of a Borrower appearing on the balance sheet of such Borrower solely by reason of push-down accounting under IFRS shall be excluded; and

(h)	to the extent not otherwise included above, all Guarantees of such Person in respect of Indebtedness described in clauses (a) through (g) in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited, (B) in the case of Parent and its Restricted Subsidiaries, exclude all intercompany liabilities having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business (other than, with respect to Indebtedness of Parent and its Restricted Subsidiaries, intercompany Indebtedness owing by Parent or any Restricted Subsidiary to any Unrestricted Subsidiary) and (C) exclude (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation, deferred purchase price obligations, contingent post-closing purchase price adjustments or indemnification payments in connection with any Permitted Acquisition or permitted Investment, any acquisition or Investment consummated prior to the Closing Date or any permitted Disposition, unless such obligation is not paid after becoming due and payable, (iii) accruals for payroll and other liabilities accrued in the ordinary course of business, (iv) obligations under any Securitization Facility, (v) Non-Financing Lease Obligations, (vi) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (vii) Contingent Obligations. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means, any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Initial Dollar Term Commitment” means the Term Commitments of the Initial Dollar Term Lenders as of the Closing Date.

“Initial Dollar Term Lender” means, at any time, any Lender that has an Initial Dollar Term Commitment or an Initial Dollar Term Loan.

“Initial Dollar Term Loans” means the Dollar-denominated term loans made by the Lenders on the Closing Date to the U.S. Borrower pursuant to Section 2.01(a)(1).

“Initial Euro Term Commitment” means the Term Commitments of the Initial Euro Term Lenders as of the Closing Date.

“Initial Euro Term Lender” means, at any time, any Lender that has an Initial Euro Term Commitment or an Initial Euro Term Loan.

“Initial Euro Term Loans” means the euro-denominated term loans made by the Lenders on the Closing Date to the Irish Borrower pursuant to Section 2.01(a)(viii).

“Initial Lender” means each of the Lenders set forth on Schedule 1.01A on the Closing Date.

“Initial Term Loans” means the Initial Dollar Term Loans and Initial Euro Term Loans.

“InsO” means the German Insolvency Code (Insolvenzordnung).

“Instituto Grifols” means Instituto Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain, an indirect wholly owned subsidiary of the Parent.

“Intellectual Property” means all intellectual property (and the collective reference to all rights, priorities and privileges relating thereto), whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses (as each such term is defined in the U.S. Pledge and Security Agreement), and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreement” has the meaning set forth in the U.S. Pledge and Security Agreement.

“Intercreditor Agreement” shall mean the Existing Intercreditor Agreement and any other intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among the Collateral Agent, Administrative Agent, the Borrowers, the Guarantors and one or more Senior Representatives of Indebtedness incurred under Section 2.14 or Section 7.03 or any other party, as the case may be, on customary terms reasonably satisfactory to the Administrative Agent and Collateral Agent, in each case, as amended, restated, supplemented or otherwise modified (or replaced in connection with a Refinancing Amendment or incurrence of Indebtedness under Section 7.03) from time to time with the consent of the Agents (such consent not to be unreasonably withheld or delayed).

“Intercreditor Threshold” means Indebtedness that is an amount in excess of aggregate principal amount of $500,000,000.

“Interest Payment Date” means, (a) as to any Term Benchmark Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Term Benchmark Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, (b) as to any Term CORRA Rate Loan, the last day of the CORRA Interest Period applicable to such Loan and the appliable Maturity Date of the Facility under which such Loan was made, (c) as to any SONIA Rate Loan, the last day of the SONIA Interest Period applicable to such Loan and the applicable Maturity Date of the of the Facility under which such Loan was made and (d) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each (a) Term Benchmark, the period commencing on the date such Term Benchmark Loan is disbursed or converted to or continued as a Term Benchmark Loan and ending on the date one, three or six months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency) and (b) as to each SONIA Rate Loan, the period beginning on (and including) the date on which the SONIA Rate Borrowing is made or continued to (but excluding) the date which is one month thereafter (or, if there is no such numerically corresponding day in such month, then the last day of such month) (clause (b) of the definition of “Interest Period”, the “SONIA Interest Period”); provided that:

(a)

any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)

any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)	no Interest Period shall extend beyond the applicable Maturity Date; and
(d)	no tenor that has been removed from this definition pursuant to Section 3.03(e) shall be available for specification in any Committed Loan Notice.

“Internally Generated Cash” means, with respect to any Person, funds of such Person and its Subsidiaries not constituting (x) proceeds of the issuance of (or contributions in respect of) Equity Interests of such Person, (y) proceeds of the incurrence of Indebtedness by such Person or any of its Subsidiaries (other than under any revolving credit facility or line of credit) or (z) proceeds of Dispositions and Casualty Events.

“Investment” means, with respect to any person, all investments by such person in other persons (including Affiliates) in the form of advances, loans or other extensions of credit (other than advances or extensions of credit to customers or suppliers in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Equity Interest, Indebtedness or other similar instruments issued by, such other persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of IFRS; provided that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested

(measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment and, to the extent applicable, shall be determined based on the equity value of such Investment and reduced by any dividend, distribution, interest payments, return on capital, repayment or other amount received by Parent or Restricted Subsidiary.

“IP Rights” has the meaning set forth in Section 5.15.

“Irish Borrower” has the meaning specified in the preamble hereto.

“Irish Loan Party” means any Loan Party incorporated, established and/or registered under the laws of Ireland.

“Irish Qualifying Lender” means a Lender or participant which is beneficially entitled to interest payable to that Lender or participant under this Agreement and is:

(a)

a person which by virtue of the law of a Relevant Territory is resident for Tax purposes in that Relevant Territory except, in a case where the person is a company and interest is paid to that company in connection with a trade or business which is carried on through a branch or agency in Ireland;

(b)

a U.S. corporation that is incorporated in the United States, and is subject to U.S. federal income tax on its worldwide income, provided, that such U.S. corporation does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland;

(c)

a U.S. LLC, where the ultimate recipients of the interest payable to that LLC satisfy the requirements set out in clause (a) or (b) above and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes, provided, that such LLC and the ultimate recipients of the relevant interest do not provide their commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland;

(d)	an Irish Treaty Lender;
(e)

a bank within the meaning of Section 246 of the TCA which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the TCA and the office through which it will perform its obligations under this Agreement is located in Ireland;

(f)

an authorized credit institution under the terms of Directive 2013/36/EU and has duly established a branch in Ireland having made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and such credit institution is recognized by the Revenue Commissioners in Ireland as carrying on a bona fide banking business in Ireland (for the purposes of Section 246(3) of the TCA) and the office through which it will perform its obligations under this Agreement is located in Ireland;

(g)	a company (within the meaning of Section 246 of the TCA);

(i)which advances money in the ordinary course of a trade which includes the lending of money; and

(ii)in whose hands any interest payable in respect of money so advanced is taken into account in computing the trading income of that company; and

(iii)which has complied with the notification requirements set out in Section 246(5) of the TCA;

(h)	a qualifying company (within the meaning of Section 110 of the TCA) provided the interest is paid in Ireland;
(i)	an exempt approved scheme within the meaning of section 774 TCA provided the interest is paid in Ireland; or
(j)	an investment undertaking (within the meaning of Section 739B of the TCA) provided the interest is paid in Ireland.

“Irish Security Documents” means the Irish law governed security documents to be entered into by any Loan Party creating or purporting to create security (i) over all or any part of the assets or Equity Interests of the Irish Borrower, (ii) over all or any part of the assets or Equity Interests of Grifols Worldwide Operations Limited and (iii) as may be required in accordance with the Collateral and Guarantee Requirements, in each case, in respect of the Obligations of each Loan Party under the Loan Documents.

“Irish Treaty Lender” means a Lender which is treated as a resident of a Treaty State for the purposes of a Treaty and does not carry on a business in Ireland through a permanent establishment (as defined in the relevant treaty) with which that Lender’s participation in this Agreement is effectively connected, which subject to the completion of procedural formalities is entitled to be paid interest without the deduction of Irish tax under that Treaty.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Junior Financing” has the meaning set forth in Section 7.11(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the reinstatement or increase of the amount thereof.

“L/C Issuer” means any Person that becomes an L/C Issuer in accordance with Section 2.03(k) or Section 10.07(i), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule

3.13 or 3.14 of the ISP or any similar term stated in the Letter of Credit or in rules or laws to which the Letter of Credit is made subject or if there is a pending drawing, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Initial Term Loans, Incremental Revolving Loan Commitments, Extended Revolving Credit Commitments, Refinancing Revolving Credit Commitments, Extended Term Loans, Incremental Term Loans, Refinancing Term Loans, Replacement Term Loans and Refinancing Term Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, legally binding guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the legally binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, legally binding requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” has the meaning set forth in Section 1.08.

“LCT Test Date” has the meaning set forth in Section 1.08.

“Lead Arrangers” means Bank of America Europe Designated Activity Company, Bank of America, N.A., J.P. Morgan Securities PLC, Banco Santander, S.A., DNB Bank ASA, Sweden Branch, Citibank, N.A., London Branch, Commerzbank Aktiengesellschaft, Deutsche Bank Aktiengesellschaft, Goldman Sachs Bank Europe SE, HSBC Continental Europe, Landesbank Hessen-Thüringen Girozentrale, UBS AG London Branch, ING Bank N.V., Sucursal en España and Nomura Securities International, Inc..

“Lender” means each financial institution listed on the signature pages hereto as a Lender and, as the context requires, includes an L/C Issuer, a provider of an Ancillary Facility and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Party” and “Lender Recipient Parties” mean, collectively, the Lenders, the Swing Line Lender and the L/C Issuer.

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit and may be issued in any Approved Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Commitment” shall mean, as to any L/C Issuer, the amount set forth on Schedule 1.01A opposite such L/C Issuer’s name or, in the case of an L/C Issuer that becomes an L/C Issuer after the Closing Date, the amount notified in writing to the Administrative Agent by the Borrowers and such L/C Issuer; provided that the Letter of Credit Commitment of any L/C Issuer may be increased or decreased if agreed in writing between the Borrowers and such L/C Issuer (each acting in its sole discretion) and notified to the Administrative Agent.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Financing Lease Obligations having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, “Lien” shall not be deemed to include (i) any license or other contractual obligation relating to any IP Rights to the extent permitted under Section 7.01 or (ii) any Non-Financing Lease Obligation.

“Limited Condition Transaction” means any acquisition, Investment or Restricted Payment, including by way of merger, by Parent or one or more of its Restricted Subsidiaries, in each case, permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit under Article II by a Lender to the Borrowers in the form of a Term Loan or a Revolving Credit Loan or a Swing Line Loans (including any Initial Term Loans, any Incremental Term Loans and any extensions of credit under any Revolving Commitment Increase, any extension of credit under any New Revolving Credit Commitments, any Extended Term Loans and any extensions of credit under any Extended Revolving Credit Commitment, any Refinancing Term Loans and any extensions of credit under any Refinancing Revolving Credit Commitment and any Replacement Term Loans).

“Loan Documents” means, collectively, (i) this Agreement (including the schedules hereto), (ii) the Notes, (iii) the Collateral Documents, (iv) any Refinancing Amendment, Incremental Amendment or Extension Amendment, (v) each Letter of Credit Application, (vi) the Fee Letters, and (vii) any amendment or joinder to this Agreement.

“Loan Parties” means, collectively, the Parent, the Borrowers and each Subsidiary Guarantor.

“Management Advances” shall have the meaning set forth in Section 7.02(b) herein.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of Parent or any of its Controlling Entities that are traded on a securities exchange on the date of the declaration of a Restricted Payment, multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” shall have the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a circumstance or condition that would or could reasonably be expected to materially and adversely affect (i) the business, property, financial condition or operations of the Parent and its Subsidiaries, taken as a whole or (ii) the material rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, taken as a whole, including the legality, validity, binding effect or enforceability of the Loan Documents.

“Material Indebtedness” means Indebtedness with a principal balance greater than $1,000,000,000; provided that Material Indebtedness shall not include the 2.250% Senior Secured Notes as in effect on the Closing Date.

“Material Intellectual Property” means the Intellectual Property exploited in, or otherwise required in order to conduct, the business of the Parent and its Subsidiaries in all material respects as it is being conducted, to the extent that failure to own or have such Intellectual Property licensed to it would have a material adverse effect on the business, assets or financial condition of the Parent and its Restricted Subsidiaries, taken as a whole.

“Material Non-Public Information” means, information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Material Real Property” means, other than Flood Hazard Property, any fee-owned real property located in the United States that is owned by any Loan Party and that has a fair market value in excess of the greater of $655,608,000 and 30.0% of Consolidated Adjusted EBITDA determined on a Pro Forma Basis in accordance with Section 1.09 (measured at the time of acquisition, as reasonably estimated by Borrowers in good faith).

“Material Subsidiary” means any Subsidiary of the Parent (other than, in any event, Grifols Diagnostic Solutions Inc., a Delaware corporation) that has earnings before interest, tax, depreciation and amortization (calculated on the same basis as the defined term “Consolidated Adjusted EBITDA”) representing 10.0% or more of the Consolidated Adjusted EBITDA of the Group, calculated on a consolidated basis:

(a)

the earnings before interest, tax, depreciation and amortization of a Subsidiary will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)

if a Subsidiary becomes a Group Member after the date on which the latest audited financial statements of the Group have been prepared, the earnings before interest, tax, depreciation and amortization of that Subsidiary will be determined from its latest audited financial statements (consolidated if it has Subsidiaries);

(c)

the Consolidated Adjusted EBITDA of the Group will be determined for any Test Period, adjusted (where appropriate) to reflect the earnings before interest, tax depreciation and amortization of any company or business subsequently acquired or disposed of; and

(d)

if a Material Subsidiary disposes of all or substantially all of its assets to another Group Member, it will immediately cease to be a Material Subsidiary and the other Group Member (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

“Maturity Date” means (i) with respect to the Initial Term Loans, April 14, 2033 and (ii) with respect to the Revolving Credit Facility (A) if the Springing Maturity Condition does not apply, October 14, 2032 and (B) if the Springing Maturity Condition does apply, the Springing Maturity Date; provided, that in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“MFN Excluded Amount” has the meaning set forth in Section 2.14(e)(iii).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Properties” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“Mortgages” means collectively, the deeds of trust, trust deeds, deeds to secure debt, hypothecs, assignments of leases and rents, and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Administrative Agent and the applicable Borrower, and including such provisions as shall be necessary to conform such document to applicable local law and any other mortgages executed and delivered pursuant to Section 6.11, in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified. If any Mortgaged Property is located in a jurisdiction which imposes mortgage recording tax, intangibles tax, documentary stamp tax or other similar fees, charges, or impositions, the applicable Mortgage shall not secure an amount in excess of 100% of the fair market value of such Mortgaged Property as of the Closing Date or, with respect to any such Mortgaged Property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably determined by the Borrower Representative.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions or has any other liability, or during the preceding six plan years, has made or been obligated to make contributions.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Group in the form prepared for presentation to senior management thereof or consistent with past practice for the applicable period.

“Net Proceeds” means:

(a)

100% of the cash proceeds actually received by the Parent or any of its Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or instalment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) without duplication of Section 2.05(b)(ii), the principal amount of any Indebtedness that is secured by a Lien (other than a Lien subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), together with any applicable premium, penalty, interest and breakage costs, (iii) in the case of any Disposition or Casualty Event by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Parent or a wholly-owned Restricted Subsidiary as a result thereof, (iv) Taxes and Tax Distributions paid or reasonably estimated to be payable or, without duplication, permitted to be paid as a result thereof, (v) the amount of any reasonable reserve established in accordance with IFRS against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Parent or any of its Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction) and (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Parent or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Proceeds); provided that, if the Parent or its Restricted Subsidiaries use any portion of such proceeds to (i) acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent or its Restricted Subsidiaries or to make Permitted Acquisitions or (ii) purchase or otherwise acquire (in one transaction or a series of related transactions) (x) Equity Interests of any Person that becomes a Subsidiary, (y) all or substantially all the assets of a Person or any business unit, division or line of business thereof or (z) all or substantially all of the customer lists of any Person or any business unit, division or line of business thereof (including, for the avoidance of doubt, “tuck in” acquisitions) or (iii) make any subsequent Investment in a Person, business unit, division, line of business (or assets constituting all or substantially all of the assets or customer lists of any Person or any business unit, division or line of business thereof) previously acquired by the Parent or its Restricted Subsidiaries, in each case within 18 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 18 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 18-month period but within such 18-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within the later of such 18-month period and 180 days from the entry into such contractual commitment such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that at the option of the Borrowers, no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless the aggregate amount of such net proceeds shall exceed the greater of $218,536,000 and 10.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09) (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)), and

(b)

100% of the cash proceeds from the incurrence, issuance or sale by the Parent or any of its Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonable estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Parent or any Restricted Subsidiary shall be disregarded.

“New Revolving Credit Commitment” has the meaning set forth in Section 2.14(a).

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).

“Non-Financing Lease Obligation” means a lease obligation that is not a Financing Lease Obligation.

“Note” means a Term Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

“Notice of Intent to Cure” has the meaning set forth in Section 8.04(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, premiums, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party in accordance with the terms of the Loan Documents.

“OFAC” has the meaning set forth in Section 5.17(a).

“Offered Amount” has the meaning set forth in Section 2.05(a)(vi)(D).

“Offered Discount” has the meaning set forth in Section 2.05(a)(vi)(D).

“OID” means original issue discount.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation, incorporation or organization and operating agreement, constitution or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(ii).

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, L/C Issuer or other recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Foreign Currency” means any lawful currency (other than Euro, Sterling or Dollars) approved by, in the case of any borrowing of Revolving Credit Loans, all of the Lenders holding Revolving Credit Commitments; provided, in each case that such currency is freely available, freely transferable and freely convertible into Dollars.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, property, or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, performance, registration, delivery or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans, Swing Line Loans or, solely with respect to Sections 2.01(b) and 2.05(b)(iv), amounts under an Ancillary Facility on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight Rate” means, for any day, the greater of the Federal Funds Rate and an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent” has the meaning specified in the preamble hereto.

“Parent Entity” has the meaning set forth in Section 7.06(i).

“Participant” has the meaning set forth in Section 10.07(e).

“Participant Register” has the meaning set forth in Section 10.07(e).

“Participating Lender” has the meaning set forth in Section 2.05(a)(vi)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party, any Restricted Subsidiary or any ERISA Affiliate or to which any Loan Party, any Restricted Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute or any other liability, or in the case of a plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i)

“Permitted First Priority Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by any Borrower or any other Loan Party in the form of one or more series of senior secured notes or loans; provided (i) such Indebtedness is secured by the Collateral on a pari passu basis with the Liens on the Collateral securing the Obligations and (ii) that such Indebtedness constitutes Credit Agreement Refinancing Indebtedness.

“Permitted Holders” means (i) the members of the Grifols family, including any company or group comprised solely of the Grifols family members, holding directly or indirectly (the “Existing Holders”), (ii) any Related Person and (iii) a person or group of related persons for purposes of Section 13(d) of the Exchange Act that includes the Persons specified in clauses (i) or (ii) of this definition ; provided that, in the case of such group and without giving effect to such group or any other group, the Existing Holders beneficially own or directly or indirectly control (whether through exercise of voting rights, by contract or otherwise) more than 50% of the aggregate voting power represented by the Equity Interests of the Parent held by such group.

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by any Borrower or any other Loan Party in the form of one or more series of secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a junior priority basis to the Liens on the Collateral securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (iii) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” has the meaning set forth in Section 7.01.

“Permitted Other Debt Conditions” means that such applicable Indebtedness, subject to the Earlier Maturity Indebtedness Exception, does not mature or have scheduled amortization payments of principal or other payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except (x) customary asset sale or change of control or similar event provisions that provide for the prior repayment in full of the Loans and all other Obligations, (y) maturity payments and customary mandatory prepayments for a customary bridge financing which, subject to customary conditions, provides for automatic conversion or exchange into Indebtedness that otherwise complies with the requirements of this definition or (z) AHYDO payments), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness of such Person permitted at the time of incurrence pursuant to Section 7.03; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest, fees and premium thereon plus (i) other amounts owing or paid related to such Indebtedness, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension and(ii) an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and, unless revolving in nature, has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (provided that the requirements set forth in this clause (b) shall not apply to any Permitted Refinancing consisting of a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies the requirements set forth in this clause (b)), (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e) at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms (i) at least as favorable (taken as a whole) (as reasonably determined by the Borrower Representative) to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and such modification, refinancing, refunding, renewal, replacement or extension is incurred by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended or (ii) otherwise reasonably acceptable to the Administrative Agent.

“Permitted Repricing Amendment” has the meaning set forth in Section 10.01.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any unsecured Registered Equivalent Notes) incurred by any Borrower or any Loan Party in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (a) constitutes Credit Agreement Refinancing Indebtedness and (b) meets the Permitted Other Debt Conditions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.01.

“Pledged Debt” has the meaning set forth in the U.S. Pledge and Security Agreement.

“Pledged Equity” has the meaning set forth in the U.S. Pledge and Security Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America, N.A. as its prime rate in effect; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.09.

“Pro Forma Compliance” means, with respect to the covenant in Section 7.09, compliance on a Pro Forma Basis with such covenant in accordance with Section 1.09.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving

Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Proceeding” has the meaning set forth in Section 10.05.

“Proceeds” has the meaning set forth in the U.S. Pledge and Security Agreement.

“Process Agent” has the meaning set forth in Section 10.15(b).

“Proposed New Classes” has the meaning set forth in Section 10.01.

“Public Lender” has the meaning set forth in Section 6.01.

“QFC Credit Support” has the meaning set forth in Section 10.24.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (i) the board of directors of the Parent shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Group, and (ii) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Parent) or (b) constituting a receivables or payables financing or factoring facility.

“Qualifying Lender” has the meaning set forth in Section 2.05(a)(vi)(D)(3).

“Rate Determination Date” means two Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing date by market practice in such interbank market, as determined by the Administrative Agent; provided, that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBOR Rate, 11:00 a.m. London time two Business Days preceding the date of such setting, (3) if such Benchmark is the SONIA Rate, then four Business Days prior to such setting, (4) if such Benchmark is Term CORRA, 1:00 p.m., Toronto, Ontario time, two Business Days preceding the date of such setting, or (5) if such Benchmark is none of the Term SOFR Rate, Term CORRA, the EURIBOR Rate or the SONIA Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” has the meaning set forth in the definition of –“Credit Agreement Refinancing Indebtedness”.

“Refinanced Term Loans” has the meaning set forth in Section 10.01.

“Refinancing” means the (i) repayment in full of the principal, accrued and unpaid interest, fees, premium (if any) and other amounts (other than (i) contingent obligations not then due and payable and that by their terms survive the termination of the Existing Credit Facility and (ii) any existing letters of credit outstanding under the Existing Credit Facility that, on the Closing Date, will be (x) deemed issued hereunder, (y) backstopped by Letters of Credit issued hereunder or (z) cash collateralized in a manner reasonably satisfactory to the issuing banks thereof) outstanding under the Existing Credit Facility, the termination of all commitments to extend credit thereunder and the termination and/or release of all security interests and guaranties in connection therewith and (ii) the satisfaction and discharge of the 2.250% Senior Secured Notes Indenture, which will be consummated on or about the Closing Date by depositing funds sufficient to repay the principal, accrued and unpaid interest, fees, premium (if any) and other amounts outstanding under 2.250% Senior Secured Notes Indenture in full and delivering (on the Closing Date) an irrevocable instruction to redeem all outstanding 2.250% Senior Secured Notes as contemplated by the conditional notice of redemption first delivered to the trustee on April 7, 2026, and the termination and/or release of all security interests and guaranties in connection therewith.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrowers, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of the Refinancing Term Loans, Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Revolving Credit Commitments” means one or more Classes of Revolving Credit Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Refinancing Series” means all Refinancing Term Loans and Refinancing Term Commitments or Refinancing Revolving Credit Loans and Refinancing Revolving Credit Commitments that (i) are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans and Refinancing Term Commitments or Refinancing Revolving Credit Loans and Refinancing Revolving Credit Commitments provided for therein are intended to be a part of any previously established Refinancing Series), (ii) are denominated in the same currency and (iii) provide for the same Effective Yield (other than, for this purpose, any original issue discount or upfront fees), if applicable and amortization schedule.

“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Register” has the meaning set forth in Section 10.07.

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation” has the meaning set forth in Section 5.22.

“Regulatory Permits” has the meaning set forth in Section 5.20.

“Rejection Notice” has the meaning set forth in Section 2.05(b)(viii).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Related Person” means, with respect to the Existing Holders, (i) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants, (ii) any trust, partnership or other similar entity or arrangement established for the benefit of one or more Existing Holders or the estate, executor, administrator, committee or beneficiaries of any Existing Holders, (iii) any trust, corporation, partnership or other entity, in which (x) the beneficiaries, stockholders, partners or owners, as applicable, are comprised solely of Existing Holders and those Persons referred to in clause (i) of this definition or (y) Existing Holders and Persons referred to in clause (i) of this definition beneficially own or control (whether through exercise of voting rights, by contract or otherwise) more than 50% of the controlling interest of such entities or arrangements.

“Related Transaction” means, with respect to any Limited Condition Transaction, (i) any incurrence of Indebtedness or Liens and (ii) any making of Restricted Payments, Dispositions, Permitted Acquisitions, other Investments or prepayments, repurchases, redemptions, defeasances or other satisfactions of any Junior Financing, in each case of clauses (i) and (ii) undertaken in connection with such Limited Condition Transaction.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Materials into, onto, under or through the Environment or any facility or property.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board, the NYFRB and/or the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB, or any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto.

“Relevant Jurisdiction” means, in relation to a Loan Party: (a) its jurisdiction of organization; (b) any jurisdiction where any asset subject to or intended to be subject to the Collateral Documents to be created by it is situated; and (c) any jurisdiction where it conducts its business.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Adjusted Term CORRA Rate or (iv) with respect to any Borrowing denominated in Sterling, the SONIA Rate.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Screen Rate or (iv) with respect to any SONIA Rate Borrowing denominated in Sterling, SONIA.

“Relevant Territory” means (i) a member state of the European Union (other than Ireland) or (ii) to the extent not a member state of the European Union, a territory with which Ireland has entered into a double taxation treaty that either has the force of law by virtue of Section 826(1) of the TCA or which will have the force of law on completion of the procedures set out in Section 826(1) of the TCA.

“Remaining Class” has the meaning set forth in Section 10.01.

“Replacement Term Loans” has the meaning set forth in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.

“Repricing Event” means the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans of any Class, with the incurrence by the Parent or any Restricted Subsidiary of any indebtedness under credit facilities in the form of similar term B loans that are broadly marketed or syndicated to banks and other institutional investors having an Effective Yield that is less than the Effective Yield (as determined by the Administrative Agent on the same basis) of (and denominated in the same currency as) such Initial Term Loans so repaid, refinanced, substituted or replaced, including without limitation, as may be effected through any amendment, amendment or restatement or other modifications to this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans or the incurrence of any Incremental Term Loans or Refinancing Term Loans, in each case the primary purpose of which was to reduce such Effective Yield and other than in connection with a Change of Control, Transformative Acquisition or Transformative Disposition.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments and, without duplication, unused Refinancing Revolving Credit Commitments and unused New Revolving Credit Commitments; provided that the unused Term Commitments, Revolving Credit Commitment, Refinancing Revolving Credit Commitment and New Revolving Credit Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of (a) the Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments and, without duplication, unused Refinancing Revolving Credit Commitments and unused New Revolving Credit

Commitments; provided that the Revolving Credit Commitment, Refinancing Revolving Credit Commitment and New Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders having more than 50% of the Outstanding Amount of all Term Loans; provided that any Term Loans of, and the portion of the Total Outstandings (solely with respect to the Term Loans) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Rescindable Amount” has the meaning as specified in Section 2.12(c).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any individual holding the position of chairman of the board (if an officer), the chief executive officer, president, vice president, chief financial officer, chief administrative officer, secretary or assistant secretary, treasurer or assistant treasurer, director, controller or other similar officer of a Loan Party, any other individual designated as an authorized signatory in any consent, resolution, incumbency certificate or other similar corporate authority document delivered to the Administrative Agent and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Parent or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to a Restricted Subsidiary’s equity holders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary (including the Borrowers) of Parent other than an Unrestricted Subsidiary.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.

“Revaluation Date” means (a) with respect to any Loan denominated in an Approved Currency, each of the following: (i) each date of a Borrowing of such Loan, (ii) each date of a continuation of such Loan pursuant to the terms of this Agreement, (iii) the last day of each fiscal quarter of Parent and (iv) in the case of a Revolving Credit Loan, the date of any voluntary reduction of a Revolving Credit Commitment pursuant to Section 2.06(a); (b) with respect to any Letter of Credit denominated in an Approved Currency, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of any amendment of such Letter of Credit that would have the effect of increasing the face amount thereof and (iii) the last day of each fiscal quarter; (c) such additional dates as the Administrative Agent or the respective L/C Issuer shall determine, or the Required Revolving Lenders shall require, at any time when (i) an Event of Default has occurred and is continuing or (ii) to the extent that, and for so long as, the aggregate Revolving Credit Exposure of all Revolving Credit Lenders (for such purpose, using the Dollar Equivalent in effect for the most recent Revaluation Date)

exceeds 90% of the aggregate amount of the Revolving Credit Commitments; and (d) the last day of each fiscal quarter.

“Revolver Extension Request” has the meaning set forth in Section 2.16(b).

“Revolver Extension Series” has the meaning set forth in Section 2.16(b).

“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Class and Type, in the same Approved Currency, and (a) in the case of Term Benchmark Loans, having the same Interest Period, made by each of the Revolving Credit Lenders and (b) in the case of SONIA Rate Loans, having the same SONIA Interest Period, made by each of the Revolving Credit Lenders.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers, (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14 and Section 10.07(b)). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $2,065,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the Outstanding Amount of such Revolving Credit Lender’s (x) Revolving Credit Loans and (y) the aggregate amount of all amounts borrowed from such Lender under any Ancillary Facility pursuant to Section 2.18 and its Pro Rata Share or other applicable share provided for under this Agreement of the amount of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means the Revolving Credit Commitments, including any Revolving Commitment Increase, each Extension Series of Extended Revolving Credit Commitments, each Refinancing Series of Refinancing Revolving Credit Commitments, each Class of New Revolving Credit Commitments and the Credit Extensions made thereunder.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure.

“Revolving Credit Loan” has the meaning set forth in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrowers.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Safety Notices” has the meaning set forth in Section 5.20(h).

“Same Day Funds” means immediately available funds.

“Sanctioned Jurisdiction” means any country, territory, or region that is the subject of comprehensive Sanctions (as of the date hereof, Cuba, Iran, North Korea, and the Crimea, Luhansk People’s Republic, and Donetsk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person that is: (a) identified on any list of designated or restricted Persons maintained under Sanctions (including the Specially Designated Nationals and Blocked Persons list maintained by OFAC); (b) domiciled, organized or resident in, or the government or any agency or instrumentality of the government of, any Sanctioned Jurisdiction; (c) owned or controlled by, or acting for or on behalf of, directly or indirectly, any Person(s) described in the foregoing clauses (a) or (b); or (d) otherwise the subject or target of Sanctions.

“Sanctions” has the meaning set forth in Section 5.17(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between the Parent or any Restricted Subsidiary and any Hedge Bank, to the extent designated by the Borrower Representative and such Hedge Bank as a “Secured Hedge Agreement” in writing to the Administrative Agent; provided that, with respect to any such Hedge Bank that constitutes an Agent or an Affiliate thereof at the time of entry into such Swap Contract, such designation shall be deemed to have been made automatically and without any action by the Borrower Representative or such Hedge Bank. The designation of any Secured Hedge Agreement shall not create in favor of such Hedge Bank any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Loan Documents.

“Secured Obligations” means, collectively, the Obligations, the Cash Management Obligations and all obligations owing to the Secured Parties by Parent, Parent or any Restricted Subsidiary under any Secured Hedge Agreement (but excluding in any event Excluded Swap Obligations).

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuers, the Swing Line Lender, the Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment and any other amounts subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables, factoring or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Parent or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Parent or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable, payables or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable, payable or Securitization Assets or assets related thereto to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility or other Indebtedness incurred under Section 7.03(aa).

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Shanghai RAAS” means Shanghai RAAS Blood Products Co., Ltd., a company limited by shares listed at the Shenzhen Stock Exchange with the approval of the China Securities Regulatory Commission under the stock code of 002252.

“Shanghai RAAS Equity Interests” means the issuance to the Parent of RMB ordinary shares (“A” shares) with the par value of RMB1.00 per share of Shanghai RAAS in an amount equal to 26.58% of the fully diluted share capital of Shanghai RAAS.

“Similar Business” means (a) any businesses, services or activities engaged in by the Parent or any of its Restricted Subsidiaries or any of its Associates as of the Closing Date and (b) any businesses, services and activities engaged in by the Parent or any of its Subsidiaries or any of its Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“SOFR” means a rate per annum equal to the secured overnight financing rate published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the NYFRB, currently at https://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solicited Discount Proration” has the meaning set forth in Section 2.05(a)(vi)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.05(a)(vi)(D).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower Representative of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(vi)(D) substantially in the form of Exhibit E-4.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit E-5, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.05(a)(vi)(D).

“Solvent” and “Solvency” mean, with respect to any Person at any time of determination, that at such time (a) each of the Fair Value and the Present Fair Saleable Value of the assets of such Person and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (b) such Person and its Subsidiaries taken as a whole do not have Unreasonably Small Capital and (c) such Person and its Subsidiaries taken as a whole will be able to pay their Stated

Liabilities and Identified Contingent Liabilities as they mature. Defined terms used in the foregoing definition shall have the meanings set forth in the Solvency Certificate delivered on the Closing Date pursuant to Section 4.01(a)(vii).

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time with the consent of the Borrower Representative).

“SONIA Interest Day” has the meaning set forth in the definition of “SONIA Rate”.

“SONIA Interest Period” has the meaning set forth in the definition of “Interest Period”.

“SONIA Rate” means, with respect to any applicable determination date (a “SONIA Interest Day”), SONIA for the day that is the fifth Business Day prior to (A) if SONIA Interest Day is a Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding such SONIA Interest Day; provided further that if the SONIA Rate shall be less than zero, the SONIA Rate shall be deemed to be zero. Any change in the SONIA Rate due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrowers.

“SONIA Rate Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the SONIA Rate.

“Spanish Civil Code” means the Real Decreto de 24 de julio de 1889 por el que se publica el Código Civil, as amended from time to time.

“Spanish Civil Procedural Law” means the Law 1/2000, dated 7 January, on Civil Procedure (Ley 1/2000 de 7 de enero, de Enjuiciamiento civil) as amended or modified at any given time.

“Spanish Companies Act” means Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital, as amended from time to time.

“Spanish Insolvency Law” means Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal, as amended from time to time.

“Spanish Loan Party” means any Loan Party organized under the laws of Spain.

“Spanish Public Document” means a documento público, being either an escritura pública or a póliza mercantil or efecto intervenido por fedatario público.

“Spanish Security” means the Collateral that is the subject of any Security Document governed by the laws of Spain.

“Spanish Security Documents” means the Spanish Public Documents to be granted before a notary public and subject to Spanish law to secure each Loan Party’s obligations under the Loan Documents and any additional Spanish law security documents (including, but not limited to, any additional security agreements, personal first demand guarantees, pledge agreements and/or mortgages of any kind) required from time to time to effect the perfection of Spanish Security by any Loan Party.

“SPC” has the meaning set forth in Section 10.07(h)

“Special Notice Currency” means at any time an Other Foreign Currency, other than the currency of a country that is a member of the Organization for Economics Cooperation and Development at such time located in North America or Europe.

“Specified Debt” has the meaning set forth in the definition of “Earlier Maturity Indebtedness Exception”.

“Specified Discount” has the meaning set forth in Section 2.05(a)(vi)(B)(1).

“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.05(a)(vi)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(vi)(B) substantially in the form of Exhibit E-6.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit E-7 to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.05(a)(vi)(B)(1).

“Specified Discount Proration” has the meaning set forth in Section 2.05(a)(vi)(B)(3).

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any Permitted Acquisition, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any sale, transfer or other Disposition of assets or property, or a sale of a business unit, line of business or division of all or substantially all of the assets of or customer lists of Parent or a Restricted Subsidiary, any incurrence, prepayment, redemption, repurchase, defeasance, acquisition, extinguishment, retirement or repayment of Indebtedness (other than Indebtedness incurred or repaid under any existing revolving credit facility or line of credit), any Restricted Payment, any Revolving Commitment Increase, any creation of New Revolving Credit Commitments, any incurrence of Incremental Revolving Loans, any incurrence of Incremental Term Loans, any creation of Extended Term Loans or Extended Revolving Credit Commitments or any other event that by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires a test or covenant to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Spot Rate” means, for any currency, the rate determined by the Administrative Agent for the purchase of such currency with another currency as published on the applicable Bloomberg screen page at or about 11:00 a.m. (London time) on the date two Business Days prior to the date as of which the foreign exchange computation is made. In the event that such rate does not appear on the applicable Bloomberg screen page, the “Spot Rate” with respect to the purchase of such currency with another currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower Representative, or, in the absence of such agreement, such “Spot Rate” shall instead be the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office in respect of such currency at approximately 11:00 a.m. (local time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Springing Maturity Condition” shall mean that, on the Springing Maturity Date, Material Indebtedness remain outstanding and has not been extended, replaced or refinanced with Indebtedness with a scheduled maturity date of no earlier than 91 days after October 14, 2032 (or otherwise repaid, retired or defeased).

“Springing Maturity Date” means the date that is 91 days prior to the maturity date in respect of the earliest maturing Material Indebtedness.

“Starter Basket” means the greater of $1,639,020,000 and 75.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09), in each case determined at the time of incurrence; minus any amounts previously utilized pursuant to Section 2.14(d)(v)(A) and the amount of Incremental Equivalent Debt incurred in lieu thereof.

“StaRUG“ means the German Stabilization and Restructuring Act (Unternehmensstabilisierungs- und - restrukturierungsgesetz).

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). EURIBOR Rate Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent or any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” mean freely transferable lawful money of the United Kingdom (expressed in pounds sterling).

“Sterling Equivalent” means with respect to an amount of an Approved Currency other than Sterling, the equivalent amount thereof in Sterling as determined by the Administrative Agent or the applicable L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Sterling with such Approved Currency.

“Submitted Amount” has the meaning set forth in Section 2.05(a)(vi)(C)(1).

“Submitted Discount” has the meaning set forth in Section 2.05(a)(vi)(C)(1).

“Subsequent Transaction” has the meaning set forth in Section 1.08.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency that has not yet happened) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Parent. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on Parent’s, any Borrower’s or any Restricted Subsidiary’s financial statements.

“Subsidiary Guarantor” means any Guarantor other than Parent and the Borrowers.

“Successor Company” has the meaning set forth in Section 7.04(d).

“Supported QFC” has the meaning set forth in Section 10.24.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other hedging transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” has the meaning set forth in the definition of “Excluded Swap Obligation”.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the swing line loan facility made available by the Swing Line Lenders pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, N.A., in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning set forth in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b) which shall be substantially in the form of Exhibit A-2 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative.

“Swing Line Note” means a promissory note of the Borrowers payable to the Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the Borrowers to the Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $75,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Tax Distributions” has the meaning set forth in Section 7.06(i).

“Taxes” means all present or future taxes, duties, levies, imposts, assessments, deductions or withholdings (including backup withholding), fees or other charges imposed by any Governmental Authority including interest, penalties and additions to tax.

“TCA” means the Taxes Consolidation Act 1997 of Ireland.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to:

(a)with respect to any Credit Extension denominated in Dollars, the Adjusted Term SOFR Rate;

(b)with respect to any Credit Extension denominated in Canadian dollars, the CORRA Rate;

(c)with respect to any Credit Extension denominated in Euros, the EURIBOR Rate; or

(d)with respect to any Credit Extension denominated in any Other Foreign Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Other Foreign Currency at the time such Other Foreign Currency is approved by the Administrative Agent in consultation with the Borrowers and the relevant Lenders; provided, that if any rate calculated pursuant to clause (d) of this definition shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Term Borrowing” means a borrowing consisting of Term Loans of the same Class and Type and, in the case of Term Benchmark Loans, having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(a), or under any Incremental Amendment, Extension Amendment or Refinancing Amendment.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrowers hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment, (iv) an Extension Amendment or (v) the incurrence of Replacement Term Loans.

“Term CORRA” means, for any calculation with respect to a Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period.

“Term CORRA Administrator” means Canadian Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Rate Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term CORRA Rate.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term CORRA Screen Rate” means the Term CORRA Reference Rate published by the Term CORRA Administrator on the applicable screen or page selected by the Administrative Agent.

“Term Facility” means (a) prior to the Closing Date, the Initial Dollar Term Commitments and the Initial Euro Term Commitments, and (b) thereafter, each Class of Term Loans and/or Term Commitments.

“Term Lender” means, at any time, any Lender that has (a) a Dollar Tranche B Term Loan Commitment, a Euro Tranche B Term Loan or (b) a Term Loan at such time.

“Term Loan” means a Dollar Tranche B Term Loan, Euro Tranche B Term Loan and/or an Incremental Term Loan, as applicable, and “Term Loans” means all such Loans, as the context may require.

“Term Loan Extension Request” has the meaning set forth in Section 2.16(a).

“Term Loan Extension Series” has the meaning set forth in Section 2.16(a).

“Term Loan Increase” has the meaning set forth in Section 2.14(a).

“Term Note” means a promissory note of the Borrowers payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Term Lender resulting from the Term Loans made by such Term Lender.

“Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR Reference Rate”.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Rate Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrowers’ most recently ended as of such date of determination for which financial statements have been delivered, were required to be delivered or will be required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) subject, in each case, to Section 1.09(a) to the extent applicable.

“Threshold Amount” means an amount equal to the greater of $655,608,000 and 30.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09).

“Total Assets” means the total assets of the Parent and its Restricted Subsidiaries on a consolidated basis in accordance with IFRS, as shown on the most recent balance sheet of Parent delivered pursuant to Section 6.01(a) or Section 6.01(b).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction Expenses” means any fees or expenses incurred or paid by Parent or any of its respective Restricted Subsidiaries in connection with the Transactions (including (x) expenses in connection with hedging transactions, any OID or upfront fees, payments to officers, employees, consultants and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation and (y) transaction bonuses and the associated employer portion of payroll taxes), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means (a) the execution and delivery of the Loan Documents to be entered into on the Closing Date and the funding of the Loans on the Closing Date, (b) the consummation of the Refinancing and (c) payment of fees and expenses incurred in connection therewith.

“Transformative Acquisition” means any acquisition or Investment by Parent or any Restricted Subsidiary that either (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment, (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment, would not provide the Parent and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Parent acting in good faith or (c) results in a refinancing of the Term Loans, and involves an upsize in the aggregate amount of outstanding term loans in connection with such acquisition or Investment.

“Transformative Disposition” means any Disposition by Parent or any Restricted Subsidiary that either (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such Disposition or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such disposition, would not provide the Parent and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Parent acting in good faith.

“Treasury Services Agreement” means any agreement between Parent or any Restricted Subsidiary and any Hedge Bank relating to treasury, depository, credit card, debit card and cash management services or automated clearinghouse transfer of funds or any similar services.

“Treaty” means a double taxation treaty.

“Treaty State” means a jurisdiction which has signed a Treaty which makes provision for full exemption from tax imposed by Ireland on interest where that Treaty has the force of law.

“Type” with respect to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Base Rate, the Adjusted Term SOFR Rate, the Adjusted Term CORRA Rate, the EURIBOR Rate, or the SONIA Rate.

“U.S. Borrower” has the meaning specified in the preamble hereto.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Loan Parties” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“U.S. Person” means a “United States person”, as defined in Section 7701(a)(30) of the Code.

“U.S. Pledge Agreement” means that certain Pledge Agreement, dated as of April 14, 2026 (as amended, modified and supplemented from time to time), among Parent, Instituto Grifols and the Collateral Agent.

“U.S. Pledge and Security Agreement” means the U.S. Pledge and Security Agreement, dated as of April 14, 2026 (as amended, modified and supplemented from time to time) among the U.S. Borrower, each U.S. Loan Party and certain other Guarantors.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.24.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfunded Participations” shall mean, with respect to an L/C Issuer, the aggregate amount, if any, of participations in respect of any outstanding L/C Borrowing that shall not have been funded by the Revolving Credit Lenders in accordance with Section 2.03(c).

“Uniform Commercial Code” or “UCC” means (i) the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or (ii) the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it applies to any item or items of Collateral. References in this Agreement and the other Loan Documents to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the date hereof. In the event such Uniform Commercial Code is amended or another Uniform Commercial Code described in clause (ii) is applicable, such section reference shall be deemed to be references to the comparable section in such amended or other Uniform Commercial Code.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(d)(ii)(C).

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Cash Amount” means, as of any date of determination, an amount equal to the sum of (i) unrestricted cash and Cash Equivalents of the Parent and its Restricted Subsidiaries (determined in accordance with IFRS) whether or not held in an account pledged to the Administrative Agent and (ii) cash and Cash Equivalents restricted in favor of the Secured Parties (which may also include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral along with the Facilities); provided that the foregoing shall include unrestricted cash and Cash Equivalents of the Parent and its Restricted Subsidiaries denominated in any currency or held in any foreign jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of Parent designated by the board of directors of such Subsidiary, Borrowers or Parent as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased, the effect of any amortization or prepayment prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly-owned” means, with respect to any Person, any other Person all of the Equity Interests of which (other than (a) directors’ qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person directly and/or through other wholly-owned Subsidiaries of such Person.

“Withholding Agent” means any Borrower or any Guarantor under any Loan Document, the Administrative Agent and, for U.S. federal income tax purposes only, any other withholding agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02	Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)	The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)

The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)	Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(d)	The term “including” is by way of example and not limitation.
(e)	The word “or” is not exclusive.
(f)

The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g)

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(h)	Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(i)	All references to “knowledge” of any Loan Party or a Restricted Subsidiary means the actual knowledge of a Responsible Officer.
(j)

The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(k)

All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

Section 1.03

Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, unless the Borrower Representative elects otherwise, as evidenced by a written notice from the Borrower Representative to the Administrative Agent, (a) except as otherwise specified, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with IFRS; provided, that, notwithstanding anything to the contrary, for purposes of such calculations, definitions (including, but not limited to, Consolidated Adjusted EBITDA, Consolidated Interest Coverage Ratio, Consolidated Total Net Leverage Ratio and, in each case, any component thereof), covenants and other provisions hereof (excluding those provisions related to the financial statements required under Section 6.01, to which this proviso will not apply), no effect shall be given to the adoption of IFRS 16 (Leases), and IAS 17 Leases will be applied in respect of all leases, including “Financing Lease Obligations” and “Non-Financing Lease Obligations” and (b) at the Parent’s discretion, all terms of an accounting or financial nature used herein may be construed, and all computations of amounts and ratios referred to herein may be made, without giving effect to fair value accounting, purchase price allocation and related non-cash charges, gains, adjustments and other effects resulting from the application of IFRS 3 (Business Combinations), Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect) to a business combination or any similar transaction to which these standards would apply, including for purposes of pro forma calculations conducted in accordance with Section 1.09.

Section 1.04

Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05

References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications thereto, but only to the extent that such amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications are not prohibited by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06	Times of Day. Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).
Section 1.07

Timing of Payment or Performance. Except as otherwise expressly provided herein (e.g. in Section 2.12(b) below), when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.08

Limited Condition Transactions. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, when (a) testing availability under any basket set forth in this Agreement, (b) determining compliance with any provision of this Agreement (other than pursuant to Section 7.09) that requires the calculation of any financial ratio or test (including the Consolidated Secured Net Leverage Ratio, Consolidated Interest Coverage Ratio and Consolidated Total Net Leverage Ratio (and, for the avoidance of doubt, the financial ratios set forth in Section 2.14(d) and Section 7.03(v)) or (c) determining compliance with any provision of this Agreement that requires that no Default or Event of Default has occurred, is continuing or would result therefrom), in each case, in connection with any Limited Condition Transaction or any Related Transactions with respect thereto, the date of determination shall, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving effect to such Limited Condition Transaction and any Related Transactions with respect thereto, on a Pro Forma Basis as if they had occurred at the beginning of the most recent Test Period, ending prior to the LCT Test Date (for income statement purposes) or at the end of such most recent Test Period (for balance sheet purposes), the Borrowers would have been permitted to consummate such Limited Condition Transaction and such Related Transactions with respect thereto on the relevant LCT Test Date in compliance with such ratio, test, basket or default provision, such ratio, test, basket or default provision shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower Representative has made an LCT Election and any of the ratios, tests, baskets or default provisions for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket or otherwise, including due to fluctuations in Consolidated Adjusted EBITDA or Total Assets of the applicable Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower Representative has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test, basket availability or default provision with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, Dispositions, Permitted Acquisitions, other Investments or prepayments, repurchases, redemptions, defeasances or other satisfactions of any Junior Financing, any merger, dissolution, liquidation or consolidation or any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary (each of the foregoing, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test, basket or default provision shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and any Related Transactions with respect thereto have been consummated; provided, that with respect to any such Subsequent Transaction that is a Restricted Payment, any such ratio, test, basket or default provision shall also be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and any Related Transactions with respect thereto have not been consummated.

Section 1.09	Pro Forma Calculations.
(a)

Notwithstanding anything to the contrary herein, financial ratios and tests (including measurements of Total Assets or Consolidated Adjusted EBITDA), including the Consolidated Total Net Leverage Ratio, Consolidated Interest Coverage Ratio and the Consolidated Secured Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.09. Whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, (i) the most recently ended Test Period for which financial statements have been delivered or are delivered concurrently therewith or, at the discretion of the Borrower Representative, the most recently ended Test Period for which the Borrower Representative has sufficient available information to be able to calculate such financial ratio or test and (ii) prior to the initial date upon which the financial statements and certificates required by Section 6.01(a) or Section 6.01(b) as the case may be, and Section 6.02(a) are required to be delivered, compliance shall be calculated on a pro forma basis as of the period of four consecutive fiscal quarters ending March 31, 2026.

(b)

For purposes of calculating any financial ratio or test, Specified Transactions that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated Adjusted EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of the determination of Total Assets or the Unrestricted Cash Amount, as applicable, the last day); provided that, at the Borrower Representative’s option, this requirement shall not apply if the aggregate value, consideration or principal amount of such Specified Transaction, when taken together with all related Specified Transactions, is equal to or less than $50.0 million. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Parent or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then such financial ratio or test (or the calculation of Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.09.

(c)

Whenever pro forma effect or a determination of Pro Forma Compliance is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower Representative or any other Loan Party and include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower Representative or any Loan Party in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, operating improvements and synergies were realized during the entirety of such period) and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized relating to such Specified Transaction; provided that (A) such amounts are factually supportable, reasonably identifiable and based on assumptions believed by the Borrower Representative or any Loan Party in good faith to be reasonable at the time made, (B) such actions are reasonably anticipated to be realized in the good faith judgment of the Borrower Representative or any Loan Party no later than 24 months after the date of such Specified Transaction, (C) no amounts shall be added pursuant to this Section 1.09(c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period and (D) any amount added back in computing Consolidated Adjusted EBITDA pursuant to this Section 1.09(c) shall be subject to the caps, baskets and thresholds set forth in the definition of Consolidated Adjusted EBITDA;

(d)

Any provision requiring Pro Forma Compliance with Section 7.09 shall be made assuming that compliance with the Consolidated Secured Net Leverage Ratio pursuant to such Section is required with respect to the most recent Test Period prior to such time.

(e)

Notwithstanding anything to the contrary in this Section 1.09, when calculating the Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio for purposes of (i) the definition of “Applicable Rate,” (ii) the definition of “Applicable ECF Percentage” and (iii) actual (and not pro forma) compliance with Section 7.09, the events described in this Section 1.09 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(f)

In the event any fixed “baskets” are intended to be utilized together with any incurrence-based “baskets” in a single transaction or series of related transactions (including utilization of the Free and Clear Incremental Amount and the Incurrence-Based Incremental Amount), (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of Indebtedness or any other applicable transaction or action to be incurred under any incurrence-based “baskets” shall first be calculated without giving effect to amounts being utilized pursuant to any fixed “baskets”, but giving full pro forma effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed “baskets”, any incurrence and repayments of Indebtedness) and all other permitted pro forma adjustments (except that the incurrence of any Indebtedness under the Revolving Credit Facility immediately prior to or in connection therewith shall be disregarded), and (ii) thereafter, incurrence of the portion of such Indebtedness or other applicable transaction or action to be incurred under any fixed “baskets” shall be calculated.

Section 1.10

Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit).

Section 1.11

Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Section 1.12	Certain Determinations.
(a)

For purposes of determining compliance with any of the covenants set forth in Article XI or Article VII (including in connection with any Incremental Commitment) at the time of incurrence or utilization thereof, if any Lien, Investment, Indebtedness, Disposition, Restricted Payment or Affiliate transaction meets the criteria of one, or more than one, of the clauses of the provision permitting such Lien, Investment, Indebtedness, Restricted Payment or Affiliate transaction, as the case may be, the Borrower Representative shall in its sole discretion determine under which clause or clauses such Lien (other than Liens with respect to the Facilities), Investment, Indebtedness (other than Indebtedness consisting of the Facilities), Disposition, Restricted Payment or Affiliate transaction (or, in each case, any portion thereof), as the case may be, is classified and may later (on one or more occasions), may make any subsequent re-determination and/or at a later time divide, classify or reclassify under the clause or clauses such Lien, Investment, Indebtedness, Disposition, Restricted Payment or Affiliate transaction was initially determined to have been incurred or utilized.

(b)

Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any Consolidated Total Net Leverage Ratio and/or Consolidated Secured Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) intended to be utilized with or substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence.

(c)	For any relevant Fixed Amount set by reference to a fiscal year, a calendar year, a Test Period, a four-quarter period, a twelve-month period or any other similar annual period

(each, an “Annual Period”): (i) at the option of the Borrowers, the maximum amount so permitted under such applicable metric during such Annual Period may be increased by: (A) an amount equal to 100% of the difference (if positive) between the permitted amount in the immediately preceding Annual Period and the amount thereof actually used or applied during such preceding Annual Period (the “Carry Forward Amount”); and/or (B) an amount equal to 100% of the permitted amount in the immediately following Annual Period and the permitted amount in such immediately following Annual Period shall be reduced by such corresponding amount (the “Carry Back Amount”); and (ii) to the extent that the maximum amount so permitted under such Fixed Amount during such Annual Period is increased in accordance with sub-clause (a)(i) of this paragraph, any usage of such Fixed Amount during such Annual Period shall be deemed to be applied in the following order: (i) firstly, against the Carry Forward Amount; (ii) secondly, against the maximum amount so permitted during such Annual Period prior to any increase in accordance with sub-clause (c)(i) of this paragraph; and (iii) thirdly, against the Carry Back Amount

Section 1.13	Rates.
(a)

The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, the Adjusted Term SOFR Rate, the Term SOFR Rate, the EURIBOR Rate, the Adjusted Term CORRA Rate, the SONIA Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, the Adjusted Term SOFR Rate, the Term SOFR Rate, the EURIBOR Rate, the Adjusted Term CORRA Rate, SONIA, the SONIA Rate, such Benchmark or any other Benchmark prior to its discontinuance or unavailability. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate or a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for any (i) losses, claims, damages, liabilities or expenses (whether in tort, contract or otherwise and whether at law or in equity) except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, or willful misconduct of the Administrative Agent or (ii) indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), in each case, for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(b)

By agreeing to make Loans under this Agreement, each Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein as provided for in this Agreement and it will comply with, preserve, renew and keep in full force and effect such licenses, permits and approvals for use of such rates under this Agreement.

Section 1.14

Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.15	Other Foreign Currencies.
(a)

The Borrowers may from time to time request that Revolving Credit Loans be made in a currency other than Dollars, Canadian Dollars, Euro or Sterling. In the case of any such request with respect to the making of Revolving Credit Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders.

(b)

Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York City time), twenty (20) Business Days prior to the date of the desired borrowing of Loans (or such other time or date as may be agreed to by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). The Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuers thereof. Each Lender (in the case of any such request pertaining to Loans denominated in such Other Foreign Currency) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of Letters of Credit, as the case may be, in such Other Foreign Currency.

(c)

Any failure by a Revolving Credit Lender to respond to such request within the time period specified in the last sentence of clause (b) above shall be deemed to be a refusal by such Revolving Credit Lender to permit Revolving Credit Loans to be made in such requested currency. If the Administrative Agent and the applicable Revolving Credit Lenders consent to making Revolving Credit Loans in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be Other Foreign Currency hereunder for purposes of any incurrence of Revolving Credit Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.15, the Administrative Agent shall promptly so notify the Borrowers.

Section 1.16	Spanish Terms. In each Loan Document, where such term relates to a Spanish Loan Party,
(a)	a liquidator, compulsory manager, receiver, administrative receiver, administrator or similar officer includes, without limitation, any:

(i)administrador concursal o administración concursal appointed under the Spanish Insolvency Law;

(ii)liquidador appointed under the Spanish Companies Law;

(iii)liquidador appointed under Article 411 et ss. of the Spanish Insolvency Law; or

(iv)experto en la reestructuración appointed under the Spanish Insolvency Law;

(b)	a due obligation includes, without limitation, any importe líquido, vencido y exigible;
(c)

a security interest, security and/or lien includes, without limitation, any mortgage (hipoteca), pledge (prenda con o sin desplazamiento), with or without transfer of possession, financial collateral agreement (garantia fianciera pignoraticia), condición resolutoria con efectos jurídicos-reales, reserva de dominio, and in general, any type of in rem right, real security or agreement or arrangement having a similar effect and any transfer of title by way of security;

(d)

a winding up, bankruptcy, insolvency, administration, dissolution, liquidation, reorganization, moratorium includes, without limitation, a liquidación, disolución (con y sin liquidación), concurso de acreedores, estado de insolvencia, procedimiento concursal or any other similar proceedings or situation under the Spanish corporate, commercial and civil law regulation;

(e)

an insolvency proceeding includes a declaración de concurso, con independencia de su carácter necesario o voluntario, (including, with respect to a member of the Group incorporated in Spain, any notice to a competent court pursuant to article 585 et seq. of the Spanish Insolvency Law and its “solicitud de inicio de procedimiento concursal and auto de declaracion de concurso);

(f)

a composition, assignment or arrangement with any creditor includes the celebration of a convenio judicial o extrajudicial or propuesta anticipada de convenio or plan de reestructuración in the context of concurso de acreedores, or an homologación de un plan de reestructuración;

(g)	a person being unable to pay its debts includes that person being in a state of insolvencia or concurso;
(h)	a director or officer includes its administradores;
(i)	by-laws or constitutional documents include up-to-date (restated) (estatutos) or articles of association; and
(j)

financial assistance has the meaning stated under: (i) Article 150 of the Spanish Companies Act for a public limited company incorporated under the laws of Spain (Sociedad Anónima) or in any other legal provision that may substitute such Article 150 or be applicable to any guarantor incorporated under the laws of Spain in respect of such financial assistance; and (ii) Article 143 of the Spanish Companies Act for a limited liability company incorporated under the laws of Spain (Sociedad de Responsabilidad Limitada) or in any other legal provision that may substitute such Article 143 or be applicable to any guarantor incorporated under the laws of Spain in respect of such financial assistance.

Section 1.17

German Terms. In this Agreement, where it relates to (i) any German Loan Party or any entity having its centre of main interests (as that term is used in article 3(1) of Regulation (EU) No. 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended) in Germany, or (ii) any Collateral, Lien or security interest under a German Security Document and unless the contrary intention appears, a reference to:

(a)	seeking (other than on a solvent basis) “adjustment”, “arrangement”, “composition” “liquidation”, “rearrangement” or “reorganization” includes the commencement of insolvency proceedings (Eröffnung des Insolvenzverfahrens) and measures and proceedings under StaRUG;

(b)

an “administration”, “bankruptcy”, “dissolution”, “insolvency proceedings” or “liquidation” includes insolvency proceedings (Insolvenzverfahren), the rejection of insolvency proceedings due to lack of funds (Abweisungsbeschluss mangels Masse) or measures and proceedings under StaRUG;

(c)

an “administrative receiver”, “administrator”, “assignee”, “conservator”, “custodian”, “liquidator”, “manager”, “receiver”, “rehabilitator”, “sequestrator”, “supervisor”, “trustee” or “trustee in bankruptcy”, or other similar officer includes an insolvency administrator (Insolvenzverwalter), interim insolvency administrator (vorläufiger Insolvenzverwalter) or custodian (Sachwalter) or interim custodian (vorläufiger Sachwalter);

(d)

commencement of “bankruptcy” or “insolvency” includes the opening of insolvency proceedings (Eröffnung des Insolvenzverfahrens), and the rejection of insolvency proceedings due to lack of funds (Abweisung mangels Masse) and measures and proceedings under StaRUG;

(e)	“by-laws” or “constitutional documents” includes reference to articles of association (Satzung), partnership agreement (Gesellschaftsvertrag) and rules of procedure (Geschäftsordnung);
(f)

a “director”, “manager” or “officer” of a company includes any statutory legal representative(s) (including any German law general agent (organschaftlicher Vertreter)) of a person pursuant to the laws of its jurisdiction of incorporation, including, but not limited to, any managing director (Geschäftsführer) or member of the board of directors (Vorstand) or an authorised representative (Prokurist);

(g)

a “guarantee” or “guaranty” includes any guarantee (Garantie), any indemnity, any joint and several (gesamtschuldnersich) or independent obligation (unabhängiges oder abstraktes Schuldversprechen) within the meaning of German law;

(h)	“Germany” or “German” refers to the Federal Republic of Germany;
(i)

a person being “insolvent” includes that person being in the state of illiquidity (Zahlungsunfähigkeit) pursuant to section 17 InsO or in the state of over-indebtedness (Überschuldung) pursuant to section 19 InsO;

(j)

“merger” includes any corporate measure contemplated by the German Transformation Act (Umwandlungsgesetz) as well as any other corporate act by which several entities are consolidated with the result of one entity becoming the universal legal successor (Gesamtrechtsnachfolger) of the other;

(k)	a “moratorium” includes, without limitation, protective shield proceedings (Schutzschirmverfahren) and insolvency plan proceedings (Insolvenzplanverfahren) and measures and proceedings under StaRUG;
(l)

a “security” or “security interest” includes a mortgage (Hypothek), land charge (Grundschuld) including security purpose declarations, pledge (Pfandrecht), assignment or transfer for security purposes (Sicherungsabtretung oder -übereignung) and retention of title arrangements ((verlängerter/erweiterter) Eigentumsvorbehalt);

(m)	the term “share” or “shares” includes partnership interests;

(n)

a “step” or “procedure” taken in connection with insolvency proceedings for an entity to which German insolvency law applies includes it being subject to a filing for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) for any of the reasons set out in sections 17 to 19 InsO including, for the avoidance of doubt, a filing for preliminary proceedings according to section 270a and 270b InsO and/or measures and proceedings under StaRUG;

(o)

in relation to any Collateral, Lien or other security rights or security assets governed by German law or located in Germany “trust”, “trustee” or “on trust” shall be construed as “Treuhand”, “Treuhänder” or “treuhänderisch”; and

(p)	a person being “unable to pay its debts” includes that person being in a state of illiquidity (Zahlungsunfähigkeit) pursuant to section 17 InsO.

provided that the definitions and rules of constructions in this section are without prejudice to Section 44 subsection 1 of the StaRUG.

This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German meaning and the underlying German law legal concept shall prevail.

Article II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01	The Loans.
(a)

Term Borrowings. Subject to the terms and conditions expressly set forth herein, (i) each Term Lender with an Initial Dollar Term Commitment severally agrees to make (A) a Dollar Tranche B Term Loan to the U.S. Borrower in an amount equal to such Lender’s Dollar Tranche B Term Loan Commitment and (B) a Euro Tranche B Term Loan to the Irish Borrower in an amount equal to such Lender’s Euro Tranche B Term Loan Commitment.

(b)

Revolving Credit Borrowings. Subject to the terms and conditions expressly set forth herein, on the Closing Date and thereafter each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in an Approved Currency to the Borrowers, pursuant to Section 2.02 (each such loan, together with any loans made pursuant to an Extended Revolving Credit Commitment, Incremental Revolving Loans and Refinancing Revolving Credit Loans, a “Revolving Credit Loan”) from time to time, on any Business Day during the period from the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans plus such Lender’s Ancillary Outstandings shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and re-borrow under this Section 2.01(b) in each case without premium or penalty (subject to Section 3.05). Revolving Credit Loans (i) denominated in Dollars may be Base Rate Loans or Term SOFR Rate Loans;

provided that until such time as the Administrative Agent has provided written notice to the Borrower Representative that it is administratively feasible for the Administrative Agent to fund Base Rate Loans to the Irish Borrower, Revolving Credit Loans denominated in Dollars made to the Irish Borrower may only be Term SOFR Rate Loans, (ii) denominated in Euros shall be EURIBOR Rate Loans, (iii) denominated in Canadian Dollars shall be Term CORRA Rate Loans and (iv) denominated in Sterling shall be SONIA Rate Loans, in each case, as further provided herein. Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to the Borrowers in place of all or part of its Revolving Credit Commitments. With respect to a Lender under the Revolving Credit Loan that is an Irish Qualifying Lender on the Closing Date, any Irish Qualifying Lender may only provide a Revolving Credit Loan from such branch or Affiliate that qualifies as an Irish Qualifying Lender.

Section 2.02	Borrowings, Conversions and Continuations of Loans.
(a)

Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon a Borrower Representative’s written notice to the Administrative Agent, which may be given by email. Each such written notice must be received by the Administrative Agent not later than (1) 11:00 a.m. Eastern time three Business Days prior to the requested date of any Borrowing of Term Benchmark Loans or SONIA Rate Loans, any Borrowing of Initial Term Loans as Base Rate Loans, as EURIBOR Rate Loans, any continuation of Term Benchmark Loans, any conversion of Base Rate Loans to Term SOFR Rate Loans, any conversion of Term SOFR Rate Loans to Base Rate Loans, (2) 9:00 a.m. Eastern time on the requested date of any Borrowing of Base Rate Loans by the U.S. Borrower (other than any Borrowing of Initial Term Loans as Base Rate Loans) and (3) 11:00 a.m. Eastern time one Business Days prior to the requested date of any Borrowing of Base Rate Loans by the Irish Borrower. Each email notice by a Borrower pursuant to this Section 2.02(a) must include a written Committed Loan Notice (and will not be effective until so confirmed), appropriately completed and signed by a Responsible Officer of the Borrower Representative. In the case of Loans made in Other Foreign Currencies, 11:00 a.m. Eastern time three Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing of Revolving Credit Loans denominated in a Other Foreign Currency; provided, that if a Borrower wishes to request Loans denominated in a Other Foreign Currency having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. Eastern time five Business Days (or six Business Days in the case of a Special Notice Currency) prior to the requested date of such borrowing, conversion or continuation of Loans denominated in a Other Foreign Currency, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest period is acceptable to all of them; provided, further, that not later than 11:00 a.m., four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Loans denominated in a Other Foreign Currency, the Administrative Agent shall notify the Borrowers (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Except as otherwise provided in Section 2.14, each Borrowing of, conversion to or continuation of Term Benchmark Loans or SONIA Rate Loans shall be in a minimum principal amount of $5,000,000, or a whole multiple of $1,000,000, in excess thereof. Except as provided herein, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrowers are requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other or a continuation of Term Benchmark Loans or SONIA Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) in the case of a Revolving Credit Borrowing, the relevant Approved Currency in which such Revolving Credit Borrowing is to be denominated and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify an Approved Currency of a Loan in a Committed Loan Notice, such Loan shall be made in Dollars. If the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, (x) in the case of any Loan denominated in Dollars, Base Rate Loans or (y) in the case of any Loan denominated in any Other Foreign Currency, Term Benchmark Loans in the Approved Currency having an Interest Period of one month, or SONIA Rate Loans as applicable. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Term Benchmark Loans or SONIA Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, such request shall be deemed to be a request for Loans having an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in another Approved Currency but instead must be prepaid in the original Approved Currency or reborrowed in another Approved Currency.

(b)

Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and Approved Currency) of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by Borrower Representative, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided by the Borrowers to (and reasonably acceptable to) the Administrative Agent; provided that if, on the date the Committed Loan Notice with respect to any Revolving Credit Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing and second, to the Borrowers as provided above.

(c)

Except as otherwise provided herein, a Term Benchmark Loan or SONIA Rate Loan may be continued or converted only on the last day of an Interest Period (or such SONIA Interest Period) for such Term Benchmark Loan or SONIA Rate Loan unless the Borrowers pay the amount due, if any, under Section 3.05 in connection therewith. During the occurrence and continuation of an Event of Default, the Administrative Agent or the Required Lenders may request that no Loans may be converted to or continued as Term Benchmark Loans or SONIA Rate Loans.

(d)	The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans or SONIA

Rate Loans upon determination of such interest rate. The determination of any interest rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)

After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than twenty Interest Periods in effect (or such greater amount as may be agreed by the Administrative Agent).

(f)

The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)

Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share (or other applicable share provided for under this Agreement) of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share (or other applicable share provided for under this Agreement) available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrowers severally agree to repay to the Administrative Agent promptly after written demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that (i) with respect to a Lender under Loan that is an Irish Qualifying Lender, such branch or Affiliate qualifies as an Irish Qualifying Lender, and (ii) any exercise of such option shall not affect in any manner the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Any Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.

Section 2.03	Letters of Credit.
(a)	The Letter of Credit Commitment.
(i)

Subject to the terms and conditions expressly set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit payable at sight denominated in any Approved Currency for the account of any Borrower or any Restricted Subsidiary (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Parent) and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit; provided, further, that notwithstanding anything to the contrary contained herein, no L/C Issuer shall have any obligation to issue trade or commercial letters of credit. Within the foregoing limits, and subject to the terms and conditions hereof, any Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly such Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired, been cancelled or that have been drawn upon and reimbursed. Notwithstanding anything to the contrary herein, on the Closing Date, any outstanding letters of credit under the Existing Credit Facility shall be deemed to be Letters of Credit issued under this Agreement.

(ii)	Each Borrower may, at its sole discretion, request Letters of Credit from any L/C Issuer up to such L/C Issuer’s Letter of Credit Commitment.
(iii)	An L/C Issuer shall be under no obligation to issue any Letter of Credit if:
(A)

any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any material restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any material unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B)

subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance unless (1) each Appropriate Lender has approved of such expiration date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized in an amount equal to 100% of the Outstanding Amount of the L/C Obligations related thereto or backstopped in a manner reasonably satisfactory to such L/C Issuer;

(C)

the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Letter of Credit has been Cash Collateralized in an amount equal to 100% of the Outstanding Amount of the L/C Obligations related thereto or backstopped in a manner reasonably satisfactory to such L/C Issuer;

(D)	the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to Letters of Credit generally; and
(E)

any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with a Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure as it may elect in its sole discretion.

(iv)

An L/C Issuer shall be under no obligation to amend any Letter of Credit if such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. Notwithstanding anything herein to the contrary, the expiry date of any Letter of Credit denominated in a currency other than Dollars must be approved by the relevant L/C Issuer in its sole discretion even if it is less than 12 months after the date of issuance and any Auto-Extension Letter of Credit denominated in a currency other than Dollars shall be issued only at the relevant L/C Issuer’s sole discretion.

(b)	Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)

Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower Representative. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m., at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for the issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, (g) the relevant Approved Currency in which such Letter of Credit is to be denominated; and (h) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)

Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from a Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Parent or a Borrower (or its applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share (or other applicable share provided for under this Agreement) times the available amount of such Letter of Credit.

(iii)

If a Borrower so requests in any applicable Letter of Credit Application with respect to any Letter of Credit, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit and in no event extending beyond the Letter of Credit Expiration Date unless Cash Collateralized in an amount equal to 100% of the Outstanding Amount of the L/C Obligations related thereto or backstopped in a manner reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be mutually agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, no Borrower shall be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall have no obligation to permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the applicable

Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or waived.

(iv)

Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)	Drawings and Reimbursements; Funding of Participations.
(i)

Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrowers and the Administrative Agent thereof. In the case of a Letter of Credit denominated in any Other Foreign Currency, the Borrowers shall reimburse the L/C Issuer in such Other Foreign Currency, unless the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in any Other Foreign Currency, the L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 12:00 noon on (i) the Business Day that such Borrower receives notice of any payment by an L/C Issuer under a Letter of Credit, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that such Borrower receives such notice (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in the relevant Approved Currency or in Dollars, as the case may be; provided that if such reimbursement is not made on the date the drawing is paid, the applicable Borrower shall pay interest to the relevant L/C Issuer on such amount if in Dollars or, otherwise, in the Dollar Equivalent amount at the rate applicable to Base Rate Loans (without duplication of interest payable on L/C Borrowings). The applicable L/C Issuer shall notify such Borrower in writing of the amount of the drawing promptly following the determination or revaluation thereof. If such Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the Dollar amount or the Dollar Equivalent amount (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share (or other applicable share provided for under this Agreement) thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)

Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share (or other applicable share provided for under this Agreement) of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)

With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on written demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)

Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share (or other applicable share provided for under this Agreement) of such amount shall be solely for the account of the relevant L/C Issuer.

(v)

Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, a Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by a Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of such Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)

If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)	Repayment of Participations.
(i)

If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share (or other applicable share provided for under this Agreement) thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding).

(ii)

If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(e)

Obligations Absolute. The obligation of the Borrowers to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)	any lack of validity or enforceability of such Letter of Credit, this Agreement or any other agreement or instrument relating thereto;
(ii)

the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)

any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)

any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)

any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)

any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party (other than payment in cash or performance in full);

provided that the foregoing in clauses (i) through (vi) shall not excuse any L/C Issuer from liability to any Borrowers to the extent of any direct damages (as opposed to special, punitive, indirect or consequential damages, claims in respect of which are waived by such Borrower to the extent permitted by applicable Law) suffered by such Borrower that are caused by such L/C Issuer’s (or its Related Parties’) gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f)

Role of L/C Issuers. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude each Borrower’s pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, each Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to each such Borrower, to the extent, but only to the extent, of any direct, as opposed to special, punitive, indirect, consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s (or its Related Parties’) willful misconduct or gross negligence or such L/C Issuer’s (or its Related Parties’) willful misconduct or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or purporting to transfer or request transfer of a Letter of Credit or assign the proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)

Cash Collateral. (i) If, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Revolving Lenders, as applicable, require a Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iii) if an Event of Default set forth under Section 8.01(f) occurs and is continuing, such Borrower shall Cash Collateralize all of its L/C Obligations in an amount equal to 100% of the Outstanding Amount of such L/C Obligations determined as of such date, and shall do so not later than 2:00 p.m. on (x) in the case of the immediately preceding clauses (i) and (ii), the next Business Day following the Business Day that such Borrower receives written notice thereof, and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, promptly upon the written request of the Administrative Agent, the applicable L/C Issuer or the Swing Line Lender, such Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (solely after giving effect to Section 2.17(a)(iv). and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash, Cash Equivalents (if reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) or deposit account balances (in each case, “Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders of the applicable Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents (for the benefit of the Borrowers). If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or nonconsensual liens permitted under Section 7.01 or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, promptly following written demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds or Cash Equivalents are on deposit as Cash Collateral, such funds and the liquidated proceeds of Cash Equivalents shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the applicable Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be promptly refunded to the applicable depositor of Cash Collateral. If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or Liens described above, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the applicable Borrower or the relevant Defaulting Lender will, promptly following written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. In addition, the Administrative Agent may request at any time and from time to time after the initial deposit of Cash Collateral that additional Cash Collateral be provided by the applicable Borrower in order to protect against the results of exchange rate fluctuations with respect to Letters of Credit denominated in currencies other than Dollars and the fluctuating value of any Cash Equivalents.

(h)

Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender for the applicable Revolving Credit Facility in accordance with its Pro Rata Share (or other applicable share provided for under this Agreement) a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided that (x) if any portion of a Defaulting Lender’s Pro Rata Share of any Letter of Credit is Cash Collateralized by a Borrower or reallocated to the other Revolving Credit Lenders pursuant to Section 2.17(a)(iv) then such Borrower shall not be required to pay a Letter of Credit fee to such Defaulting Lender with respect to such portion of such Defaulting Lender’s Pro Rata Share so long as it is Cash Collateralized by such Borrower or reallocated to the other Revolving Credit Lenders, but to the extent such Defaulting Lender’s Pro Rata Share is reallocated to the other Revolving Credit Lenders pursuant to Section 2.17(a)(iv) such Letter of Credit fee shall instead be payable to such other Revolving Credit Lenders in accordance with their Pro Rata Share of such reallocated amount, and (y) if any portion of a Defaulting Lender’s Pro Rata Share is not Cash Collateralized or reallocated pursuant to Section 2.17(a)(iv), then the Letter of Credit fee with respect to such Defaulting Lender’s Pro Rata Share shall be payable to the applicable L/C Issuer until such Pro Rata Share is Cash Collateralized or reallocated or such Lender ceases to be a Defaulting Lender. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the earlier to occur of the Letter of Credit Expiration Date and the Maturity Date then in effect for the applicable Revolving Credit Facility or the date on which the Revolving Credit Commitment of all Lenders shall be terminated as provided herein. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)

Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it pursuant to this Agreement equal to 0.125% per annum (or such other lower percentage per annum as may be mutually agreed by the Borrowers and the applicable L/C Issuer) of the maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) or such lesser fee as may be agreed with such L/C Issuer. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the earlier to occur of the Letter of

Credit Expiration Date and the date on which the Revolving Credit Commitment of all Lenders shall be terminated as provided herein. In addition, the Borrowers shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit issued to the Loan Parties the customary and reasonable issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within 30 days of demand and are nonrefundable.

(j)

Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement or any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k)

Addition of an L/C Issuer. A Revolving Credit Lender or any domestic or foreign branch or Affiliate of a Revolving Credit Lender reasonably acceptable to the Borrower Representative may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower Representative, the Administrative Agent and such Revolving Credit Lender or such branch or Affiliate. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(l)

Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit shall, to the extent such Letters of Credit could have been issued under such other tranches, automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the applicable Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g).

(m)

Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of Parent, the Borrowers shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries of Parent inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.04	Swing Line Loans.
(a)

The Swing Line. Subject to the terms and conditions set forth herein, Bank of America, N.A., in its capacity as Swing Line Lender, agrees to make loans in Dollars to the U.S. Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date and until the Maturity Date of the Revolving Credit Facility in an aggregate principal amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro

Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, (i) the Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitments and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Swing Line Loan.

(b)

Borrowing Procedures. Each Swing Line Borrowing shall be made upon the applicable Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone or Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. New York City time on the requested borrowing date and shall specify (i) the principal amount to be borrowed, which principal amount shall be a minimum of $500,000 (and any amount in excess of $500,000 shall be in integral multiples of $100,000) and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower Representative. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice (by telephone or in writing), the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. New York City time on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 2.04 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. New York City time on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Credit Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrowers to eliminate the Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.17(a)(iv) with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans.

(c)	Refinancing of Swing Line Loans.
(i)

The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of each Borrower (which hereby irrevocably authorize such Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02 without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. New York City time on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)

If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)

If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i) the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Overnight Bank Funding Rate from time to time in effect, plus any reasonable administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)

Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)	Repayment of Participations.
(i)

At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)

If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)

Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan, Term SOFR Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)	Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
(g)

Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring maturity date such

Swing Line Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrowers shall still be obligated to pay Swing Line Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Swing Line Loans may be reduced as agreed between the Swing Line Lender and the Borrower Representative, without the consent of any other Person.

(h)

Replacement of the Swing Line Lender. The Swing Line Lender may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Swing Line Lender and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swing Line Lender. From and after the effective date of any such replacement, (x) the successor Swing Line Lender shall have all the rights and obligations of the replaced Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require. After the replacement of a Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to its replacement, but shall not be required to make additional Swing Line Loans.

(i)

Resignation of the Swing Line Lender. Subject to the appointment and acceptance of a successor Swing Line Lender, the Swing Line Lender may resign as a Swing Line Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrowers and the Lenders, in which case, such Swing Line Lender shall be replaced in accordance with Section 2.04(h) above.

Section 2.05	Prepayments.
(a)	Optional.
(i)

The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans (provided that any voluntary prepayment of Initial Term Loans shall be pro rata between the Initial Term Loans outstanding at the time of such voluntary prepayment) and Revolving Credit Loans of any Class or Classes in whole or in part without premium or penalty (except as expressly set forth in this Section 2.05); provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Term SOFR Rate Loan denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of any Term Benchmark Loan (other than a Term SOFR Rate Loan) or SONIA Rate Loans and (C) on the date of any prepayment of Base Rate Loans, in each case subject to any shorter notice period as the Administrative Agent may approve in its sole discretion; (2) any prepayment of Term Benchmark Loans or SONIA Rate Loans shall be in a minimum principal amount of $5,000,000, or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrowers, unless rescinded pursuant to clause (iv) below, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to clause (ii) below and Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower Representative may in its sole discretion select the Borrowing or Borrowings to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares (or other applicable share provided for under this Agreement).

(ii)

The Borrowers may, upon, subject to clause (iii) below, give written notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. New York City time on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)

Notwithstanding anything to the contrary contained in this Agreement, at the time of the consummation or occurrence of any Repricing Event, in each case, that occurs on or prior to the six-month anniversary of the Closing Date, the Borrowers agree to pay to the Administrative Agent, for the ratable account of each applicable Term Lender, a prepayment premium in an amount equal to 1.00% of the aggregate principal amount of the Term Loans then outstanding, so prepaid or repaid and, in connection with any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Event, such Term Lender (and not any Person who replaces such Term Lender pursuant to Section 3.07(a)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium or fee described herein. Such fees shall be due and payable upon the date of the applicable prepayment, repayment or Repricing Event, as applicable.

(iv)

Notwithstanding anything to the contrary contained in this Agreement, the Borrowers may rescind any notice of prepayment under Section 2.05(a)(i) by notice to the Administrative Agent no later than 2:00 p.m. (and promptly confirmed in writing) on the date of prepayment if such prepayment would have resulted from a refinancing of all or any portion of the applicable Class or occurrence of another event, which refinancing or event shall not be consummated or shall otherwise be delayed (subject to payment of amounts due under Section 3.05).

(v)

Voluntary prepayments of any Class of Term Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) in a manner determined at the discretion of the Borrowers and specified in the notice of prepayment (and absent such direction, in direct order of maturity); provided that any voluntary prepayment of Initial Term Loans shall be pro rata between the Initial Term Loans outstanding at the time of such voluntary prepayment.

(vi)

Notwithstanding anything in any Loan Document to the contrary, in addition to the terms set forth in Section 2.05(a)(i) and Section 10.07, so long as no Event of Default has occurred and is continuing, any Loan Party (in such capacity, a “Discounted Purchaser”) may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently cancelled immediately upon such prepayment) (or Parent or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) without premium or penalty on the following basis (and so long as no proceeds of Revolving Credit Loans are used for such purpose):

(A)

Any Discounted Purchaser shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(vi) and without premium or penalty.

(B)(1)Any Discounted Purchaser may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five Business Days’ notice in the form of a Specified Discount Prepayment Notice (or such shorter period as agreed by the Auction Agent); provided that (I) any such offer shall be made available, at the sole discretion of the Discounted Purchaser, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(vi)(B), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) unless rescinded pursuant to clause (iv) above, each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (or such later date specified therein) (the “Specified Discount Prepayment Response Date”).

(2)

Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such Specified Discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept a Borrower Offer of Specified Discount Prepayment.

(3)

If there is at least one Discount Prepayment Accepting Lender, the relevant Discounted Purchaser will make a prepayment of outstanding Term Loans pursuant to this Section 2.05(a)(vi)(B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to clause (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (with the consent of such Discounted Purchaser and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Discounted Purchaser of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Discounted Purchaser and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Discounted Purchaser shall be due and payable by such Discounted Purchaser on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(vi)(F) below (subject to Section 2.05(a)(vi)(I) below).

(C)(1)Any Discounted Purchaser may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Discount Range Prepayment Notice (or such shorter period as agreed by the Auction Agent); provided that (I) any such solicitation shall be extended, at the sole discretion of such Discounted Purchaser, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Discounted Purchaser (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.05(a)(vi)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) unless rescinded pursuant to clause (iv) above, each such solicitation by a Discounted Purchaser shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (or such later date specified therein) (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)

The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (with the consent of such Discounted Purchaser and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Section 2.05(a)(vi)(C). The relevant Discounted Purchaser agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following clause (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)

If there is at least one Participating Lender, the relevant Discounted Purchaser will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (with the consent of such Discounted Purchaser and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Discounted Purchaser of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Discounted Purchaser and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Discounted Purchaser shall be due and payable by such Discounted Purchaser on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(vi)(F) below (subject to Section 2.05(a)(vi)(I) below).

(D)(1)Any Discounted Purchaser may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Solicited Discounted Prepayment Notice (or such shorter period as may be agreed by the Auction Agent); provided that (I) any such solicitation shall be extended, at the sole discretion of such Discounted Purchaser, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Discounted Purchaser are willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.05(a)(vi)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) unless rescinded, each such solicitation by a Discounted Purchaser shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)	The Auction Agent shall promptly provide the relevant Discounted Purchaser with a copy of all Solicited Discounted

Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Discounted Purchaser shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Discounted Purchaser (the “Acceptable Discount”), if any. If the Discounted Purchaser elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the fifth Business Day after the date of receipt by such Discounted Purchaser from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Discounted Purchaser shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Discounted Purchaser by the Acceptance Date, such Discounted Purchaser shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)

Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, within five Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of such Discounted Purchaser and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Discounted Purchaser at the Acceptable Discount in accordance with this Section 2.05(a)(vi)(D). If the Discounted Purchaser elects to accept any Acceptable Discount, then the Discounted Purchaser agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Discounted Purchaser will prepay outstanding Term Loans pursuant to this Section 2.05(a)(vi)(D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the

Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (with the consent of such Discounted Purchaser and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Discounted Purchaser of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Discounted Purchaser and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Discounted Purchaser shall be due and payable by such Discounted Purchaser on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(vi)(F) below (subject to Section 2.05(a)(vi)(I) below).

(E)

In connection with any Discounted Term Loan Prepayment, the Loan Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the applicable Discounted Purchaser or Loan Parties in connection therewith.

(F)

If any Term Loan is prepaid in accordance with Section 2.05(a)(vi)(B). through Section 2.05(a)(vi)(D) above, the Discounted Purchaser shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Discounted Purchaser shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 1:00 p.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans being prepaid on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(vi) each Lender participating in any prepayment described in this Section 2.05(a)(vi) acknowledges and agrees that in connection therewith, (1) the Discounted Purchaser or any other Loan Party then may have, and later may come into possession of, information regarding Parent and their respective affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such prepayment (including Material Non-Public Information) (“Excluded Information”), (2) such Lender has independently and, without reliance on Parent, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Discounted Purchaser, the Loan Parties, any Permitted Holder or any of their respective Affiliates shall be required to make any representation that it is not in possession of material non-public information and (4) none of the Parent, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Parent, its Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

(G)

To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(vi) established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Discounted Purchaser.

(H)

Each of the Discounted Purchasers, Loan Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(vi) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(vi) as well as activities of the Auction Agent.

(I)

Each Loan Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Loan Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(vi) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b)	Mandatory.
(i)

Within fifteen (15) Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing in respect of the financial statements required to have been delivered pursuant to Section 6.01(a) for the fiscal year ending December 31, 2027) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus, without duplication of any amount deducted from Consolidated Net Income in calculating Excess Cash Flow for such period, (B) the sum of (1) all voluntary prepayments of Term Loans made during such fiscal year pursuant to Section 2.05(a)(vi), in an amount equal to the face amount of the principal amount of such Term Loans during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (including, in the case of Term Loans prepaid pursuant to (x) Section 2.05(a)(v), the face amount pursuant to a “Dutch Auction” and (y) open-market purchases pursuant to Section 10.07(l), the face amount pursuant to such purchase), (2) all other voluntary prepayments of Term Loans during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due to the extent reducing scheduled repayments of principal in subsequent fiscal years, (3) all voluntary prepayments of Revolving Credit Loans, Extended Revolving Credit Loans, Refinancing Revolving Credit Loans and Incremental Revolving Loans during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due, to the extent the Revolving Credit Commitments, Extended Revolving Credit Commitments, Refinancing Revolving Credit Commitments, Revolving Commitment Increase and/or New Revolving Credit Commitments, as the case may be, are permanently reduced by the amount of such payments, (4) the face amount of the prepayment of any other Indebtedness that is secured by a Lien on the Collateral that ranks pari passu in right of security with the Loan (5) the amount equal to face amount in connection with the buyback of Loans pursuant to Section 10.07(l) during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due, in the case of each of the immediately preceding clauses (1), (2), (3), (4) and (5); provided that, to the extent any deduction is made pursuant to the foregoing clauses (1), (2), (3), (4) and (5) after year-end and prior to when such Excess Cash Flow prepayment is due, such prepayment shall not be deducted with respect to the Excess Cash Flow prepayment for the succeeding fiscal year, (6) the amount of Capital Expenditures or acquisitions of intellectual property to the extent not expensed and Capitalized Software Expenditures accrued or made (or committed to be made) in cash during such period or, at the option of the Borrowers, made after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such Capital Expenditures or acquisitions are not actually made as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period, to the extent financed with Internally Generated Cash or Borrowings under the Revolving Credit Facility), (7) the amount of Investments and acquisitions made (or committed to be made) by the Borrowers and their Restricted Subsidiaries during such period or, at the option of the Borrowers, made after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such Investments and acquisitions are not actually made as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period, to the extent financed with Internally Generated Cash or Borrowings under the Revolving Credit Facility), (8) the amount of Restricted Payments paid in cash (or committed to be paid) from Parent to its equity holders during such period or, at the option of the Borrowers, paid after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such payments are not actually paid as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period), (9) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Parent and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness and (10) the amount of cash taxes (including penalties and interest or tax reserves) paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; provided further that the Consolidated Secured Net Leverage Ratio in the definition of “Applicable ECF Percentage” shall be recalculated to give pro forma effect to any amount referred to in clause (B) above that is paid or otherwise realized or accounted for after the end of the applicable fiscal year but prior to the making of the Excess Cash Flow payment required for such fiscal year. Prepayments pursuant to this Section  2.05(b)(i) shall only be required for any fiscal year if the amount of the Excess Cash Flow for such fiscal year is greater than an amount equal to the greater of $218,536,000 and 10.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09); provided, further, that, for the avoidance of doubt, only amounts in excess of such $218,536,000 and 10.0% of Consolidated Adjusted EBITDA (determined on a Pro Forma Basis in accordance with Section 1.09) for the most recently completed Test Period shall be prepaid pursuant to this Section 2.05(b)(i).

(ii)

If (1) Parent or any Restricted Subsidiary of Parent Disposes of any property or assets permitted by Section 7.05(j), or (2) any Casualty Event occurs, which results in the realization or receipt by Parent or a Restricted Subsidiary of Net Proceeds, subject to Section 2.05(b)(vi), the Borrowers shall cause to be prepaid on or prior to the date which is ten Business Days after the date of the realization or receipt by Parent or any Restricted Subsidiary of such Net Proceeds, an aggregate principal amount of Term Loans in an amount equal to the Applicable Asset Sale Percentage of all such Net Proceeds; provided, for the avoidance of doubt, such prepayment shall be subject to investment, reinvestment and other rights for utilization of such Net Proceeds set forth within the definition of “Net Proceeds”; provided, further, that if at the time that any such prepayment would be required, the Borrowers are required to offer to prepay or repurchase Permitted First Priority Refinancing Debt, Incremental Equivalent Debt, Indebtedness incurred pursuant to Section 7.03(v)(i) (and any Permitted Refinancings) or Indebtedness incurred pursuant to Section 7.03(a)(ii) (and any Permitted Refinancings) that, in each case, is secured by a Lien on the Collateral on a pari passu basis with the Obligations, or any Permitted Refinancing of any such Indebtedness, in each case pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted First Priority Refinancing Debt, Incremental Equivalent Debt, Indebtedness incurred pursuant to Section 7.03(v)(i) (and any Permitted Refinancings thereunder) or Indebtedness incurred pursuant to Section 7.03(a)(ii) (and any Permitted Refinancings thereunder) that, in each case, is secured by a Lien on the Collateral on a pari passu basis with the Obligations (or the Permitted Refinancing of any such Indebtedness) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then without duplication of amounts deducted pursuant to clause (a)(ii) of the definition of “Net Proceeds”, the Borrowers may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that prepayments pursuant to this Section 2.05(b)(ii) shall only be required for any fiscal year if the amount of Net Proceeds for such fiscal year is greater than an amount equal to the greater of $546,340,000 and 25.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09); provided further that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof, to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within five Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii)

If Parent or any Restricted Subsidiary incurs or issues any Indebtedness after the Closing Date (A) not permitted to be incurred or issued pursuant to Section 7.03 or (B) that is intended to constitute Credit Agreement Refinancing Indebtedness in respect of any Class of Term Loans, the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is three Business Days after the receipt by Parent or such Restricted Subsidiary of such Net Proceeds.

(iv)

If for any reason the aggregate Outstanding Amount of Revolving Credit Loans plus the outstandings under all Ancillary Facilities plus L/C Obligations at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrowers shall promptly prepay, or cause to be promptly prepaid, Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Revolving Credit Loans, outstandings under an Ancillary Facility and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.

(v)

Notwithstanding any other provisions of this Section 2.05, (i) to the extent that the repatriation to the United States of any Excess Cash Flow attributable to Foreign Subsidiaries (“Foreign Subsidiary Excess Cash Flow”) would be (x) prohibited or delayed by applicable local law or (y) restricted by applicable material constituent documents and repatriation to the Unites States would be required in order for the applicable Borrower to make the repayment of Excess Cash Flow, an amount equal to the portion of such Foreign Subsidiary Excess Cash Flow that would be so affected were the applicable Borrower or Parent to attempt to repatriate such cash will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 so long, but only so long, as the applicable local law or applicable material constituent documents would not otherwise permit repatriation to the United States (the Borrowers hereby agree to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation, even if such Borrower does not intend to actually repatriate such cash, so that an amount equal to the full amount of such Foreign Subsidiary Excess Cash Flow will otherwise be subject to repayment under this Section 2.05), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Foreign Subsidiary Excess Cash Flow is permissible under the applicable local law or applicable material constituent documents (even if such cash is actually not repatriated), an amount equal to the amount of the Foreign Subsidiary Excess Cash Flow that could be repatriated will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of an amount equal to the additional taxes of Parent, its Subsidiaries and the direct and indirect holders of Equity Interests in Parent that would be payable or reserved against as a result of a repatriation and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by any Borrower to the repayment of the Term Loans pursuant to this Section 2.05 and (ii) to the extent that any Borrower has reasonably determined in good faith that repatriation of any Foreign Subsidiary Excess Cash Flow would have material adverse tax cost consequences for itself or any of its Subsidiaries, an amount equal to such Foreign Subsidiary Excess Cash Flow that would be so affected will not be subject to repayment under this Section 2.05; provided that, on or before the date on which any such Foreign Subsidiary Excess Cash Flow so retained would otherwise have been required to be applied to prepayments pursuant to this Section 2.05, such Borrower apply an amount equal to such Foreign Subsidiary Excess Cash Flow to such prepayments as if such Foreign Subsidiary Excess Cash Flow had been received by such Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Foreign Subsidiary Excess Cash Flow had been repatriated (or, if less, the Foreign Subsidiary Excess Cash Flow that would be calculated if received by such Foreign Subsidiary); provided, further, that in the case of each of clauses (i) and (ii), such nonpayment prior to the time such amounts must be repatriated shall not constitute a Default or Event of Default (and such amounts shall be available (A) first, to repay local foreign indebtedness, if any, and (B) thereafter, for working capital purposes of Parent and its Restricted Subsidiaries, in each case, subject to the prepayment provisions in this Section 2.05(b)(v); provided, further, that (A) for purposes of this Section 2.05 Excess Cash Flow shall be deemed allocable to each Foreign Subsidiary, with respect to any period, in an amount equal to (i) the Consolidated Adjusted EBITDA of such Foreign Subsidiary for such period, divided by (ii) the Consolidated Adjusted EBITDA of Parent and its Restricted Subsidiaries for such period (it being understood and agreed for the avoidance of doubt that such allocation shall exclude any reduction from interest and principal payments in respect of the Obligations) and (B) Parent and its Restricted Subsidiaries shall be entitled to reduce Excess Cash Flow owed pursuant to Section 2.05(b)(i) in respect of any Excess Cash Flow Period by the aggregate amount of Excess Cash Flow attributable to Foreign Subsidiaries subject to the limitations and restrictions described above in this Section 2.05(b)(v) for such Excess Cash Flow Period.

(vi)

Notwithstanding any other provisions of this Section 2.05, (i) to the extent that the repatriation to the United States of any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) or the Net

Proceeds of any Casualty Event incurred by a Foreign Subsidiary (“Foreign Casualty Event”) would be (x) prohibited or delayed by applicable local law or (y) restricted by applicable material constituent documents and repatriation to the Unites States would be required in order for the applicable Borrower to make the repayment of Net Proceeds of a Disposition, an amount equal to the Net Proceeds that would be so affected were such Borrower or Parent to attempt to repatriate such cash will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 so long, but only so long, as the applicable local law or applicable material constituent documents would not otherwise permit repatriation to the United States (the Borrowers hereby agree to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation even if any Borrower does not intend to actually repatriate such cash, so that an amount equal to the full amount of such Net Proceeds will otherwise be subject to repayment under this Section 2.05), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Proceeds is permissible under the applicable local law or applicable material constituent documents, even if such cash is not actually repatriated at such time, an amount equal to the amount of the Net Proceeds will be promptly (and in any event not later than five Business Days) applied (net of an amount equal to the additional taxes of Parent, its Subsidiaries and the direct and indirect holders of Equity Interests in the Borrowers that would be payable or reserved against and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by the Borrowers to the repayment of the Term Loans pursuant to this Section 2.05 and (ii) to the extent that the applicable Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or Foreign Casualty Event would have material adverse tax cost consequences with respect to such Net Proceeds, an amount equal to such Net Proceeds that would be so affected will not be subject to repayment under this Section 2.05; provided that, on or before the date on which any such Net Proceeds so retained would otherwise have been required to be applied to prepayments pursuant to this Section 2.05, such Borrower may apply an amount equal to such Net Proceeds to such prepayments as if such Net Proceeds had been received by such Borrower rather than such Foreign Subsidiary (or the applicable recipient), less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds had been repatriated (or, if less, the Net Proceeds that would be calculated if received by such Foreign Subsidiary (or the applicable recipient)); provided, further, that in the case of each of clauses (i) and (ii), nonpayment prior to the time such amounts must be repatriated shall not constitute a Default or Event of Default (and such amounts shall be available (A) first, to repay local foreign indebtedness, if any, and (B) thereafter, for working capital purposes of Parent and its Restricted Subsidiaries, in each case, subject to the prepayment provisions in this Section 2.05(b)(vi). For the avoidance of doubt, nothing in this Section 2.05 shall require any Borrower or Parent to cause any amounts to be repatriated to the United States (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayments hereunder).

(vii)

Except as otherwise provided in any Refinancing Amendment, Extension Amendment or any Incremental Amendment or as otherwise provided herein, (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ratably to each Class of Term Loans then outstanding (provided that any prepayment of Term Loans with the Net Proceeds of Credit Agreement

Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt); (B) with respect to each Class of Term Loans, each prepayment pursuant to clauses (i), (ii)and (iii) of this Section 2.05(b) shall be applied first, to accrued interest and fees due on the amount of the prepayment and second, to the scheduled installments of principal thereof following the date of such prepayment in direct order of maturity; (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(viii)

The Borrower Representative shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made by the Borrowers pursuant to clauses (i), (ii), (iii) of this Section 2.05(b) not later than 1:00 p.m. at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrowers. The Administrative Agent will promptly notify each Appropriate Lender of the contents of such prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i) and (ii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be retained by the Borrowers.

(c)

Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be made, together with, in the case of any such prepayment of a Term Benchmark Loan or SONIA Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Term Benchmark Loan or SONIA Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Term Benchmark Loans or SONIA Rate Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Term Benchmark Loan or SONIA Rate Loan prior to the last day of the Interest Period therefor, the Borrowers may, in their sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a deposit account (or, if required by the Administrative Agent, a Cash Collateral Account) until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05. Such deposit shall be deemed to be a prepayment of such Loans by the Borrowers for all purposes under this Agreement.

Section 2.06	Termination or Reduction of Commitments.
(a)

Optional. The Borrowers may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three Business Days prior to the date of termination or reduction (unless the Administrative Agent agrees to a shorter period in its discretion), (ii) any such partial reduction shall be in an aggregate amount of $5,000,000, or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof and (iii) if, after giving effect to any reduction of the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. Except as provided above, the amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrowers. Notwithstanding the foregoing, the Borrowers may rescind or postpone any notice of termination of any Commitments if such termination would have resulted from a refinancing of all or any portion of the applicable Class or occurrence of other event, which refinancing or other event shall not be consummated or otherwise shall be delayed.

(b)

Mandatory. The Initial Dollar Term Commitments and the Initial Euro Term Commitments of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of the Initial Dollar Term Loans or Initial Euro Term Loans, as applicable, to be made by such Term Lender on the Closing Date. The Revolving Credit Commitments of each Class shall automatically and permanently terminate on the Maturity Date with respect to such Class of Revolving Credit Commitments.

(c)

Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portion of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced. All commitment fees accrued until the effective date of any termination of the Aggregate Commitments of any Class shall be paid to the Appropriate Lenders on the effective date of such termination.

Section 2.07	Repayment of Loans.
(a)	Term Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders:
(i)

(A) on the last Business Day of each March, June, September and December, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Initial Dollar Term Loans outstanding on the Closing Date (which payments shall (x) be reduced as a result of the application of prepayments made in accordance with the order of priority set forth in Section 2.05 (excluding prepayments under Section 2.05(a)(vi)). For the avoidance of doubt, the Initial Euro Term Loans shall not be subject to scheduled amortization prior to the Maturity Date; and

(ii)	(B) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date.

In the event that any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans are made, such other Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrowers in the amounts and on the dates set forth in the Incremental Amendment, Refinancing Amendment or Extension Amendment with respect thereto and on the applicable Maturity Date thereof.

(b)

Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the applicable Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans under such Facility outstanding on such date.

(c)

Swing Line Loans. The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date that is five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility (although Swing Line Loans may thereafter be reborrowed, in accordance with the terms and conditions hereof, if there are one or more Classes of Revolving Credit Commitments which remain in effect).

(d)	Ancillary Facility.
(i)

An Ancillary Facility shall cease to be available on the Maturity Date of the Revolving Credit Facility of such Ancillary Lender or such earlier date on which its expiration occurs or on which it is cancelled in accordance with the terms of this Agreement.

(ii)

If an Ancillary Facility expires in accordance with its terms, the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and such Lender’s Revolving Credit Commitment shall be increased accordingly).

(iii)

No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash collateralization for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless (A) the Revolving Credit Commitments have been cancelled in full, or all outstanding applicable Revolving Loans have become due and payable in accordance with the terms of this Agreement, or the Administrative Agent has declared all outstanding applicable Revolving Loans immediately due and payable, or the expiration date of the Ancillary Facility occurs; (B) it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or (C) the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by an applicable Revolving Loan and the Ancillary Lender gives sufficient notice to enable an applicable Revolving Loan to be made to refinance those Ancillary Outstandings.

(iv)

For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in clause (d)(iii)(C) above can be refinanced by an applicable Revolving Loan, (A) the Revolving Credit Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and (B) the applicable Revolving Loan may (so long as clause (d)(iii)(A) above does not apply) be made irrespective of whether a Default or Event of Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether the Borrowers shall have delivered a Committed Loan Notice.

(v)

On the making of a Revolving Loan to refinance Ancillary Outstandings, (A) each Lender will participate in such Revolving Loan on a pro rata basis in accordance with its respective Revolving Credit Commitment (as determined by the Administrative Agent); and (B) the relevant Ancillary Facility shall be cancelled.

(vi)

In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to applicable regulatory authorities as netted for capital adequacy purposes.

Section 2.08	Interest.
(a)	Subject to the provisions of Section 2.08(b),
(i)

each Term Benchmark Loan denominated in Dollars shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Term SOFR Rate for such Interest Period plus the Applicable Rate,

(ii)

each Term Benchmark Loan denominated in Euros shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the EURIBOR Rate for such Interest Period plus the Applicable Rate,

(iii)

each Term Benchmark Loan denominated in Canadian Dollars, shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Term CORRA Rate for such Interest Period plus the Applicable Rate,

(iv)	each SONIA Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the SONIA Rate plus the Applicable Rate,
(v)

each Base Rate Loan (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and

(vi)

each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b)

After the occurrence and during the continuance of an Event of Default under Section 8.01(a), the Borrowers shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws: provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon written demand.

(c)	Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)

The rate and time of payment of interest in respect of any Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrowers based on normal market rates and terms.

Section 2.09	Fees. In addition to certain fees described in Section 2.03(h) and Section 2.03(i):
(a)

Revolving Credit Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Credit Lender under each Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a commitment fee equal to the Applicable Rate with respect to commitment fees for such Facility times the actual daily amount by which the aggregate Revolving Credit Commitments for such Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans for such Facility plus (B) the Outstanding Amount of L/C Obligations for such Facility; provided that any commitment fee accrued with respect to any of the Revolving Credit Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; provided, further, that no commitment fee shall accrue on any of the Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee with respect to each Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the applicable conditions in Article IX is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date during the first full fiscal quarter to occur after the Closing Date, and on the Maturity Date for the applicable Revolving Credit Facility. The commitment fee with respect to each Revolving Credit Facility shall be calculated quarterly in arrears.

(b)

Other Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the applicable Agent).

(c)

Ancillary Facility. The rate and timing of fees in respect of any Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower under such Ancillary Facility based on normal market rates and terms.

Section 2.10

Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Term SOFR Rate), Term CORRA Rate Loans and SONIA Rate Loans shall be made on the basis of a year of 365 days, or 366 days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the

Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11	Evidence of Indebtedness.
(a)

The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. In the event of any conflict between the accounts and records maintained by any Lender and the Register in respect of such matters, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)

In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the Register and the accounts and records of any Lender in respect of such matters, the Register shall control in the absence of manifest error.

(c)

Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(b) and by each Lender in its account or accounts pursuant to Section 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

Section 2.12	Payments Generally.
(a)

All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share provided for under this Agreement) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)

Except as otherwise provided herein, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Term Benchmark Loans or SONIA Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)

Unless any Borrower or any Lender have notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto (such amount referred to as the “Rescindable Amount”). If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)

if the Borrowers have failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such Rescindable Amount that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such Rescindable Amount was made available by the Administrative Agent to such Lender to the date such Rescindable Amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii)

if any Lender failed to make such payment (including, without limitation, failure to fund participations in respect of any Letter of Credit or Swing Line Loan), such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such Rescindable Amount was made available by the Administrative Agent to the applicable Borrower to the date such Rescindable Amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount (including, without limitation, failure to fund participations in respect of any Letter of Credit or Swing Line Loan) forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such Rescindable Amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfil its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A written notice (including documentation reasonably supporting such request) of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)

If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)

The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)

Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)

Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

(h)

Amounts to be applied to the prepayment of Loans in connection with any mandatory prepayments by the Borrowers of the Term Loans pursuant to Section 2.05(b) shall be applied, as applicable, on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans, Term Benchmark Loans or SONIA Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.05(b)(viii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay Term Benchmark Loans and/or SONIA Rate Loans, as applicable, in a manner that minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 3.05.

Section 2.13

Sharing of Payments. If, other than as provided elsewhere herein, any Lender shall obtain payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise, including amounts received by any such Lender in excess of those received by other Lenders as a result of the application of article 280.7º of the Spanish Insolvency Law) in respect of any principal or interest on account of the Loans or the participations in L/C Obligations and Swing Line Loans held by it, in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such sub-participations in the participations in L/C Obligations and Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement, the Borrowers may extend the final maturity of Term Loans and/or Revolving Credit Commitments in connection with an Extension that is permitted under Section 2.16 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (i) shall constitute a payment or prepayment of any Term Loans or Revolving Credit Loans, as applicable, for purposes of this Section 2.13 or (ii) shall reduce the amount of any scheduled amortization payment due under Section 2.07(a), except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Amendment) without giving rise to any violation of this Section 2.13 or any other provision of this Agreement. Furthermore, the Borrowers may take all actions contemplated by Section 2.16 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.13 or any other provision of this Agreement.

Section 2.14	Incremental Credit Extensions.
(a)

Incremental Commitments. The Borrowers may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Request”), request (i) one or more new commitments which may be in the same Facility as any outstanding Term Loans of an existing Class (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”) under this Agreement and/or (ii) (A) one or more increases in the amount of the Revolving Credit Commitments (a “Revolving Commitment Increase”) and/or (B) the establishment of one or more new Revolving Credit

Commitments (any such new commitment, a “New Revolving Credit Commitment” and, together with Revolving Commitment Increases, the “Incremental Revolving Loan Commitments” and, collectively with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b)

Incremental Loans. Any Incremental Commitments effected through the establishment of one or more new revolving credit commitments or new Term Loans not in the same Facility of any existing Class of Term Loans made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Term Loans or Revolving Credit Commitments, as applicable, for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction (or waiver) of the terms and conditions in this Section 2.14 (i) each Incremental Term Lender of such Class shall make a Loan to the Borrowers (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Loan Commitment are effected, subject to the satisfaction of the terms and conditions in this Section 2.14, (ii) each Incremental Revolving Credit Lender shall make its Commitment available to the Borrowers (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Revolving Commitment Increase or New Revolving Credit Commitment, as applicable, and (iii) each Incremental Revolving Credit Lender shall become a Lender hereunder with respect to the Revolving Commitment Increase or the New Revolving Credit Commitment, as applicable, and the Incremental Revolving Loans made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c)

Incremental Request. Each Incremental Request from the Borrowers pursuant to this Section 2.14 shall set forth the requested amount, the Approved Currency and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Loan Commitments. Incremental Term Loans may be made, and Incremental Revolving Loan Commitments may be provided, by any existing Lender (but each existing Lender will not have an obligation to make any Incremental Commitment, nor will the Borrowers have any obligation to approach any existing lenders to provide any Incremental Commitment) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such, an “Incremental Revolving Credit Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Lender’s making of such Incremental Term Loans to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Term Loans to such Lender or Additional Lender and (ii) the Administrative Agent, each Swing Line Lender and each L/C Issuer shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Lender’s provision of such Incremental Revolving Loan Commitments to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Revolving Credit Loans or Revolving Credit Commitments to such Lender or Additional Lender.

(d)

Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date of such Incremental Amendment (the “Incremental Facility Closing Date”) of each of the following conditions:

(i)	subject to Section 1.08, no Event of Default shall exist after giving effect to such Incremental Commitments;
(ii)	[reserved];
(iii)

each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 (and need not be in an increment of $1,000,000) if such amount represents all remaining availability under the limit set forth in clause (v) below) and each Incremental Revolving Loan Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 (and need not be in an increment of $1,000,000) if such amount represents all remaining availability under the limit set forth in clause (v) below);

(iv)	[reserved]; and
(v)

at the time of and after giving effect to the effectiveness of any proposed Incremental Term Loans or Incremental Revolving Loan Commitments, the aggregate amount of the Incremental Term Loans and Incremental Revolving Loan Commitments shall not exceed the sum of (A) an amount equal to the Starter Basket plus (B) the amount of all prior voluntary prepayments, repurchases, redemptions and other retirements of pari passu Term Loans and Incremental Equivalent Debt, all voluntary prepayments of Revolving Credit Loans accompanied by corresponding voluntary permanent reductions of Commitments in respect of such Revolving Credit Loans prior to or simultaneous with the Incremental Facility Closing Date (including through (x) “Dutch Auctions” open to all Lenders of the applicable Class on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(vi) or (y) open-market purchases pursuant to Section 10.07(l), which shall be credited to the extent of the actual purchase price paid in cash in connection with such “Dutch Auction” or open-market purchase) (excluding voluntary prepayments, repurchases, redemptions and other retirements, in each case other than to the extent such prepayments are made with the proceeds of Credit Agreement Refinancing Indebtedness or other long-term funded Indebtedness (other than revolving loans), plus (C) up to an additional amount of Incremental Term Loans and/or Incremental Revolving Loan Commitments so long as on and as of the date of the incurrence of such Incremental Term Loans or Incremental Revolving Loan Commitments on a Pro Forma Basis after giving effect to each such incurrence and/or issuance of such Indebtedness and assuming all simultaneously established Incremental Revolving Loan Commitments are fully drawn and excluding the cash proceeds of any borrowing under any such Incremental Term Loans or Incremental Revolving Loan Commitments not applied promptly for the specified transaction in connection with such incurrence upon receipt thereof, (x) in the case of any Incremental Term Loans or Incremental Revolving Loan Commitments that is secured by a Lien on the Collateral on a pari passu or junior basis with the Obligations, (1) the Consolidated Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) does not exceed 4.50:1.00 or (2) in the case of such Indebtedness incurred to consummate any Investment permitted under Section 7.02, the Consolidated Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) does not exceed the Consolidated Secured Net Leverage Ratio prior to giving effect to such Investment, (y) in the case of any Incremental Term Loans or Incremental Revolving Loan Commitments that is unsecured or secured on assets which are not Collateral (1) the Consolidated Interest Coverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) is no less than 2.00 to 1.00 or (2) in the case of such Indebtedness incurred to consummate any Investment permitted under Section 7.02, the Consolidated Interest Coverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) is not less than the Consolidated Interest Coverage Ratio prior to giving effect to such Investment (the amounts under the foregoing clauses (A) and/or (B) are herein referred to as the “Free and Clear Incremental Amount” and the amounts under the foregoing clause (C) are herein referred to as the “Incurrence-Based Incremental Amount”.

The Borrowers may elect to use the Incurrence-Based Incremental Amount prior to the Free and Clear Incremental Amount or any combination thereof, and any portion of any Incremental Term Loans or Incremental Revolving Loan Commitments incurred in reliance on the Free and Clear Incremental Amount shall be reclassified, as the Borrowers may elect from time to time, as incurred under the Incurrence-Based Incremental Amount if the Borrowers meet the applicable ratio for the Incurrence-Based Incremental Amount at such time on a Pro Forma Basis, and if any applicable ratio for the Incurrence-Based Incremental Amount would be satisfied on a Pro Forma Basis as of the end of any subsequent fiscal quarter after the initial incurrence of such Incremental Term Loans or Incremental Revolving Loan Commitments, such reclassification shall be deemed to have automatically occurred whether or not elected by the Borrowers.

For purposes of determining Pro Forma Compliance and any testing of any ratios in the Incurrence-Based Incremental Amount, (a) it shall be assumed that all commitments under any Incremental Revolving Loan Commitments then being established are fully drawn, (b) the cash proceeds of any Incremental Term Loans or Incremental Revolving Loan Commitments shall be excluded from “net” Indebtedness in determining whether such Incremental Term Loans or Incremental Revolving Loan Commitments can be incurred (provided that the use of proceeds thereof and any other pro forma adjustments shall be included) and (c) the incurrence (including by assumption or guarantee) of any Indebtedness in respect of the Revolving Credit Facility (and/or any Incremental Revolving Loan Commitments) immediately prior to, or incurred simultaneously with, the event for which the Pro Forma Compliance determination of such ratio or other test is being made, shall be disregarded (provided that any Incremental Revolving Loan Commitments established simultaneously with such event shall be deemed fully drawn pursuant to clause (a) hereof).

(e)

Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Loan Commitments, as the case may be, of any Class, except as otherwise set forth herein, shall be as agreed between the Borrowers and the applicable Incremental Lenders and in any event:

(i)	the Incremental Term Loans and, as applicable, the New Revolving Credit Commitments:
(A)

(I) shall not be guaranteed by any Person other than any Loan Party, (II) shall rank pari passu or junior in right of payment and pari passu or junior with respect to security with the Initial Term Loans (in the case of Incremental Term Loans) or the Revolving Credit Loans (in the case of New Revolving Credit Commitments), as applicable, or may be unsecured, (III) to the extent secured or subordinated in right of payment shall be subject to an Intercreditor Agreement and (IV) other than such Incremental Term Loans and the New Revolving Credit Commitments being incurred pursuant to Section 2.14(d)(v)(C)(y), which if secured may only be secured by property or assets that is not Collateral, to the extent secured, shall not be secured by any property or assets of Parent or any Subsidiary other than the Collateral (it being agreed that Incremental Term Loans and New Revolving Credit Commitments shall not be required to be secured by all of the Collateral);

(B)

in the case of Incremental Term Loans shall not mature earlier than the Maturity Date of the Initial Term Loans outstanding at the time of incurrence of such Incremental Term Loans (subject to the Earlier Maturity Indebtedness Exception); provided that the requirements set forth in this clause (B) shall not apply to any Incremental Term Loans consisting of a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies the requirements set forth in this clause (B);

(C)

in the case of New Revolving Credit Commitments, shall not mature earlier than the Maturity Date of the Revolving Credit Facility or have amortization or scheduled mandatory commitment reductions (other than at maturity);

(D)

in the case of Incremental Term Loans shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans (provided, that in calculating the Weighted Average Life to Maturity, the effect of application of prepayments to future amortization payments shall be disregarded) (subject to the Earlier Maturity Indebtedness Exception); provided that the requirements set forth in this clause (D) shall not apply to any Incremental Term Loans consisting of a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies the requirements set forth in this clause (D);

(E)	in the case of Incremental Term Loans, subject to clauses (B) and (D) above, shall have amortization determined by the Borrowers and the applicable Incremental Term Lenders;
(F)	subject to clause (iii) below, shall have an Applicable Rate determined by the Borrowers and the applicable Incremental Term Lenders or Incremental Revolving Credit Lenders, as applicable; and
(G)

may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Initial Term Loans hereunder, as specified in the applicable Incremental Amendment; provided that the Borrowers shall be permitted to prepay any Class of Term Loans on a better than a pro rata basis as compared to any other Class of Term Loans with a later maturity date than such Class,

(ii)

subject to clause (i) above, the material terms of each Incremental Revolving Loan or Incremental Revolving Loan Commitment will be substantially identical to those applicable to the Revolving Credit Loans or Revolving Credit Commitments being increased, as applicable, or otherwise reasonably acceptable to the Administrative Agent (other than with respect to margin, pricing, maturity, fees or any terms which are applicable only after the Maturity Date of the Revolving Credit Facility, which, solely as to administrative matters, shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)),

(iii)

the interest rate and amortization schedule (subject to clause (B) above) applicable to any Incremental Term Loans will be determined by the Borrowers and the lenders providing such Incremental Term Loans; provided that in the event that the Effective Yield with respect to any Incremental Term Loans, that are denominated in the same currency as the Initial Term Loans or the Incremental Term Loans, as applicable, which mature earlier than the date that is six (6) months after the Maturity Date of the Initial Term Loans and which are incurred for purposes other than the funding of a Permitted Acquisition or other Investment not prohibited hereunder (other than in respect of up to the greater of $2,185,360,000 and 100.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09), in each case determined at the time of incurrence (the “MFN Excluded Amount”) in an aggregate principal amount of Incremental Term Loans) that are pari passu in right of payment and with respect to security with the Initial Term Loans and established on or prior to the date that is six (6) months after the Closing Date is greater than the Effective Yield for the Initial Term Loans denominated in such same currency by more than 0.50%, then the Applicable Rate for the Initial Term Loans denominated in such same currency shall be increased to the extent necessary so that the Effective Yield for the Initial Term Loans is equal to the Effective Yield for such Incremental Term Loans minus 0.50%.

(iv)	subject to the preceding clauses (i) through (iii), the Incremental Term Loans shall be on terms and pursuant to documentation to be determined by the Borrowers and the lenders thereunder.
(f)

Incremental Amendment. Commitments in respect of any Incremental Term Loans and Incremental Revolving Loan Commitments shall become Commitments (or in the case of an Incremental Revolving Loan Commitment to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.14. The Borrowers will use the proceeds of the Incremental Term Loans and Incremental Revolving Loan Commitments as determined by the Borrowers and the Lenders providing such Incremental Term Loans and Incremental Revolving Loan Commitments. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Loan Commitments, unless it so agrees.

(g)	Reallocation of Revolving Credit Exposure. Upon any Incremental Facility Closing Date on which Revolving Commitment Increases are effected through an increase in the Revolving Credit Commitments pursuant to this Section 2.14, (a) each of the Revolving Credit Lenders with respect to the applicable increased Revolving Credit Facility shall assign to each of the Incremental Revolving Credit Lenders, and each of the Incremental Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof, such interests in the Revolving Credit Loans outstanding under such applicable increased Revolving Credit Facility on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by such existing Revolving Credit Lenders and such Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Revolving Commitment Increases to the Revolving Credit Commitments under the applicable increased Revolving Credit Facility, (b) each Revolving Commitment Increase shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each Incremental Revolving Credit Lender shall become a Lender with respect to the Revolving Commitment Increases and all matters relating thereto; provided that notwithstanding anything to the contrary in this Section 2.14 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Incremental Revolving Loan Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the Incremental Revolving Loan Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Incremental Revolving Loan Commitments after the date of obtaining any Incremental Revolving Loan Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.03(m) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.03(m), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued) and (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Incremental Revolving Loan Commitments after the date of obtaining any Incremental Revolving Loan Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h)	This Section 2.14 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.
Section 2.15	Refinancing Amendments.
(a)

On one or more occasions after the Closing Date, the Borrowers may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Credit Loans (or unused Revolving Credit Commitments) then outstanding under this Agreement, in the form of Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans incurred under this Agreement pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the Refinancing Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.03(m) and Section 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.03(m), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans.

(b)

Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(c)

Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(d)	This Section 2.15 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.
Section 2.16	Extension of Term Loans: Extension of Revolving Credit Loans.
(a)

Extension of Term Loans. The Borrowers may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) (except as to interest rates, fees, amortization, final maturity date, “AHYDO” payments, optional prepayments, premium, required prepayment dates and participation in prepayments, which shall be determined by the Borrowers and the Extending Term Lenders and set forth in the relevant Term Loan Extension Request), be substantially identical to, or (taken as a whole) no more favorable to the Extending Term Lenders than those applicable to the Existing Term Loan Tranche subject to such Term Loan Extension Request (except for covenants or other provisions applicable only to periods after the Maturity Date of the applicable Existing Term Loan Tranche that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans)) (as reasonably determined by the Borrowers), including: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Refinancing Term Loans and Extended Term Loans) which have more than three different Maturity Dates; (ii) the Effective Yield, pricing, optional redemptions and prepayment and “AHYDO” payments with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different from the Effective Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Maturity Date of the applicable Existing Term Loan Tranche that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrowers and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans; provided, however, that (A) no Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the Maturity Date of the applicable Existing Term Loan Tranche that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans), (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan

Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionally increased). Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $5,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.16(a)).

(b)

Extension of Revolving Credit Commitments. The Borrowers may, at any time and from time to time, in their sole discretion request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Credit Commitments, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) except as to interest rates, fees, optional redemption or prepayment terms, final maturity, and after the final maturity date, any other covenants and provisions (which shall be determined by the Borrowers and the Extending Revolving Credit Lenders and set forth in the relevant Revolver Extension Request), the Extended Revolving Credit Commitment extended pursuant to a Revolver Extension Request, and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or taken as a whole, no more favorable to the Extending Revolving Credit Lender, as the original Revolving Credit Commitments (and related outstandings); provided: (i) the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments) which have more than three different Maturity Dates; (ii) the Effective Yield, pricing, optional redemption or prepayment terms, with respect to extensions of credit under the Extended Revolving Credit Commitments (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the Effective Yield, pricing, optional redemption or prepayment terms, for extensions of credit under the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants (as determined by the Borrowers and Extending Revolving Credit Lenders) and terms that apply solely to any period after the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iv) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments of the applicable Existing Revolver Tranche and (III) repayments made in connection with a permanent repayment and termination of non-extended Revolving

Credit Commitments of the applicable Existing Revolver Tranche); provided, further, that (A) no Event of Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the Maturity Date of the Revolving Credit Commitments of applicable Existing Revolver Tranche and (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $7,500,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.16(b).

(c)

Extension Request. The Borrowers shall provide the applicable Extension Request at least three Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrowers, in each case acting reasonably to accomplish the purposes of this Section 2.16. Subject to Section 3.07 no Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Request, the Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.

(d)

Extension Amendment. Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Term Lender or Extending Revolving Credit Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.16(a) or Section 2.16(b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver) on the date thereof of each of the conditions set forth in Section 4.02 (other than delivery of a Committed Loan Notice) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates substantially consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Borrower Representative may, at its election, specify as a condition to consummating any Extension Amendment that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower Representative’s sole discretion and as may be waived by the Borrower Representative) of Term Loans, Revolving Credit Commitments or Incremental Revolving Loan Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e)	No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
(f)	This Section 2.16 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

Section 2.17	Defaulting Lenders.
(a)

Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)	Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii)

Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, solely if that Defaulting Lender is a Revolving Credit Lender, if so determined by the Administrative Agent or requested by the L/C Issuers or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)	Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) or Section 2.09(b) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided Section 2.03(h).

(iv)

Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which any Revolving Credit Lender is a Defaulting Lender, for purposes of computing the amount of the obligation of each Revolving Credit Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Section 2.03, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of that Non-Defaulting Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. If the allocation described in this clause (iv) cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures satisfactory to such L/C Issuer (in its sole discretion).

(b)

Defaulting Lender Cure. If the Borrowers and the Administrative Agent (and, solely in the case of any Defaulting Lender that is a Revolving Credit Lender), the Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders under the applicable Facility or Facilities in accordance with their Pro Rata Share (without giving effect to Section 2.17(a)(iv), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18	Ancillary Facilities.

(a)Type of Facility.An Ancillary Facility may be by way of: (i) an overdraft facility; (ii) a guarantee, bonding, documentary or stand-by letter of credit facility; (iii) a short term loan facility; (iv) a derivatives facility; (v) a foreign exchange facility; or (vi) any other facility or accommodation required in connection with the business of the Group and which is agreed by the Borrowers with an Ancillary Lender.

(b)	Availability.
(i)

If the Borrowers and a Lender agree and except as otherwise provided in this Agreement, such Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilized Revolving Credit Commitment (which, except for the purposes of determining the Required Lenders and for the purpose of Section 2.17, in each case, shall be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(ii)

An Ancillary Facility shall not be made available unless, not later than five (5) Business Days prior to the Ancillary Commencement Date for such Ancillary Facility, the Administrative Agent has been notified in writing by the Borrowers that such Ancillary Facility has been established and specifying (A) the proposed Ancillary Commencement Date and expiration date of the Ancillary Facility, (B) the proposed type of Ancillary Facility to be provided, (C) the proposed Ancillary Lender, (D) the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account, its maximum gross amount (that amount being the “Designated Gross Amount”) and its maximum net amount (that amount being the “Designated Net Amount”), (E) the proposed currency of the Ancillary Facility (if not denominated in Euro, Sterling or U.S. Dollars) and (F) the Revolving Credit Commitments to which such Ancillary Facility relates, and the Borrowers shall have provided any other information which the Administrative Agent may reasonably request in connection with the Ancillary Facility.

(iii)

The Administrative Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility. Subject to compliance with clause (b)(ii) above, (A) the Lender concerned will become an Ancillary Lender and (B) the Ancillary Facility will be available, with effect from the date agreed by the Borrowers and the Ancillary Lender.

(iv)

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Lender other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Section 2.18). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(c)	Terms of Ancillary Facilities.
(i)

Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Borrowers; provided, that such terms (A) must be based upon normal commercial terms at that time (except as varied by this Agreement); (B) may allow only the Borrowers to use the Ancillary Facility; (C) may not allow the Ancillary Outstandings to exceed the Ancillary Commitment; and (D) shall require that the Ancillary Commitment shall be reduced to zero, and that all Ancillary Outstandings shall be repaid (or cash collateralized in a manner acceptable to the applicable Ancillary Lender) not later than Maturity Date with respect to such Revolving Credit Facility (or such earlier date as the Revolving Credit Commitment of the relevant Ancillary Lender is reduced to zero).

(ii)

If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (A) Section 2.09 which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility; (B) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and (C) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(iii)	Interest, commission and fees on Ancillary Facilities are dealt with in Sections 2.08 and 2.09.
(d)	Repayment of Ancillary Facilities.
(i)

An Ancillary Facility shall cease to be available on the Maturity Date with respect to such Revolving Credit Facility or such earlier date on which its expiration occurs or on which it is cancelled in accordance with the terms of this Agreement.

(ii)

If an Ancillary Facility expires in accordance with its terms, the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and such Lender’s Revolving Credit Commitment shall be increased accordingly).

(iii)

No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash collateralization for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) unless (A) the Revolving Credit Commitments have been cancelled in full, or all outstanding applicable Revolving Loans have become due and payable in accordance with the terms of this Agreement, or the Administrative Agent has declared all outstanding applicable Revolving Loans immediately due and payable, or the expiration date of the Ancillary Facility occurs; (B) it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or (C) the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by an applicable Revolving Loan and the Ancillary Lender gives sufficient notice to enable an applicable Revolving Loan to be made to refinance those Ancillary Outstandings.

(iv)

For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in clause (d)(iii)(C) above can be refinanced by an applicable Revolving Loan, (A) the Revolving Credit Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and (B) the applicable Revolving Loan may (so long as clause (d)(iii)(A) above does not apply) be made irrespective of whether a Default or Event of Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether the Borrowers shall have delivered a Committed Loan Notice.

(v)

On the making of a Revolving Loan to refinance Ancillary Outstandings, (A) each Lender will participate in such Revolving Loan on a pro rata basis in accordance with its respective Revolving Credit Commitment (as determined by the Administrative Agent); and (B) the relevant Ancillary Facility shall be cancelled.

(vi)

In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to applicable regulatory authorities as netted for capital adequacy purposes.

(e)

Ancillary Outstandings. The Borrowers and each Ancillary Lender agrees with and for the benefit of each Lender that (i) the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and (ii) where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words in brackets in paragraph (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

(f)

Information. The Borrowers and each Ancillary Lender shall, promptly upon request by the Administrative Agent, supply the Administrative Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Administrative Agent may reasonably request from time to time. The Borrowers consent to all such information being released to the Administrative Agent and the Lenders.

(g)

Revolving Credit Commitment Amounts. Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Credit Commitment is not less than its Ancillary Commitment.

Section 2.19

Appointment of Borrower Representative. The Borrowers hereby appoint the Borrower Representative as their agent, attorney-in-fact and representative for all purposes under this Agreement and the other Loan Documents, including, without limitation, (a) making any borrowing requests or other requests required under this Agreement, (b) the giving and receipt of notices by and to the Borrowers under this Agreement, (c) the delivery of all documents, reports, Compliance Certificates, financial statements and written materials required to be delivered by the Borrowers under this Agreement, (d) the exercise of discretion or election granted to any Borrower hereunder, including in connection with calculation of any financial ratios or tests or pro forma adjustments, (e) the receipt of any notices, requests or demands from the Administrative Agent, the Collateral Agent, or any Lenders on behalf of the Borrowers and (f) all other administrative or ministerial matters incidental to any of the foregoing.

Each Borrower agrees that any action taken or omitted to be taken by the Borrower Representative pursuant to this Agreement or any other Loan Document shall be binding upon such Borrower as fully as if such action were taken directly by such Borrower, and no Agent or Lender shall have any duty to inquire as to the authority of the Borrower Representative to take any such action.

Each German Loan Party hereby empowers (bevollmächtigt) the Borrower Representative to act on its behalf as its agent, attorney-in-fact and representative for all purposes under this Agreement and the other Loan Documents as set out in this Section 2.19. For the purpose of this Section 2.19 and any other authorization (Vollmacht) granted by any German Loan Party to the Borrower Representative under this Agreement and the other Loan Documents, each German Loan Party hereby releases the Borrower Representative from any restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and any other restriction of multiple representation or self-dealing under any applicable law.

Article III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01	Taxes.
(a)

All payments made by or on account of any Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, (i) if the Tax is an Indemnified Tax or Other Tax, the sum payable by any Borrower or any Guarantor shall be increased as necessary so that after making all required deductions and withholdings of Indemnified Tax or Other Tax (including deductions and withholdings of Indemnified Tax or Other Tax applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings for Indemnified Tax or Other Tax been made, (ii) the applicable Withholding Agent shall make such deductions and withholdings, (iii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment (or, if receipts or evidence are not available within 30 days, as soon as possible thereafter), if any Borrower or any Guarantor is the applicable withholding agent, it shall furnish to the Administrative Agent the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to the Administrative Agent.

(b)	In addition, the Borrowers agree to pay, or at the option of the Administrative Agent timely reimburse it for the payment of, all Other Taxes).
(c)

Without duplication of the amounts paid pursuant to Section 3.01(a) or Section 3.01(b), each Borrower and each Guarantor, agree to indemnify each Agent and each Lender within 10 days after demand therefor, for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Agent or such Lender (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) and (ii) any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by such Agent or Lender (or by an Agent on behalf of such Lender) accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.

(d)

Each Lender and Agent shall, at such times as are reasonably requested by the Borrowers or the Administrative Agent, provide the Borrowers and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the

Borrowers or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender or Agent under the Loan Documents. Each such Lender and Agent shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly and on or before the date such documentation expires, becomes obsolete or inaccurate to the Borrowers and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrowers or the Administrative Agent) or promptly notify the Borrowers and the Administrative Agent in writing of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax, the applicable withholding agent shall be entitled to withhold amounts required to be withheld by applicable law from such payments at the applicable rate. Notwithstanding any other provision of this Section 3.01(d), an Agent or a Lender shall not be required to deliver any form pursuant to this Section 3.01(d) (i) that such Agent or Lender is not legally eligible to deliver or (ii) if in the Lender’s or Agent’s reasonable judgment such completion, execution or submission would subject such Lender or Agent to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Agent.

Without limiting the foregoing:

(i)

Each Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement two copies of properly completed and duly signed Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax and such other documentation or information prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)

Each Lender that is not a U.S. Person shall deliver to the Administrative Agent for transmission to the Borrowers on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent) whichever of the following is applicable:

(A)

two copies of properly completed and duly signed Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for the benefits of an income tax treaty to which the United States is a party and such other documentation as required under the Code,

(B)	two copies of properly completed and duly signed Internal Revenue Service Form W-8ECI,
(C)

in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10% shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “United States Tax

Compliance Certificate”) and (y) two copies of properly completed and duly signed Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable,

(D)

to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership), two copies of properly completed and duly signed Internal Revenue Service Form W-81MY of the Lender, accompanied by Internal Revenue Service Form W-8ECI, Form W-8BEN, Form W-8BEN-E, a United States Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable (provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a United States Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner), or

(E)

copies of any other executed form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax together with such supplementary documentation as may be prescribed by applicable laws to permit each Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)

An Administrative Agent that is a U.S. Person shall deliver to the Borrowers two copies of properly completed and duly signed Internal Revenue Service Form W-9 with respect to fees received on its own behalf, certifying that such Agent is exempt from federal backup withholding. An Administrative Agent that is not a U.S. Person shall deliver to the Borrowers two copies of properly completed and duly signed Internal Revenue Service Form W-8ECI with respect to fees received on its own behalf and, with respect to any other fees it is to receive, two copies of properly completed and duly signed Internal Revenue Service Form W-8IMY accompanied by all required supporting certificates and documentation, evidencing that it is either a “U.S. branch” or a “qualified intermediary” assuming primary withholding responsibility for purposes of Chapter 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility with the effect that, in either case, the Borrowers will be legally entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

(iv)

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Laws and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)

Each Lender and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(vi)

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(d).

(e)

Any Lender or Agent claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to change the jurisdiction of its Lending Office (or take any other measures reasonably requested by the Borrowers) if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f)

If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by a Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by the Loan Party under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Loan Parties, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority; provided, further, that in no event will the Lender or Agent be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place the Lender or Agent in a less favorable net after-Tax position than the Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrowers or any other person.

(g)	For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the Swing Line Lender.
(h)

Each Lender that becomes a party to this Agreement shall, on the day on which it is entered or upon succeeding to an interest in the Commitments and/or Loans to the Borrowers hereunder, confirm whether or not it is an Irish Qualifying Lender in accordance with Section 10.07(k). Each such Lender shall promptly notify the Borrowers if there is any change in its status as an Irish Qualifying Lender.

Section 3.02

Illegality. If any Lender determines that any Law or guideline has made it unlawful or impermissible, or that any Governmental Authority has asserted that it is unlawful or impermissible under any such guideline, for any Lender or its applicable Lending Office to make, maintain or fund Term Benchmark Loans or SONIA Rate Loans (whether denominated in Dollars or any other Approved Currency), or to determine or charge interest rates based upon the Adjusted Term SOFR Rate, the Term SOFR Rate, the EURIBOR Rate or the SONIA Rate, in each case after the Closing Date then, on written notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Term Benchmark Loans or SONIA Rate Loans or to convert Base Rate Loans to Term Benchmark Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall promptly following written demand from such Lender (with a copy to the Administrative Agent), in its sole discretion, either prepay or convert all applicable Term Benchmark Loans of such Lender to Base Rate Loans, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully and in accordance with guidelines continue to maintain such Term Benchmark Loans to such day, or promptly, if such Lender may not lawfully or in accordance with guidelines continue to maintain such Term Benchmark Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03	Inability to Determine Rates.
(a)

Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.03, if, prior to the first day of any Interest Period (and in the case of SONIA Rate Loans, during the period that such Loan is outstanding) the Administrative Agent reasonably determines that for any reason in connection with any request for a Term Benchmark Loan or a SONIA Rate Loan or a conversion to or continuation thereof that

(i)	deposits in Euros are not being offered to banks in the applicable offshore interbank market for Euros for the applicable amount and Interest Period of such EURIBOR Rate,
(ii)

adequate and reasonable means do not exist for determining the Adjusted Term SOFR Rate, the EURIBOR Rate, the Adjusted Term CORRA Rate or the SONIA Rate (including because the Relevant Screen Rate is not available or published on a current basis) for the applicable Approved Currency for any requested Interest Period (or in the case of SONIA Rate Loans, the SONIA Interest Period) with respect to a proposed Term Benchmark Loan or SONIA Rate Loan or in connection with an existing or proposed Base Rate Loan, or

(iii)

the Adjusted Term SOFR Rate, the EURIBOR Rate, the Adjusted Term CORRA Rate or the SONIA Rate for any requested Interest Period (or in the case of SONIA Rate Loans, the SONIA Interest Period) with respect to a proposed Term Benchmark Loan or SONIA Rate Loan for the applicable Approved Currency does not adequately and fairly reflect the cost to such Lenders of funding such Term Benchmark Loan or SONIA Rate Loan for the applicable Approved Currency, the Administrative Agent will promptly so notify the Borrowers and each Lender and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Committed Loan Notice in accordance with the terms of Section 2.02, (A) for Loans denominated in Dollars, (1) the Borrowers may revoke any pending Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Rate Borrowing or, failing that, any Committed Loan Notice that requests a Term SOFR Rate Revolving Borrowing shall instead be deemed to be an interest election request or a borrowing request, as applicable, for a Base Rate Borrowing and (B) for Loans denominated in any Other Foreign Currency, any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a EURIBOR Rate Borrowing, CORRA Rate Borrowing, or SONIA Rate Borrowing and any Committed Loan Notice that requests a EURIBOR Rate Borrowing, CORRA Rate Borrowing or a SONIA Rate Borrowing, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or SONIA Rate Loan in any Approved Currency is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 3.03(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or SONIA Rate Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrowers deliver a new Committed Loan Notice in accordance with the terms of Section 2.02, (A) for Loans denominated in Dollars, any Term SOFR Rate Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan and (B) for Loans denominated in any Other Foreign Currency, (1) any EURIBOR Rate Loan shall, at the Borrower Representative’s election: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such EURIBOR Rate Loan, such EURIBOR Rate Loan shall be converted into a Term Benchmark Loan denominated in Dollars (in an amount equal to the Dollar Equivalent) at the end of the applicable Interest Period and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time, (2) any Term CORRA Rate Loan shall: (A) be prepaid by the Borrowers on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term CORRA Rate Loan, such Term CORRA Rate Loan shall be converted into a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars (in an amount equal to the Dollar Equivalent) at such time and (3) any SONIA Rate Loan, at the Borrower Representative’s election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent) immediately or (B) be prepaid in full immediately.

(b)

Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then with respect to any Approved Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each such Class.

(c)

Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent and the Borrowers will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)

The Administrative Agent will promptly notify the Borrowers and the applicable Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(e)

Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, Adjusted Term CORRA Rate or EURIBOR Rate) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (ii) if a tenor that was removed pursuant to clause (i) above either (a) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (b) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)

Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Term Benchmark Borrowing or a SONIA Rate Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrowers will be deemed to have converted any request for a Term SOFR Rate Borrowing into a request for a Borrowing of or conversion to a Base Rate Borrowing or (y) any EURIBOR Rate Borrowing, CORRA Rate Borrowing or SONIA Rate Borrowing shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or

SONIA Rate Loan in any Approved Currency is outstanding on the date of the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or SONIA Rate Loan, then until such time as a Benchmark Replacement for such Approved Currency is implemented pursuant to this Section 3.03, (A) any Term Benchmark Loan denominated in Dollars shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan, on such day and (B) for Loans denominated in any Other Foreign Currency, (1) any EURIBOR Rate Loan shall, at the Borrowers’ election prior to such day: (a) be prepaid by the Borrowers on such day or (b) solely for the purpose of calculating the interest rate applicable to such EURIBOR Rate Loan, such EURIBOR Rate Loan shall be deemed to be a Term Benchmark Loan denominated in Dollars (in an amount equal to the Dollar Equivalent) and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time, (2) any Term CORRA Rate Loan shall, at the Borrowers’ election prior to such day: (A) be prepaid by the Borrowers on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term CORRA Rate Loan, such Term CORRA Rate Loan shall be deemed to be a Term Benchmark Loan denominated in Dollars (in an amount equal to the Dollar Equivalent) and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (3) any SONIA Rate Loan shall, at the Borrowers’ election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent) immediately or (B) be prepaid in full immediately.

Section 3.04	Increased Cost and Reduced Return; Capital Adequacy; Term Benchmark Loan and SONIA Rate Loan Reserves.
(a)

If any Lender (which, for purposes of this Section 3.04 shall include the L/C Issuers) reasonably determines that as a result of the introduction of or any Change in Law, in each case after the Closing Date, or such Lender’s compliance therewith, including, for avoidance of doubt any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III regardless in each case of clauses (a) and (b) of the date of adoption or enaction, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Term Benchmark Loans or SONIA Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes indemnified pursuant to Section 3.01, (ii) Excluded Taxes, or (iii) reserve requirements contemplated by Section 3.04(b)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Term Benchmark Loan or SONIA Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within 15 Business Days after written demand by such Lender setting forth in reasonable detail (which detail shall not be required to include any information to the extent disclosure thereof is prohibited by Law) such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)

If any Lender determines that the introduction of any Law or guideline regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then from time to time promptly following written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within 15 Business Days after receipt of such demand.

(c)	Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.
(d)

If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrowers, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), (b) or (c).

Section 3.05

Funding Losses. Promptly following written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits) attributable to:

(a)	any continuation, conversion, payment or prepayment of any Term Benchmark Loan or SONIA Rate Loan of the Borrowers on a day other than the last day of the Interest Period for such Loan; or
(b)

any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to pay, prepay, borrow, continue or convert any Term Benchmark Loan or SONIA Rate Loan of the Borrowers on the date or in the amount notified by the Borrowers;

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06	Matters Applicable to All Requests for Compensation.
(a)

Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrowers setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable and customary averaging and attribution methods.

(b)

With respect to any Lender’s claim for compensation for any amounts under Section 3.02, Section 3.03 or Section 3.04, the Borrowers shall not be required to compensate such Lender for the interest and penalties with respect to such amounts if such Lender notifies the Borrowers of the event that gives rise to such claim more than 180 days after such event; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrowers under Section 3.04 the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Term Benchmark Loan or SONIA Rate Loan, or, if applicable, to convert Base Rate Loans into Term Benchmark Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)

If the obligation of any Lender to make or continue any Term Benchmark Loan or SONIA Rate Loan, or to convert Base Rate Loans into Term Benchmark Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Term Benchmark Loans or SONIA Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Term Benchmark Loans or SONIA Rate Loans (or, in the case of an immediate conversion required by Section 3.03, on such earlier date as required by Law or guidelines) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i)

to the extent that such Lender’s Term Benchmark Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Term Benchmark Loans shall be applied instead to its Base Rate Loans; and

(ii)

all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term Benchmark Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Term Benchmark Loans shall remain as Base Rate Loans.

(d)

If any Lender gives notice to the Borrowers (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of any of such Lender’s Term Benchmark Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term Benchmark Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term Benchmark Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term Benchmark Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07	Replacement of Lenders under Certain Circumstances.
(a)	If at any time (i) the Borrowers becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Term Benchmark Loans or SONIA Rate Loans as a result of any condition described in Section 3.02 or Section 3.04 or requires the Borrowers to pay additional amounts as a result thereof, (ii) any Lender becomes a Defaulting Lender, or (iii) any Lender becomes a Non-Consenting Lender, then the Borrowers may, on five Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (so long as the assignment fee is paid in such instance) all of its rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.04) and obligations under this Agreement; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents.

(b)

Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and obligations of the Borrowers pursuant to Section 3.01 and Section 3.04 shall be paid in full by the Borrowers to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Lender.

(c)

Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or Cash Collateral) have been made in respect of such outstanding Letters of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

(d)

In the event that (i) the Borrowers or the Administrative Agent have requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment to any provisions of the Loan Documents, (ii) the consent, waiver or amendment in question requires the agreement of each affected Lender or each Lender of a Class in accordance with the terms of Section 10.01 and (iii) the Required Lenders (or, (1) in the case of a consent, waiver or amendment requiring the agreement of each affected Lender of a Class, Lenders holding more than 50.0% of the aggregate Loans and unused Commitments of such Class or (2) in the case of any consent, waiver or amendment in connection with a Permitted Repricing Amendment, all Lenders holding Term Loans of the tranche of Term Loans subject to such repricing that will continue as Lenders in respect of the repriced or modified tranche of Term Loans) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

Section 3.08	Survival. All of each Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

Article IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01

Conditions to Initial Credit Extension. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction (or waiver) of the following conditions precedent, except as otherwise agreed between the Borrowers, the Initial Lenders and the Administrative Agent:

(a)

The Administrative Agent’s receipt of the following, each of which shall be original,.pdf or facsimile copies or delivered by other electronic method unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent:

(i)	a Committed Loan Notice in accordance with the requirements hereof;
(ii)	executed counterparts of this Agreement;
(iii)	each Collateral Document duly executed by each Loan Party thereto, together with:
(A)

certificates, if any, representing the Pledged Equity constituting certificated securities referred to therein accompanied by undated stock powers executed in blank and instruments, if any, evidencing the Pledged Debt indorsed in blank; and

(B)

proper Intellectual Property Security Agreements and financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the foregoing Collateral Documents;

(iv)

other than as set forth on Schedule 6.13(b), each Foreign Law Security Document originally executed and delivered by each applicable Loan Party and each other document or instrument (including customary local law legal opinions) required by the Collateral Agent to be delivered in order to ensure the validity and perfection of each such Foreign Law Security Document (and in the case of the Collateral Documents entered into by any Loan Party requiring registration in Ireland, completion of such filings being within the control of the Collateral Agent);

(v)

such certificates of good standing or existence or equivalent (to the extent such concept exists in the applicable jurisdiction) from the applicable secretary of state of the state of organization of each Loan Party, copies of resolutions or other corporate (including, approval by the board of directors or the relevant management body, if required) or limited liability company action (including, approval by the holders of the issued share capital, if required), incumbency certificates, certificates of incorporation, Organization Documents and/or other certificates of Responsible Officers of each Loan Party and electronic copies of the constitutional documents of any German Loan Party downloaded from the electronic commercial register as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi)

an opinion from (A) Proskauer Rose LLP, as counsel to the Loan Parties, (B) Osborne Clarke España S.L.P., as Spanish counsel to the Loan Parties, in respect of their capacity and authority and as to the valid execution and other matters customarily included in the opinion of Spanish counsel to Loan Parties, (C) Gómez-Acebo & Pombo Abogados, S.L.P., as Spanish counsel to the Secured Parties in respect of the enforceability of the Spanish Security Documents, (D) Osborne Clarke GmbH & Co. KG as German counsel to the Loan Parties in respect of their capacity and authority and as to the valid execution and other matters customarily included in the opinion of German counsel to loan parties, (E) Milbank LLP as German counsel to the Secured Parties in respect of the enforceability of the German Security Documents, and (F) Matheson LLP, as Irish counsel to the Loan Parties, each in form and substance reasonably satisfactory to the Administrative Agent; and

(vii)	a Solvency Certificate from the chief financial officer of Parent (on behalf of itself and the Borrowers) substantially in the form attached hereto as Exhibit D;
(b)

All fees and expenses (to the extent invoiced at least three days prior to the Closing Date) (except as otherwise reasonably agreed by the Borrowers) required to be paid hereunder and under the Fee Letters shall have been paid from the proceeds of the initial fundings under the Facilities.

(c)	The Refinancing shall have been substantially concurrently with the initial Borrowing hereunder shall be, consummated.
(d)

The representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date) without giving effect to “materiality”, Material Adverse Effect or similar phrase.

(e)	The Administrative Agent and the Initial Lenders shall have received at least three Business Days prior to the Closing Date all documentation and other information about the Borrowers and the Guarantors and the principals thereof that was reasonably requested by the Administrative Agent or the Initial Lenders in writing at least ten days prior to the Closing Date and that the Administrative Agent and the Initial Lenders reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Without limiting the generality of the provisions of Section 9.03(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02

Conditions to All Credit Extensions after the Closing Date. The obligation of each Lender to honor any Request for Credit Extension after the Closing Date (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term Benchmark Loans or SONIA Rate Loans and other than in connection with an Incremental Amendment which shall be governed by Section 2.14 or a Refinancing Amendment which shall be governed by Section 2.15) is subject to satisfaction or waiver of the following conditions precedent:

(a)

The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such Credit Extension or on such earlier date, as the case may be.

(b)	No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
(c)	The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than (i) with respect to any Request for Credit Extension with respect to Loans to be made on the Closing Date, (ii) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term Benchmark Loans or SONIA Rate Loans or (iii) in connection with an Incremental Amendment which shall be governed by Section 2.14, a Refinancing Amendment which shall be governed by Section 2.15) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article V

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Section 4.01 or Section 4.02 hereof, as applicable, Parent, each Borrower and each of the Subsidiary Guarantors party hereto represent and warrant to the Agents and the Lenders that:

Section 5.01

Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary of Parent that is a Material Subsidiary (a) is a Person duly organized, incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization to the extent such concept exists in such jurisdiction, (b) has all requisite organizational power and authority to, in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to Parent and each Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02

Authorization; No Contravention. The execution, delivery and performance of the Loan Documents, (a) have been duly authorized by all necessary corporate or other organizational action on the part of each Loan Party that is a party thereto, and (b) do not (i) violate the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than as permitted by Section 7.01) under, (x) any Contractual Obligation to which such Person is a party or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law; except with respect to any violation, conflict, breach or contravention (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such violation, conflict, breach or contravention could not reasonably be expected to have a Material Adverse Effect.

Section 5.03

Governmental Authorization. No material approval, consent, exemption, authorization, or other action by or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) approval, consent, exemption, authorization, or other action by, or notice to, or filing necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (or release existing Liens) under applicable U.S. law, Irish law and German Law, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04

Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity and (ii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in or Indebtedness owed by

Foreign Subsidiaries (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) (clauses (i) and (ii), the “Enforcement Qualifications”).

Section 5.05	Financial Statements; No Material Adverse Effect.
(a)

The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with IFRS consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year end adjustments and the absence of footnotes.

(b)	Since the date hereof, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
Section 5.06

Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. No Group Member (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07

Ownership of Property; Liens. Parent and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except for (a) Permitted Liens, (b) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and (c) where the failure to have such title or leasehold interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08	Environmental Matters. Except as specifically disclosed on Schedule 5.08 or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)

each Loan Party and its respective Real Property and operations are in compliance with all Environmental Laws, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties as currently conducted;

(b)

the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws, and none of the Loan Parties nor any of the Loan Parties’ Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrowers, threatened in writing under any Environmental Law or to revoke or adversely modify any Environmental Permit held by any of the Loan Parties;

(c)	there has been no Release of Hazardous Materials by any Loan Party or, to the knowledge of the Borrowers, any other person on, at, under or from (i) any Real

Property owned, operated or leased by any Loan Party, (ii) any Real Property formerly owned, operated or leased by any Loan Party or (iii) at any other location arising out of the conduct or current or prior operations of the Loan Parties, that would, in any such case with respect to clause (i), (ii) or (iii) above, reasonably be expected to require investigation, remedial activity or corrective action or cleanup by any Loan Party or would reasonably be expected to result in the Borrowers incurring liability under Environmental Laws; and

(d)

to the knowledge of the Borrowers: there are no facts, circumstances or conditions arising out of or relating to the operations of the Loan Parties or Real Property owned, operated or leased by any of the Loan Parties or Real Property formerly owned, operated or leased by the Loan Parties, that would reasonably be expected to result in the Borrowers incurring liability under Environmental Laws.

Section 5.09

Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties’ Restricted Subsidiaries have timely filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income, profits or assets, that are due and payable (including in their capacity as a withholding agent), except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS. To the knowledge of the Borrowers, there is no Tax deficiency or assessment proposed in writing by any taxing authority against the Loan Parties that, if made would individually or in the aggregate, have a Material Adverse Effect.

Section 5.10	ERISA Compliance.
(a)

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b)

(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Loan Party, Restricted Subsidiary or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due under Section 4007 of ERISA); (iii) no Loan Party, Restricted Subsidiary or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (iv) no Loan Party, Restricted Subsidiary or ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA and (v) the present value of all accumulated benefit obligations under all Pension Plans (based on assumptions used for purposes of statement of FASB Accounting Standards Codification Topic 715) did not, as of the most recent valuation date, exceed the fair market value of the assets of such Pension Plans, in the aggregate; except, with respect to each of the foregoing clauses of this Section 5.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11	Use of Proceeds.
(a)

The proceeds of the Initial Dollar Term Loans and Initial Euro Term Loans will be used on or about the Closing Date, to effect the Refinancing, and, to pay costs and expenses relating to the Transactions.

(b)

The proceeds of Revolving Credit Loans and any utilization under any Ancillary Facility will be used to finance the working capital needs and other general corporate purposes of the Parent and its Subsidiaries (including for capital expenditures, acquisitions, working capital, earn-out payments, deferred purchase price payments and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Transactions), other Investments, Restricted Payments and any other purpose not prohibited by the terms of the Loan Documents).

Section 5.12	Margin Regulations; Investment Company Act.
(a)

The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b)	None of Parent or any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 5.13

Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information, budgets, estimates and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains, as of the date such statement, certificate or other information was furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrowers represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was furnished, it being understood that such projected financial information and pro forma financial information are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results may vary from such forecasts and that such variations may be material and that no assurance can be given that the projected results will be realized.

Section 5.14	[Reserved].
Section 5.15

Intellectual Property; Licenses, Etc. To the knowledge of Parent and its Restricted Subsidiaries, Parent and its Restricted Subsidiaries own (free and clear of all Liens other than Liens permitted by Section 7.01), license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how, database rights, design rights and other Intellectual Property rights, whether owned or licensed (collectively, “IP Rights”) that are used in or otherwise reasonably necessary for the operation of their respective businesses as currently conducted, except to the extent such failure to own, license or possess such IP Rights or the existence of such Liens, in each case, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrowers, no IP Rights, advertising, product, process, method, substance, part or other material used by any Loan Party or any of Parent’s Restricted Subsidiaries in the operation of their respective businesses as currently conducted infringes upon or violates any rights held by any Person except for such infringements or violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights, is pending or, to the knowledge of the Borrowers, threatened against any Loan Party or any of Parent’s Restricted Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.16	Solvency. On the Closing Date, after giving effect to the Transactions, the Parent and their Subsidiaries, taken as a whole, are Solvent.
Section 5.17	USA Patriot Act; OFAC; FCPA.
(a)

Each of the Parent, each Borrower and their respective Subsidiaries, and, to the knowledge of the Parent, each Borrower or any of the Subsidiary Guarantors, directors, officers, employees and agents of the Parent or the Borrowers or their respective Subsidiaries (in each case, acting in their capacity as such), has (i) in the past five (5) years, been in compliance in all material respects with the economic, financial, and trade sanctions administered or enforced by the U.S. government, including by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State, the United Nations Security Council, the European Union or any member state thereof, His Majesty’s Treasury of the United Kingdom, and any other jurisdictions in which the Parent, the Borrowers, or their respective Subsidiaries do business (collectively, “Sanctions”) and except as disclosed in any report or financial statements filed with the SEC prior to the Closing Date (ii) in the past five (5) years, (A) been in compliance (x) in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act 2010, as amended, and any similar anti-corruption or anti-bribery laws or regulations of those jurisdictions in which the Parent, the Borrowers, or their respective Subsidiaries do business (“Anti-Corruption Laws”) and (y) in all material respects with, as applicable, the USA Patriot Act and any similar anti-money laundering or anti-terrorism financing laws or regulations of those jurisdictions in which the Parent, the Borrowers, or their respective Subsidiaries do business (collectively, “Anti-Money Laundering Laws”) and (B) not been the subject or target of any action, proceeding, litigation, claim or investigation carried out by the relevant Governmental Authority related to any actual or alleged violation of applicable Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

(b)

Each of the Parent, the Borrowers, and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to promote and achieve compliance with applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(c)

None of the Parent, the Borrowers or their respective Subsidiaries or, to the knowledge of the Parent, the Borrowers or any of the Subsidiary Guarantors, any of the respective directors, officers, employees or agents of the Parent, the Borrowers or their respective Subsidiaries, is a Sanctioned Person.

(d)

None of the Parent or the Borrowers or their respective Subsidiaries, or, to the knowledge of the Parent, the Borrowers or any of the Subsidiary Guarantors, any of the respective directors, officers, employees or agents of the Parent or the Borrowers or their respective Subsidiaries (in each case, acting in their capacity as such), has, in the past five (5) years, engaged in, or intends to engage in the future in, any dealings with, involving or for the benefit of any Sanctioned Person, or in any Sanctioned Jurisdiction, in each case, in violation of applicable Sanctions.

(e)

No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrowers, indirectly, or otherwise made available to any Person (i) to fund, finance, or facilitate any dealings or activities of, with, or involving any Sanctioned Person, or in any Sanctioned Jurisdiction, or (ii) in any manner that would constitute or give rise to a violation of Sanctions by any party to this agreement.

(f)

No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Borrowers, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or any other Anti-Corruption Laws.

(g)

This Section 5.17 shall not be interpreted or applied in relation to any of the Parent, the Borrowers and their respective Subsidiaries and the directors, officers, employees and agents of the Parent, the Borrowers or their respective Subsidiaries, to any member of the Group or to any Secured Party if and to the extent that any representation or warranty made pursuant to this Section 5.17 would violate or expose such person or any of its directors, officers, agents or employees to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such entity (including EU Regulation (EC) 2271/96 (as amended) and section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) in connection with the German Foreign Trade Act (Außenwirtschaftsgesetz - AWG)).

Section 5.18

Security Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, including the Foreign Law Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Administrative Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid, enforceable and first-priority perfected Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein, subject to the Enforcement Qualifications and Liens permitted by Section 7.01.

Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, neither the Borrowers nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement, Section 6.18 or the Collateral Documents or (C) on the Closing Date and until required pursuant to Section 6.11, Section 6.13 or Section 4.01(a), the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant Section 4.01(a).

Section 5.19

Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any Indebtedness that is subordinated in right of payment to the Obligations.

Section 5.20	Healthcare Regulatory Matters.

(a)

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party is, and since the Closing Date there has been, in compliance with all Health Care Laws applicable to the Loan Party’s business or by which any property, business product or other asset of the Loan Party is bound or affected. “Health Care Laws” means all laws of the United States or any Loan Party’s Relevant Jurisdiction with respect to regulatory matters primarily relating to patient healthcare, including, without limitation, such laws pertaining to: (i) any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including those pertaining to providers of goods or services that are paid for by any federal health care program, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a 7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), exclusion from participation in federal health care programs (42 U.S.C. § 1320a-7), civil monetary penalties with respect to federal health care programs (42 U.S.C. § 1320a-7a), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and the Public Health Service Act (“PHSA”) (42 U.S.C. §§ 201 et seq.); (ii) the federal anti-fraud statute related to healthcare benefit programs (18 U.S.C. §1347); (iii) the privacy and security of patient-identifying health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996; (iv) the research, testing, production, manufacturing, transfer, distribution and sale of drugs and medical devices, including, without limitation, the United States Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (v) the hiring of employees or the acquisition of services or supplies from individuals or entities that have been excluded from government health care programs; and (vi) Governmental Authorizations required to be held by individuals and entities involved in the manufacture and delivery of health care items and services; and with respect to the foregoing, all regulations promulgated thereunder, and equivalent applicable laws of other applicable Governmental Authorities, and each of clauses (i) through (vi) as may be amended from time to time. For the avoidance of doubt, Health Care Laws shall not include Environmental Laws.

(b)

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority with jurisdiction over regulatory matters primarily relating to patient healthcare.

(c)

(i) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party meets all of the applicable requirements of participation in, and payment of, Medicare, Medicaid, TRICARE, any other state, federal or foreign government health care programs, and any other public or private third party payor programs (collectively, “Third Party Payor Programs”) that the Loan Party, as applicable, participates in or receives payment from. (ii) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party is or since the Closing Date has been excluded from participation in any Third Party Payor Programs, and there is no audit, claim review, or other action pending or, to any Loan Party’s knowledge, threatened which could reasonably be expected to result in the exclusion of any Loan Party from any Third Party Payor Program and no Loan Party has received notice of any such audit, claim review or other action. (iii) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no audit, claim review, or other action pending or, to any Loan Party’s knowledge, threatened which could reasonably be expected to result in the imposition of penalties upon any Loan Party from or with respect to any Third Party Payor Program, and no Loan Party has received notice of any such audit, claim review or other action. (iv) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) since the Closing Date, all reports, documents, claims, and notices required to be filed, maintained or furnished to any Governmental Authority by any Loan Party under any Third Party Payor Programs have been so filed, maintained or furnished and (B) all such reports, documents, claims and notices were complete and correct on the date filed (or were corrected or supplemented by a subsequent filing).

(d)

No Loan Party, or its officers or employees, or to its knowledge, all agents acting on its behalf, has been convicted of any crime that falls within the scope of 42 U.S.C. 1320a-7(a) or, to the Loan Party’s knowledge, engaged in any conduct, that could result in a material debarment or exclusion under 21 U.S.C. § 335a or any similar state or foreign law, rule or regulation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are, to the Loan Party’s knowledge, pending or threatened against any Loan Party or its officers or employees, or all agents acting on its behalf.

(e)

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Loan Party possesses and is operating in compliance with Governmental Authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Authorities reasonably necessary to conduct its business, including without limitation all those that may be required by the United States Food and Drug Administration (“FDA”) or any other Governmental Authority engaged in the regulation of pharmaceuticals, medical devices, biologics, cosmetics or biohazardous materials (“Regulatory Permits”); (ii) all such Regulatory Permits are valid and in full force and effect; (iii) all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Permit, when submitted to the Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the Governmental Authority; and (iv) there is no Governmental Authority action pending or, to any Loan Party’s knowledge, threatened which could reasonably be expected to limit, revoke, suspend or materially modify any Regulatory Permit.

(f)

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the Closing Date, no Loan Party has received from the FDA or any other Governmental Authority any inspection reports, notices of adverse findings, warning or untitled letters, or other correspondence concerning any drugs, biologics or medical devices manufactured or sold by or on behalf of a Loan Party (“Loan Party Products”) in which any Governmental Authority alleges or asserts a failure to comply with applicable Health Care Laws, or that such products may not be safe, effective or approvable.

(g)

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the Closing Date, no Loan Party has had any product or manufacturing site (whether owned by the Loan Party or that of a contract manufacturer for Loan Party Products) subject to a Governmental Authority (including FDA) shutdown or import or export prohibition.

(h)

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the Closing Date, no Loan Party has had (i) any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Loan Party Products issued by the Loan Parties (“Safety Notices”) or (ii) to the Loan Parties’ knowledge, any material complaints with respect to the Loan Party Products that are currently unresolved. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Loan Parties’ knowledge, there are no facts that would be reasonably likely to result in (A) a Safety Notice with respect to the Loan Party Products; or (B) a termination or suspension of marketing or testing of any of the Loan Party Products.

Section 5.21

Subsidiaries. The Parent and its Restricted Subsidiaries do not have any Subsidiaries other than the Subsidiaries listed on Schedule 5.21. Schedule 5.21 describes the direct and indirect ownership interests of the Parent or a Restricted Subsidiary, as applicable, in each such Subsidiary.

Section 5.22

Centre of Main Interests and Establishments. Each Loan Party whose jurisdiction of incorporation is in a member state of the European Union has its “centre of main interest” (as that term is used in Article 3(l) of The Council of the European Union Regulation No. 2015/848 of May 20, 2015 on Insolvency Proceedings, as amended from time to time (the “Regulation”)) in its jurisdiction of incorporation at the location of its registered office and has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

Section 5.23	EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
Section 5.24	Beneficial Ownership Certificate. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
Section 5.25	Flood Zone Properties. No Mortgage encumbers “improved real property” as defined in the Flood Program that is located in a Flood Zone.
Section 5.26	Section 110 of the TCA. In respect of the Irish Borrower and each other Loan Party which is or intends to be a “qualifying company” within the meaning of Section 110 of the TCA:
(a)	it has its office at the place of its registered address in Ireland;
(b)

it is resident for Tax purposes solely in the jurisdiction of its incorporation and does not have a permanent establishment for Tax purposes through which it carries on a trading activity in any other jurisdiction;

(c)	it has notified, or will notify within the prescribed time the Revenue Commissioners of Ireland of its intention to qualify under Section 110 of the TCA in the prescribed manner; and
(d)	on the date that it first acquires “qualifying assets” within the meaning of Section 110 of the TCA, such “qualifying assets” shall have a market value of not less than €10,000,000.

Article VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Cash Management Obligations, Secured Obligations in respect of Secured Hedge Agreements and contingent obligations as to which no claim has been asserted) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless such Letter of Credit has been Cash Collateralized or, backstopped in a manner reasonably acceptable to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer), then after the Closing Date, Parent and each Borrower shall, and (except in the case of the covenants set forth in Section 6.01, Section 6.02, Section 6.03, Section 6.14 and Section 6.15) shall cause each of their respective Restricted Subsidiaries to:

Section 6.01	Financial Statements.
(a)

Deliver to the Administrative Agent for prompt further distribution to each Lender, within 120 days after the end of each fiscal year, a consolidated balance sheet of Parent and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows for such fiscal year, setting forth in each case, commencing with the fiscal year ended December 31, 2026, in comparative form the figures for the previous fiscal year, all in reasonable detail (together with, a Narrative Report) and prepared in accordance with IFRS, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or other independent registered public accounting firm reasonably satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” explanatory language (other than solely as a result of (i) the impending maturity of any Indebtedness, (ii) activities, operations, financial results or liabilities of any Unrestricted Subsidiary or (iii) any actual or potential inability to satisfy any financial covenant on a future date or for a future period) or any qualification or exception as to the scope of such audit;

(b)

Deliver to the Administrative Agent for prompt further distribution to each Lender, within 60 days after the end of each fiscal quarter of each fiscal year of the Parent (other than the last fiscal quarter of each fiscal year), an unaudited consolidated balance sheet of the Parent and its Restricted Subsidiaries as at the end of such fiscal quarter and the related unaudited (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case, commencing with the fiscal quarter ended March 31, 2026, in comparative form, and all in reasonable detail (together with, in all cases, a Narrative Report with respect thereto) and certified by a Responsible Officer of the Borrower Representative as fairly presenting in all material respects the financial condition, results of income or operations and cash flows of Parent and its Restricted Subsidiaries in accordance with IFRS, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)	[reserved]; and
(d)

At any time that any of the Parent’s Subsidiaries are Unrestricted Subsidiaries and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Material Subsidiary of the Borrowers, deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) a reasonably detailed presentation, either (i) on the face of the financial statements or in the footnotes thereto, (ii) in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (iii) in a Narrative Report or (iv) in any other comparable section, of the financial condition and results of operations of Parent and Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries of Parent.

Notwithstanding the foregoing, the obligations in Sections 6.01(a) and (b) may be satisfied with respect to financial information of Parent and its Restricted Subsidiaries by furnishing (I) the applicable financial statements of Parent or, if applicable, any Controlling Entity, or (II) the Parent’s (or any Controlling Entity), as applicable, Form 10-K, 10-Q, 20-F or 6-K, as applicable filed with the SEC; provided that, with respect to clauses (I) and (II), to the extent such information is in lieu of information required to be provided under Section 6.01(a) such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” explanatory language (other than solely as a result of (i) the impending maturity of any Indebtedness, (ii) the activities, operations, financial results or liabilities of any Unrestricted Subsidiary or (iii) any actual or potential inability to satisfy any financial covenant on a future date or for a future period) or any qualification or exception as to the scope of such audit. Notwithstanding the foregoing, to the extent that the business activities, properties or liabilities of such Controlling Entity changed in any material respect from the business, activities, properties and liabilities of such Controlling Entity on the Closing Date or include other material activities, properties or liabilities other than those relating to the ownership of Parent and its Subsidiaries, the Required Lenders or the Administrative Agent may, upon written notice to the Borrowers, require that the Loan Parties provide the financial statements and audit opinion described in Section 6.01(a) for Parent (and not for the Controlling Entity) no later than the later to occur of (x) the date on which such financial statements are otherwise required to be delivered pursuant to Section 6.01(a) and (y) the date that is 120 days after receipt of such notice and, for the avoidance of doubt, for all successive fiscal years for which financial statements shall be required to be delivered pursuant to Section 6.01(a).

Documents required to be delivered pursuant to Section 6.01 and 6.02(a) through (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers (or any Controlling Entity) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrowers’ behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon written request by the Administrative Agent, the Borrowers shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrowers hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”; provided that no Borrower’s failure to comply with this sentence shall not constitute a Default or an Event of Default under this Agreement or the Loan Documents. Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC”; provided, however, that the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrowers notify the Administrative Agent promptly that any such document contains Material Non-Public Information: (1) the Loan Documents, (2) any notification of changes in the terms of the Facilities and (3) all information delivered pursuant to Sections 6.01(a), 6.01(b) and 6.01(c).

Section 6.02	Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:
(a)

no later than ten Business Days after the actual delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower Representative and setting forth the Consolidated Total Net Leverage Ratio as of the most recently ended Test Period;

(b)

promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Parent or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c)	[reserved];
(d)	[reserved];
(e)

promptly after the furnishing thereof, copies of any material written notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any documentation for Indebtedness of the type permitted to be incurred under Section 7.03(v), in each case, in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of Section 6.01, Section 6.02 or Section 6.03 which sets forth a default or event of default under the documentation for such Indebtedness; and

(f)

promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

In no event shall the requirements set forth in Section 6.02(e) require Parent or any of its Restricted Subsidiaries to provide any such information (i) which constitutes non-financial trade secrets or nonfinancial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) which is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.03	Notices. Promptly after a Responsible Officer of the Borrower Representative has obtained knowledge thereof, notify the Administrative Agent in writing:
(a)	of the occurrence of any Default or Event of Default;
(b)	of the occurrence of an ERISA Event which could reasonably be expected to result in a Material Adverse Effect; and
(c)

of the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against Parent or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower Representative delivered to the Administrative Agent for prompt further distribution to each Lender (x) that such notice is being delivered pursuant to Section 6.03(a), (b), or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto.

Section 6.04

Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes and similar claims imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax is being contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been established in accordance with IFRS or (b) the failure to pay or discharge the same would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

Section 6.05	Preservation of Existence, Etc.
(a)

Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Section 7.04 or Section 7.05 and (y) any Restricted Subsidiary may merge or consolidate with any other Restricted Subsidiary; and

(b)

take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business and maintain and operate such business in substantially the manner in which it is presently conducted and operated, except, in the case of this Section 6.05(b) (other than with respect to the Borrowers or Parent), (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article VII or clause (a)(y) of this Section 6.05.

Section 6.06

Health Care Regulatory Matters. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, hold and operate in material compliance with, Regulatory Permits issued by the FDA or other Governmental Authority with jurisdiction over patient healthcare required for the conduct of its business as currently conducted.

Section 6.07

Maintenance of Insurance. Maintain with insurance companies that the Borrowers believe (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance customary for similarly situated Persons engaged in the same or similar businesses as Parent and their Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. Not later than 90 days after the Closing Date (or the date any such insurance is obtained, in the case of insurance obtained after the Closing Date), the Borrowers shall provide certificates and endorsements evidencing that each such policy of insurance (other than business interruption insurance, director and officer insurance and worker’s compensation insurance), as applicable, (i) names the Administrative Agent as additional insured thereunder or (ii) in the case of each casualty insurance policy, contains a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lenders, as loss payee thereunder.

Section 6.08

Compliance with Laws. Comply in all material respects with the requirements of all Laws (including ERISA) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except with respect to Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws, which are addressed in Section 6.20 below).

Section 6.09

Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with IFRS and which reflect all material financial transactions and matters involving the assets and business of Parent or a Restricted Subsidiary of Parent, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with general accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10

Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided, further, that during the continuation of an Event of Default, the Administrative Agent (or any of its respective representatives or independent contractors), on behalf of the Lenders, may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of Parent or any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which access or inspection by, or disclosure to, the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.11

Additional Collateral; Additional Guarantors. At the Borrowers’ expense, subject to the terms, conditions and provisions of the Collateral and Guarantee Requirement, Section 6.18 and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement and the requirement set forth in Section 6.18 continues to be satisfied (subject, in the case of Foreign Subsidiaries, to the Agreed Security Principles), including:

(a)

Upon the formation or acquisition of any new direct or indirect wholly-owned Material Subsidiary (in each case, other than an Excluded Subsidiary and with respect to Foreign Subsidiaries, the Agreed Security Principles) by any Loan Party, to satisfy the requirements in Section 6.18 or the designation in accordance with Section 6.14 of any existing direct or indirect wholly-owned Material Subsidiary as a Restricted Subsidiary (in each case, other than an Excluded Subsidiary and with respect to Foreign Subsidiaries, the Agreed Security Principles) or any Subsidiary becoming a wholly-owned Material Subsidiary (in each case, other than an Excluded Subsidiary and with respect to Foreign Subsidiaries, the Agreed Security Principles) or any Material Subsidiary ceasing to be an Excluded Subsidiary:

(i)

solely to the extent necessary to satisfy the requirements under Section 6.18, within 90 days after such formation, acquisition or designation, or such longer period as the Administrative Agent may agree in writing in its discretion:

(A)

cause each such Material Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent, other than with respect to any Excluded Assets, joinders to this Agreement as Guarantors, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B)

cause each such Material Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates and instruments representing Collateral that are required to be delivered pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank; and

(C)

take and cause such Material Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement and each direct or indirect parent of such Material Domestic Subsidiary to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii)

if reasonably requested by the Administrative Agent, within 90 days after such request (or such longer period as the Administrative Agent may agree in writing in its sole discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii)

if reasonably requested by the Administrative Agent, within 90 days after such request (or such longer period as the Administrative Agent may agree in writing in its sole discretion), deliver to the Administrative Agent other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i) or (ii), or Section 6.11(b) below; and

(iv)

shall not permit any existing or new Material Subsidiary or Guarantor to be a CFC unless the Collateral Agent and the Loan Parties shall have entered into a customary collateral allocation mechanism reasonably acceptable to the Administrative Agent and the Borrowers.

(b)

Not later than 120 days (or such longer period as the Administrative Agent and Required Lenders may agree in writing in their discretion) after (i) the acquisition by any Loan Party of Material Real Property as determined by the Borrowers (acting reasonably and in good faith) or (ii) the formation, designation, or acquisition of any Material Domestic Subsidiary as described in Section 6.11(a) above, and such Material Domestic Subsidiary owns Material Real Property that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which Material Real Property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such Material Real Property to be subject to a Lien and Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

Section 6.12

Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (i) comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its Real Property to comply, with all Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits necessary for its operations and Real Property; and (iii) in each case to the extent the Loan Parties are required by Environmental Laws or a Governmental Authority, conduct any assessment, investigation, remedial or other corrective action necessary to address Hazardous Materials at any Real Property in accordance with Environmental Laws; provided, however, that none of the Loan Parties or any Subsidiary shall be required to undertake any assessment, investigation, remedial or other corrective action required by Environmental Laws or a Governmental Authority to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances as required and in accordance with IFRS.

Section 6.13	Further Assurances; Post-Closing Obligations.
(a)

Promptly upon reasonable written request by the Administrative Agent (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, subject, in the case of Foreign Subsidiaries, to the Agreed Security Principles and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement, the Agreed Security Principles and subject in all respects to the limitations therein.

(b)

Execute and deliver the documents and complete the tasks set forth on Schedule 6.13(b), in each case within the time limits specified therein (or such longer period of time reasonably acceptable to the Administrative Agent). With respect to Collateral constituting Material Real Property, the Borrowers shall cause the Collateral and Guarantee Requirement to be satisfied within 120 days after the Closing Date, or such longer period of time as may be reasonably acceptable to the Administrative Agent.

(c)

Not permit any existing or new Material Subsidiary or Guarantor to be a CFC unless the Collateral Agent and the Loan Parties shall have entered into a customary collateral allocation mechanism reasonably acceptable to the Administrative Agent and the Borrowers.

Section 6.14

Designation of Subsidiaries. The Borrowers may at any time after the Closing Date designate any Restricted Subsidiary of Parent (other than a Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that, immediately before and after such designation, (i) no Default or Event of Default shall have occurred and be continuing and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of any Incremental Loan, Incremental Equivalent Debt, Indebtedness incurred pursuant to Section 7.03(v), or Junior Financing. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the fair market value as determined in good faith by the Borrowers’ or Parent’s Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a Return on any Investment by any Loan Party in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined in good faith by a Borrower at the date of such designation of the Borrower’s or Parent’s Subsidiary’s (as applicable) Investment in such Subsidiary.

Section 6.15	Maintenance of Ratings. In respect of the Parent, use commercially reasonable efforts to (i) cause the Term Loans to be continuously publicly rated (but not any specific rating) by two of S&P, Moody’s and Fitch and (ii) maintain a public corporate rating (but not any specific rating) from two of S&P, Moody’s and Fitch.

Section 6.16	Use of Proceeds. Use the proceeds of the Loans consistent with Section 5.11 and Section 5.17(e) and (f).
Section 6.17

Transactions with Affiliates. The Parent will conduct, and cause each of its Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than Parent and their Restricted Subsidiaries) involving aggregate payments or consideration in excess of the greater of $218,536,000 and 10.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09) for any individual transaction or series of related transactions on terms that are at least substantially as favorable to the Borrowers or such Restricted Subsidiary of Parent as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors of each Borrower or such Restricted Subsidiary of Parent in good faith; provided that the foregoing restrictions shall not apply to:

(a)	the Transactions and the payment of fees and expenses (including Transaction Expenses) as part of or in connection with the Transactions;
(b)	transactions in connection with a Qualified Securitization Facility;
(c)	Restricted Payments or Investments permitted under Section 7.06 and Section 7.02 (other than with respect to Section 7.02(n)), respectively;
(d)	[reserved];
(e)	transactions by Parent and its Restricted Subsidiaries permitted under an express provision (including any exceptions thereto) of Article VII;
(f)

employment and severance arrangements between Parent and its Restricted Subsidiaries and their respective directors, officers, employees and consultants in the ordinary course of business and transactions pursuant to management equity plans or stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(g)

(i) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Parent and its Restricted Subsidiaries or, if applicable, any Controlling Entity, and (ii) Management Advances;

(h)

transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth on Schedule 6.17 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(i)	[reserved];
(j)

accelerations of earn-out payments owed to members of management or employees of Parent or any of its Restricted Subsidiaries to the extent such member of management or employee uses the net proceeds of such payments to make an Investment in the form of common equity in a holding company and the cash proceeds of such Investment are contributed to a Borrower in the form of common equity; provided that such Investments do not count toward the Available Excluded Contribution Amount or the Cumulative Credit;

(k)

the issuance or transfer of Qualified Equity Interests of Parent or a Borrower to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees, distributes or Affiliate of any of the foregoing) of Parent or a Borrower or any of their Subsidiaries or, if applicable, any Controlling Entity;

(l)

transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to Parent and its Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Parent or Borrowers, or are on terms at least as favorable (as reasonably determined by the Borrowers) as might reasonably have been obtained at such time from an unaffiliated party;

(m)

(i) any issuance of securities or rights pursuant to stock options, stock ownership plans (including restricted stock plans), stock grants, directed share programs and other equity based incentive plans and (ii) the execution, delivery and performance of any stockholder or registration rights agreement approved by the board of directors of the applicable Borrower;

(n)

the entry into and/or the performance of any obligations of Parent or any of its Restricted Subsidiaries with respect to any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, in each case, which are entered into within the ordinary course of business or consistent with past practice;

(o)

payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by Parent and the Restricted Subsidiaries in such joint venture), non-wholly owned Subsidiaries and Unrestricted Subsidiaries in the ordinary course of business to the extent otherwise permitted under Section 7.02;

(p)

transactions in which the Parent or a Borrower delivers (or causes to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair to the relevant Loan Party or Restricted Subsidiary from a financial point of view or on terms that are at least substantially as favorable to the Loan Parties or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(q)

(i) any contribution or investment by any Permitted Holder in the capital, securities or Indebtedness of any Loan Party or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Permitted Holders in connection therewith) and (ii) payments to Affiliates in respect of such instruments, in each case, in accordance with their terms;

(r)	the entering into of any tax sharing agreement or arrangement to the extent payments under such agreement or arrangement would otherwise be permitted under Section 7.06(h)(iii);
(s)	[reserved]; and
(t)

any participation in a public tender or exchange offers for securities or debt instruments issued by Parent or any of its Subsidiaries that is conducted on arms’ length terms and provides for the same price or exchange ratio, as the case may be, to all holders accepting such tender or exchange offer.

Section 6.18

Guarantor Coverage Test. As of each date of delivery of the Compliance Certificate as required by Section 6.02(a), the Borrowers shall ensure that the aggregate (without duplication) earnings before interest, tax, depreciation and amortization (calculated in accordance with the defined term “Consolidated Adjusted EBITDA” on a Pro Forma Basis) attributable to the Loan Parties as a group (taking each entity on an unconsolidated basis and excluding all intercompany items) shall be no less than 60% of the earnings before interest, tax, depreciation and amortization of the Parent and its Subsidiaries (calculated in accordance with the defined term “Consolidated Adjusted EBITDA” on a Pro Forma Basis). For purposes of this Section 6.18, only each Borrower and each other Loan Party which has provided a guarantee in full for all of the Obligations shall be included as Loan Parties.

Section 6.19

MIRE Events. In connection with any amendment to this Agreement pursuant to which any increase, extension or renewal of Loans is contemplated, the Borrowers shall cause to be delivered to the Administrative Agent confirmation from all Lenders that the requisite flood insurance due diligence and flood insurance compliance reasonably requested by the Lenders has been completed.

Section 6.20	Sanctions, Anti-Corruption, and Anti-Money Laundering Laws.
(a)	Comply in all respects with applicable Sanctions and Anti-Corruption Laws, and in all material respects with applicable Anti-Money Laundering Laws.
(b)	Continue to maintain in effect and enforce policies and procedures designed to promote and achieve compliance with applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.
(c)

Promptly notify the Lenders in the event that it or any of its directors, officers or employees becomes subject to any action, proceeding, litigation, claim or investigation related to any actual or alleged violation of applicable Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

(d)

This Section 6.20 shall not be interpreted or applied in relation to it, any of the Parent, the Borrowers and their respective Subsidiaries and the directors, officers, employees and agents of the Parent or the Borrowers or their respective Subsidiaries, to any member of the Group or to any Secured Party if and to the extent that any obligation under this Section 6.20 would violate or expose such person or any of its directors, officers, agents or employees to any liability under any applicable anti-boycott or blocking law, regulation or statute that is in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such entity (including EU Regulation (EC) 2271/96 (as amended) and section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) in connection with the German Foreign Trade Act (Außenwirtschaftsgesetz - AWG)).

Article VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligations hereunder (other than Cash Management Obligations, Obligations in respect of Secured Hedge Agreements and contingent obligations as to which no claim has been asserted) or any Letter of Credit remaining outstanding (unless such Letter of Credit has been Cash Collateralized or backstopped in a manner reasonably acceptable to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer), then from and after the Closing Date, Parent and the Borrowers shall not and shall not permit any of their Restricted Subsidiaries to, directly or indirectly:

Section 7.01

Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a)	Liens (i) created pursuant to any Loan Document and (ii) securing Indebtedness or other obligations incurred pursuant to Section 7.03(l) and other Secured Obligations;
(b)

Liens existing on the Closing Date and, with respect to each such Lien securing Indebtedness in an aggregate principal amount in excess of $50,000,000, listed on Schedule 7.01(b) and any modifications, replacements, renewals, restructurings, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c)

Liens for taxes, assessments or governmental charges (i) that are not overdue for a period of more than any applicable grace period related thereto or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with IFRS to the extent required by IFRS or (ii) where the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d)

statutory or common law Liens of landlords, banks (and rights of set-off) including, pledges over bank accounts held with German financial institutions based on their general terms and conditions (AGB Pfandrecht), sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, workmen, construction contractors or other similar Liens imposed by law or contract, incurred in the ordinary course of business, so long as, in each case, such Liens secure amounts not overdue for a period of more than 60 days or if more than 60 days overdue, (i) are unfiled and no other action has been taken to enforce such Liens or are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in to the extent required in accordance with IFRS (as determined by the Borrowers in good faith) or (ii) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)

(i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of governmental insurance or benefits including any security over assets of a German Guarantor the grant of which is statutorily required under German law under or in connection with any social security legislation, pension plans or old-age arrangements and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent or any of its Restricted Subsidiaries;

(f)

pledges or deposits to secure the performance of bids, tenders, trade contracts, utilities, governmental contracts, leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance and return-of-money bonds and other obligations of a similar nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)

easements, rights-of-way, restrictive covenants, servitudes, rights of tenants, sewers, electric lines, drains, telegraph, telephone and cable lines, gas and oil pipelines, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects and minor survey exceptions, in each case affecting leases or subleases and that do not in the aggregate materially interfere with the ordinary conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole;

(h)

Liens (i) securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(g), (ii) arising out of judgments or awards against Parent or any of its Restricted Subsidiaries with respect to which an appeal or other proceeding for review is then being pursued and for which adequate reserves have been made with respect thereto on the books of the applicable Person in accordance with IFRS and (iii) notices of lis pendens (or applicable related concept) and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made with respect thereto on the books of the applicable Person in accordance with IFRS;

(i)

Leases or subleases and terminations thereof, in each case granted to others in the ordinary course of business which (i) do not in the reasonable business judgment of the Borrowers interfere in any material respect with the business of the Borrowers and their Restricted Subsidiaries, taken as a whole, (ii) do not secure any Indebtedness and (iii) are permitted by Section 7.05;

(j)

Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods or (ii) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(k)

Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other brokerage accounts, (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including banker’s liens, rights of setoff or similar rights) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions, (iv) liens arising by virtue of statutory, contractual or common law provision related to banker’s liens, rights of set off or similar rights relating to the establishment of depositary relations in the ordinary course with banks not given in connection with the issuance of Indebtedness, and (v) that are contractual rights of setoff or rights of pledge relating to (A) purchase orders and other agreements entered into with customers of Parent or any of its Restricted Subsidiaries in the ordinary course of business or (B) pooled deposit or sweep accounts of Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries;

(l)

(i) Liens on cash advances or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted hereunder, to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 in each of clauses (i) and (ii), to the extent any such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m)

Liens (i) in favor of any Loan Party and (ii) in favor of a Restricted Subsidiary that is not a Loan Party on assets of a Restricted Subsidiary that is not a Loan Party securing permitted intercompany Indebtedness;

(n)

any (i) interest or title of a lessor or sub-lessor under any lease of Real Property not otherwise prohibited by this Agreement (provided Liens permitted by this clause (n)(i) do not extend to or cover any assets other than the assets so leased (except for replacements, additions and accessions to such assets) and any Liens encumbering such lessor’s or sub-lessor’s interest or title), (ii) interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business (including leases constituting Non-Financing Lease Obligations but excluding leases constituting Financing Lease Obligations), (iii) licenses or sublicenses of, or other arrangements involving, IP Rights (including the provision of software) and terminations thereof granted to others in the ordinary course of business which do not interfere in any material respect with the business of Parent and its Restricted Subsidiaries, taken as a whole or would otherwise not reasonably be expected to have a Material Adverse Effect, or (iv) Lien that would otherwise be permitted under Section 7.05(h)(i)-(ii);

(o)

Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(p)	Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;
(q)

assignment of, and sales or Liens on, accounts receivables or rights in respect of any thereof (x) that are delinquent or disputed, (y) for collection or (z) in connection with Dispositions permitted by Section 7.05;

(r)

Liens that are contractual rights of setoff or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(s)	Liens solely on any cash earnest money deposits made by Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(t)	ground leases in respect of Real Property on which facilities owned or leased by Parent or any of its Restricted Subsidiaries are located;
(u)

Liens to secure Indebtedness permitted under Section 7.03(e); provided that such Liens do not at any time encumber property (except for replacements, additions, accessions and proceeds to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)

Liens (i) on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness permitted under Section 7.03 of Restricted Subsidiaries that are not Loan Parties and (ii) securing Indebtedness permitted pursuant to Section 7.03(s);

(w)

Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien is does not extend to or cover any other assets or property (other than the proceeds, products and accessions thereof and other than after-acquired property (except for replacements, additions, accessions and proceeds to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) the Indebtedness secured thereby is permitted to be incurred at such time under Section 7.03(g);

(x)

(i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole;

(y)	Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;
(z)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(aa)

the modification, replacement, renewal or extension of any Lien permitted by Sections 7.01(b), (u) and (w); provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension, restructuring or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(bb)

Liens with respect to property or assets of Parent or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $1,092,680,000 and 50.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09), in each case determined as of the date of incurrence;

(cc)

Liens on accounts receivable, Securitization Assets and other applicable assets pursuant to factorings, securitizations, receivables financings or similar arrangements incurred in connection with (i) a Qualified Securitization Facility or (ii) any factoring, securitization, receivables financing or similar arrangement to the extent Indebtedness in respect thereof is incurred or permitted to be incurred pursuant to Section 7.03(aa)(ii);

(dd)

Liens (i) securing obligations in respect of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt and Indebtedness permitted pursuant to Section 7.03(m), (t), (v)(i), (w)(related to (v)(i)), (y), (z), (bb) and (ff), and any Permitted Refinancing of any of the foregoing; provided that, to the extent the Liens are on the Collateral and subject to the Intercreditor Threshold, a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an

Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Borrowers and the Collateral Agent, which results in such Senior Representative having rights to share in the Collateral on a pari passu basis or a junior lien basis); provided, further, that in the case of any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement of any Lien secured on a junior lien basis to the Secured Obligations, such new Lien shall be a Lien secured on a junior lien basis to the Secured Obligations and (ii) securing obligations in respect to Indebtedness permitted pursuant to Section 7.03 (b)(z), (g) (limited to such property or assets acquired) and (aa)(iii);

(ee)

deposits of cash with the owner or lessor of premises leased and operated by Parent or any of its Subsidiaries to secure the performance of Parent’s, the applicable Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(ff)	Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted under Section 7.03;
(gg)

(i) Liens on property subject to any sale-leaseback transaction or ground rent transaction permitted hereunder and general intangibles related thereto and (ii) Liens securing obligations with respect to Indebtedness permitted pursuant to Section 7.03 (v)(ii) and (w)(related to (v)(ii));

(hh)

in the case of any non-wholly-owned Restricted Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(ii)	Liens securing Swap Contracts so long as such Swap Contracts do not constitute Secured Hedge Agreements;
(jj)

Liens (i) consisting of contractual restrictions on cash and Cash Equivalents held by Restricted Subsidiaries that prohibit distributions so long as such contractual restrictions are permitted under Section 7.08, (ii) related to the cash collateralization of letters of credit or similar instruments which are not otherwise prohibited under Section 7.03, and (iii) deemed to exist in connection with Investments in Cash Equivalents of the type described in clause (f) of the definition thereof;

(kk)

Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by Parent or any Restricted Subsidiary in joint ventures;

(ll)	Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;
(mm)

Liens on any funds or securities held in escrow accounts established for the purpose of holding proceeds from issuances of debt securities by Parent or any of its Restricted Subsidiaries issued after the Closing Date, together with any additional funds required in order to fund any mandatory redemption or sinking fund payment on such debt securities within 360 days of their issuance; provided that such Liens do not extend to any assets other than such proceeds and such additional funds;

(nn)	Liens arising by operation of law in favor of vendors of goods securing the payment of the purchase price thereof so long as such Liens do not extend to or cover any assets other than such goods;

(oo)

Liens securing obligations in respect of the Existing Senior Secured Notes Documents permitted pursuant to Section 7.03(a)(ii) and any Permitted Refinancing thereof; provided that to the extent such Liens are on the Collateral and subject to the Intercreditor Threshold, a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Borrowers and the Collateral Agent, which results in such Senior Representative having rights to share in the Collateral on a pari passu basis or a junior lien basis);

(pp)	[reserved]; and
(qq)

any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and only the assets so leased and any Liens encumbering such lessor’s or sublessor’s interest or title.

All Liens permitted under this Section 7.01 may be created, incurred, assumed or suffered to exist with respect to the Collateral other than, unless such Liens arise by operation of law or would not materially interfere with the enforcement of the Collateral, with respect to Liens created, incurred, assumed or suffered to exist under Section 7.01(v), (bb) and (gg)(ii).

Section 7.02	Investments. Make or hold any Investments, except:
(a)	Investments by Parent or any of its Restricted Subsidiaries in cash or Cash Equivalents or assets that were Cash Equivalents when such Investment was made;
(b)

(i) loans or advances made to, or guarantees with respect to loans or advances made to, officers, directors, employees or consultants of any Loan Party or, if applicable, any Controlling Entity, or any of Parent’s Subsidiaries, or to any management equity plan, stock option plan, any other management or employee benefit, bonus or incentive plan or any trust, partnership or other entity of, established for the benefit of, or the beneficial owner of which (directly or indirectly) is the officers, directors, employees or consultants of any Loan Party or, if applicable, any Controlling Entity, or any of Parent’s Subsidiaries (A) for reasonable and customary business related travel, entertainment, relocation (including as it relates to expenses incurred with any closing or consolidation of a facility of office) and analogous or related ordinary business purposes, (B) in connection with such Person’s purchase (or the purchase by any management equity plan) of Equity Interests or subordinated shareholder funding (or similar obligations) of Parent or any Controlling Entity or to permit the payment of taxes with respect thereto; and (C) for any other purposes not described in the foregoing clauses (A) and (B) (the provisions of sub-clauses (A)-(C), collectively, “Management Advances”); provided that the aggregate principal amount outstanding at any time under this clause (C) shall not exceed the greater of $100,000,000 and 6.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period determined on a Pro Forma basis in accordance with Section 1.09 and (ii) Investments representing amounts held for employees of Parent and the Subsidiaries under employee benefit plans or related trusts;

(c)

Investments (i) by Parent, any Borrower or any Restricted Subsidiary in any Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party and (iii) by any Loan Party in any Restricted Subsidiary that is not a Loan Party;

(d)	Investments consisting of (i) extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (ii) deposits, prepayments and other credits to suppliers in the ordinary course of business or consistent with past practices of the Group; and (iii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)

Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 7.02(m) below) consisting of transactions permitted under Section 7.01, Section 7.03 (other than 7.03 (d)), 7.04 (other than 7.04(c)(ii) or (e)), 7.05 (other than 7.05(d)(ii)), 7.06 (other than 7.06(d) or (h)(iv)) and 7.11, respectively;

(f)

Investments (i) existing or contemplated on the Closing Date or made pursuant to legally binding written contracts in existence on the Closing Date and with respect to each such Investment in an amount in excess of $100,000,000, in each case set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof that does not increase the value thereof; (ii) existing on the Closing Date by Parent or any Restricted Subsidiary in Parent or any other Restricted Subsidiary and any modification, renewal or extension thereof that does not increase the value thereof and (iii) made by a Subsidiary acquired after the Closing Date or of a corporation merged or amalgamated or consolidated into Parent or any Borrower or merged, amalgamated or consolidated with a Subsidiary in each case in accordance with Section 7.04 in each case outstanding at the time of, and not made in contemplation of, such acquisition, merger, amalgamation or consolidation;

(g)	Investments in Swap Contracts not for speculative purposes;
(h)	promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;
(i)

(x) any acquisition of (A) the Equity Interests of any Person that becomes a Restricted Subsidiary (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), (B) all or substantially all the assets of a Person or any business unit, division or line of business thereof or (C) all or substantially all of the customer lists of any Person or any business unit, division or line of business thereof (including, for the avoidance of doubt, “tuck in” acquisitions) or (y) any subsequent Investment made in a Person, business unit, division, line of business or assets previously acquired in a Permitted Acquisition, in each case of clause (x) or (y), in a single transaction or series of related transactions, if immediately after giving effect thereto: (i) no Event of Default under Section 8.01(a) or (f) exists at the time of the signing of a definitive acquisition agreement with respect thereto; (ii) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 7.03; and (iii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary) shall become a Guarantor, in each case in accordance with Section 6.11 (any such acquisition under this Section 7.02(i), a “Permitted Acquisition”);

(j)	Investments constituting a part of the Transactions;
(k)

Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l)

Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)

to the extent applicable, loans and advances to any Controlling Entity not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made to such Controlling Entity in accordance with Section 7.06(f), (g), (h), (i), (j), (l) or (m), such Investment being treated for purposes of the applicable clause of Section 7.06 including any limitations, as if a Restricted Payment had been made pursuant to such clause in an amount equal to such Investment;

(n)

Investments in an aggregate amount pursuant to this Section 7.02(n) (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) at any time not to exceed the greater of $1,092,680,000 and 50.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09) (in each case, increased (without duplication) by (A) any Returns in respect thereof and (B) the gain in any fair market value of the Investments made under this clause (n) in any Unrestricted Subsidiary at the time of redesignation as a Restricted Subsidiary) that does not increase the Cumulative Credit, in each case not in excess of the amount otherwise permitted under this Section 7.02(n);

(o)

Investments made in respect of joint ventures or other similar agreements or partnerships in an aggregate amount (valued at the time of the making thereof, and without giving effect to any writedowns or write-offs thereof) at any time not to exceed the greater of $764,876,000 and 35.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09) (plus the amount of any Returns in respect thereof) that does not increase the Cumulative Credit;

(p)	advances of payroll payments to employees in the ordinary course of business;
(q)

(i) Investments made in the ordinary course of business in connection with (a) obtaining, maintaining or renewing client contracts, the sale or lease of goods or the performance of services and (b) loans or advances made to distributors and suppliers, in each case in the ordinary course of business, and (ii) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Parent or Equity Interests of Parent or, if applicable, any Controlling Entity;

(r)

Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated or consolidated into Parent, any Borrower or Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s)	(i) Capital Expenditures and (ii) Investments in respect of promissory notes and other non-cash consideration received in connection with Dispositions permitted under Section 7.05;
(t)	Investments in a Person or Persons engaged in a Similar Business in an aggregate amount pursuant to this Section 7.02(t) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed the greater of $546,340,000 and 25.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09) (in each case, increased (without duplication) by (A) any Returns in respect thereof and (B) the gain in any fair market value of the Investments made under this clause (t) in any Unrestricted Subsidiary at the time of redesignation as a Restricted Subsidiary) that does not increase the Cumulative Credit, in each case not in excess of the amount otherwise permitted under this Section 7.02(t);

(u)	Investments in deposit accounts, securities accounts and commodities accounts maintained by Parent or any of its Restricted Subsidiaries;
(v)

Investments constituting any part of a reorganization and other activities related to tax planning; provided that (i) no Event of Default shall have occurred and be continuing, (ii) any security interests granted to the Administrative Agent for the benefit of the Secured Parties in the Collateral pursuant to the Collateral Documents shall remain in full force and effect and perfected (to at least the same extent in the aggregate as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been or will promptly be taken, (iii) any Restricted Subsidiaries that were Loan Parties at the time the Investment is entered into shall be Loan Parties after such Investments are completed, and (iv) such reorganization and other activities shall not impair or adversely affect in the aggregate the perfection and priority of the Collateral Agent’s security interests in any Collateral;

(w)

Investments using (i) the Cumulative Credit at such time so long as, no Event of Default under Section 8.01(a) or Section 8.01(f) exists or would result from the making of such Investment and the Consolidated Interest Coverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) would be no less than 2.00 to 1.00 after giving effect to such Investment and (ii) the Available Excluded Contribution Amount;

(x)

Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrowers are necessary or advisable to effect any Qualified Securitization Facility (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith;

(y)

so long as no Event of Default under Section 8.01(a) or (f) shall have occurred and be continuing or would otherwise result therefrom, other Investments such that the Consolidated Total Net Leverage Ratio on a Pro Forma Basis would be less than or equal to 4.25:1.00;

(z)

Investments consisting of promissory notes issued to Parent, any Borrower or any Restricted Subsidiary by future, present or former employees, directors, officers, managers or consultants of Parent, any Borrower or any of their Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent, any Borrower or any Controlling Entity, to the extent the applicable Restricted Payment is permitted by Section 7.06;

(aa)

Investments in an Unrestricted Subsidiary in an aggregate amount pursuant to this Section 7.02(aa) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed the greater of $109,268,000 and 5.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09) (in each case, increased (without duplication) by (A) any Returns in respect thereof and (B) the gain in any fair market value of the Investments made under this clause (aa) in any Unrestricted Subsidiary at the time of redesignation as a Restricted

Subsidiary) that does not increase the Cumulative Credit, in each case not in excess of the amount otherwise permitted under this Section 7.02(aa); and

(bb)	Investments in the Shanghai RAAS Equity Interests.

Notwithstanding the foregoing, any Investment consisting of (x) the transfer of any Material Intellectual Property by the Parent or any of the Restricted Subsidiaries to an Unrestricted Subsidiary (other than (i) as part of or in connection with any lease, license or other similar or equivalent arrangement entered into for bona fide commercial reasons or (ii) non-exclusive licenses granted in the ordinary course of business) or (y) the transfer or acquisition of (i) any Equity Interest of Grifols Shared Services North America Inc. or (ii) material assets of Grifols Shared Services North America Inc. or any of its Subsidiaries (measured in the aggregate) to an entity which is not a Loan Party (or which shall not promptly become a Loan Party) shall not be permitted under this Section 7.02.

Section 7.03	Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)

Indebtedness of any Loan Party (i) under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.14 or 2.15), (ii) the Existing Senior Secured Notes Documents in an aggregate principal amount under this clause (ii) not to exceed €1,300,000,000 in respect of the 7.125% Senior Secured Notes and €1,300,000,000 in respect of the 7.500% Senior Secured Notes, and (iii) the Existing Senior Unsecured Notes Documents in an aggregate principal amount under this clause (iii) not to exceed an equivalent amount to $705,000,000 in respect of the 4.750% Senior Unsecured Notes and €1,400,000,000 in respect of the 3.875% Senior Unsecured Notes, and in the case of each of sub-clauses (i)-(iii) or any portion thereof, any Permitted Refinancing thereof;

(b)

(x) Indebtedness outstanding on the Closing Date and, with respect any such Indebtedness in an aggregate principal amount in excess of $50,000,000, listed on Schedule 7.03(b) and any Permitted Refinancing thereof, (y) intercompany Indebtedness outstanding on the Closing Date and any Permitted Refinancing thereof; provided that any such intercompany Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations and (z) Indebtedness consisting of “parallel debt” obligations under any intercreditor agreement or security document related to Indebtedness incurred under the Loan Documents that is not otherwise prohibited by this Agreement;

(c)

Guarantees by Parent, any Borrower and any Restricted Subsidiary in respect of Indebtedness of Parent, any Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting a Junior Financing shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable (as reasonably determined by the applicable Borrower) to the Lenders as those contained in the subordination of such Indebtedness;

(d)

Indebtedness of Parent, any Borrower or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party);

(e)

(i) Attributable Indebtedness and other Indebtedness (including Financing Lease Obligations) financing an acquisition, construction, repair, replacement, lease or improvement of property, plant or equipment or other assets incurred by Parent, the

Borrowers or any Restricted Subsidiary prior to or within 365 days after the acquisition, construction, repair, replacement, lease or improvements of the applicable asset in an aggregate amount at any time outstanding not to exceed the greater of $764,876,000 and 35.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09), in each case determined at the time of incurrence, and (ii) Attributable Indebtedness arising out of sale-leaseback transactions or ground rent transactions and any Permitted Refinancing of such Attributable Indebtedness;

(f)

Indebtedness in respect of Swap Contracts designed to hedge against the Parent’s, any Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks not for speculative purposes and Guarantees thereof;

(g)

Indebtedness of Parent, any Borrower or any Restricted Subsidiary assumed in connection with any Permitted Acquisition or other Investment not prohibited hereunder; provided that (i) such Indebtedness is not incurred in contemplation of such Permitted Acquisition or other Investment or any Permitted Refinancing thereof and (ii) after giving Pro Forma Effect to such Permitted Acquisition or other Investment and the incurrence of such Indebtedness, the Consolidated Interest Coverage Ratio is (x) not less than 2.00:1.00 or (y) not less than the Consolidated Interest Coverage Ratio immediately prior to such Permitted Acquisition or other Investment, in each case determined at the time of such assumption, on a Pro Forma Basis in accordance with Section 1.09; provided that the aggregate principal amount at any time outstanding of such Indebtedness of Restricted Subsidiaries that are non-Loan Parties incurred and outstanding pursuant to this Section 7.03(g) together with the aggregate amount of Indebtedness incurred by non-Loan Parties and outstanding under Section 7.03(m), Section 7.03(v) and Section 7.03(z) shall not exceed the greater of (x) $1,092,680,000 and (y) 50.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09), in each case determined at the time of such incurrence;

(h)

Indebtedness representing deferred compensation to current, future or former officers, managers, consultants, directors and employees of Parent, any Borrower or any of their Restricted Subsidiaries or, if applicable, any Controlling Entity, incurred in the ordinary course of business;

(i)

Indebtedness consisting of promissory notes issued by Parent, any Borrower, or any Restricted Subsidiaries to future, current or former officers, managers, consultants, directors and employees, their respective estates, executors, administrators, heirs, family members, legatees, distributes, spouses, domestic partners, former domestic partners or former spouses to finance the purchase or redemption of Equity Interests of Parent, the Borrower or any Controlling Entity permitted by Section 7.06;

(j)

Indebtedness incurred by Parent, the Borrower or any Restricted Subsidiaries in a Permitted Acquisition, any other Investment permitted hereunder, merger or any Disposition permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(k)

Indebtedness consisting of obligations of Parent, the Borrower or any of their Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment permitted hereunder;

(l)

Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(m)

Indebtedness in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $1,092,680,000 and 50.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09), provided that the aggregate principal amount at any time outstanding of such Indebtedness of Restricted Subsidiaries that are non-Loan Parties incurred and outstanding pursuant to this Section 7.03(m) together with the aggregate amount of Indebtedness incurred by non-Loan Parties and outstanding under Section 7.03(g), Section 7.03(v) and Section 7.03(z) shall not exceed the greater of (x) $1,092,680,000 and (y) 50.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09), in each case determined at the time of incurrence;

(n)	Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(o)

(i) Indebtedness incurred by Parent, any Borrower or any Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, (ii) to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that such obligations and liabilities are not required to be funded under applicable law and (iii) Indebtedness of Parent, any Borrower or any Restricted Subsidiaries as an account party in respect of letters of credit, bank guarantees or similar instruments or other guarantee obligations in favor of suppliers, customers, franchisees, lessors, licensees, sublicensees, distribution partners or other creditors issued in the ordinary course of business or consistent with past practice;

(p)

obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Parent, any Borrower or any Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q)	letters of credit issued in an aggregate amount at any time outstanding not to exceed $55,000,000;
(r)	Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;
(s)

Indebtedness (i) incurred by a Restricted Subsidiary that is a non-Loan Party which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this Section 7.03(s)(i) does not exceed the greater of $546,340,000 and 25.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period

(determined on a Pro Forma Basis in accordance with Section 1.09), in each case determined at the time of incurrence, and (ii) consisting of local lines of credit, bilateral facilities, overdraft facilities or working capital facilities which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this Section 7.03(s)(ii) does not exceed the greater of $546,340,000 and 25.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09), in each case determined at the time of incurrence;

(t)	Credit Agreement Refinancing Indebtedness;
(u)	Indebtedness incurred to finance Management Advances;
(v)

Indebtedness of Parent, any Borrower or any Restricted Subsidiaries that complies with the Applicable Requirements and, if incurred pursuant to clause (i) (to the extent secured by Liens on the Collateral that are junior to the Liens securing the Obligations) or (ii) below the Permitted Other Debt Conditions, subject to Section 1.08, so long as no Event of Default is continuing or would result from the incurrence of such Indebtedness; provided that:

(i)

if such Indebtedness is secured by a Lien on the Collateral on a pari passu basis or junior basis in right of security with the Obligations, the aggregate principal amount of such Indebtedness shall not exceed an amount so long as on and as of the date of such incurrence either (A) the Consolidated Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) does not exceed 4.50:1.00 or (B) in the case of such Indebtedness incurred to consummate any Investment permitted under Section 7.02, the Consolidated Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) does not exceed the Consolidated Secured Net Leverage Ratio prior to giving effect to such Investment;

(ii)

if such Indebtedness is not secured by a Lien on the Collateral, the aggregate principal amount of such Indebtedness shall not exceed an amount so long as on and as of the date of such incurrence either (A) the Consolidated Interest Coverage Ratio is no less than 2.00 to 1.00 or (B) in the case of such Indebtedness incurred to consummate any Investment permitted under Section 7.02, the Consolidated Interest Coverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) is not less than the Consolidated Interest Coverage Ratio prior to giving effect to such Investment, provided that if such Indebtedness is pari passu in right of payment and with respect to security with the Initial Term Loans, and such Indebtedness is in the form of term loans (other than customary bridge loans or term loan A facilities as determined by the Borrowers in good faith), the Initial Term Loans shall be subject to the “most favored nation” pricing adjustment (if applicable) set forth in the proviso to Section 2.14(e)(iii) as if such Indebtedness were an Incremental Term Loan incurred under Section 2.14; provided further that the aggregate principal amount at any time outstanding of such Indebtedness of Restricted Subsidiaries that are non-Loan Parties incurred and outstanding pursuant to this Section 7.03(v) together with the aggregate amount of Indebtedness incurred by non-Loan Parties and outstanding under Section 7.03(g), Section 7.03(m) and Section 7.03(z) shall not exceed the greater of (x) $1,092,680,000 and (y) 50.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09), in each case determined at the time of such incurrence.

For purposes of the calculations in this Section 7.03(v), (A) with respect to any Revolving Credit Commitments and any commitments under any revolving credit facility simultaneously established under this Section 7.03(v), a borrowing of the maximum amount of Loans available thereunder shall be assumed and (B) to the extent the proceeds of any Indebtedness incurred under this Section 7.03(v) are used to repay Indebtedness, Pro Forma Effect shall be given to such repayment of Indebtedness; provided that the calculations in this Section 7.03(v) shall exclude cash proceeds of any borrowing of such Indebtedness incurred under this Section 7.03(v) not applied promptly for the specified transaction in connection with the incurrence upon receipt thereof.

(w)	Any Permitted Refinancings of Indebtedness incurred pursuant to Section 7.03(v):
(x)	all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 7.03(a) through (w);
(y)

Indebtedness and Disqualified Equity Interests of Parent, any Borrower or any Restricted Subsidiary in an aggregate principal amount up to 100% of the net cash proceeds received by Parent since immediately after the Closing Date from the issue or sale of Equity Interests of Parent or cash contributed to the capital of Parent (in each case, other than the Cure Amount, any Available Excluded Contribution Amount, or sales of Equity Interests to Parent, any Borrower or any Subsidiaries) as determined in accordance with clauses (c) and (d) of the definition of “Cumulative Credit” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses after the closing date and prior to the time of such incurrence to incur Indebtedness pursuant to Section 7.03(bb), make Restricted Payments pursuant to Section 7.06(m), to make Investments pursuant to Section 7.02(w) or to make payments or distributions in respect of Junior Financings pursuant to Section 7.11(a)(2);

(z)

Indebtedness of Parent, any Borrower, any Subsidiary Guarantor or any other Restricted Subsidiary issued in lieu of Incremental Term Loans or Incremental Revolving Loan Commitments (and subject to clauses (i) and (v) of Section 2.14(d), the Applicable Requirements and, if secured by liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations or is not secured by a Lien on the Collateral, the Permitted Other Debt Conditions) consisting of one or more series of (i) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured by Liens on the Collateral, may be secured either by Liens that are pari passu with the Liens on the Collateral securing the Secured Obligations or by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations), or (ii) secured or unsecured loans (which loans, if secured by Liens on the Collateral, must be secured either by Liens that are pari passu with the Liens on the Collateral securing the Secured Obligations or by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations) (the “Incremental Equivalent Debt”); provided that if such Incremental Equivalent Debt (other than any such Incremental Equivalent Debt that is revolving in nature) is pari passu in right of payment and with respect to security with the Initial Term Loans and such Incremental Equivalent Debt is in the form of term loans (other than customary bridge loans or term loan A facilities as determined by the Borrowers in good faith), the Initial Term Loans shall be subject to the “most favored nation” pricing adjustment (if applicable) set forth in the proviso to Section 2.14(e)(iii) as if such Incremental Equivalent Debt were an Incremental Term Loan incurred under Section 2.14; provided further, that the aggregate principal amount at any time outstanding of such Indebtedness of Restricted Subsidiaries that are non-Loan Parties incurred and outstanding pursuant to this Section 7.03(z) together with the aggregate amount of Indebtedness incurred by non-Loan Parties and outstanding under Section 7.03(g),

Section 7.03(m) and Section 7.03(v) shall not exceed the greater of (x) $1,092,680,000 and (y) 50.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09), in each case determined at the time of such incurrence;

(aa)

Indebtedness pursuant to factorings, securitizations, receivables financings or similar arrangements which are (i) of Securitization Subsidiaries in respect of Qualified Securitization Facilities, (ii) outstanding or available for incurrence as of the Closing Date; or (iii) when aggregated with the principal amount of all other Indebtedness incurred pursuant to this Section 7.03(aa)(iii) does not exceed the greater of $546,340,000 and 25.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09), determined at the time of incurrence;

(bb)	Indebtedness using the Cumulative Credit at such time;
(cc)

to the extent the L/C Issuer as of the Closing Date has resigned (and there is no additional or replacement L/C Issuer under this Agreement), additional Indebtedness in an aggregate principal amount or face amount equal to the amount of Letters of Credit no longer available to the Loan Parties as a result of such resignation, and in any event, at any time outstanding not to exceed $100,000,000 in respect of letters of credit, bank guaranties, surety bonds, performance bonds and similar instruments issued for general corporate purposes minus the amount of outstanding Letters of Credit hereunder;

(dd)

Indebtedness of the Parent or any of its Subsidiaries owed to the employees of the Parent or any of its Subsidiaries or non-employees, in either case, who are individuals, in the ordinary course of business, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this Section 7.03(dd) does not exceed the greater of $500,000,000 and 23.00% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09), determined at the time of incurrence;

(ee)	Indebtedness in respect of the Biomat Class B Equity Interests;
(ff)

Indebtedness owed to the European Investment Bank or other multilateral, state, quasi-state or economic development institution in an aggregate principal at any time outstanding not to exceed the greater of $500,000,000 and 23.00% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09) and any Permitted Refinancing thereof; and

(gg)

(i) any Guarantee or joint and several liability (whether by declaration or otherwise) provided under or for the purpose of any fiscal or tax unity for corporate income tax or VAT between members of the Group or any other guarantee granted or arising under legislation related to tax or corporate law pursuant to which a member of the Group assumes general liability for the obligations of any other member of the Group incorporated or tax resident in the same jurisdiction, (ii) Indebtedness arising in connection with tax, deferral arrangements, tax exemptions, development opportunities, tenders, fulfilment of contractual commitments and/or other incentives or exemptions in the ordinary course of business or in connection with the business of the Group or consistent with past practice and (iii) Indebtedness arising under any ground rent in respect of Real Property in the ordinary course of business.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID) incurred in connection with such refinancing.

For purposes of determining compliance with this Section 7.03 in the event that any item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness specified herein, the Borrowers may, in their sole discretion, divide and classify (and may later re-divide, classify and reclassify) (including as between the Free and Clear Incremental Amount and the Incurrence-Based Incremental Amount) such Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above categories, provided that, for the avoidance of doubt, no amounts incurred under the Initial Term Loans or amounts drawn as of the Closing Date under the Revolving Credit Facility may be reclassified hereunder.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of Parent dated such date prepared in accordance with IFRS.

Section 7.04

Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)

any Restricted Subsidiary may merge, amalgamate or consolidate with (A) any Borrower; provided that such Borrower shall be the continuing or surviving Person, (B) Parent; provided that Parent shall be the continuing or surviving Person or (C) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b)

(i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party, (ii) any Subsidiary may liquidate or dissolve so long as any related Disposition is permitted by Section 7.05 and (iii) any Restricted Subsidiary may change its legal form if, with respect to clauses (ii) and (iii), the applicable Borrower determines in good faith that such action is in the best interest of Parent and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c)	any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Parent, any Borrower or to another Restricted

Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or a Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in, or Indebtedness of, a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.02 and Section 7.03, respectively;

(d)

so long as no Event of Default has occurred and is continuing or would result therefrom, any Borrower may merge or consolidate with any other Person; provided that (i) the relevant Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not a Borrower (any such Person, the “Successor Company”), (A) (i) in respect of any such merger or consolidation affecting the U.S. Borrower, the Successor Company shall be an entity organized or existing under the Laws of the United States of America, any state of the United States or the District of Columbia and (ii) in respect of any such merger or consolidation affecting the Irish Borrower, the Successor Company shall be an entity organized or existing under the Laws of any member state of the European Union, or the United States of America, any state of the United States or the District of Columbia, Canada or any province of Canada, Norway or Switzerland, (B) the Successor Company shall expressly assume all the obligations of the applicable Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its obligations under the U.S. Pledge and Security Agreement and other applicable Collateral Documents shall apply to the Successor Company’s obligations under the Loan Documents, (E) if reasonably requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and (F) the applicable Borrower shall have delivered to the Administrative Agent an officer’s certificate, stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the applicable Borrower under this Agreement; provided, further, that such Borrower agrees to provide any documentation and other information about the Successor Company as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including Title III of the USA Patriot Act and the Beneficial Ownership Regulation;

(e)

any Restricted Subsidiary other than a Borrower may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary of Parent, which together with each of their Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 and Section 6.13 to the extent required pursuant to the Collateral and Guarantee Requirement; provided, further, that, subject to Section 1.08, in the case of any such merger or consolidation involving a Loan Party, no Event of Default has occurred and is continuing or would result therefrom;

(f)	so long as no Event of Default has occurred and is continuing or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 or a Restricted Payment permitted pursuant to Section 7.06; and

(g)

so long as no Event of Default has occurred and is continuing or would result therefrom, the Parent may merge or consolidate with any other Person other than a Borrower; provided that (i) the Parent shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Parent (any such Person, the “Successor Parent”), (A) the Successor Parent shall be an entity organized or existing under the Laws of any member state of the European Union, or the United States of America, any state of the United States or the District of Columbia, Canada or any province of Canada, Norway or Switzerland, (B) the Successor Parent shall expressly assume all the obligations of the Parent under this Agreement and the other Loan Documents to which the Parent is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and (C) the Parent shall have delivered to the Administrative Agent an officer’s certificate, stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Parent will succeed to, and be substituted for, the Parent under this Agreement; provided, further, that the Parent agrees to provide any documentation and other information about the Successor Parent as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including Title III of the USA Patriot Act and the Beneficial Ownership Regulation.

Section 7.05	Dispositions. Make any Disposition, except:
(a)

Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired and Dispositions of property no longer used or useful in the conduct of the business of Parent, any Borrower or any of their Restricted Subsidiaries;

(b)

Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets (other than the lapse or abandonment of IP Rights, which is governed by clause (r) of this Section 7.05) including but not limited Dispositions in connection with a voluntary or mandatory recall of any product and any disposition by reason of the exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement;

(c)

Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of similar replacement property;

(d)

Dispositions of (i) property to Parent, any Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (a) the transferee thereof must be a Loan Party or (b) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02 (other than Section 7.02(e)) and (ii) property used or useful in a Similar Business to Parent, a Borrower or a Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(e)

to the extent constituting Dispositions, transactions permitted by (i) Section 7.01 (other than (7.01(i), (l)(ii) or (q), (ii) Section 7.02 (other than 7.02(e) or (m)), (iii) Section 7.04 (other than 7.04(f)) and (iv) Section 7.06 (other than 7.06(d));

(f)	dispositions or discounts of accounts receivable in connection with the collection, compromise or settlement thereof or in bankruptcy or similar proceedings;;
(g)	Dispositions of cash and Cash Equivalents;
(h)

(i) leases, subleases, non-exclusive licenses or sublicenses (including the provision of software under an open source license or the licensing of other IP Rights) and terminations thereof, in each case in the ordinary course of business and which do not, in the reasonable business judgment of the Borrowers, materially interfere with the business of Parent, the Borrowers and their Restricted Subsidiaries (taken as a whole) or otherwise could not be reasonably expected to have a Material Adverse Effect, (ii) Dispositions of IP Rights, and inbound and outbound licenses to IP Rights, in each case in the ordinary course of business and that, in the reasonable business judgment of the Borrowers, do not interfere in any material respect with the business of Parent, the Borrowers and their Restricted Subsidiaries (taken as a whole) or otherwise could not be reasonably expected to have a Material Adverse Effect, or (iii) as would otherwise be permitted under Section 7.01(n)(i)-(iii);

(i)	transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;
(j)

Dispositions of property (including sale-leaseback transactions and ground rent transactions); provided that (i) at the time of such Disposition or, if earlier, as of the date of a definitive agreement with respect to such Disposition, no Event of Default under Section 8.01(a) or Section 8.01(f) with respect to any Borrower or Parent shall have occurred and been continuing or would result from such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no such Event of Default exists), (ii) with respect to any Disposition pursuant to this Section 7.05(j) for a purchase price in an aggregate amount in excess of the greater of $218,536,000 and 10.0% of Consolidated Adjusted EBITDA individually for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09) individually, Parent, any Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than Permitted Liens); provided, however, that for the purposes of this clause (ii), the following shall be deemed to be cash: (A) any liabilities (as shown on Parent’s most recent balance sheet provided hereunder or in the footnotes thereto) of Parent, any Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Parent, the Borrowers and all of their Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Parent, the applicable Borrower or the applicable Restricted Subsidiary from such transferee that are converted by Parent, the applicable Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (C) aggregate non-cash consideration received by Parent, the applicable Borrower or the applicable Restricted Subsidiary having a fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $437,072,000 and 20.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09) at any time; and (iii) such Disposition is for fair market value as reasonably determined by the applicable Borrower in good faith;

(k)	Dispositions of non-core assets in connection with Permitted Acquisitions or other Investments;
(l)

(i) Dispositions of Securitization Assets, (ii) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and (iii) receivables and related assets, or any disposition of the Equity Interests in a Subsidiary, all or substantially all of the assets of which are receivables and related assets, pursuant to a financing incurred under Section 7.03(aa);

(m)

any Disposition pursuant to a financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by Parent, any Borrower or any Restricted Subsidiary after the Closing Date, including sale and leaseback transactions, ground rent transactions and asset securitizations, that are otherwise permitted by this Agreement;

(n)

any swap of assets in exchange for services or other assets of comparable or greater value or usefulness to the business of Parent, the Borrowers and their Subsidiaries as a whole, as determined in good faith by the management of the applicable Borrower, provided that assets received by Parent or a Restricted Subsidiary in exchange for assets transferred by Parent or a Restricted Subsidiary shall not be deemed to be assets for purposes of this sub-clause (n) if they consist of securities of a Person, unless following receipt of the securities of such Person, such Person would become a Restricted Subsidiary;

(o)	any surrender or waiver of contractual rights or the settlement, release, recovery on or surrender of contractual rights or other claims of any kind;
(p)

Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)	the unwinding or settling of any Swap Contract;
(r)

the (i) lapse or abandonment of any registrations or applications for registration of any IP Rights that, in the reasonable business judgment of the applicable Borrower, does not interfere in any material respect with the business of Parent, the Borrowers and their Restricted Subsidiaries (taken as a whole) or (ii) expiration of patents or copyrights in accordance with applicable statutory terms for which extension or renewal is not possible;

(s)

other Dispositions in an aggregate amount of not more than the greater of $218,536,000 and 10.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09);

(t)

dispositions required to be made to comply with the order of any Governmental Authority, including antitrust authorities, or applicable law or otherwise necessary or advisable for the purpose of complying with the expected order of any Governmental Authority, including antitrust authorities, or applicable law, in each case, in the good faith determination of the Borrowers; and

(u)	foreclosure, condemnation, taking by eminent domain or any similar action with respect to any property or other assets.

To the extent any Collateral is sold or transferred as permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect or evidence the foregoing.

Notwithstanding the foregoing, any Disposition of (i) any Equity Interest of Grifols Shared Services North America Inc. or (ii) material assets of Grifols Shared Services North America Inc. or any of its Subsidiaries (measured in the aggregate) to an entity which is not a Loan Party (or which shall not promptly become a Loan Party) shall not be permitted under this Section 7.05.

Section 7.06	Restricted Payments. Make, directly or indirectly, any Restricted Payment, except:
(a)

each Restricted Subsidiary of Parent may make Restricted Payments to Parent and other Restricted Subsidiaries of Parent (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to Parent and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)

Parent and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person (and, in the case of such a Restricted Payment by a non-wholly owned Restricted Subsidiary, Parent, any Borrower and any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(c)

Restricted Payments made (i) in respect of earn-outs, working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other permitted Investments and (ii) in order to satisfy indemnity and other similar obligations in respect of any Permitted Acquisitions;

(d)

to the extent constituting Restricted Payments, Parent or the Borrowers (or any Controlling Entity) and their Restricted Subsidiaries may enter into and consummate transactions permitted by, and make any distributions pursuant to, any provision of Section 7.02 (other than 7.02(e) and 7.02(m)), 7.04 (other than 7.04(f)) or 7.05 (other than 7.05(e)(iv) and 7.05(g));

(e)

redemptions, retirements, repurchases and other acquisitions of Equity Interests in Parent, the Borrowers, any Controlling Entity deemed to occur upon exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights;

(f)

Parent, each Borrower and each Restricted Subsidiary may (i) pay (or make Restricted Payments to allow Parent or the Borrowers or, if applicable, any Controlling Entity, to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Restricted Subsidiary (or of Parent or the Borrowers or, if applicable, any Controlling Entity) held by any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, domestic partners, former domestic partners, successors, executors, administrators, heirs, family members, legatees or distributees of any of the foregoing) of such Restricted Subsidiary (or Parent or the Borrowers or, if applicable, any direct or indirect parent thereof) or any of its Subsidiaries or (ii) make Restricted Payments in the form of distributions to allow Parent or the Borrowers or, if applicable, any Controlling Entity, to pay principal or interest on promissory notes that were issued to any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, domestic partners, former domestic partners, successors, executors, administrators, heirs, family members, legatees or distributees of any of the foregoing) of Parent, the Borrowers or such Restricted Subsidiary or, if applicable, any Controlling Entity, in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests held by such Persons, in each case, upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee, manager or director equity plan, employee, manager or director stock option plan or any other employee, manager or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of Parent, the Borrowers or such Restricted Subsidiary (or Parent or, if applicable, any Controlling Entity) or any of its Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this Section 7.06(f) shall not exceed the greater of $218,536,000 and 10.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09) in any calendar year; provided, further, that such amount in any calendar year may further be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests of Parent, the Borrowers and the Restricted Subsidiaries to employees, officers, directors, managers or consultants received by Parent, the Borrowers or their Restricted Subsidiaries after the Closing Date to the extent such cash proceeds have not otherwise been applied as a Cure Amount, any Available Excluded Contribution Amount, to incur Indebtedness, make Restricted Payments, make Investments or to make payments or distributions in respect of Junior Financings and Net Proceeds of key man life insurance policies received by Parent, the Borrowers or their Restricted Subsidiaries after the Closing Date less the amount of Restricted Payments previously made with the cash proceeds of such key man life insurance policies; provided, further, that cancellation of Indebtedness owing to Parent or the Borrowers from members of management of (i) Parent or the Borrowers, (ii) any Controlling Entities s or (iii) any of Parent’ Restricted Subsidiaries, in each case in connection with the repurchase of Equity Interests of any Controlling Entities will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement to the extent such Indebtedness was incurred to finance the purchase of such Equity Interests by such members of management and the cash proceeds of such Indebtedness were paid to a Loan Party;

(g)

Parent and the Borrowers may make Restricted Payments in an aggregate amount not to exceed the greater of $1,092,680,000 and 50.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09); provided that no Event of Default under Section 8.01(a) or Section 8.01(f) has occurred and is continuing or would result therefrom;

(h)	to the extent applicable, Parent and the Borrowers may make Restricted Payments to any Controlling Entity:
(i)

to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), incurred in the ordinary course of business and attributable to the ownership or operations of the Parent, Borrowers and their Restricted Subsidiaries, Transaction Expenses and any indemnification claims made by directors or officers of such Controlling Entity in each case attributable to the ownership or operations of Parent, the Borrowers and their Restricted Subsidiaries;

(ii)

the proceeds of which shall be used to pay (or make Restricted Payments to allow any Controlling Entity to pay) franchise taxes and other similar fees, taxes and expenses, in each case, required to maintain its (or any of Controlling Entities) corporate or limited liability company existence to the extent attributable to its ownership of the Borrowers and their Subsidiaries;

(iii)

without duplication of Section 7.06(i), for any taxable period in which Parent, any of the Borrowers and, if applicable, any of their Subsidiaries is a member of a consolidated, combined or similar national, regional or local income or similar tax group of which a Controlling Entity is the common parent (a “Tax Group”), to pay such national, regional or local income or similar taxes of such Tax Group that are attributable to the taxable income of Parent, the Borrowers and/or their Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that Parent, the Borrowers and their Subsidiaries would have been required to pay as a stand alone consolidated, combined or similar income tax group; provided, further, that such payments in respect of any taxes attributable to the income of an Unrestricted Subsidiary shall be permitted only to the extent that such Unrestricted Subsidiary has made cash payments to the Parent, Borrowers or any of their Restricted Subsidiaries for such purpose;

(iv)

to finance any Investment that would be permitted to be made pursuant to Section 7.02 if Parent or Borrowers were subject to such Sections as a Loan Party; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such Controlling Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to Parent, the Borrowers or their Restricted Subsidiaries that are Loan Parties or (2) the merger (to the extent permitted in Section 7.04) of any Person formed or acquired into Parent, a Borrower or their Restricted Subsidiaries (with Parent, a Borrower or the applicable Restricted Subsidiary that is a Loan Party being the surviving or continuing entity) in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11;

(v)

the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Parent or any Controlling Entity to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Parent, any Borrower and their Restricted Subsidiaries; and

(vi)

the proceeds of which shall be used by Parent to pay (or to make Restricted Payments to allow any Controlling Entity to pay) customary and reasonable fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Parent (or any Controlling Entity);

(i)

in the event that the U.S. Borrower is a corporation for U.S. federal income tax purposes and is a member of an affiliated group filing consolidated, combined or unitary returns of which it is not the common parent, the direct or indirect payment by the U.S. Borrower to the common parent of such group (the “Parent Entity”)  of the consolidated, combined or unitary federal, state and local income Taxes payable by such Parent Entity; provided that the amount of such payments in any taxable year (or portion thereof) does not exceed the amount that the U.S. Borrower would be required to pay in respect of U.S. federal, state and local income Taxes for such taxable year (or portion thereof) were the U.S. Borrower and its Subsidiaries to file as a consolidated, combined or unitary group for income tax purposes with the U.S. Borrower as parent of the consolidated, combined or unitary group (such distributions, together with payments under Section 7.06(h)(2), “Tax Distributions”), provided, that such payments in respect of any taxes attributable to the income of an Unrestricted Subsidiary shall be permitted only to the extent that such Unrestricted Subsidiary has made cash payments to the U.S. Borrower or any of its Restricted Subsidiaries for such purpose;

(j)

payments made or expected to be made by Parent, any Borrower or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by or with respect to any future, present or former employee, director, manager or consultant (or any spouses, former spouses, domestic partners, former domestic partners, successors, executors, administrators, heirs, family members, legatees or distributees of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(k)

so long as no Event of Default has occurred and is continuing or would result therefrom, (i) any Restricted Payment by Parent, any Borrower or any other Controlling Entity to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) declare and/or make additional Restricted Payments not to exceed up to (A) to the extent the Consolidated Total Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) does not exceed 4.00:1.00, an amount per annum equal to 6.00% of Market Capitalization or (B) to the extent the Consolidated Total Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) is greater than 4.00:1.00, an amount per annum equal to 4.00% of Market Capitalization, which Restricted Payments, for the avoidance of doubt, may be made at the option of Parent in instalments during any applicable fiscal year and the subsequent fiscal year in a manner that is consistent with past practice;

(l)

Parent, any Borrower or any of the Restricted Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(m)

Restricted Payments (A) made using the Cumulative Credit at such time so long as no Event of Default exists or would result from the making of such Restricted Payment and the Consolidated Interest Coverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) would be no less than 2.00 to 1.00 after giving effect to such Restricted Payment or (B) made using the Available Excluded Contribution Amount;

(n)

so long as no Event of Default shall have occurred and be continuing or would otherwise result therefrom, other Restricted Payments such that the Consolidated Total Net Leverage Ratio on a Pro Forma Basis would be less than or equal to 3.75:1.00;

(o)	distributions or payments of Securitization Fees;
(p)	[reserved]
(q)

the distribution, by dividend or otherwise, or other transfer or disposition of shares of Equity Interests of an Unrestricted Subsidiary (or a Restricted Subsidiary that, directly or indirectly, owns the Equity Interests of one or more Unrestricted Subsidiaries and no other assets (other than de minimis assets)), or Indebtedness owed to the Parent or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that, directly or indirectly, owns the Equity Interests of one or more Unrestricted Subsidiaries and no other assets (other than de minimis assets)), in each case, other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents;

(r)

Biomat and Biomat Newco may make regularly scheduled dividend payments to the holders of the Biomat Class B Equity Interests in accordance with the terms of the Biomat Class B Equity Governing Documents;

(s)

Biomat and Biomat Newco may redeem, retire or make a similar payment to purchase or otherwise acquire the Biomat Class B Equity Interests in accordance with the terms of the Biomat Class B Equity Governing Documents;

(t)	any dividends paid within 60 days after the date of declaration if such dividend would have been otherwise permitted by this Section 7.06 on the date it was declared; and
(u)

(i) the redemption, repurchase, retirement, payment, discharge or other acquisition of any Equity Interests (“Retired Capital Stock”) of Parent in exchange for, or out of the proceeds of, the substantially concurrent sale or issue of, Equity Interests of the Parent or, if applicable, any Controlling Entity, respectively, or contributions to the equity capital of Parent (other than any Disqualified Equity Interest or any Equity Interests sold to Parent, a Borrower or a Restricted Subsidiary of Parent) (collectively, including any such contributions, “Refunding Capital Stock”) and (ii) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to Parent, a Borrower or a Restricted Subsidiary of Parent) of Refunding Capital Stock.

All Restricted Payments made by a non-wholly owned Subsidiary shall be made on a pro rata basis or on a basis even more favorable to Parent, any Borrower and their Restricted Subsidiaries.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the relevant Borrower or Restricted Subsidiary, as the case may be, as determined by such Borrower acting in good faith.

Section 7.07

Change in Lines of Business. Engage in any material line of business substantially different from those lines of business conducted by Parent, the Borrowers and their Restricted Subsidiaries on the Closing Date or any business not reasonably related, complementary, corollary, synergistic or ancillary thereto (including related, complementary, synergistic or ancillary technologies) or reasonable extensions thereof).

Section 7.08	Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of:
(a)	any Restricted Subsidiary of Parent that is not a Guarantor to make Restricted Payments to Parent, any Borrower or any Subsidiary Guarantor; or
(b)

any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations; provided that the foregoing Sections 7.08(a) and (b) shall not apply to Contractual Obligations which:

(i)	(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.08) are listed on Schedule 7.08 and (y) to the extent

Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing (taken as a whole) does not materially expand the scope of such Contractual Obligation (as reasonably determined by the Borrowers);

(ii)

are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of Parent, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of Parent and do not extend past such Restricted Subsidiary and its Subsidiaries; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14;

(iii)	represent Indebtedness of a Restricted Subsidiary of Parent which is not a Loan Party which is permitted by Section 7.03 and which does not apply to any Loan Party;
(iv)

are customary restrictions (as reasonably determined by the Borrowers) that arise in connection with (x) any Lien permitted by Section 7.01(a), (b), (e), (f), (i), (j), (k), (l), (o), (p), (r), (t), (u), (v), (y), (z), (cc), (ee) and (gg) and relate to the property subject to such Lien or arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition or that constitute Liens permitted by Section 7.01 that limit the right to dispose of the assets subject to such Lien;

(v)

are customary provisions in joint venture agreements, sale and leaseback transactions, stock sale agreements and agreements governing Dispositions and other similar agreements applicable to such transactions permitted under Section 7.02 and applicable solely to such joint venture and its equity or asset, as applicable, entered into in the ordinary course of business;

(vi)

are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to (i) the property financed by such Indebtedness and the proceeds, accessions and products thereof or (ii) the property secured by such Indebtedness and the proceeds, accessions and products thereof so long as the agreements governing such Indebtedness permit the Liens securing the Obligations;

(vii)

are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(viii)

comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.01 and Section 7.03 to the extent such restrictions apply only to the property or assets securing such Indebtedness and, in the case of Indebtedness incurred pursuant to Section 7.03(g), to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;

(ix)	are customary provisions restricting subletting, transfer or assignment of any lease governing a leasehold interest of Parent, any Borrower or any Restricted Subsidiary;

(x)	are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;
(xi)	are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(xii)	arise in connection with cash or other deposits permitted under Section 7.01 and Section 7.02 and limited to such cash or deposit;
(xiii)

comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrowers, no more restrictive with respect to Parent, any Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type or, in the alternative, no more restrictive than the restrictions contained within this Agreement, so long as the applicable Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;

(xiv)	are restrictions on cash or other deposits or net worth imposed by customers (including governmental entities) under contracts entered into in the ordinary course of business;
(xv)	are restrictions regarding the transfer of, licensing or sublicensing and by Parent, any Borrower and their Restricted Subsidiaries of IP Rights in the ordinary course of business;
(xvi)

are restrictions created in connection with any Qualified Securitization Facility that in the good faith determination of the applicable Borrower are necessary or advisable to effect such Qualified Securitization Facility and relate solely to the Securitization Assets subject thereto;

(xvii)	are customary restrictions contained in any Existing Senior Unsecured Notes Documents, Existing Senior Secured Notes Documents or, in each case, any Permitted Refinancing thereof;
(xviii)	are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder.
(xix)	are contained in any agreements pursuant to any tax sharing arrangement between the Parent and any one or more of its direct or indirect Subsidiaries not otherwise prohibited by this Agreement;
(xx)	any encumbrance or restriction on Parent’s, a Borrower’s or Restricted Subsidiary’s ability to transfer its interest in any Investment not prohibited by Section 7.02 hereof; and
(xxi)

are contained in any agreements governing any Permitted Refinancing of Indebtedness not prohibited by Section 7.03; provided, that the restrictions contained in such agreements are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced.

Section 7.09	Consolidated Total Net Leverage Ratio. Commencing with the first full fiscal quarter after the Closing Date, without the written consent of the Required Revolving Lenders,

permit the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis as of the last day of any Test Period (but only if the last day of such Test Period constitutes a Compliance Date) to be greater than 7.00:1.00.

Section 7.10

Fiscal Year. Make any change in its fiscal year; provided, however, that Parent or any Borrower may, upon written notice to the Administrative Agent, change its fiscal year on no more than one occasion to any other fiscal year reasonably acceptable to the Administrative Agent and the Required Lenders, in which case, Parent or any Borrower, the Administrative Agent and the Required Lenders will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.11	Prepayments, Etc. of Subordinated Indebtedness.
(a)

Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that subject to the terms of the applicable intercreditor or subordination agreement, payments of regularly scheduled principal, interest and mandatory prepayments and AHYDO payments and, in connection with the amendment of any Junior Financing, the payment of fees shall be permitted) any Indebtedness that is subordinated in right of payment to the Obligations expressly by its terms (collectively, “Junior Financing”), in each case, in an amount in excess of the Threshold Amount except (i) the refinancing thereof with the Net Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing) and, if such Indebtedness was originally incurred under Section 7.03(g), (v) or (z), is permitted pursuant to Section 7.03(g), (v) or (z), to the extent not required to prepay any Loans pursuant to Section 2.05(b), (ii) the conversion or exchange of any Junior Financing to Qualified Equity Interests of Parent, (iii) the prepayment of Indebtedness of Parent, any Borrowers or any Restricted Subsidiary owing to Parent, any Borrower or any Restricted Subsidiary and (iv) repayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the sum of (1) the greater of (x) $1,092,680,000 and (y) 50.0% of Consolidated Adjusted EBITDA for the most recently completed Test Period (determined on a Pro Forma Basis in accordance with Section 1.09), (2) the Cumulative Credit at such time; provided that no Event of Default under Section 8.01(a) or Section 8.01(f) exists or would result from the making of such repayment, redemption, purchase, defeasance or other payment in respect of Junior Financings and the Consolidated Interest Coverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.09) would be no less than 2.00 to 1.00 after giving effect to such repayment, redemption, purchase, defeasance or other payment in respect of Junior Financings, (3) the Available Excluded Contribution Amount and (4) additional amounts so long as, after giving effect to such repayment, no Event of Default under Section 8.01(a) or Section 8.01(f) exists or would result from the making of such repayment, redemption, purchase, defeasance or other payment in respect of Junior Financings and the Consolidated Total Net Leverage Ratio on a Pro Forma Basis would be less than or equal to 4.00:1.00.

(b)

Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of (i) any Junior Financing Documentation in respect of any Junior Financing having an aggregate outstanding principal amount in excess of the Threshold Amount or (ii) any Organization Documents of any Loan Party, in each case without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned).

Notwithstanding anything to the contrary in any Loan Document, Parent or any Borrower may make regularly scheduled payments of interest and fees on any Junior Financing, and may make any payments required by the terms of such Indebtedness in order to avoid the application of Section 163(e)(5) of the Code to such Indebtedness.

Section 7.12	Section 110 of the TCA. In respect of the Irish Borrower and each other Loan Party which is or intends to be a “qualifying company” within the meaning of Section 110 of the TCA, it shall not:
(a)	engage in any business other than holding or managing or both the holding and managing, in each case in Ireland, of “qualifying assets” within the meaning of Section 110 of the TCA; or
(b)	take any action which would cause the DAC to cease to be a “qualifying company” within the meaning of Section 110 of the TCA.

Article VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01	Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):
(a)

Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five Business Days after the same becomes due, any interest on any Loan or any fees or other amounts payable hereunder or with respect to any other Loan Document; or

(b)

Specific Covenants. Parent, any Borrower or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in (i) any of Section 6.03(a), Section 6.05 (solely with respect to any Borrower or Parent), Section 6.16, Section 6.17, Section 6.18 (solely in respect of Section 6.18, such default shall continue unremedied for a period of 10 days) or Article VII (other than Section 7.09) or (ii) Section 7.09; provided that the covenant in Section 7.09 is subject to cure pursuant to Section 8.04, provided, further, that an Event of Default under clause (ii) shall not constitute an Event of Default for purposes of any Facility other than the Revolving Credit Facility unless and until the Required Revolving Lenders have either (x) declared all outstanding obligations under the Revolving Credit Facility to be immediately due and payable or (y) terminated the Revolving Credit Commitments, in each case in accordance with the terms hereof; or

(c)

Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), (b) or (d)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt by the Borrowers of written notice thereof from the Administrative Agent; or

(d)

Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, shall be incorrect in any respect) when made or deemed made (provided, that that if such inaccuracy is capable of being cured, such inaccuracy will not be an Event of Default hereunder if within thirty (30) days of such misrepresentation, reasonable steps are being taken to remedy such inaccuracy and such inaccuracy is actually remedied within such period); or

(e)

Default Under Other Agreements. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) having an aggregate principal amount in excess of the Threshold Amount, and such failure continues after the applicable grace period, if any, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (after delivery of any notice if required and after giving effect to any waiver, amendment, cure or grace period), with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (B) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness, (ii) any Indebtedness if the sole remedy or option of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto is to elect to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares and (iii) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected; provided, further, that such failure is unremedied or has not been waived by the holders of such Indebtedness at such time; or

(f)

Insolvency Proceedings, Etc. Other than with respect to any dissolutions otherwise permitted hereunder, any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors or becomes unable, admits in writing its inability or fails generally to pay its debts as they become due; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 consecutive calendar days, or an order for relief is entered in any such proceeding; or Parent is subject to a filing from pre-insolvency under Article 585 et seq. of the Spanish Insolvency Law; provided, in each case, if such Loan Party is a Guarantor whose guaranty is not required for any Borrower to be in compliance with Section 6.18, no Event of Default shall arise under this clause (f) as a result of the involuntary bankruptcy (or other analogous events described in this clause (f)) of such Loan Party; or

(g)

Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by either (i) independent third-party insurance as to which the insurer does not deny coverage or (ii) another creditworthy

(as reasonably determined by the Required Lenders and the Administrative Agent) indemnitor); and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or

(h)

Invalidity of Loan Documents. Any material provision of the Loan Documents, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05 or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than Cash Management Obligations, Obligations not yet due and payable in respect of Secured Hedge Agreements, contingent obligations not yet due and Cash Collateralized or backstopped Letters of Credit), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than in accordance with its terms) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document (other than in accordance with its terms); or

(i)	Change of Control. There occurs any Change of Control; or
(j)

Collateral Documents. Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to any Loan Document or results from the failure of the Administrative Agent to maintain possession of certificates or promissory notes actually delivered to it representing securities or promissory notes pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements; provided, that notwithstanding the foregoing, if such Loan Party is a Guarantor whose guaranty is not required for the Borrowers to be in compliance with Section 6.18, no Event of Default shall arise under this clause (j) as a result of invalidity of any Collateral Document with respect to the assets of such Guarantor; or

(k)

Guarantees. Any Guarantee of any Guarantor contained in Article XI shall cease, for any reason, to be in full force and effect in any material respect, other than as provided for in Section 11.07(a) or as any Loan Party or any Affiliate of any such Loan Party shall so assert; provided, that notwithstanding the foregoing, if such Loan Party is a Guarantor whose guaranty is not required for the Borrowers to be in compliance with Section 6.18, no Event of Default shall arise under this clause (k) as a result of the failure of the Guarantee of such Guarantor be in full force and effect in any material respect; or

(l)

ERISA. An ERISA Event occurs which has resulted or would reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary which would reasonably be expected to result in a Material Adverse Effect.

Section 8.02

Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)	declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)

declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers (to the extent permitted by applicable law);

(c)	require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to 100% of the then Outstanding Amount thereof);
(d)	exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
(e)

solely in connection with an Event of Default under Section 7.09 (a “Financial Covenant Event of Default”) that is uncured or unwaived, the Required Revolving Lenders may, so long as a Compliance Date continues to be in effect, either (x) terminate the Revolving Credit Commitments and/or (y) take the actions specified in Section 8.02(a), (b), (c) and (d) in respect of the Revolving Credit Commitments, the Revolving Credit Loans and Letters of Credit; and

(f)

solely in connection with a Financial Covenant Event of Default that is continuing, the Required Revolving Lenders may take the actions specified in Section 8.02(a), (b) and (d) from and after the date that the Required Revolving Lenders terminate the Revolving Credit Commitments and accelerate all Obligations in respect of the Revolving Credit Commitments; provided, however, that the Required Lenders may not take such actions if either (i) the Revolving Credit Loans have been repaid in full (other than Cash Management Obligations, Obligations not yet due and payable in respect of Secured Hedge Agreements, contingent obligations not yet due and Cash Collateralized or backstopped Letters of Credit) or (ii) the Financial Covenant Event of Default has been waived by either the Required Revolving Lenders or the Required Lenders;

provided that upon the occurrence of any event described in Section 8.01(f) (but without giving effect to any grace periods contemplated therein (other than the grace period for any non-consensual insolvency)), the obligation of each Lender to make Loans, any obligation of the L/C Issuers to make L/C Credit Extensions and the obligation to make loans under any Ancillary Facility shall automatically terminate, the unpaid principal amount of all outstanding Loans or all amounts due under any Ancillary Facility and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Notwithstanding anything herein to the contrary (including in Section 8.01) or in any other Loan Document, neither the Administrative Agent nor the Required Lenders may take any of the actions described in this Section 8.02 with respect to any Default or Event of Default under Section 8.01(b) (other than with respect to any Default or Event of Default with respect to Section 7.09), (c) or (d) resulting from any action or the occurrence of any event reported publicly or otherwise disclosed to the Administrative Agent and the Lenders more than two years prior to such date.

Section 8.03

Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or Collateral Agent in their capacities as such hereunder;

Second, to the payment in full of Unfunded Participations (the amounts so applied to be distributed among the L/C Issuers pro rata in accordance with the amounts of Unfunded Participations owed to them on the date of any such distribution);

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders hereunder in their respective capacities as Lenders hereunder (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Cash Management Obligations or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Cash Management Obligations or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations then earned, due and payable have been paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrowers as applicable or as otherwise required by any Intercreditor Agreement.

Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

Section 8.04	Borrower Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01 or Section 8.02:
(a)

For the purpose of determining whether an Event of Default under Section 7.09 has occurred, the Borrowers may on one or more occasions designate any portion of the net cash proceeds from a sale or issuance of Qualified Equity Interests of Parent or any cash contribution to the common capital of Parent, in each case, after the Closing Date and which are contributed to the Borrowers (the “Cure Amount”), as an increase to Consolidated Adjusted EBITDA for the applicable fiscal quarter; provided that (A) such amounts to be designated (i) are actually received by the Borrowers after the end of such fiscal quarter and on or prior to the fifteenth Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”) and (ii) do not exceed the aggregate amount necessary to cure any Event of Default under Section 7.09 as of such date and (B) the Borrowers shall have provided notice (the “Notice of Intent to Cure”) to the Administrative Agent that such amounts are designated as a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such net cash proceeds that is designated as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under Section 7.09 is less than the full amount of such originally designated amount). The Cure Amount shall be added to Consolidated Adjusted EBITDA for the applicable fiscal quarter and included in any Test Period that includes such fiscal quarter.

(b)

The parties hereby acknowledge that this Section 8.04 may not be relied on for purposes of calculating any financial ratios other than for determining actual compliance with Section 7.09 and shall not result in any adjustment to any amounts (including the amount of clause (c) or (d) of the definition of Cumulative Credit, Indebtedness (other than as set forth in Section 8.04(d)(ii)), Total Assets, Consolidated Secured Debt or Consolidated Total Debt, the Consolidated Secured Net Leverage Ratio, the Consolidated Interest Coverage Ratio, the Consolidated Total Net Leverage Ratio or any other calculation of net leverage or Indebtedness hereunder and shall not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) other than the amount of the Consolidated Adjusted EBITDA referred to in Section 8.04(a) above.

(c)

In furtherance of Section 8.04(a) above, (i) upon actual receipt and designation of the Cure Amount by the Borrowers, the covenant under Section 7.09 shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the covenant under such Section 7.09 and any Event of Default or potential Event of Default under Section 7.09 shall be deemed not to have occurred for purposes of the Loan Documents, and (ii) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under Section 7.09 following receipt of a Notice of Intent to Cure until and unless the Cure Expiration Date has occurred without the Cure Amount having been received.

(d)

(i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no cure right set forth in this Section 8.04 is exercised and (ii) there shall be no pro forma reduction in Indebtedness (either directly or by netting cash) with the Cure Amount for determining compliance with Section 7.09 for the fiscal quarter with respect to which such Cure Amount was made.

Notwithstanding the foregoing, the Borrowers shall not be able to make any Revolving Credit Borrowing until receipt by the Borrowers of the Cure Amount.

(e)	There can be no more than five fiscal quarters in which the cure rights set forth in this Section 8.04 are exercised during the term of the Facilities.

Article IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01	Appointment and Authority.
(a)

Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental or related thereto. The provisions of this Article IX (other than Sections 9.01, 9.06 and 9.09 through and including 9.13) are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Loan Party has rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including the second paragraph of Section 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to (i) execute any and all documents (including releases and Intercreditor Agreements) with respect to the Collateral (including any amendment, supplement, modification or joinder with respect thereto) and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. For the avoidance of doubt the Administrative Agent shall be authorized to enter into any Intercreditor Agreement it believes reasonable.

(c)

Each of the Lenders and the L/C Issuers hereby releases, to the extent legally possible, the Administrative Agent (also in its capacity as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent) and the Collateral Agent from any restrictions of section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and any other restrictions of multiple representation or self-dealing under any applicable law and the Administrative Agent and the Collateral Agent may release, to the extent legally possible, any Person that it sub-authorizes or grants a sub-power of attorney from the same restrictions. Any Lender or L/C Issuer prevented by applicable law or its constitutional documents to grant the release from the restrictions under section 181 of the German Civil Code (Bürgerliches Gesetzbuch) shall notify the Administrative Agent and the Collateral Agent in writing without undue delay.

Section 9.02

Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03

Exculpatory Provisions. The Administrative Agent or the Lead Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may (i) expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law or (ii) be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)

shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)

shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by Parent, a Lender or L/C Issuer; and

(e)

shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(f)

shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 9.04

Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance, extension or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05

Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06	Resignation of Administrative Agent.
(a)

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower Representative at all times other than upon the occurrence and during the continuation of an Event of Default under Section 8.01(a) or 8.01(f) (which consent of the Borrower Representative shall not be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above (including consent of the Borrower Representative); provided that if the Administrative Agent shall notify the Borrowers, the L/C Issuers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) other than indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuers directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than as provided in Section 3.01(d) and other than any rights to indemnity payments or other amounts owed to the retiring (or retired) Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)

Any resignation by Bank of America, N.A. as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer and a Swing Line Lender. If Bank of America, N.A. resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America, N.A. resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrowers of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America, N.A. to effectively assume the obligations of Bank of America, N.A. with respect to such Letters of Credit.

Section 9.07

Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, any arranger of the credit facilities evidenced by this Agreement or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any arranger of the credit facilities evidenced by this Agreement or any amendment thereof or any other Lender or any of their Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Loan Parties and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Section 9.08

No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender, Swing Line Lender or L/C Issuer hereunder, as the case may be. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint lead arranger” or “joint bookrunner” shall have any obligation, liability, responsibility or duty under this Agreement other than (i) as expressly provided herein or (ii) those applicable to all Lenders, but only to the extent acting in such capacity as a Lender.

Section 9.09

Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan, Swing Line Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative

Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)

to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swing Line Lender, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Swing Line Lender the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Swing Line Lender, the L/C Issuers and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, Swing Line Lender and L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, Swing Line Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, Swing Line Lender or L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender, Swing Line Lender or L/C Issuer or in any such proceeding.

Section 9.10

Collateral and Guaranty Matters. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Collateral Agent or Required Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Administrative Agent, the Collateral Agent or Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Each of the Administrative Agent and the Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Collateral or Collateral Documents which may be necessary to create, perfect and maintain perfected security interests in and liens upon the Collateral granted pursuant to the Collateral Documents. Each of the Lenders irrevocably authorizes each of the Administrative Agent and the Collateral Agent, at its option, and in its sole discretion:

(a)	to enter into and sign for and on behalf of the Lenders as Secured Parties the Collateral Documents for the benefit of the Lenders and the other Secured Parties;
(b)

to automatically release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than Cash Management Obligations, Obligations not yet due and payable in respect of Secured Hedge Agreements, contingent obligations not yet due and Cash Collateralized or backstopped Letters of Credit) and the expiration or termination of all Letters of Credit

(other than Letters of Credit which have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable L/C Issuers shall have been made), (ii) at the time the property subject to such Lien is sold or transferred or to be sold or transferred as part of or in connection with any Disposition to a non-Loan Party permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 9.10(d),

(c)

to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to another Lien (i) permitted to exist on such property and (ii) expressly permitted to be senior to the Liens of the Secured Parties under this Agreement;

(d)

to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; and

Without limiting the generality of the foregoing, each Secured Party party hereto from time to time appoints the Administrative Agent and the Collateral Agent, as applicable, to act as its agent in connection with the ratification and incorporation of any Spanish Security Document into a Spanish Public Document, and hereby authorizes each of the Administrative Agent and the Collateral Agent to enter into, enforce their rights under and generally represent them in respect of the granting of Spanish Public Document, including without limitation authorizes the Administrative Agent or Collateral Agent being granted any powers of attorney by the Lenders or granting powers of attorney to another Person in connection with a Spanish Security Document. Each Secured Party appoints the Collateral Agent to act as its agent in connection with the execution of any and all documents required to perfect the security created under the Irish Security Documents.

The German Security Documents and any Collateral governed by German law is held and administered by the Administrative Agent and/or the Collateral Agent pursuant to the provisions of the Intercreditor Agreement.

If the Administrative Agent requests at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

To the extent applicable, each Loan Party hereby irrevocably and unconditionally authorises the Collateral Agent and each legal advisor appointed by the Collateral Agent to do, at the cost and expense of such Loan Party, all acts and sign on behalf of such Loan Party all required documents and forms (in electronic format) as the Collateral Agent and / or such advisor may consider necessary or desirable to procure compliance with the procedure under section 409(3) or 409(4) of the Irish Companies Act. For the avoidance of doubt, this clause permits the Collateral Agent and any legal advisor appointed by the Collateral Agent to insert its or their employees respective e-mail addresses (or such other e-mail address as it or they may nominate) in any form or forms filed under section 409 of the Irish Companies Act for the purposes of receiving a certificate of registration of a charge from the Companies Registration Office of Ireland. In addition, each applicable Loan Party agrees and acknowledges that it is responsible for complying with the requirements of and the procedures set out in section 409 the Irish Companies Act and that any legal advisor appointed by the Collateral Agent has no liability or responsibility to such Loan Party for any failure to comply in full or in part with any such requirement or procedure. In giving this authorisation, each relevant Loan Party agrees and acknowledges that no solicitor/client relationship exists between the legal advisors to the Collateral Agent and such Loan Party.

The parties hereto acknowledge and agree that the Administrative Agent may rely conclusively as to any of the matters described in this Section 9.10 and Section 11.08 (including as to its authority hereunder and thereunder) on a certificate or similar instrument provided to it by any Loan Party without further inquiry or investigation, which certificate shall be delivered to the Administrative Agent by the Loan Parties upon reasonable request.

Section 9.11

Cash Management Obligations and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Cash Management Obligations and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

The Hedge Banks hereby authorize the Administrative Agent to enter into any Intercreditor Agreement, any other intercreditor agreement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and any such Intercreditor Agreement or other intercreditor agreement is binding upon the Hedge Banks.

Section 9.12

Withholding Tax Indemnity. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other taxing authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective or if any payment has been made by the Administrative Agent to any Lender without applicable withholding tax being deducted from such payment), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrowers to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 9.12, the term “Lender” includes any L/C Issuer and the Swing Line Lender.

Section 9.13	Appointment of the Administrative Agent and Collateral Agent in Spain.
(a)

Each of the Secured Parties (other than the Administrative Agent and the Collateral Agent) irrevocably appoints and authorises the Administrative Agent and the Collateral Agent, which accepts, so that each of the Administrative Agent and the Collateral Agent (with express power of self-contracting (autocontratación), sub-empowering or multiple representation), acting through a duly appointed representative, may exercise, in the name and on behalf of the Secured Parties the rights, powers, authorities and discretions specifically given to the Administrative Agent or the Collateral Agent, as applicable, under or in connection with this Agreement, including but not limited to the following:

(i)

to execute in the name of any of the Secured Parties (whether in its own capacity or as agent of other parties) any Loan Document as well as any novation, amendment or ratification to the same and appear before a notary and raise into the status of a public document in Spain such documents and to sign any Spanish Public Document as it deems fit;

(ii)

to ratify, if necessary or convenient, at the cost of the relevant Secured Party, any such escrituras públicas or pólizas intervenidas executed by an orally appointed representative in the name or on behalf of the Secured Parties;

(iii)

to execute and/or do any and all deeds, documents, acts and things, required in connection with the execution of the Loan Documents, and/or the execution of any further notarial deed of amendment (escritura pública de rectificación o subsanación) that may be required for the purpose or in connection with the powers granted in this Section 9.13;

(iv)	to carry out, execute, effect and perform all the actions that may be necessary or convenient for the purposes of complying with the purpose of this Agreement; and
(v)	to request and obtain the copy issued for enforcement purposes (copia con fuerza ejecutiva) of this Agreement or any other Loan Document.
(b)

In connection with the ratification and formalisation of any Loan Document as a Spanish Public Document, the Collateral Agent is hereby authorised on behalf of each Secured Party to enter into, enforce the rights of each Secured Party and represent each Secured Party in respect of the granting of any Spanish Public Document.

(c)

Without prejudice to the above, the Collateral Agent and the Administrative Agent, acting at its discretion and to the extent reasonably possible, may invite the Secured Parties to enter into and/or to enforce the rights of each Loan Document jointly with the Collateral Agent or the Administrative Agent. For the avoidance of doubt, this does include the granting of any right to the Secured Parties to enter into and/or to enforce the rights under each Loan Document jointly with the Collateral Agent or the Administrative Agent.

(d)

Each Secured Party (other than the Collateral Agent and the Administrative Agent) irrevocably undertakes to the Collateral Agent and the Administrative Agent and the other Secured Parties to, if requested by the Collateral Agent or the Administrative Agent:

(i)

to appear and execute with the Collateral Agent or the Administrative Agent to enable the Collateral Agent or the Administrative Agent to exercise any right, power, authority or discretion vested in it as Collateral Agent or Administrative Agent pursuant to this Agreement and to execute any document or instrument including any Spanish Public Document; and

(ii)	abide by and act, or refrain from acting, in accordance with, any decision of the Required Lenders made in accordance with this Agreement in relation thereto.
(e)

Notwithstanding paragraph (d) above, a Secured Party (other than the Collateral Agent and the Administrative Agent) that has notified the Collateral Agent or the Administrative Agent that it cannot authorise or empower, or has not authorised or empowered, the Collateral Agent or the Administrative Agent to act on its behalf, irrevocably undertakes to the Collateral Agent, the Administrative Agent and the other Secured Parties to:

(i)

appear and execute with the Collateral Agent or the Administrative Agent (including, if required, before the relevant Spanish notary public specified by the Administrative Agent or the Collateral Agent) to enable the Collateral Agent or the Administrative Agent to exercise any right, power, authority or discretion vested in it as Collateral Agent or Administrative Agent pursuant to this Agreement and to execute any document or instrument including any Spanish Public Document; and

(ii)	abide by and act, or refrain from acting, in accordance with, any decision of the Required Lenders made in accordance with this Agreement in relation thereto.
(f)

Notwithstanding the generality of this Article IX, each of the Secured Parties party hereto on the Closing Date shall, unless instructed otherwise by the Administrative Agent or the Collateral Agent, grant a power of attorney in favor of (and in form and substance satisfactory to) the Collateral Agent to enter into, administer and enforce remedies with respect to the Spanish Security, which shall be granted in favor of each and all of the Secured Parties, that is subject to any Spanish Security Document for and on behalf of the Lenders pursuant to the provisions of this Agreement. At the request of the Administrative Agent or the Collateral Agent, which request may be made from time to time, each Lender party hereto from time to time will sign such powers of attorney as requested by the Administrative Agent or Collateral Agent which are necessary to cause any Spanish Security Document to be elevated to the status of a Spanish Public Document and to enforce their rights and remedies thereunder.

Section 9.14	ERISA Matters.
(a)

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or the Parent, that at least one of the following is and will be true:

(i)

such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)

the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)

(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or the Parent, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.15

Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

Article X

MISCELLANEOUS

Section 10.01

Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) (other than with respect to any amendment or waiver contemplated in Sections 10.01(a) through (h) below, which shall only require the consent of the Lenders expressly set forth therein and not Required Lenders) and the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)

extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitments shall not constitute such an extension or increase);

(b)

postpone any date scheduled for any payment of principal (including final maturity), interest or fees under Section 2.07, 2.08 or 2.09, respectively, without the written consent of each Lender directly and adversely affected thereby (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans or any obligation of the Borrowers to pay interest at the Default Rate, any Default or Event of Default, mandatory prepayment or mandatory reduction of any Commitments shall not constitute such a postponement of any date scheduled for the payment of principal or interest and it further being understood that any change to the definition of “Consolidated Secured Net Leverage Ratio,” “Consolidated Interest Coverage Ratio” or “Consolidated Total Net Leverage Ratio” or the component definitions thereof shall not constitute a postponement of such scheduled payment);

(c)

reduce or forgive the principal of, or the rate of interest specified herein on, or change the currency of, any Loan or L/C Borrowing, or (subject to clause (iv) of the proviso to this Section 10.01 that appears immediately following clause (h) below) any prepayment penalty or premium or other amounts payable hereunder or under any other Loan Document (or extend the timing of payments of such prepayment penalty or premium, fees or other amounts) without the written consent of each Lender directly and adversely affected thereby (it being understood that (i) the waiver of (or amendment to the terms of) any obligation of the Borrowers to pay interest at the Default Rate, any mandatory prepayment of the Loans or mandatory reduction of any Commitments or any Default or Event of Default shall not constitute such a reduction and it further being understood that (ii) any change to the definition of “Consolidated Secured Net Leverage Ratio,” “Consolidated Interest Coverage Ratio” or “Consolidated Total Net Leverage Ratio” or the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(d)

change any provision of Section 2.12(a), 2.13 or 8.03 or the definition of “Pro Rata Share” in any manner that would alter the pro rata sharing of payments or other amounts required thereby, without the written consent of each Lender directly and adversely affected thereby;

(e)

change any provision of (i) this Section 10.01 or (ii) the definition “Required Lenders” or “Required Revolving Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents to reduce the percentage set forth therein, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders (if such consent is otherwise required) or the Administrative Agent (if the consent of the Required Lenders is not otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Commitments or Revolving Credit Commitments, as applicable);

(f)

other than in connection with a transaction permitted under Section 7.04 or 7.05, subordinate or release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g)

other than in connection with a transaction permitted under Section 7.04 or 7.05, subordinate or release all or substantially all of the value of the guarantees provided by the Guarantors, without the written consent of each Lender;

(h)

affect the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class), without the written consent of the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders was the only Class;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, adversely affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by a Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; provided, however, that this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the Swing Line Lender and the Borrower Representative so long as the obligations of the Revolving Credit Lenders are not affected thereby; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v)(x) no Lender consent is required to effect an Incremental Amendment, Refinancing Amendment or Extension Amendment (except as expressly provided in Section 2.14, 2.15 or 2.16, as applicable) and (y) in connection with an amendment in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower Effective Yield and other customary amendments related thereto (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) the date scheduled for any payment of principal (including final maturity) of the loans of any Defaulting Lender may not be postponed without the consent of such Lender, and (z) any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

Any amendment, modification, or waiver of any Loan Document that would affect the rights or obligations of one or more members of a Class differently from its effect on the rights or obligations of any other members of that Class (1) will, upon its effectiveness, create one or more new Classes (the “Proposed New Classes”) in addition, if applicable, to the Class consisting of any remaining Lenders of such Class whose rights and obligations do not purport to be modified by such amendment, modification, or waiver (the “Remaining Class”), each of which Classes will consist of Lenders holding loans with identical rights and obligations, and (2) will not be effective unless such amendment, modification, or waiver receives the written consent of Lenders holding a majority in interest of each Proposed New Class and a majority in interest of the Remaining Class, in addition to any other consents required pursuant to this Agreement.

Notwithstanding the foregoing, Lender consent is not required for the Administrative Agent to enter into or to effect any amendment, modification or supplement to any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Commitment, any Permitted First Priority Refinancing Debt or any Permitted Junior Priority Refinancing Debt, for the purpose of adding the holders of such Indebtedness (or their Senior Representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of such Intercreditor Agreement or other intercreditor agreement or arrangement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, Revolving Credit Loans and L/C Obligations and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the outstanding Term Loans of any Class (“Refinanced Term Loans”) with one or more tranches of replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, expenses and premium), (b) the Weighted Average Life to Maturity of Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing, (c) such Replacement Term Loans must satisfy the requirements of Credit Agreement Refinancing Indebtedness and (d) all other terms applicable to such Replacement Term Loans shall be as agreed between the Borrowers and the Lenders providing such Replacement Term Loans.

Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrowers without the need to obtain the consent of any other Lender if such amendment is delivered in order (A) to correct or cure ambiguities, errors, omissions or defects, (B) to effect administrative changes of a technical or immaterial nature, (C) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, (D) [reserved], (E) solely to add benefit to one or more existing Facilities, including but not limited to, increase in margin, interest rate floor, prepayment premium, call protection and reestablishment of or increase in amortization schedule, in order to cause any Incremental Term Loans or Incremental Revolving Loan Commitments to be fungible with any existing Facility and (F) to add any financial covenant or other terms for the benefit of all Lenders or any Class of Lenders pursuant to the conditions imposed on the incurrence of any Indebtedness set forth elsewhere in this Agreement, and in each case of clauses (A), (B) and (C), such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding anything to the contrary contained in this Section 10.01 guarantees, collateral security documents and related documents executed by the Loan Parties or the Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrowers without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans in connection with a primary syndication of such Term Loans relating to any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to cashless settlement mechanisms approved by the Borrowers, the Administrative Agent, the assignor Lender and the assignee of such Lender. For the avoidance of doubt, any financial institution that is party to a Letter Agreement Re: Cashless Settlement of Existing Dollar Tranche B Term Loans and Existing Euro Tranche B Term Loans, dated as of the Closing Date, by and among Parent, the Borrowers, Grifols Worldwide Operations USA Inc., Grifols Worldwide Operations Limited, the Existing Administrative Agent (as defined therein) and the Administrative Agent, as an (i) Existing Dollar Term Lender (as defined therein) and an Initial Dollar Term Lender or (ii) an Existing Euro Term Lender (as defined therein) and an Initial Euro Term Lender shall be, (x) in the case of clause (i) above, an Initial Dollar Term Lender on the Closing Date and (y) in the case of clause (ii) above, an Initial Euro Term Lender on the Closing Date.

Notwithstanding the foregoing, only the consent of the Required Revolving Lenders shall be necessary to (i) amend, waive or modify the terms and provisions of Section 7.09 and Section 8.02(c) (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) and no such amendment, waiver or modification of any such terms or provisions (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) shall be permitted without the consent of the Required Revolving Lenders, (ii) amend, modify or waive any condition precedent set forth in Section 4.02 with respect to the making of Revolving Credit Loans or the issuance of Letters of Credit or (iii) except for any amendment, waiver or modification that would require the consent of each Revolving Credit Lender adversely affected thereby pursuant to the proviso to Section 10.01 amend, modify or waive any provision of this Agreement that solely affects the Revolving Credit

Lenders in respect of any Revolving Credit Facility, including the final scheduled maturity, interest, fees, prepayment penalties and voting.

Section 10.02	Notices and Other Communications.
(a)	Notices; Effectiveness; Electronic Communications.
(i)

Notices Generally. Except in the case of communications expressly permitted to be given by telephone (and except as provided in Section 10.02(a)(ii)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(A)

if to any Borrower, the Administrative Agent, the Swing Line Lender or the L/C Issuers, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(B)	if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
(ii)

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(a)(ii) shall be effective as provided in such Section 10.02(a)(ii).

(b)

Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender, Swing Line Lender or L/C Issuer pursuant to Article II if such Lender, Swing Line Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)

The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, or willful misconduct of such Agent Party; provided, however, that in no event shall any Person have any liability to any other Person hereunder for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages); provided, further, that nothing in this sentence shall limit any Loan Party’s indemnification obligations set forth herein.

(d)

Change of Address, Etc. The Borrowers, the Administrative Agent and the L/C Issuers may change their address, e-mail address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, e-mail address facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and email address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to the Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information.

(e)

Reliance by Administrative Agent, L/C Issuer, Swing Line Lender and Lenders. The Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each L/C Issuer, the Swing Line Lender each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in accordance with Section 10.05 hereof. All telephonic notices to and other telephonic communications with the Administrative

Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03

No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04

Attorney Costs and Expenses. The Borrowers agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the Lead Arrangers for all reasonable and documented or invoiced out-of-pocket costs and expenses (without duplication) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of (i) counsel to the Administrative Agent and (ii) if reasonably necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) material to the interests of the Lenders taken as a whole and (iii) any counsel otherwise retained with the Borrowers’ consent (such consent not to be unreasonably withheld, conditioned or delayed) and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Lead Arrangers, the L/C Issuers and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or protection of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs, which shall be limited to Attorney Costs of (i) a single firm of counsel to the Administrative Agent and the Lead Arrangers taken as a whole and, (ii) if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole and, (iii) solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected parties). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within 30 Business Days following receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrowers and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrowers within three Business Days of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its discretion following five Business Days’ prior written notice to the Borrowers. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent costs and expenses arising from any non-Tax claim.

Section 10.05

Indemnification by the Borrowers. The Borrowers shall indemnify and hold harmless each Agent, Agent-Related Person, each Lead Arranger, each Lender and L/C Issuer and their respective Affiliates and controlling Persons, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing and their respective successors and assigns (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements, joint or several, to which such Indemnitee may become subject (including, for the avoidance of doubt, any Environmental Liability) to the extent arising out of, or resulting from or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Transactions or any related transactions contemplated by the Loan Documents, or (c) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (any of the foregoing, a “Proceeding”), regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Borrowers, Parent, their equity holders, Affiliates, creditors, or any other Person, and to reimburse such Indemnitee for any reasonable and documented or invoiced out-of-pocket legal fees and expenses of (i) one firm of counsel to the Indemnitees taken as a whole and, (ii) if reasonably necessary, of a single firm of local counsel in each appropriate jurisdiction that is material to the interests of the Lenders (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole and, (iii) solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrowers of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel (and, if reasonably necessary, one other firm of local counsel in each appropriate jurisdiction that is material to the interests of the Lenders (which may include a single firm of special counsel acting in multiple jurisdictions) to each group of similarly situated affected Indemnitees), in each case, incurred in connection with investigating, responding to or defending any of the foregoing, and other reasonable and documented or invoiced out-of-pocket expenses in each case, incurred in connection with investigating, responding to or defending any of the foregoing; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (w) the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction, (x) a material breach of any obligations under this Agreement or any other Loan Document by such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction or (y) any dispute solely between or among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of Parent, the Borrowers, or any of their Affiliates (for the avoidance of doubt, only to the extent neither the exception set forth in clause (w) or (x) above applies to such Person at such time). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or a material breach of any obligations under this Agreement or any other Loan Document by, such Indemnitee or any of its controlled Affiliates or controlling Persons or their respective directors, officers, employees, members, partners, advisors, agents or other representatives, nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); it being agreed that this sentence shall not limit the indemnification obligations of Parent or any Subsidiary (including, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, equity holders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. By accepting the benefits hereof, each Indemnitee agrees to refund and return any and all amounts paid by the Borrowers to such Indemnitee to the extent items in clauses (w) through (y) above occur. All amounts due under this Section 10.05 shall be paid promptly upon written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final and non-appealable judgment by a court of competent jurisdiction that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

The Borrowers shall not be liable for any settlement of any proceeding effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Borrowers’ written consent, or if there is a final and non-appealable judgment by a court of competent jurisdiction against an Indemnitee in any such proceeding, the Borrowers agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Borrowers shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding, (ii) such settlement does not include any statement as to any admission of fault, culpability, wrongdoing or failure to act by or on behalf of any Indemnitee and (iii) contains customary confidentiality provisions with respect to the terms of such settlement.

To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under this Section 10.05 or Section 10.04 to be paid by it to the Administrative Agent or Collateral Agent (or any sub-agent thereof), the L/C Issuers or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or Collateral Agent (or any such sub-agent), the L/C Issuers or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or awned against the Administrative Agent (or any such sub-agent) or the L/C Issuers in their capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this paragraph are subject to the provisions of Section 2.12(e).

Section 10.06

Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07	Successors and Assigns.
(a)

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder or any of the other Loan Documents without the prior written consent of the Administrative Agent and each Lender (except as permitted by Section 7.04), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and (A) [reserved] or (B) in the case of any Assignee that is Parent or any of its Subsidiaries Section 10.07(l), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (w) a Disqualified Lender, (x) any Person that is a Defaulting Lender, (y) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons) or (z) to Parent, any Borrower or any of their respective Subsidiaries (except pursuant to Section 2.05(a)(vi) or Section 10.07(l)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding anything to the contrary herein, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

(b)(i)Subject to the conditions set forth in Section 10.07(a) above and Section 10.07(b)(ii) below, any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)

the Borrowers; provided that no consent of any Borrower shall be required for (i) an assignment of all or a portion of the Term Loans to a Lender or to an Affiliate of a Lender or an Approved Fund thereof, (ii) an assignment of all or a portion of any Revolving Credit Commitments or Revolving Credit Exposure of a Revolving Credit Lender to another Revolving Credit Lender or to an Affiliate of a Revolving Credit Lender, (iii) an assignment after the occurrence and during the continuance of an Event of Default under Section 8.01(a) or Section 8.01(f) (with respect to the Borrowers) (iv) an assignment in connection with the primary syndication of the Facilities previously identified to and consented to (such consent not to be unreasonably withheld or delayed) by the Borrowers; provided, further, that the Borrowers shall be deemed to have consented to any such assignment of the Term Loans, the Revolving Credit Commitments and/or the Revolving Credit Exposure unless they shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)

the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) of all or a portion of the Loans pursuant to Section 10.07(l);

(C)

each L/C Issuer at the time of such assignment; provided that no consent of the L/C Issuers shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure; and

(D)	the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure.

Notwithstanding the foregoing or anything to the contrary set forth herein, to the extent any Lender is required to assign any portion of its Commitments, Loans and other rights, duties and obligations hereunder in order to comply with applicable Laws, such assignment may be made by such Lender without the consent of the Borrowers, the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other party hereto so long as such Lender complies with the requirements of Section 10.07(b)(ii).

(ii)	Assignments shall be subject to the following additional conditions:
(A)

except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class and (y) assignments to Lenders, Affiliates, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or an integral multiple of $1,000,000 in excess thereof) (in the case of each Revolving Credit Loan) and $1,000,000 (or an integral multiple of $1,000,000 in excess thereof) (in the case of a Term Loan) unless each of the Borrowers and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any; provided, however, that concurrent assignments to or from Affiliates and groups of funds will be aggregated and treated as a single assignment for purposes of determining whether such minimum amount has been met;

(B)

the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, together, in each case, with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C)	other than in the case of assignments pursuant to Section 10.07(l), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(D)	the Assignee shall execute and deliver to the Administrative Agent and Parent the documentation described in Section 3.01(d) applicable to it.

This Section 10.07(b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(l), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.07(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)

The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it, and each notice of cancellation of any Loans delivered by Parent pursuant to Section 10.07(l) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03 owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.07(b)(ii)(B) above, if applicable, and the written consent (in each case, if required) of the Administrative Agent, each Borrower and each L/C Issuer to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this Section 10.07(d). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(e)

Any Lender may at any time, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons), a Defaulting Lender, Parent, or its Restricted Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (h) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f) and a Participant’s compliance with the requirements and the limitations of Section 3.01(d) (it being understood that any forms, information or other documentation required under such Sections shall be delivered to the participating Lender), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation or that is a Granting Lender, as the case may be, shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and SPC and the principal amounts (and related interest amounts) of each Participant’s and SPC’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is reasonably necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5 of the proposed United States Treasury Regulations. The Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation or portion of the Loan (if funded by an SPC), as applicable, for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)

A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place.

(g)

Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)

Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Section), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement except, in the case of Section 3.01, to the extent that the grant to the SPC was made with the prior written consent of the Borrower Representative (not to be unreasonably withheld, conditioned or delayed; for the avoidance of doubt, the Borrowers shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligation to the Borrowers at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower Representative and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)

Notwithstanding anything to the contrary contained herein, without the consent of the Borrower Representative or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07 (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)

Notwithstanding anything to the contrary contained herein, any L/C Issuer or Swing Line Lender may, upon 60 days’ notice to the Borrowers and the Lenders, resign as an L/C Issuer or Swing Line Lender, respectively; provided that on or prior to the expiration of such 60-day period with respect to such resignation, the relevant L/C Issuer or Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Borrowers willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrowers to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Term SOFR Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(k)	Lender Status Confirmation.
(i)

Each Initial Lender confirms that on the date that it enters this Agreement that it is an Irish Qualifying Lender. Each such Initial Lender shall promptly notify the Borrowers if there is any change to its status as an Irish Qualifying Lender.

(ii)

Each Lender upon succeeding to an interest in the Commitments and/or Loans to the Borrowers, as the case may be, shall indicate, in the Assignment and Assumption which it executes on becoming a party, and for the benefit of the Borrowers, which of the following categories it falls into: (A) not an Irish Qualifying Lender; (B) an Irish Qualifying Lender (other than an Irish Treaty Lender); or (C) an Irish Treaty Lender. Each such Lender shall promptly notify the Borrowers if there is any change in their position as an Irish Qualifying Lender.

(iii)

Each Lender which is an Irish Qualifying Lender that grants a participation to a participant that is not an Irish Qualifying Lender in the Commitments and/or Loans to the Borrowers shall notify the Borrowers on the date it grants such participation that the participant is not an Irish Qualifying Lender. Each such Lender shall promptly notify the Borrowers if there is any change in any participant’s status as an Irish Qualifying Lender and if no such notification is received by the Borrowers, the Borrowers may assume that any such participant is an Irish Qualifying Lender.

(l)

Any Lender may, so long as no Event of Default has occurred and is continuing, at any time, with-out any consent, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Borrowers through (x) “Dutch Auctions” open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(vi) or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open-market purchase or privately negotiated transaction on a pro rata or non-pro rata basis, subject to the following:

(i)	no assignment of Term Loans to the Borrowers may be financed with the proceeds of any Revolving Credit Loans;
(ii)	[reserved];
(iii)	[reserved]; and
(iv)

(a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrowers shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishment of the Term Loans then held by such Borrower and (c) the Borrowers shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

(m)	Enforcement of Security Documents.
(i)

Each Lender party hereto as of the Closing Date (each a “Closing Date Lender”) agrees that, notwithstanding the assignment in full of all such Closing Date Lender’s Commitment and Loans hereunder, in connection with any enforcement proceeding under the Security Documents, such Closing Date Lender shall cooperate with the Administrative Agent, Collateral Agent and the Lenders to enforce the Security Documents, including without limitation, if requested by the Administrative Agent to provide the Collateral Agent and/or Administrative Agent with powers of attorney to enable the Collateral Agent to enforce the Spanish Security Documents, or, at the Administrative Agent’s discretion, arrange for, all Assignment and Assumptions with respect to which such Closing Date Lender is an assignor to become a public registered document in accordance with the laws of the Kingdom of Spain; provided, that the Borrowers shall only be responsible for the Lenders’ costs and expenses in connection with actions taken pursuant to this sentence as provided in, and accordance with the terms of, the Spanish Security Documents.

(n)	Spanish Law Provision.
(i)

Each party hereto agrees that an assignment or transfer pursuant to this Section shall constitute a transfer of any Spanish Security Documents to the Lender’s assignee in the manner set out in Article 1203 et seq. of the Spanish Civil Code and the guarantees and the indemnities granted by each Loan Party under the Loan Documents shall be preserved for the benefit of the Secured Parties, including without limitation for the purposes of article 1,528 of the Spanish Civil Code.

(ii)	Each Spanish Loan Party accepts all transfers and assignments made by the Lenders under and in accordance with the terms of this Agreement without requiring any additional formalities.
Section 10.08	Confidentiality. Each of the Agents, the Lead Arrangers and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, funding sources, investment advisors and agents, including accountants, legal counsel and other advisors on a “need to know basis” (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential); (b) to the extent required or requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); provided that the Administrative Agent, such Lead Arranger or such Lender, as applicable, agrees that it will notify Parent as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory or self-regulatory authority) unless such notification is prohibited by law, rule or regulation; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify Parent as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory or self-regulatory authority) unless such notification is prohibited by law, rule or regulation; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrowers), to (i) any direct or indirect contractual counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder (other than any Person whom the Borrowers have affirmatively denied to provide consent to assignment by such Lender in accordance with Section 10.07(b)(i)(A)) or (iii) to a Federal Reserve Bank or any central bank having jurisdiction over any Agent or Lender; (f) with the prior written consent of the Borrower Representative; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or other obligation of confidentiality owed to any Borrower, or their Affiliates or becomes available to the Administrative Agent, the Lead Arrangers, the Collateral Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or their respective related parties (so long as such source is not known (after due inquiry) to the Administrative Agent, the Collateral Agent, such Lead Arranger, such Lender, such L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party or their respective Affiliates); (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (i) to the extent such information is independently developed by the Administrative Agent, Collateral Agent, any Lead Arranger, any Lender, any L/C Issuer or any of their respective Affiliates; (j) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrowers), to any pledgee referred to in Section 10.07(g); or (k) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement, the other Loan Documents, the Commitments and the Credit Extensions. For the purposes of this Section 10.08,

“Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, other than any such information that is publicly available to any Agent, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 or any other confidentiality obligation owed to any Loan Party or their Affiliates.

Section 10.09

Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than escrow, payroll, petty cash, trust and tax accounts) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Administrative Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Administrative Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify Parent and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have at Law.

Section 10.10

Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11

Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any

Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, L/C Issuer nor Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, L/C Issuer and/or Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent, L/C Issuer nor Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, L/C Issuer’s or Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, L/C Issuer and Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.12

Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. Subject to Section 10.20, in the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13

Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14

Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions; provided that the Lenders shall charge no fee in connection with any such amendment. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Swing Line Lender or the L/C Issuers, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15	GOVERNING LAW AND CONSENT TO JURISDICTION.
(a)	THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)

ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT

WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE) IN Section 10.02. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY L/C ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. In connection with any action, suit, proceeding or claim arising out of or relating to this Agreement, the Loan Documents, the Obligations or the transactions contemplated hereby or thereby, each of Parent, the Borrowers and the Loan Parties irrevocably designates and appoints the U.S. Borrower, with the address 2410 Grifols Way, Los Angeles, CA 90032-3514 (the “Process Agent”) as its authorized agent upon which process may be served in any action, suit, proceeding or claim arising out of or relating to this Agreement, the Loan Documents, the Obligations or the transactions contemplated hereby and thereby that may be instituted by any Agent, Lead Arranger, bookrunner or Lender or any other Indemnitee in any such New York State or Federal court or brought by any Agent, Lead Arranger, bookrunner or Lender or any other Indemnitee under United States Federal or state laws. Each of Parent, the Borrowers and the Loan Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to the Process Agent, with written notice of said service to each of Parent, the Borrowers and the Loan Parties at the address provided in accordance with Section 10.02, shall be effective service of process for any action, suit, proceeding or claim brought in any such New York State or Federal court. Each of Parent, the Borrowers and the Loan Parties further agrees to take any and all action, including without limitation execution and filing of any and all such documents and instruments as may be necessary to continue the designation and appointment of the Process Agent for a period of six years from the Closing Date to the sixth anniversary of the termination of this Agreement and all Loan Documents in accordance with their terms.

Section 10.16

WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN

DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.16.

Section 10.17

Binding Effect. This Agreement shall become effective when it shall have been executed and delivered by the Loan Parties and each other party hereto and the Administrative Agent shall have been notified by each Lender, the Swing Line Lender and L/C Issuer that each such Lender, the Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18

USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.19

No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers and the Collateral Agent are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers, the Collateral Agent and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Collateral Agent, each Lead Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Collateral Agent, the Lead Arrangers or the Lenders has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Collateral Agent, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party agrees not to make any claim against the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20	Executive Proceedings.

(a)

This Agreement and any amendments hereto shall, at the request of the Administrative Agent on or after the date the Spanish Security Documents are executed in Spain, be formalized in a Spanish Public Document by the Spanish Loan Parties only, so that it may have the status of a notarial document for all purposes contemplated in Article 517.2.4º of the Spanish Civil Procedural Law.

(b)

Each Spanish Security Document shall be formalized in a Spanish Public Document so that it may have the status of an executive title for all purposes contemplated in Article 517, number 4 of the Spanish Civil Procedural Law and, for the purposes of the executive proceedings contemplated therein, the Spanish Loan Parties and the Lenders agree that the amounts due and payable will be the amounts appearing in the Register according to Section 2.07(b) above as certified by the Administrative Agent.

(c)

For the purposes of article 540.2 of the Spanish Civil Procedural Law, the Loan Parties acknowledge and accept that, provided that the relevant assignment, transfer or change of Lenders has been made in accordance with the terms of this Agreement, any assignment, transfer or change of Lenders shall be duly and sufficiently evidenced to any Spanish court by means of a certificate issued by the Administrative Agent confirming who the Lenders are at the relevant time and, therefore, those Persons who are certified as Lenders by the Administrative Agent shall be able to initiate enforcement in Spain through procedimiento ejecutivo without further evidence being required.

Section 10.21

Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment in given. The obligation of any Borrower in respect of such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

Section 10.22

Intercreditor Agreements. Each Lender hereunder (a) agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement and (b) authorizes and instructs the Agents to enter into any Intercreditor Agreement as Administrative Agent and Collateral Agent and on behalf of such Lender. In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall control.

Section 10.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:
(i)	a reduction in full or in part or cancellation of any such liability;
(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 10.24

Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(a)

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support;

(b)	As used in this Section 10.24, the following terms have the following meanings:
(i)	“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(ii)

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii)	“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(iv)	“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Article XI

GUARANTEE

Section 11.01

The Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective permitted successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, each Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party or any Subsidiary under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations, including any future increases in the amount thereof, being herein collectively called the “Guaranteed Obligations”); provided, however, that Guaranteed Obligations shall exclude all Excluded Swap Obligations. The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02

Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment when due and not of collection and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the

Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full), including any defense of setoff, counterclaim, recoupment or termination. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)

at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be amended or waived;

(b)	any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
(c)

the maturity of any of the Guaranteed Obligations shall be accelerated, extended or renewed or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)

any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be or remain perfected or the existence of any intervening Lien or security interest; or

(e)	the release of any other Guarantor pursuant to Section 11.08.

The Guarantors hereby expressly waive (to the fullest extent permitted by Law) diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Each Guarantor that is a Spanish Loan Party expressly declares that this Article XI constitutes a first demand guarantee (garantía abstracta a primera demanda) and hence the principles of exclusion, order and/or division (beneficio de excusión, order y/o division) under article 1,830 of the Spanish Civil Code are not applicable. Accordingly, the guarantee will not be affected and will maintain its validity and effectiveness even if the obligations assumed by such Guarantor under any Loan Documents become null or ineffective for any reason.

Section 11.03

Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04

Subrogation: Subordination. Each Guarantor hereby agrees that until the payment in full in cash and satisfaction in full of all Guaranteed Obligations (other than Cash Management Obligations, obligations pursuant to Secured Hedge Agreements and contingent obligations not yet due and owing, and Letters of Credit that have been Cash Collateralized or backstopped) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation, contribution or otherwise, against the Borrowers or a Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 11.05

Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06	Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
Section 11.07

General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01 then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the liability under this Guaranty and the right of contribution established in Section 11.09, but before giving effect to any other guarantee) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(a)

Spanish Guarantor Limitations. In respect of a Spanish Loan Party, the guarantee under this Article XI does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Sections 143.2 and 150 of the Spanish Companies Act.

(b)

Irish Guarantor Limitations. In respect of an Irish Loan Party, the guarantee under this Article XI does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 82 and/or Section 239 of the Irish Companies Act 2014 (as amended).

(c)	German Guarantor Limitations.

For the purposes of this sub-section (c):

“German Guarantor” means any Guarantor incorporated in Germany as (i) a limited liability company (Gesellschaft mit beschränkter Haftung) (a “German GmbH Guarantor”) or (ii) a limited partnership (Kommanditgesellschaft) with a German limited liability company as general partner (a “German GmbH & Co. KG Guarantor”);

“Net Assets” means for each German Guarantor (i) the net assets (Reinvermögen) available for distribution to the shareholders calculated in accordance with applicable law and the jurisprudence from time to time of the German Federal Supreme Court (Bundesgerichtshof) relating to the protection of liable capital under sections 30 and 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) taking into account, if applicable, sub-section 6 of section 253, sub-section 8 of section 268 and sub-section 5 of section 272 of the German Commercial Code (Handelsgesetzbuch) (in each case, as amended from time to time) of that German GmbH Guarantor, or, in the case of a German GmbH & Co. KG Guarantor, its general partner (Komplementär), and in each case without deducting the Registered Capital of that German Guarantor; less (ii) the Registered Capital of that German Guarantor.

“Registered Capital” means the relevant German GmbH Guarantor’s share capital (Stammkapital) or, in the case of a German GmbH & Co. KG Guarantor, the share capital (Stammkapital) of its general partner (Komplementär), in each case, as registered in the commercial register (Handelsregister).

(i)

Each Secured Party agrees, other than in accordance with the procedure set out in paragraph (vii) below, not to enforce any guarantee and/or indemnity under this Article XI granted, created or incurred by any German Guarantor (“German Guarantee”), if and to the extent the German Guarantee is for the obligations or liabilities of:

(A)	an Affiliate of that German Guarantor that is not a direct or indirect Subsidiary of that German Guarantor; or
(B)

a direct or indirect Subsidiary of that German Guarantor if and to the extent such obligations or liabilities (including guarantees) secure obligations or liabilities of a member of the Group that is not a direct or indirect Subsidiary of that German Guarantor,

(an “Up-Stream or Cross-Stream Guarantee”),

if and to the extent such enforcement would cause the relevant German Guarantor’s Net Assets or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s Net Assets, to be reduced below zero or further reduced if already below zero.

(ii)	For the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:
(A)

the amount of any increase of the stated share capital (Stammkapital) of the relevant German Guarantor or, in case of a German GmbH & Co. KG Guarantor, its general partner (Komplementär), after the date of this Agreement that has been effected without the prior written consent of the Administrative Agent or which is not permitted under this Agreement, shall be deducted from the relevant stated share capital;

(B)

in case the stated share capital (Stammkapital) of that German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, its general partner (Komplementär), is not fully paid in, the amount by which the stated share capital (Stammkapital) exceeds the amount of the share capital paid in shall be deducted from the stated share capital (Stammkapital);

(C)

indebtedness which is subordinated pursuant to section 39 sub-section 1 no. 5 or sub-section 2 of the German Insolvency Code (Insolvenzordnung) to any financial indebtedness outstanding under this Agreement or any other Loan Document shall be disregarded; and

(D)	loans or other liabilities incurred in violation of the provisions of this Agreement or any other Loan Document shall be disregarded.
(iii)

The relevant German Guarantor shall deliver to the Administrative Agent, within ten (10) Business Days after receipt from the Administrative Agent of a written notice stating that it intends to demand payment under the German Guarantee (an “Enforcement Notice”):

(A)	a confirmation to what extent the guarantee and/or indemnity is an Up-Stream or Cross-Stream Guarantee; and
(B)

an up-to-date balance sheet of the German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of that partnership and its general partner, together with a detailed calculation (reasonably satisfactory to the Administrative Agent) of the amount of the Net Assets of the relevant company taking into account the adjustments set forth in paragraph (ii) above, the amount of such Up-Stream or Cross-Stream Guarantee which cannot be enforced as it would otherwise cause its or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, Net Assets to be reduced below zero or further reduced if already below zero and a statement if and to what extent a realization or other measures undertaken in accordance with the mitigation provisions set out in paragraph (vi) below would not prevent such situation (the “Management Determination”). The relevant German Guarantor shall fulfil its obligations under the German Guarantee and the Administrative Agent shall be entitled to enforce the German Guarantee in an amount which would, in accordance with the Management Determination, not cause the relevant German Guarantor’s or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, Net Assets to be reduced below zero or further reduced if already below zero.

(iv)

Following the Administrative Agent’s receipt of the Management Determination, upon request by the Administrative Agent (acting reasonably) the relevant German Guarantor shall deliver to the Administrative Agent within thirty (30) Business Days of request an up-to-date balance sheet of the German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of that partnership and its general partner, drawn-up by an auditor appointed by the relevant German Guarantor in consultation with the Administrative Agent, together with a detailed calculation (reasonably satisfactory to the Administrative Agent) of the amount of the Net Assets of the relevant company taking into account the adjustments set forth in paragraph (ii) above, the amount of such Up-Stream or Cross-Stream Guarantee which cannot be enforced as it would otherwise cause its or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, Net Assets to be reduced below zero or further reduced if already below zero and a statement if and to what extent a realization or other measures undertaken in accordance with the mitigation provisions set out in paragraph (vi) below would not prevent such situation (the “Auditor’s Determination”). The Auditor’s Determination shall be prepared as of the date of the enforcement of the German Guarantee. The German Guarantor shall fulfil its obligations under the German Guarantee and the Administrative Agent shall be entitled to enforce the German Guarantee in an amount which would, in accordance with the Auditor’s Determination, not cause the relevant German Guarantor’s or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s, Net Assets to be reduced below zero or further reduced if already below zero.

(v)If the amount being enforceable under the German Guarantee pursuant to the Auditor’s Determination is lower than the amount being enforceable under the German Guarantee pursuant to the Management Determination and if, and to the extent that, the German Guarantee has been enforced up to the amount set out in the Management Determination, the Secured Parties shall upon written demand by the German Guarantor to the Administrative Agent repay any enforcement proceeds (if and to the extent already received by the relevant Secured Parties) to the relevant German Guarantor in an amount equal to the difference between the amount enforceable pursuant to the Management Determination and the amount enforceable pursuant to the Auditor’s Determination, provided that such demand for repayment is made by the relevant German Guarantor to the Administrative Agent within thirty (30) Business Days (Ausschlussfrist) of the delivery of the Auditor’s Determination. The Auditor’s Determination shall be binding for all the parties to this Agreement or any other Loan Document.

(vi)

Where a German Guarantor claims in accordance with the provisions of paragraphs (iii) to (v) above that the German Guarantee can only be enforced in a limited amount, each German Guarantor and, in the case of a German GmbH & Co. KG Guarantor, also its general partner, shall within two (2) months after a written request of the Administrative Agent realize, to the extent legally permitted and commercially justifiable with respect to the cost and effort involved, any and all of its assets which are not required for the relevant German Guarantor’s business (nicht betriebsnotwendig) and that are shown in the balance sheet with a book value (Buchwert) that is substantially lower than the market value of the relevant assets. The book value shall be deemed to be significantly lower than the market value, if the market value exceeds the book value by at least twenty (20) per cent. After the expiry of such two (2) months period, the relevant German Guarantor shall, within three (3) Business Days, notify the Administrative Agent of the amount of the net proceeds from the relevant sale and submit a statement with a new calculation of the amount of the Net Assets of the German GmbH Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of its general partner, taking into account such proceeds. Such calculation shall, upon the Administrative Agent’s request, be confirmed by the auditor within a period of thirty (30) Business Days following the request.

(vii)	The limitations set out in this sub-section (c) shall not apply:
(A)	to any amounts due and payable under the German Guarantee, which relate:
(1)

to funds (including, but not limited to, Loans and Ancillary Facilities) which have been on-lent or otherwise made available to the relevant German Guarantor or to a Subsidiary of such German Guarantor and which are still outstanding or any other own liabilities of the relevant German Guarantor under this Agreement or any other Loan Document; or

(2)	to letters of credit or similar instruments to the extent issued for the benefit of the relevant German Guarantor or any of its Subsidiaries and which are still outstanding; or
(B)	for so long as the relevant German Guarantor has not complied with its obligations pursuant to paragraph (iii) through (vi) of this sub-section (c); or
(C)

if the German Guarantor (as dominated entity and/or transferor) is subject to a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) with its shareholder on the date of the enforcement of the German Guarantee unless the German Guarantor has proven by way of a final (rechtskräftig) court judgement that the existence of a domination and/or profit and loss pooling agreement is not sufficient to disapply section 30 sub-section 1 sentence 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) and any other provision of statutory law of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG), the German Stock Corporation Act (Aktiengesetz), the German Criminal Code (Strafgesetzbuch) or mandatory provisions of the German Civil Code (Bürgerliches Gesetzbuch) (together, the “Relevant Provisions”), in each case the breach of which would result in a personal or criminal liability of the managing directors of the German GmbH Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of the managing directors of its general partner, which has its basis (Ursprung) in the granting of an Up-Stream or Cross-Stream Guarantee. Each of the Secured Parties agrees that if court proceedings to obtain a final judgment in that respect has been initiated (anhängig) by the German Guarantor no later than twenty (20) Business Days after the Enforcement Notice (and such German Guarantor does not terminate such proceedings itself), they will only enforce the German Guarantee subject to the limitations set out in paragraphs (i) through (vi) above (the “Limitations on Enforcement”) until such proceedings have been settled by a final court judgment on the merits (Begründetheit) provided that if a judgement is rendered which is not based on the merits the Limitations on Enforcement shall only continue to be applicable if the German Guarantor initiates new court proceedings within twenty (20) Business Days of such judgment. Irrespective of the preceding sentences, a decision of the German Federal Supreme Court (Bundesgerichtshof) ruling on whether the existence of a domination and/or profit and loss pooling agreement is sufficient to disapply section 30 sub-section 1 sentence 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) and any other Relevant Provisions to avoid any personal or criminal liability of the managing directors of the German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of the managing directors of its general partner in respect of the taking out of a guarantee or surety or providing of security interests for debt of the parent entity of the guarantor, the surety company or the security provider, respectively, or its direct or indirect subsidiaries, if these subsidiaries are not subsidiaries of the guarantor, surety company or security provider, respectively, shall be deemed as sufficient evidence as between the parties to this Agreement or any other Loan Document in respect of that question. In any case, however, the German Guarantor may only rely on this paragraph (vii)(C) if and to the extent the German Guarantor confirms in the Management Determination (and the auditors confirm in the Auditor’s Determination) that the German Guarantor’s claims for the reimbursement of losses (and indemnity claims which would arise following payment under the German Guarantee) against its direct or indirect shareholders would not be of substance (nicht werthaltig); or

(D)

if and to the extent the German Guarantor holds on the date of enforcement of the German Guarantee a valuable indemnity or claim for refund (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against its direct or indirect shareholder; or

(E)

if and to the extent payment under the German Guarantee would not result in a violation of the capital maintenance requirements set out in section 30 sub-section 1 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung – GmbHG) and would not otherwise result in a personal or criminal liability of the managing directors of the German GmbH Guarantor or, in the case of a German GmbH & Co. KG Guarantor, of the managing directors of its general partner as a result of a breach of statutory obligations under any of the Relevant Provisions, which has its basis (Ursprung) in the granting of Up-Stream or Cross-Stream Guarantees.

(viii)

No reduction of the amount enforceable under any German Guarantee in accordance with the above limitations will prejudice the rights of the Secured Parties to continue enforcing such German Guarantee (subject always to the restrictions set out in this sub-section (c) at the time of such enforcement) until full and irrevocable satisfaction of the amounts owing under the guaranteed and/or indemnified claims.

Notwithstanding anything to the contrary in this Agreement, this sub-section (c) and any rights and/or obligations arising out of it shall be governed by, and shall be construed and enforced in accordance with, German law.

Section 11.08

Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests of any Subsidiary Guarantor are sold or otherwise transferred to a Person or Persons none of which is a Loan Party in a transaction permitted hereunder or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary, such Subsidiary Guarantor shall be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and the other Loan Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, so long as the Borrowers shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary to effect each release described in this Section 11.08 in accordance with the relevant provisions of the Collateral Documents.

When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied (other than contingent obligations as to which no claim has been asserted, Cash Management Obligations and Secured Obligations not yet due and payable pursuant to Secured Hedge Agreements), and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Secured Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place), this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Secured Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.09

Right of Contribution. Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.09 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.10

Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.10, or otherwise under this Guarantee, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.10 shall remain in full force and effect until all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied (other than Cash Management Obligations and Obligations arising under any Secured Hedge Agreement), and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place). Each Qualified ECP

Guarantor intends that this Section 11.10 constitute, and this Section 11.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(1l) of the Commodity Exchange Act.

[Remainder of page intentionally left blank]

Schedule 1.01A

Commitments

Dollar Tranche B Term Loan Commitments

Lender	Dollar Tranche B Term Loan Commitments	Dollar Tranche B Term Loan Commitments Pro Rata Share
Bank of America, N.A.	$2,000,000,000	100%
Total:	$2,000,000,000	100%

Euro Tranche B Term Loan Commitments

Lender	Euro Tranche B Term Loan Commitments	Euro Tranche B Term Loan Commitments Pro Rata Share
Bank of America Europe Designated Activity Company	€1,250,000,000	100%
Total:	€1,250,000,000	100%

Letter of Credit Commitments and Revolving Commitments

Lender	Letter of Credit Commitment	Revolving Commitments	Revolving Commitments Pro Rata Share
Bank of America Europe Designated Activity Company	$0.00	$206,500,000	10.000000000%
JPMorgan Chase Bank N.A., London Branch	$0.00	$206,500,000	10.000000000%
Banco Santander, S.A.	$0.00	$171,100,000	8.285714286%
DNB Sweden AB	$0.00	$171,100,000	8.285714286%
Citibank Europe	$0.00	$159,300,000	7.714285714%

PLC
Commerzbank Aktiengesellschaft	$0.00	$159,300,000	7.714285714%
Deutsche Bank Luxembourg S.A.	$0.00	$159,300,000	7.714285714%
Goldman Sachs Bank Europe SE	$0.00	$159,300,000	7.714285714%
HSBC Continental Europe S.A.	$0.00	$159,300,000	7.714285714%
Landesbank Hessen- Thüringen Girozentrale	$0.00	$159,300,000	7.714285714%
UBS AG London Branch	$0.00	$159,300,000	7.714285714%
ING Bank N.V., Sucursal en España	$0.00	$118,000,000	5.714285714%
Banque Nomura France	$0.00	$76,700,000	3.714285714%
TOTAL:	$0.00	$2,065,000,000	100%

Schedule 1.01D

Agreed Security Principles

(A)Considerations

In determining whether any guarantees and whether (or what) Collateral will be provided in support of the Obligations the following matters will be taken into account:

(a)

guarantees shall not be granted and Collateral shall not be created or perfected to the extent that it would result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalisation laws or regulations (or analogous restrictions) of any applicable jurisdiction;

(b)

guarantees shall not be granted and Collateral shall not be created or perfected to the extent that it would result in a significant risk to the officers of the relevant grantor of Collateral of contravention of their fiduciary duties and/or of civil or criminal liability;

(c)

guarantees shall not be granted and Collateral shall not be created or perfected to the extent that it would result in costs that, in the opinion of the Borrower Representative (acting reasonably), would not be proportionate to the benefit obtained by the beneficiaries of that Collateral;

(d)	specific provisions of local law and/or market practice as advised by the advisors to the Borrowers;
(e)

guarantees shall not be granted and the Collateral shall not be created or perfected to the extent that the ability of the company to provide such guarantees and/or security to Secured Parties would have an adverse effect on the ability of the relevant company to conduct its operations and business in the ordinary course as permitted by the Loan Documents or consistent with past practice;

(f)

if in a jurisdiction security over an asset or a class of assets can be taken by way of an undisclosed document and by way of a disclosed document, security shall be taken by way of an undisclosed document if such undisclosed document does not result in a material decrease (relative to a disclosed document) in the qualities or strength of such security;

(g)

if in a jurisdiction security over an asset or a class of assets can be taken by way of an unregistered document and by way of a registered document, security shall be taken by way of an unregistered document if such unregistered document does not result in a material decrease (relative to a registered document) in the qualities or strength of such security;

(h)	the commercial sensitivities related to the taking of a disclosed security interest over trade receivables;

(i)

in certain circumstances, a general meeting, supervisory board, works council or another external body’s or person’s consent or advice may be required to enable a company to grant a guarantee or create Collateral and in such case, such guarantee and/or Collateral shall not be required (i) unless such consent has been received or, in the case of a works council, that works council has provided neutral or positive advice or (ii) if the relevant consent and/or advice is conditional and contains conditions which can’t reasonably be complied with;

(j)

any assets subject to third party arrangements (including contracts, lease, licences, instruments, leasehold, intellectual property rights, joint ventures and minority shareholdings) which are not prohibited by the Loan Documents and which prevent those assets, to the extent such assets could otherwise be charged in accordance with these Agreed Security Principles, from being charged or assigned (or assets which, if charged or assigned, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations of any Group Member in respect of those amounts or require any Group Member to take any action materially adverse to the interests of any Group Member) will be excluded from the relevant security document provided that reasonable endeavours to obtain consent to charging any such assets shall be used by Parent or the relevant Group Member for a period of not more than 20 Business Days if the relevant asset is material and the Parent determines in good faith that such endeavours will not have an adverse impact on relationships with third parties or result in any material costs being incurred;

(k)	no Group Member will be required to give guarantees or enter into any Security Documents if they are non-wholly owned by other Group Members;
(l)

any Security Document or other Loan Document will only be required to be notarised and/or registered if required under local law in order for the relevant security interests to be created or admissible in evidence;

(m)

any assets which are not legally and beneficially owned by the relevant Group Member or which are not (other than the shares in any Loan Party or blood plasma inventory) located in the jurisdiction of incorporation of the grantor will be excluded from any guarantee or Security Document (and, to the extent so included, no perfection, filling, registration or other action will be required with respect to any such assets);

(n)

all security (other than any required share security over any of its Loan Party subsidiaries, which will be governed by the law of the place of incorporation of that subsidiary) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of that Guarantor;

(o)	it may be either impossible or impractical to create security interests over certain categories of assets in which event they will not form part of the Collateral; and
(p)

the Secured Parties (or any agent or similar representative appointed by them at the relevant time) will not be able to exercise any power of attorney or set-off granted to them under the terms of the Loan Documents prior to the relevant security becoming enforceable (unless the use of power of attorney is for creating or perfecting the relevant security where the relevant chargor has failed to take any such action and the Collateral Agent has given 10 Business Days written notice to the chargor of such failure).

For the avoidance of doubt, in these Agreed Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Collateral, stamp duties, out-of-pocket expenses, legal and/or notarial fees and expenses and other reasonable and documented fees and expenses directly incurred by the relevant grantor of Collateral or any of its direct or indirect owners, subsidiaries or Affiliates.

Before incurring material legal fees, disbursements, registration costs, taxes, notarial fees and other costs and expenses relating to the granting of security, the Collateral Agent will consult with Parent in respect of the incurrence of such fees, costs and expenses, taking into account the requirements of these Agreed Security Principles.

The Loan Parties will not be required to pay the cost of any re-execution, notarisation, re registration, amendment or other perfection requirement for any Collateral on any assignment or transfer and such cost or fee shall be for the account of the transferee or assignee Lender, and no action will be required to be taken in relation to the guarantees or security when any Lender assigns or transfers any of its participation to a new lender (unless it is entered into at the written request of the Parent).

It is acknowledged and agreed that the (A) only Collateral required to be delivered as of the Closing Date by the Foreign Loan Parties are (i) the Equity Interests issued by (1) the Irish Borrower, (2) Grifols Worldwide Operations USA, Inc., (3) Grifols Shared Services North America, Inc., (4) Grifols Worldwide Operations Limited and (ii) the blood plasma inventory of Grifols Worldwide Operations Limited located or held in the United States; (B) following Collateral shall be delivered within 30 days from Closing Date by the Foreign Loan Parties: (i) the Equity Interests issued by (1) each Spanish Loan Party (other than the Parent); and (2) Grifols Biotest Holdings GmbH (it being understood that such Collateral with respect to this clause (2) shall be in the form of a subsequent ranking share pledge agreement materially in the form of the existing share pledge agreements relating to the shares in Grifols Biotest Holdings GmbH) and (ii) the blood plasma inventory of Grifols Worldwide Operations Limited located or held in Spain; and (C) Spanish Security Documents shall secure Obligations arising in respect of the Loans, but shall not secure obligations under any Secured Hedge Agreement.

(B)Obligations to be Secured

1.

Subject to (A) (Considerations) and to paragraph 2 below, the obligations to be secured are the Secured Obligations (as defined below). The Collateral is to be granted in favor of the Collateral Agent on behalf of each Secured Party.

For ease of reference, the following definitions should, to the extent legally possible, be incorporated into each Security Document (with the capitalized terms used in them having the meaning given to them in the Credit Agreement):

“Secured Obligations” means, collectively, the Obligations, the Cash Management Obligations and all obligations owing to the Secured Parties by Parent or any Restricted Subsidiary under any Secured Hedge Agreement (but excluding in any event Excluded Swap Obligations).

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuers, the Swing Line Lender, the Hedge Banks and each co agent or sub agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

2.The secured obligations will be limited:

2.1	to avoid any breach of corporate benefit, financial assistance, fraudulent preference, thin capitalization rules or the laws or regulations (or analogous restrictions) of any applicable jurisdiction;
2.2	to avoid any risk to officers of the relevant member of the Group that is granting the Collateral of contravention of their fiduciary duties and/or civil or criminal or personal liability;
2.3	to the extent necessary or reasonably desirable to comply with local legal requirements and recommended tax structuring; and
2.4

to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the level of such fee, tax or duty where registration, notarial or other fees are payable by reference to the stated amount secured in which case, any asset security granted by that Guarantor shall be limited to the maximum recoverable amount under the guarantee.

(C)General

Where appropriate, defined terms in the Security Documents should mirror those in this Agreement.

The form of guarantee is set out in Article XI (Guarantee) of this Agreement and, with respect to any additional Guarantor, is subject to any limitations set out in the joinder to this Agreement applicable to such additional Guarantor.

Each Security Document shall be completed, to the extent possible, as soon as practicable and shall comply with the requirements and legal formalities under local law, to ensure full and prompt enforceability.

The Collateral shall, to the extent possible under local law, be enforceable on the Administrative Agent declaring any amounts under the Loan Documents immediately due and payable following the occurrence of an Event of Default which is continuing in accordance with Section 8.02 (and provided that such declaration has not been remedied, waived or withdrawn).

The provisions of each Security Document will not impose additional covenants, obligations or representations on the relevant obligors unless necessary to create, register or perfect security.

(D)Undertakings/Representations and Warranties/Other Terms

Any representations, warranties or undertakings shall only be included in any Security Document to the extent necessary to create, register or perfect the Collateral granted to the Secured Parties and, if so included, shall reflect (to the extent to which the subject matter of such representation, warranty and undertaking is the same as the corresponding representation, warranty and undertaking in this Agreement) the commercial deal set out in this Agreement and shall not repeat, extend or expand the scope of the representations, warranties or undertakings as compared to those set out in this Agreement.

The provisions of each Security Document will not be unduly burdensome on any Guarantor or interfere unreasonably with the operation of its business or have a material adverse effect on the commercial reputation of any Group Member and will be limited to those required to create or maintain effective security and not impose commercial obligations.

No lists or other information in respect of any assets will be required to be provided, except if required by local law to perfect or register the security or at a time when the security has become enforceable in accordance with its terms (and in each case, on the Collateral Agent’s reasonable request).

Security Documents will, where possible and practical, automatically create security over future assets of the same type as those already forming part of the Collateral and where local law requires supplemental pledges to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges shall be provided only upon the reasonable request of the Collateral Agent and at intervals no more frequently than annually.

In the Security Documents there will be no repetition or extension of clauses set out in this Agreement including those relating to notices, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of security save to the extent required by law or regulation.

The Security Documents should not operate so as to prevent transactions that are permitted under the Loan Documents or require additional consents or authorisations and each Security Document (other than any Security Document governed by German law and required to be notarised) shall state that, in the event of a conflict between the terms of that Security Document and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

(E)SHARES OR OTHER EQUITY INSTRUMENTS

(a)A Loan Party shall grant security over the Equity Interests in other Loan Parties only, subject to the general principles set out in these Agreed Security Principles. Charges over Equity Interests in joint ventures or other non wholly owned entities shall not be required. For the avoidance of doubt, an entity is wholly owned if all of its Equity Interests are owned by another member (or other members) of the Group.

(b)The Security Documents will be governed by the laws of the jurisdiction of incorporation of the Loan Party whose shares are being secured and not by the law of the jurisdiction of incorporation of the grantor of the security.

(c)Until the security interests have become enforceable in accordance with their terms, the grantor of the security interest will be permitted to retain and to exercise all voting rights and powers to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition.

(d)Prior to enforcement of the relevant security interests, the company whose shares have been charged will be permitted to pay dividends. Upon enforcement only, and provided that this is consistent with market standards, any economic right arising from the shares shall be deposited in the account designated by the Secured Parties (or the relevant agent) and such account shall be pledged in favor of the Secured Parties.

(e)With respect to any security documents governed by Irish or German law, the share certificate (or other documents evidencing or representing title to the relevant shares), if any, blank share transfer form and irrevocable proxy (the “Share Documents”) shall be provided to the Collateral Agent on the date of the agreement creating any share security by any charging Loan Party (or, thereafter, within 20 Business Days of the creation of any such security, it being understood, for the avoidance of doubt, that if the provision of the Share Documents to the Collateral Agent is required for the creation and/or perfection of the share security, the Share Documents shall be provided to the Collateral Agent on the date of the agreement creating the relevant share security).

(f)With respect to any security documents governed by Spanish law, the share certificate (or other documents evidencing or representing title to the relevant shares) shall be provided to the Collateral Agent on the date the security interest is executed, unless such certificates are not available on signing, in which case they shall be provided no later than 20 Business Days following, the granting of any share security by any charging Loan Party.

(g)If applicable under local law and customary in accordance with local market practice (other than as specified in clauses (e) or (f), the share certificate (or other documents evidencing or representing title to the relevant shares) shall be provided to the Collateral Agent no later than 20 Business Days following the granting of any share security by any charging Loan Party and only where the provision of such document is required for the effective creation and/or perfection of such security interests.

Notwithstanding anything in the Agreed Security Principles to the contrary, the parties agree that the Collateral Documents to be entered into on the Closing Date or in accordance with Section 6.13(b) shall be in the form agreed to among the Administrative Agent and the Borrower.

Schedule 5.08

Environmental Matters

None

Schedule 5.21

Subsidiaries

Subsidiaries (as of 3/31/2026)
% of the share capital owned
Name	Jurisdiction	Direct	Indirect	Total
Diagnostic Grifols, S.A.	Spain	— %	55.000%	55.000%
Instituto Grifols, S.A.	Spain	99.998%	0.002%	100.000%
Laboratorios Grifols, S.A.	Spain	99.999%	0.001%	100.000%
Biomat, S.A.	Spain	99.900%	0.100%	100.000%
Grifols Engineering, S.A.	Spain	99.950%	0.050%	100.000%
Biomat USA, Inc.	US - DE	— %	80.000%	80.000%
Grifols Biologicals, LLC.	US - DE	— %	100.000%	100.000%
Grifols Australia Pty Ltd.	Australia	100.000%	— %	100.000%
Medion Grifols Diagnostic AG	Switzerland	— %	55.000%	55.000%
Grifols Therapeutics, LLC.	USA -Delaware	— %	100.000%	100.000%
Grifols Worldwide Operations Limited	Ireland	100.000%	— %	100.000%
Progenika Biopharma, S.A.	Spain	99.990%	0.010%	100.000%
Grifols Diagnostics Solutions, Inc.	USA - Delaware	— %	55.000%	55.000%
Grifols Worldwide Operations USA Inc.	USA - Delaware	— %	100.000%	100.000%

Subsidiaries (as of 3/31/2026)
% of the share capital owned
Name	Jurisdiction	Direct	Indirect	Total
Grifols Asia Pacific Pte, Ltd.	Singapore	100.000%	— %	100.000%
Grifols Movaco, S.A.	Spain	99.999%	0.001%	100.000%
Grifols Portugal Productos Farmacéuticos e Hospitalares, Lda.	Portugal	0.010%	99.990%	100.000%
Grifols Chile, S.A.	Chile	99.000%	1.000%	100.000%
Grifols USA, LLC.	USA - Florida	— %	100.000%	100.000%
Grifols Argentina, S.A.	Argentina	95.010%	4.990%	100.000%
Grifols s.r.o.	Czech Republic	100.000%	— %	100.000%
Grifols (Thailand), Ltd.	Thailand	— %	48.000%	48.000%
Grifols Malaysia Sdn Bhd	Malaysia	— %	100.000%	100.000%
Grifols International, S.A.	Spain	99.998%	0.002%	100.000%
Grifols Italia, S.p.A	Italy	100.000%	— %	100.000%
Grifols UK, Ltd.	United Kingdom	100.000%	— %	100.000%
Grifols Brasil, Lda.	Brasil	100.000%	0.000%	100.000%
Grifols France, S.À R.L.	France	99.990%	0.010%	100.000%
Grifols Polska Sp.z.o.o.	Poland	100.000%	— %	100.000%

Subsidiaries (as of 3/31/2026)
% of the share capital owned
Name	Jurisdiction	Direct	Indirect	Total
Grifols México, S.A. de C.V.	Mexico	99.999%	0.001%	100.000%
Grifols Nordic, AB	Sweden	100.000%	— %	100.000%
Grifols Deutschland GmbH	Germany	100.000%	— %	100.000%
Grifols Canada, Ltd.	USA - California	100.000%	— %	100.000%
Grifols Pharmaceutical Technology (Shanghai) Co., Ltd.	People’s Republic of China	100.000%	— %	100.000%
Grifols (H.K.), Limited	Hong-Kong	— %	55.000%	55.000%
Grifols Japan K.K.	Japan	100.000%	— %	100.000%
Grifols India Healthcare Private Ltd.	India	99.984%	0.016%	100.000%
Grifols Diagnostics Equipment Taiwan Limited	Taiwan	100.000%	— %	100.000%
Grifols Viajes, S.A.	Spain	99.900%	0.100%	100.000%
Squadron Reinsurance Designated Activity Company	Ireland	— %	100.000%	100.000%
Grifols Shared Services North America, Inc.	USA - Virginia	100.000%	— %	100.000%
Araclon Biotech, S.L.	Spain	— %	77.118%	77.118%
Grifols Innovation and New Technologies Limited	Ireland	— %	100.000%	100.000%
Kiro Grifols S.L.	Spain	99.700%	0.300%	100.000%

Subsidiaries (as of 3/31/2026)
% of the share capital owned
Name	Jurisdiction	Direct	Indirect	Total
Aigües Minerals de Vilajuiga, S.A.	Spain	99.990%	0.010%	100.000%
Grifols Bio Supplies Inc. (formerly Interstate Blood Bank, Inc.)	USA – Tennessee	— %	100.000%	100.000%
Haema Plasma Kft.	Hungary	— %	80.400%	80.400%
Alkahest, Inc.	USA – Delaware	— %	100.000%	100.000%
Grifols Canada Therapeutics Inc. (formerly Green Cross Biotherapeutics, Inc.)	Canada	0.020%	99.980%	100.000%
Grifols Laboratory Solutions, Inc.	USA – Delaware	— %	100.000%	100.000%
Grifols Korea Co., Ltd.	Korea	100.000%	— %	100.000%
Grifols Middle East & Africa LLC	Egypt	99.9996%	0.0004%	100.000%
GigaGen Inc.	USA – Delaware	— %	100.000%	100.000%
Grifols Bio North America, LLC	USA – Delaware	— %	100.000%	100.000%
Biomat Holdings, LLC	USA – Delaware	— %	100.000%	100.000%
Biomat Holdco, LLC.	USA – Delaware	— %	100.000%	100.000%
Biomat Newco, Corp.	USA – Delaware	— %	91.400%	91.400%
Grifols Canada Plasma II, Inc. (formerly Grifols Canada Plasma Inc.)	Canada	— %	100.000%	100.000%

Subsidiaries (as of 3/31/2026)
% of the share capital owned
Name	Jurisdiction	Direct	Indirect	Total
Grifols Canada Plasma – Ontario Inc. (formerly Canada Inc.)	Canada	— %	100.000%	100.000%
Albimmune, S.L.	Spain	— %	51.000%	51.000%
Biotest, AG	Germany	26.195%	54.206%	80.401%
Biotest Austria, GmbH	Austria	— %	80.400%	80.400%
Biotest (Schweiz) AG	Switzerland	— %	80.400%	80.400%
Biotest Hungaria Kft	Hungary	— %	80.400%	80.400%
Biotest Hellas M.E.P.E.	Greece	— %	80.400%	80.400%
Biotest Pharmaceuticals Ilaç Pazarlama Anonim Sirketi	Turkey	— %	80.400%	80.400%
Biotest Pharma, GmbH	Germany	— %	80.400%	80.400%
Biotest Lux, S.à.r.l.	Luxemburg	— %	80.400%	80.400%
Biotest Grundstücksverwaltungs GmbH	Germany	— %	80.400%	80.400%
Plasma Service Europe GmbH	Germany	— %	80.400%	80.400%
Cara Plasma s.r.o.	Czech Republic	— %	80.400%	80.400%
Plazmaszolgálat Kft	Hungary	— %	80.400%	80.400%
Biotest MidCo GmbH	Germany	100.000%	— %	100.000%

Subsidiaries (as of 3/31/2026)
% of the share capital owned
Name	Jurisdiction	Direct	Indirect	Total
Biotest Management GmbH	Germany	— %	100.000%	100.000%
Grifols Biotest Holdings GmbH	Germany	100.000%	— %	100.000%
AlbaJuna Therapeutics, S.L	Spain	— %	100.000%	100.000%
Grifols Regional Headquarters Company	Saudi Arabia	100.000%	— %	100.000%
Grifols International Services USA, Inc.	USA - Delaware	— %	100.000%	100.000%
Grifols International Services Designated Activity Company	Ireland	100.000%	— %	100.000%

Schedule 6.31(b)

Post-Closing Matters

1.

The Spanish pledge over shares in Instituto Grifols, S.A., the Spanish pledge over shares in Grifols International, S.A. and the Spanish non-possessory pledge over blood plasma inventories shall be formalized as a Spanish Public Document before a Spanish public notary within 30 days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), and all actions contemplated in the corresponding deed of pledge in connection with the perfection of the pledge shall be carried out simultaneously with the execution thereof or no later than five (5) Business Days from such execution.

2.

The Borrowers shall deliver or cause to be delivered to the Collateral Agent evidence of registration of the pledge over blood plasma inventories granted by Grifols Worldwide Operations Limited with the Spanish Moveable Property Registry (Registro de Bienes Muebles) within 180 days after Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion).

3.

The German pledge over all the shares in Grifols Biotest Holdings GmbH shall be executed and notarized before a German notary public within 30 days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), and all actions contemplated in the corresponding deed of pledge in connection with the perfection of the pledge shall be carried out simultaneously with the execution thereof or no later than five (5) Business Days from such execution.

4.

The Irish Borrower shall file or cause to be filed in the Irish Companies Registration Office, three Forms C6 in order to document the release in the Irish Companies Registration Office of the security created by Grifols Worldwide Operations Limited on 15 November 2019 in connection with Existing Credit Facility and the 2.250% Senior Secured Notes. These filings will be made (with the assistance of the Collateral Agent or its counsel) as soon as possible after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion). The Irish Borrower shall provide evidence of such filings as soon as possible following receipt (to the extent that it is the Irish Borrower or its counsel who makes such filings).

5.

The Irish Borrower shall file or cause to be filed with the Irish Companies Registration Office, two Forms C1 in order to perfect the security created by Grifols Worldwide Operations Limited under (i) the U.S. Pledge and Security Agreement; and (ii) the Spanish Security Document to which it is a party. These filings will be made (with the assistance of the Collateral Agent or its counsel in completing such Forms C1) as soon as possible after the Closing Date and, in any event, no later than 21 days after the date of entry into the relevant Collateral Document. The Irish Borrower shall promptly provide evidence of such filing upon receipt (to the extent that it is the Irish Borrower or its counsel who makes such filings).

6.

The Irish Borrower shall file or cause to be filed with the Irish Revenue Commissioners, two notices under Section 1001 of the TCA in connection with the security created by Grifols Worldwide Operations Limited under (i) the US Pledge and Security Agreement; and (ii) the Spanish Security Document to which it is a party. These filings will be made (with the assistance of the Collateral Agent or its counsel) as soon as possible after the Closing Date and, in any event, no later than 21 days after the date of entry into the relevant Collateral Document. The Irish Borrower shall promptly provide evidence of such filing upon receipt (to the extent that it is the Irish Borrower or its counsel who makes such filings).

7.

The Borrowers shall deliver or cause to be delivered to the Administrative Agent, within 90 days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), insurance certificates and other insurance deliverables required pursuant to Section 6.07 of the Credit Agreement that are reasonably satisfactory to the Administrative Agent together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under such Section 6.07.

8.

The Borrowers shall deliver or cause to be delivered to the Collateral Agent evidence of granting by the European Investment Bank of the payoff letter and corresponding release/cancellation documents securing the 2015, 2017 and 2018 EIB loans within 90 days after Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion).

9.

The Borrowers shall deliver or cause to be delivered to the Collateral Agent evidence of granting by the collateral agent under the 2.250% Senior Secured Notes Indenture of the release/cancellation documents of the corresponding Liens securing the 2.250% Senior Secured Notes, within 90 days after Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion).

Schedule 6.17

Affiliate Transactions

1.

Call option to repurchase 100% of Haema GmbH and BPC Plasma, Inc. through Grifols Shares Services North America, Inc. (for the shares of BPC Plasma Inc) and Grifols Worldwide Operations Limited (for the shares of Haema AG).

2.	Euro 11 million of open balance of the cash pooling that Haema GmbH and BPC Plasma, Inc. have with Scranton Plasma B.V.
3.	Euro 124 million loan granted to Scranton Enterprises BV by the Group related to the payment of the sale of the shares of BPC Plasma, Inc. and Haema, GmbH
4.	Canadian Dollar 15 million loan between Grifols Worldwide Operations Limited (as lender) and Grifols Canada Plasma Corp. (as borrower), as part of the acquisition of Grifols Canada Plasma Corp.
5.	Lease agreement with Centurion Real State, S.A.U. corresponding to the office buildings of Grifols in Sant Cugat del Vallès.

Schedule 7.01(b)

Existing Liens

Mortgage Liens

1.Mortgage over North Carolina premises (Clayton), securing the 2017 and 2018 EIB loans (currently in process of release)

Other Liens

1.	Share pledge over the Guarantors (other than the Borrowers) securing the 2015, 2017 and 2018 EIB loans (currently in process of release)
2.	Pledge over trademarks in the US owned by US Loan Party securing the 2015, 2017 and 2018 EIB loans (currently in process of release)
3.	Pledge over patents in the US owned by US Loan Party securing the 2015, 2017 and 2018 EIB loans (currently in process of release)
4.	Non possessory pledge over blood plasma products owned by Grifols Worldwide Operations Limited in Spain securing the 2015, 2017 and 2018 EIB loans (currently in process of release)
5.	All assets floating charge over the assets in the US owned by US Loan Party securing the 2015, 2017 and 2018 EIB loans (currently in process of release)

Schedule 7.02(f)

Existing Investments

Investor	Investee/Borrower	% Stake	Due Date	Acquisition Value
Grifols Worldwide Operations Limited	Scranton Enterprises B.V.	-	28 December 2026, extendable to 28 June 2027	Vendor loan, originally dated December 2018, for an original amount of USD 95M, as increased by additional EUR 35M in 2022
Grifols Worldwide Operations Limited	Grifols Egypt for Plasma Derivatives S.A.E.	49.00%	Not Available	The company has committed to additionally contribute USD 44M in 2026, USD 39M in 2027, and USD 15M in 2028
Grifols Worldwide Operations Limited	Grifols Egypt for Plasma Derivatives S.A.E.	49.00%	Not Available	Call option to purchase 51% of the shares of Grifols Egypt for Plasma Derivatives S.A.E.
Grifols Shared Services North America, Inc. / Grifols Worldwide Operations Limited	Haema, GmbH / BPC Plasma, Inc.	100%	Not Available

Call option to repurchase 100% of the shares of BPC Plasma, Inc. (through Grifols Shared Services North America, Inc.) and Haema, GmbH (through Grifols Worldwide Operations Limited). The value of the exercise of the repurchase option is calculated as follows: (i) price at which Grifols Shares Services North America Inc (for the shares of BPC Plasma Inc) and Grifols Worldwide Operations Limited (for the shares of Haema GmbH) sold the shares (in total EUR 538 million), plus (ii) the change in working capital.

Investor	Investee/Borrower	% Stake	Due Date	Acquisition Value
Grifols S.A. / Instituto Grifols S.A.	Manufacturing and wherehouse premises in Lliçà (Barcelona)	100%	Estimated by end of 2030	EUR 300 million.
Grifols Canada Therapeutics Inc.	Manufacturing premises in Montreal	100%	Estimated by end of 2030	EUR 222 million.

Schedule 7.03(b)

Existing Indebtedness

1.The following financial leases (exceeding USD 50 million or its equivalent in other currency):

ENTITY	CLASS OF ASSET	AMOUNT
Biomat Holdings LLC	Total	USD 181,562,212
	Computer equipment	USD 76,476.17
	Construction	USD 181,485,735.83

Biomat USA Inc.	Total	USD 569,253,028,6
	Computer equipment	USD 11,274.53
	Construction	USD 567,766,574.8
	Machinery	USD 1,209,896.75
	Vehicles	USD 265,282.52

BPC Plasma Inc.	Total	USD 58,082,148.63
	Construction	USD 58,054,599.67
	Vehicles	USD 27,548.96

Grifols S.A.	Total	EUR 89,976,423.94
	Computer equipment	EUR 1,142,852.74
	Construction	EUR 88,708,918.23
	Machinery	EUR 73,893.76
	Vehicles	EUR 50,759.21

Grifols Shared Services N.A. Inc.	TOTAL	USD 70,229,248,44
	Computer equipment	USD 36,835.49
	Construction	USD 69,841,883.19
	Vehicles	USD 350,529.76

Schedule 7.08

Burdensome Agreements

1.	The 2.250% Senior Secured Notes Documents
2.	The 7.125% Senior Secured Notes Documents
3.	The 7.500% Senior Secured Notes Documents

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notice

Administrative Agent:

Administrative Agent’s Office

(for Payments and Requests for Credit Extensions):

Bank of America, N.A.

BUILDING B

7105 CORPORATE DR

Mail Code: TX2-981-02-29

PLANO, TX 75024

Attention: Asha Nellameli

Telephone: PLANO, TX 75024

Electronic Mail: asha.nellameli@bofa.com

Account No.: 1366072250600

ABA# 026009593

SWIFT (If required): BOFAUS3N

Ref: Grifols International Services Designated Activity Company

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

540 W Madison St

Mail Code: IL4-540-20-38

City, State ZIP Code

Attention: Angela Larkin

Telephone: 312-828-3882

Facsimile: 877-206-8409

Electronic Mail: angela.larkin@bofa.com

Collateral Agent:

Bank of America, N.A.

NC1-026-06-09

Attn: Doc Retention

Gateway Village-900 Building

900 W Trade St

Charlotte, NC 28255

Administrative Agent Account Instructions:

USD PAYMENT INSTRUCTIONS:

Pay to: Bank of America, N.A.

ABA # 026009593

New York, NY

Account #: 1366072250600

Attn: Wire Clearing Acct for Syn Loans - LIQ

Ref: Grifols International Services Designated Activity Company

EUR PAYMENT INSTRUCTIONS:

Beneficiary Bank: Bank of America NT and SA (Swift ID: BOFAGB22)
Beneficiary Account Number: GB89 BOFA 1650 5095 687029
Beneficiary: Bank of America NA

L/C ISSUERS:

Bank of America

26 Elmfield Road,

Bromley,

United Kingdom

BR1 1LR

T +44 (0)20 8313 2421

Email: emea.tradefinance@bofa.com

Bank of America, N.A.

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention: Mike Grizzanti

Telephone: (570) 496-9619

Facsimile: (800) 755-8743

Electronic Mail: tradeclientserviceteamus@bofa.com

Bank of America, N.A.

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attn: John Yzeik

Telephone: (570) 496-9619

Facsimile: (800) 755-8743

Electronic Mail: john.p.yzeik@bofa.com

SWING LINE LENDER:

Bank of America, N.A.
BUILDING B
7105 CORPORATE DR
Mail Code: TX2-981-02-29
PLANO, TX 75024
Attention: Asha Nellameli
Telephone: PLANO, TX 75024
Electronic Mail:  asha.nellameli@bofa.com

Account No.: 1366072250600
ABA# 026009593

SWIFT (If required): BOFAUS3N

Ref: Grifols International Services Designated Activity Company

EXHIBIT A-1

[FORM OF] COMMITTED LOAN NOTICE

Date:[•]1

To:	[Bank of America, N.A.

Building B

7105 Corporate Dr

Mail Code: TX2-981-02-29

Plano, TX 75024]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and

[1]

The Borrower Representative must notify the Administrative Agent in writing, which may be delivered by email, of each Term Borrowing, Revolving Credit Borrowing, conversion of Term Loans or Revolving Credit Loans from one Type to another, and continuation of Term Benchmark Loans. Such notice must be received (and will not be effective until accompanied by a duly completed and signed Committed Loan Notice from a Responsible Officer of the Borrower Representative) no later than: (1) 11:00 a.m. (Eastern time) three (3) Business Days prior to the requested date of any Borrowing of Term Benchmark Loans or SONIA Rate Loans, any Borrowing of Initial Term Loans as Base Rate Loans or as EURIBOR Rate Loans, any continuation of Term Benchmark Loans, any conversion of Base Rate Loans to Term SOFR Rate Loans, or any conversion of Term SOFR Rate Loans to Base Rate Loans; (2) 9:00 a.m. (Eastern time) on the requested Borrowing date for any Borrowing of Base Rate Loans by the U.S. Borrower (other than any Borrowing of Initial Term Loans as Base Rate Loans); and (3) 11:00 a.m. (Eastern time) one (1) Business Day prior to the requested Borrowing date for any Borrowing of Base Rate Loans by the Irish Borrower. For Revolving Credit Loans denominated in an Other Foreign Currency, the Borrower Representative must deliver such notice no later than 11:00 a.m. (Eastern time) three (3) Business Days prior to the requested Borrowing date (or five (5) Business Days in the case of Revolving Credit Loans denominated in a Special Notice Currency); provided, that if a Borrower wishes to request Loans denominated in a Other Foreign Currency having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. Eastern time five Business Days (or six Business Days in the case of a Special Notice Currency) prior to the requested date of such borrowing, conversion or continuation of Loans denominated in a Other Foreign Currency, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest period is acceptable to all of them; provided, further, that not later than 11:00 a.m., four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Loans denominated in a Other Foreign Currency, the Administrative Agent shall notify the Borrowers (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.

A-1-1

the lenders party thereto from time to time (collectively, the “Lenders” and, individually, a “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The [U.S. Borrower][Irish Borrower] hereby gives you notice pursuant to [Section 2.02 of the Credit Agreement that it requests a Borrowing under the Credit Agreement and that, in connection with such request, set forth below are the terms on which the Borrowing is requested to be made][Section 2.02 of the Credit Agreement that it requests a [conversion of Loans made on [●]][continuation of [EURIBOR Rate Loans][Term CORRA Rate Loans][Term SOFR Rate Loans] made on [●]], and in connection therewith sets forth below the information relating to such [conversion of Loans][continuation of [EURIBOR Rate Loans][Term CORRA Rate Loans][Term SOFR Rate Loans]] as required by Section 2.02 of the Credit Agreement]:

1.	Class of Loans to be [borrowed][continued][converted][2]

2.	Date of [Borrowing][conversion][continuation] (which is a Business Day)

3.	Principal amount[3]

4.	Type of Loans[4] comprising Borrowing

5.	[Currency of Borrowing][5]

6.	Interest Period and the last day thereof[6]

[2]

State whether such Borrowing is to be of Initial Dollar Term Loans, Initial Euro Term Loans, Extended Term Loans, Incremental Term Loans or Refinancing Term Loans, Revolving Credit Loans, Revolving Credit Loans under Extended Revolving Credit Commitments, Incremental Revolving Loans or Revolving Credit Loans under Refinancing Revolving Credit Commitments.

[3]

Except as provided in Section 2.14 of the Credit Agreement, each Borrowing of, conversion to or continuation of Term Benchmark Loans or SONIA Rate Loans shall be in a minimum principal amount of $5,000,000, or a whole multiple of $1,000,000, in excess thereof. Except as provided Section 2.02 of the Credit Agreement, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

[4]	Specify whether such Borrowing is to be of (i) SONIA Rate Loans, (ii) Base Rate Loans, (iii) EURIBOR Rate Loans, (iv) Term SOFR Rate Loans or (v) Term CORRA Rate Loans.
[5]	In the case of a Revolving Credit Borrowing, state the relevant Approved Currency in which such Revolving Credit Borrowing is to be denominated.
[6]

Must be a period contemplated by the definition of “Interest Period” in the Credit Agreement. If no Interest Period is specified with respect to any requested Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one-month’s duration.

A-1-2

[The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Sections 4.02(a) and 4.02(b) of the Credit Agreement will be satisfied (or waived) as of the date of the Borrowing set forth above.]7

[The remainder of this page is intentionally left blank.]

[7]

To be deleted (i) in connection with a borrowing made on the Closing Date and (ii) if requesting a conversion or a continuation or in connection with an Incremental Amendment or a Refinancing Amendment. To be modified if requesting a Borrowing in connection with a Limited Condition Transaction.

A-1-3

GRIFOLS INTERNATIONAL SERVICES
DESIGNATED ACTIVITY COMPANY,
as the Borrower Representative

By:
Name:
Title:

A-1-4

EXHIBIT A-2

[FORM OF] SWING LINE LOAN NOTICE

Date: [•]1

To:	[Bank of America, N.A.

Building B

7105 Corporate Dr

Mail Code: TX2-981-02-29

Plano, TX 75024]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time (collectively, the “Lenders” and, individually, a “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The U.S. Borrower hereby gives you notice pursuant to Section 2.04(b) of the Credit Agreement that it requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Swing Line Borrowing is requested to be made:

Date of Borrowing (which is a Business Day)

Principal amount[2]	$

The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Sections 4.02(a) and 4.02(b) of the Credit Agreement will be satisfied (or waived) as of the date of the Borrowing set forth above.

[The remainder of this page is intentionally left blank.]

[1]	Each Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. New York City time on the requested borrowing date.
[2]	The principal amount to be borrowed shall be a minimum of $500,000 (and any amount in excess of $500,000 shall be in integral multiples of $100,000).

A-2-1

GRIFOLS INTERNATIONAL SERVICES USA INC.,
as the U.S. Borrower

By:
Name:
Title:

A-2-2

EXHIBIT B

[FORM OF] COMPLIANCE CERTIFICATE

[Date]

Reference is made to the Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time (collectively, the “Lenders” and, individually, a “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower Representative, certifies as follows:1

1.[Attached hereto as Exhibit A is a consolidated balance sheet of the Parent and its Restricted Subsidiaries as at the end of the fiscal year ended December 31, 20[•], and the related consolidated statements of income or operations, changes in stockholders’ equity and cash flows for such fiscal year[, setting forth in each case in comparative form the figures for the previous fiscal year]2, all in reasonable detail (together with a Narrative Report)3 and prepared in accordance with IFRS, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or other independent registered public accounting firm reasonably satisfactory to the Administrative Agent, which report and opinion has been prepared in accordance with generally accepted auditing standards and is not subject to any “going concern” explanatory language (other than solely as a result of (i) the impending maturity of any Indebtedness, (ii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (iii) any actual or potential inability to satisfy any financial covenant on a future date or a for a future period (including pursuant to Section 7.09 of the Credit Agreement)) or any qualification or exception as to the scope of such audit. [[Also attached hereto as Exhibit A are selected financial metrics of any Unrestricted Subsidiaries as a group that, when taken together as one Subsidiary, constitute a “Material Subsidiary” (as defined in the Credit Agreement), including a reasonably detailed presentation, either (A) on the face of the financial statements or in the footnotes thereto, (B) in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (C) in a Narrative Report or (D) in any other comparable section, of the

[1]

The actual Compliance Certificate delivered by the Borrower Representative may differ from this form of Compliance Certificate to the extent necessary to reflect the terms of the Credit Agreement, as may be amended, supplemented or modified from time to time.

[2]	To be included in annual compliance certificates beginning with the fiscal year ending December 31, 2026, and shall be delivered 120 days after the end of such fiscal year.
[3]

With respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Group in the form prepared for presentation to senior management thereof or consistent with past practice for the applicable period.

financial condition and results of operations of Parent and Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries of Parent.]4]5]

2.[Attached hereto as Exhibit A is an unaudited consolidated balance sheet of the Parent and its Restricted Subsidiaries as at the end of the fiscal quarter ended [•], 20[•], and the related unaudited (i) consolidated statements of income or operations for [such fiscal quarter and for the portion of the fiscal year then ended] and (ii) consolidated statements of cash flows for [such fiscal quarter and the portion of the fiscal year then ended][, setting forth in each case, commencing with the fiscal quarter ended [__], 20[_], in comparative form, and the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year]6, all in reasonable detail (together with, in all cases, a Narrative Report with respect thereto) and certified by a Responsible Officer of the Borrower Representative as fairly presenting in all material respects the financial condition, results of income or operations and cash flows of the Parent and its Restricted Subsidiaries in accordance with IFRS, subject only to normal year-end audit adjustments and the absence of footnotes. [Also attached hereto as Exhibit A is a presentation of selected financial metrics of any Unrestricted Subsidiaries as a group that, when taken together as one Subsidiary, constitute a “Material Subsidiary” (as defined in the Credit Agreement), including a reasonably detailed presentation, either (A) on the face of the financial statements or in the footnotes thereto, (B) in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (C) in a Narrative Report or (D) in any other comparable section, of the financial condition and results of operations of Parent and Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries of Parent.]7]8

3.[To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default or Event of Default has occurred and is continuing.]9

4.[Attached hereto is the calculation establishing whether the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis as of the last day of the most recent Test Period is greater than [_]:1.00, pursuant to Section 7.09 of the Credit Agreement.]10

[The remainder of this page is intentionally left blank.]

[4]

To be included if any Subsidiary of the Parent is an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a “Material Subsidiary” (as defined in the Credit Agreement) of the Borrowers.

[5]	To be included if accompanying annual financial statements only, beginning with the fiscal year ending December 31, 20[_].
[6]	To be included in quarterly compliance certificates beginning with the fiscal quarter ending June 30, 2026.
[7]

To be included if any Subsidiary of the Borrowers is an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a “Material Subsidiary” (as defined in the Credit Agreement) of the Borrower.

[8]	To be included if accompanying quarterly financial statements only, beginning with the fiscal quarter ending June 30, 2027.
[9]

If unable to provide the foregoing certification, attach an Annex A specifying the details of the Default or Event of Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.

[10]	Testing commences on the first full fiscal quarter after the Closing Date.

To be included only if the last day of such Test Period constitutes a Compliance Date.

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower Representative, has executed this certificate for and on behalf of the Borrower, and has caused this certificate to be delivered as of the date first set forth above.

GRIFOLS INTERNATIONAL SERVICES
DESIGNATED ACTIVITY COMPANY,
as the Borrower Representative

By:
Name:
Title:

EXHIBIT C-1

[FORM OF] TERM NOTE

LENDER: [ ]	[New York, New York]
PRINCIPAL AMOUNT: [$/€] [ ]	[Date]

FOR VALUE RECEIVED, the undersigned Borrower hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time), (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to [Initial] [Incremental] [Replacement] Term Loans made by the Lender to the Borrowers pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all [Initial] [Incremental] [Replacement] Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower hereby promises to pay interest, on written demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives, to the extent permitted by applicable law, any requirements as to diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this Term Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Term Note.

This Term Note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS TERM NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS TERM NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

C-1-1

THIS TERM NOTE AND ANY DISPUTE, CLAIM, COUNTERCLAIM, CONTROVERSY OR CAUSE OF ACTION ARISING OUT OF OR RELATING HERETO (WHETHER IN CONTRACT, TORT OR ANY OTHER THEORY (AT LAW OR IN EQUITY)) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

C-1-2

[GRIFOLS INTERNATIONAL SERVICES
DESIGNATED ACTIVITY COMPANY,
as the Irish Borrower

By:
Name:
Title:]

[GRIFOLS INTERNATIONAL SERVICES USA
INC., as the U.S. Borrower

By:
Name:
Title:]

C-1-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-1-4

EXHIBIT C-2

[FORM OF] REVOLVING CREDIT NOTE

LENDER: [ ]	[New York, New York]
PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned Borrower hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time), (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Revolving Credit Loans made by the Lender to the Borrowers pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower hereby promises to pay interest, on written demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives, to the extent permitted by applicable law, any requirements as to diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Revolving Credit Note.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS REVOLVING CREDIT NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS REVOLVING CREDIT NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

C-2-1

THIS REVOLVING CREDIT NOTE AND ANY DISPUTE, CLAIM, COUNTERCLAIM, CONTROVERSY OR CAUSE OF ACTION ARISING OUT OF OR RELATING HERETO (WHETHER IN CONTRACT, TORT OR ANY OTHER THEORY (AT LAW OR IN EQUITY)) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank]

C-2-2

[GRIFOLS INTERNATIONAL SERVICES
DESIGNATED ACTIVITY COMPANY, as the Irish
Borrower

By:
Name:
Title:]

[GRIFOLS INTERNATIONAL SERVICES USA
INC., as the U.S. Borrower

By:
Name:
Title:]

C-2-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-2-4

EXHIBIT C-3

[FORM OF] SWING LINE NOTE

LENDER: [ ]	[New York, New York]
PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned Borrower hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors, the Lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time), (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Swing Line Loans made by the Lender to the Borrowers pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower hereby promises to pay interest, on written demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives, to the extent permitted by applicable law, any requirements as to diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this Swing Line Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Swing Line Note.

This Swing Line Note is one of the Swing Line Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS SWING LINE NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS SWING LINE NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

C-3-1

THIS SWING LINE NOTE AND ANY DISPUTE, CLAIM, COUNTERCLAIM, CONTROVERSY OR CAUSE OF ACTION ARISING OUT OF OR RELATING HERETO (WHETHER IN CONTRACT, TORT OR ANY OTHER THEORY (AT LAW OR IN EQUITY)) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank]

C-3-2

[GRIFOLS INTERNATIONAL SERVICES
DESIGNATED ACTIVITY COMPANY, as the Irish
Borrower

By:
Name:
Title:]

[GRIFOLS INTERNATIONAL SERVICES USA
INC., as the U.S. Borrower

By:
Name:
Title:]

C-3-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-3-4

EXHIBIT D

[FORM OF] SOLVENCY CERTIFICATE

Date:

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the [chief financial officer][title of other senior authorized financial officer] of Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”) (acting on behalf itself and of Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), and Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”)), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.01(a)(vii) of the Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrowers, the Parent, the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time (collectively, the “Lenders” and, individually, a “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2.For purposes of this certificate, the terms below shall have the following definitions:

(a)“Fair Value”: The amount at which the assets (both tangible and intangible), in their entirety, of the Parent and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)“Present Fair Salable Value”: The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Parent and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)“Stated Liabilities”: The recorded liabilities (including contingent liabilities that would be recorded in accordance with IFRS) of the Borrowers and their Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with IFRS consistently applied.

(d)“Identified Contingent Liabilities”: The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities (other than such contingent liabilities included with the term “Stated Liabilities”) of the Parent and its Subsidiaries taken as a whole after giving effect to the Transactions

(including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Parent.

(e)“Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”: For the period from the date hereof through the Maturity Date, the Parent and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of Identified Contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

(f)“Do not have Unreasonably Small Capital”: For the period from the date hereof through the Maturity Date, the Parent and its Subsidiaries taken as a whole after the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) operate as a going concern and have sufficient capital to ensure that it will continue to be a going concern for such period in the business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

3.For purposes of this certificate, I, or officers of the Parent under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)I have reviewed the financial statements referred to in Section 5.05 of the Credit Agreement.

(b)I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)As a senior authorized financial officer of the Parent, I am familiar with the financial condition of the Parent and its Subsidiaries.

4.Based on and subject to the foregoing, I hereby certify on behalf of the Parent that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), it is my opinion that (i) the Fair Value of the assets of the Parent and its Subsidiaries taken as a whole exceeds their Stated Liabilities and Identified Contingent Liabilities; (ii) the Present Fair Salable Value of the assets of the Parent and its Subsidiaries taken as a whole exceeds their Stated Liabilities and Identified Contingent Liabilities; (iii) the Parent and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Parent and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

IN WITNESS WHEREOF, the Parent has caused this certificate to be executed on its behalf by the [chief financial officer][title of other senior authorized financial officer] of the Parent as of the date first written above.

GRIFOLS, S.A.,
as the Parent

By:
Name:
Title:

EXHIBIT E-1

[FORM OF] ACCEPTANCE AND PREPAYMENT NOTICE

Date: , 20
To: , as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.05(a)(vi)(D) of the Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time (collectively, the “Lenders” and, individually, a “Lender”), and (b) the Solicited Discounted Prepayment Notice, dated [                ], 20[      ], from the applicable Loan Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(vi)(D) of the Credit Agreement, the undersigned Loan Party hereby notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[   ]% in respect of the Term Loans] [    ]% in respect of the [           , 20     ]1 tranche[(s)] of the [    ]2Class of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.3

The Loan Party expressly agrees that this Acceptance and Prepayment Notice is subject to the provisions of Section 2.05(a)(vi)(D) of the Credit Agreement.

The Loan Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Tem Lender of the [            , 20     ]4 tranche[s] of the [   ]5Class of Term Loans] as follows:

1.	The Loan Party will not use proceeds of Revolving Credit Loans to fund this Discounted Term Loan Prepayment.

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[3]

This Acceptance and Prepayment Notice must be submitted no later than the fifth Business Day after the date of receipt by such Discounted Purchaser from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers.

[4]	List multiple tranches if applicable.
[5]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

E-1-1

2.	No Event of Default has occurred and is continuing as of the date hereof.

The Loan Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representation and warranty in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Loan Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

In the event any conflict between the terms of this Acceptance and Prepayment Notice and Section 2.05 of Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank]

E-1-2

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE LOAN PARTY]

By:
Name:
Title:

E-1-3

EXHIBIT E-2

[FORM OF] DISCOUNT RANGE PREPAYMENT NOTICE

Date: , 20
To: , as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.05(a)(vi)(C) of that certain Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time (collectively, the “Lenders” and, individually, a “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(vi)(C) of the Credit Agreement, the undersigned Loan Party hereby requests that [each Term Lender] [each Term Lender of the [            , 20      ]1 tranche[s] of the [       ]2Class of Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:3

1.This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the undersigned Loan Party to [each Term Lender] [each Term Lender of the [         , 20      ]4 tranche [s] of the [     ]5 Class of Term Loans].

2.The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[    ] of Term Loans] [$[    ]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[3]	Must provide Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent).
[4]	List multiple tranches if applicable.
[5]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

E-2-1

of the [            , 20      ]6 tranche[(s)] of the [      ]7 Class of Term Loans] (the “Discount Range Prepayment Amount”).8

3.The Loan Party is willing to make Discounted Term Loan Prepayments at a percentage discount to par value [greater than [or equal]] to [[      ]% but [less than [or equal]] to [    ]% in respect of the Term Loans] [[    ]% but less than or equal to [  ]% in respect of the [        , 20     ]9 tranche[(s)] of the [    ]10 Class of Term Loans] (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., United States Eastern time (daylight or standard, as applicable), on the date that is the [third Business Day] [          ]11 following the date of delivery of this Discount Range Prepayment Notice pursuant to Section 2.05(a)(vi)(C) of the Credit Agreement.

The Loan Party expressly agrees that this Discount Range Prepayment Notice is subject to the provisions of Section 2.05(a)(vi)(C) of the Credit Agreement.

The Loan Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Tem Lender of the [            , 20     ]12 tranche[s] of the [   ]13Class of Term Loans] as follows:

1.	The Loan Party will not use proceeds of Revolving Credit Loans to fund this Discounted Term Loan Prepayment.
2.	No Event of Default has occurred and is continuing as of the date hereof.

The Loan Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representation and warranty in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Loan Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

In the event any conflict between the terms of this Discount Range Prepayment Notice and Section 2.05 of Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

[6]	List multiple tranches if applicable.
[7]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[8]	Minimum of $5,000,000 and whole increments of $1,000,000.
[9]	List multiple tranches if applicable.
[10]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[11]	May specify a later date.
[12]	List multiple tranches if applicable.
[13]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

E-2-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE LOAN PARTY]

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

E-2-3

EXHIBIT E-3

[FORM OF] DISCOUNT RANGE PREPAYMENT OFFER

Date: , 20
To: , as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time (collectively, the “Lenders” and, individually, a “Lender”) and (b) the Discount Range Prepayment Notice, dated              , 20     , from the applicable Loan Party (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(vi)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.This Discount Range Prepayment Offer is available only for prepayment on [the Term Loans] [the [           , 20      ]1 tranche[s] of the [    ]2 Class of Term Loans] held by the undersigned.

2.The maximum aggregate principal amount of the Discounted Term Loan Prepayment to the undersigned Term Lender that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans $[     ]]

[[          , 20     ]3 tranche[s] of the [     ]4 Class of Term Loans $[     ]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

E-3-1

3.The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [           , 20     ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Submitted Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[          , 20      ]7 tranche[s] of the [     ]8 Class of Term Loans] indicated above pursuant to Section 2.05(a)(vi)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender hereby acknowledges and agrees that in connection herewith, (1) the Discounted Purchaser or any other Loan Party may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Borrowers, any of their Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Discounted Purchaser, the Borrowers, the Loan Parties or any of their respective Affiliates shall be required to make any representation that it is not in possession of material non-public information and (4) none of the Borrowers, their Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrowers, their Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

In the event any conflict between the terms of this notice and Section 2.05 of Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank]

[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

E-3-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

E-3-3

EXHIBIT E-4

[FORM OF] SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date: , 20
To: , as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.05(a)(vi)(D) of that certain Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time (collectively, the “Lenders” and, individually, a “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(vi)(D) of the Credit Agreement, the undersigned Loan Party hereby requests that [each Term Lender] [each Term Lender of the [             , 20     ]1 tranche[s] of the [      ]2 Class of Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.This request with respect to Solicited Discounted Prepayment Offers is extended at the sole discretion of the Loan Party to [each Term Lender] [each Term Lender of the [              , 20     ]3 tranche[s] of the [     ]4 Class of Term Loans].

2.The maximum aggregate amount of the Discounted Term Loan Prepayment that will be made to Lenders in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans $ [      ]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[5]	Minimum of $5,000,000 and whole increments of $1,000,000.

E-4-1

[[             , 20   ]6 tranche[s] of the [      ]7 Class of Term Loans $[     ]]

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., United States Eastern time (daylight or standard, as applicable), on the date that is the third Business Day following delivery of this Solicited Discounted Prepayment Notice pursuant to Section 2.05(a)(vi)(D) of the Credit Agreement.

The Loan Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Tem Lender of the [          , 20__]8 tranche[s] of the [_]9Class of Term Loans] as follows:

1.	The Loan Party will not use proceeds of Revolving Credit Loans to fund this Discounted Term Loan Prepayment.
2.	No Event of Default has occurred and is continuing as of the date hereof.

The Loan Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representation and warranty in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Loan Party requests that the Auction Agent promptly notify [each Term Lender][each Term Lender of the [        , 20    ]10 tranche[s] of the [   ]11 Class of Term Loans] party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

In the event any conflict between the terms of this Solicited Discounted Prepayment Notice and Section 2.05 of Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

[6]	List multiple tranches if applicable.
[7]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans , Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans , Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

E-4-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE LOAN PARTY]

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

E-4-3

EXHIBIT E-5

[FORM OF] SOLICITED DISCOUNTED PREPAYMENT OFFER

Date: , 20
To: , as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time (collectively, the “Lenders” and, individually, a “Lender”) and (b) the Solicited Discounted Prepayment Notice, dated                20     , from the applicable Loan Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by or before no later than 5:00 p.m., United States Eastern time (daylight or standard, as applicable), on the fifth Business Day following your receipt of this notice.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(vi)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans][ [            , 20   ]1 tranche [s] of the [      ]2 Class of Term Loans] held by the undersigned.

2.The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made to the undersigned in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans $ [ ]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans , Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

E-5-1

[[             , 20     ]3 tranche[s] of the [      ]4 Class of Term Loans $[     ]]

3.The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [          , 20   ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Offered Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[          , 20   ]7 tranche[s] of the [    ]8 Class of Term Loans] pursuant to
Section 2.05(a)(vi)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Term Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender hereby acknowledges and agrees that in connection herewith, (1) the Discounted Purchaser or any other Loan Party may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Borrowers, any of their Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Discounted Purchaser, the Borrowers, the Loan Parties or any of their respective Affiliates shall be required to make any representation that it is not in possession of material non-public information and (4) none of the Borrowers, their Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrowers, their Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

In the event any conflict between the terms of this notice and Section 2.05 of Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans , Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans , Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans , Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

E-5-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

E-5-3

EXHIBIT E-6

[FORM OF] SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date: , 20
To: , as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.05(a)(vi)(B) of that certain Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time (collectively, the “Lenders” and, individually, a “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(vi)(B) of the Credit Agreement, the undersigned Loan Party hereby offers to make a Discounted Term Loan Prepayment [to each Term Lender] [to each Term Lender of the [            , 20     ]1 tranche[s] of the [    ]2 Class of Term Loans] on the following terms:

1.This Borrower Offer of Specified Discount Prepayment is available only [to each Term Lender] [to each Term Lender of the [           , 20     ]3 tranche[s] of the [    ]4 Class of Term Loans].
2.The aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed [$[    ] of Term Loans] [$[    ] of the [          , 20     ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Specified Discount Prepayment Amount”).7

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans , Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans , Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans , Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[7]	Minimum of $5,000,000 and whole increments of $1,000,000.

E-6-1

3.The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [         , 20      ]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Specified Discount”).

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m., United States Eastern time (daylight or standard, as applicable), on the date that is the [third Business Day] [           ]10 following the date of delivery of this Specified Discount Prepayment Notice pursuant to Section 2.05(a)(vi)(B) of the Credit Agreement.

The Loan Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Tem Lender of the [            , 20    ]11 tranche[s] of the [   ]12Class of Term Loans] as follows:

1.	The Loan Party will not use proceeds of Revolving Credit Loans to fund this Discounted Term Loan Prepayment.
2.	No Event of Default has occurred and is continuing as of the date hereof.

The Loan Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representation and warranty in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Loan Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

In the event any conflict between the terms of this Specified Discount Prepayment Notice and Section 2.05 of Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans , Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[10]	May specify a later date.
[11]	List multiple tranches if applicable.
[12]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans, Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

E-6-2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE LOAN PARTY]

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

E-6-3

EXHIBIT E-7

[FORM OF] SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date: , 20
To: , as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time (collectively, the “Lenders” and, individually, a “Lender”) and (b) the Specified Discount Prepayment Notice, dated                , 20       , from the applicable Loan Party (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(vi)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Term Loans] [[            , 20   ]1 tranche[s] of the [     ]2 Class of Term Loans $[     ]] held by such Term Lender
at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans $ [     ]]

[[            , 20   ]3 tranche[s] of the [      ]4 Class of Term Loans $[     ]]

The undersigned Term Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [ [           , 20      ]5 tranche[s] the [     ]6 Class of Term Loans] pursuant to Section 2.05(a)(vi)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans , Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans , Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Dollar Term Loans, Initial Euro Term Loans , Incremental Term Loans, Extended Term Loans or Refinancing Term Loans).

E-7-1

in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender hereby acknowledges and agrees that in connection herewith, (1) the Discounted Purchaser or any other Loan Party may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Borrowers, any of their Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Discounted Purchaser, the Borrowers, the Loan Parties or any of their respective Affiliates shall be required to make any representation that it is not in possession of material non-public information and (4) none of the Borrowers, their Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrowers, their Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

In the event any conflict between the terms of this notice and Section 2.05 of Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

E-7-2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

E-7-3

EXHIBIT F

[Reserved]

F-1

EXHIBIT G

[Reserved]

G-2

EXHIBIT H-1

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time (collectively, the “Lenders” and, individually, a “Lender”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments under any Loan Documents are effectively connected with its conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent (for transmission to the Borrowers) with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, in writing and deliver promptly to the Administrative Agent (for transmission to the Borrowers) an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrowers or the Administrative Agent) or promptly notify the Borrowers and the Administrative Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Administrative Agent (for transmission to the Borrowers) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-1-1

[Lender]

By:
Name:
Title:

[Address]

Dated:	, 20[ ]

H-1-2

EXHIBIT H-2

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time (collectively, the “Lenders” and, individually, a “Lender”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments under any Loan Documents are effectively connected with its conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated:	, 20[ ]

H-2-2

EXHIBIT H-3

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time (collectively, the “Lenders” and, individually, a “Lender”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments under any Loan Documents are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners.

The undersigned has furnished its participating Lender with an IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners: an IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-3-1

[Participant]

By:
Name:
Title:

[Address]

Dated:	, 20[ ]

H-3-2

EXHIBIT H-4

[FORM OF]

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April [•], 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland (the “Irish Borrower”), Grifols International Services USA Inc., a Delaware corporation (the “U.S. Borrower” and together with the Irish Borrower, the “Borrowers” and each a “Borrower”), and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Parent”), the Guarantors party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the lenders party thereto from time to time (collectively, the “Lenders” and, individually, a “Lender”). Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments under any Loan Documents are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners.

The undersigned has furnished the Administrative Agent (for transmission to the Borrowers) with an IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption on behalf of itself or any of its beneficial owners: an IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform the Borrowers and the Administrative Agent in writing and deliver promptly to the Administrative Agent (for transmission to the Borrowers) an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrowers or the Administrative Agent) or promptly notify the Borrowers and the Administrative Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Administrative Agent (for transmission to the Borrowers) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

H-4-1

[Participant]

By:
Name:
Title:

[Address]

Dated:	, 20[ ]

H-4-2

EXHIBIT I

[RESERVED]

I-1

EXHIBIT J

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each]2 Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]3 hereunder are several and not joint. ]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:
2.	Assignee[s]:

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[for each Assignee, indicate if [Affiliate] [Approved Fund] of [identify Lender][Lender]]

3.	Affiliate Status:
4.	Borrower:

[Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland][Grifols International Services USA Inc., a Delaware corporation].

5.	Administrative Agent:	[•]

6.	Credit Agreement:

Credit Agreement, dated as of [•] (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time), among Grifols International Services Designated Activity Company, a designated activity company validly incorporated and existing under the laws of Ireland, Grifols International Services USA Inc., a Delaware corporation, and GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain, the Guarantors, the Lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent and Collateral Agent.

7.	Assigned Interest:

Commitment /Loans
Assignor[s][5]	Assignee [s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment /Loans
			$	$	%

			$	$	%

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g., “Initial Dollar Term Loans”, “Initial Euro Term Loans”, “Revolving Credit Commitments”, “Extended Term Loans”, etc.).

[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

			$	$	%
[8.	Trade Date:	][9]

Effective Date:                          , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR][10]

By:
Name:
Title:

ASSIGNEE
NAME OF ASSIGNEE][11]

By:
Name:
Title:

[Consented to and][12] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to]:[13]

[•], as [L/C Issuer] [Swing Line Lender]

[10]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making trade (if applicable).
[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making trade (if applicable).
[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of each L/C Issuer and/or the Swing Line Lender is required by the terms of the Credit Agreement.

By:
Name:
Title:

By:
Name:
Title:

[Consented to]:[14]

[ ], as [L/C Issuer]

By:
Name:
Title:

[Consented to]:[15]

GRIFOLS INTERNATIONAL SERVICES DESIGNATED
ACTIVITY COMPANY,
as the Irish Borrower

By:
Name:
Title:

GRIFOLS INTERNATIONAL SERVICES USA INC.,
as the U.S. Borrower

By:
Name:
Title:

[14]	To be added only if the consent of each L/C Issuer is required by the terms of the Credit Agreement; add additional signature blocks as needed.
[15]	To be added only if the consent of the Borrower Representative is required by the terms of the Credit Agreement.

ANNEX 1
TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.Representations and Warranties.

1.1Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2Assignee[s]. (I) [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee under Section 10.07(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and Section 6.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it is not a Disqualified Lender, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (viii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the] [such] Assignee, (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents (including each Intercreditor Agreement) as are delegated to or otherwise conferred upon the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto.

(II)In addition, [the][each] Assignee further (x) represents and warrants, as of the Effective Date, and (y) covenants, from the Effective Date to the date such Person ceases being a Lender party to the Credit Agreement, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of [the][each] Assignee involved in [the] [each] Assignee’s entrance into, participation in, administration of and performance of the loans or the Loan Documents (including in connection with the reservation or exercise of any rights by the Administrative Agent under the Credit Agreement, any Loan Document or any documents related to thereto).

2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Any attempted assignment or transfer by Lender that does not comply with the terms and conditions of Section 10.07 of the Credit Agreement shall be null and void. This Assignment and Assumption may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and any dispute, claim, counterclaim, controversy or cause of action arising out of or relating hereto (whether in contract, tort or any other theory (at law or in equity)) shall be governed by, and construed in accordance with, the law of the State of New York.